Form 10-K, Exhibit 13
period 1995-12-31
UNB CORP/OH
filed 1996-03-25
CIK 746481

                                  Exhibit 13

UNB CORP.

                               ANNUAL REPORT 1995

                                                      SUMMARY OF SELECTED DATA

FINANCIAL HIGHLIGHTS
FOR THE YEAR                              1995                    1994              % OF CHANGE
-----------------------------------------------------------------------------------------------
Total Interest Income                   $49,758,657             $37,699,575              31.99%
Total Interest Expense                   21,805,511              13,508,156              61.42%
Net Income                                7,379,466               6,628,089              11.34%

AT YEAR END
-----------------------------------------------------------------------------------------------
Assets                                 $699,643,837            $601,083,685              16.40%
Deposits                                547,187,160             486,770,515              12.41%
Total Net Loans                         511,487,786             406,174,009              25.93%
Investment Securities                   128,216,265             139,508,976              -8.09%
Shareholders' Equity                     65,326,883              58,640,442              11.40%

PER COMMON SHARE*
-----------------------------------------------------------------------------------------------
Net Income                                    $2.52                   $2.32               8.62%
Cash Dividends Paid                            1.05                    0.96               9.37%
Book Value                                    22.73                   20.43              11.26%

PERFORMANCE RATIOS
-----------------------------------------------------------------------------------------------
Return on Assets                               1.14%                   1.24%             -8.06%
Total Risk-Based Capital                      12.67%                  13.65%             -7.18%
Capital Leverage                               8.26%                   8.73%             -5.38%
Allowance for Loan Losses/Total Loans          1.40%                   1.54%             -9.09%

*Per share data has been adjusted for any stock dividends and splits.


UNB CORP.                                                    AT YEAR END
COMMON STOCK                              1995            1994           1993            1992
-----------------------------------------------------------------------------------------------
Market Value - Bid                       $44.00          $38.50         $29.00          $24.00
Market-to-Book Premium                    193.6%          188.4%         147.5%          139.9%

TABLE OF CONTENTS

President's Message...............................  1
Board of Directors................................  5
Community Advisory Boards.........................  6
Management........................................  7
Banking Centers...................................  8
Report of Management .............................  9
Report of Independent Auditors.................... 10
Consolidated Financial Statements................. 11
Notes to Consolidated Financial Statements ....... 15
Management's Discussion and Analysis.............. 27
Market Price Ranges for Common Stock.............. 37
Five Year Summary of Selected Data................ 38

1

PRESIDENT'S
MESSAGE

To Our Shareholders:
-------------------------------------------------------------------------------

 Mergers and acquisitions seemed to be one of the activities that was prominent in our industry in 1995. Around the United States and even in our own backyard, banks purchased other banks in attempts to grow and increase profitability - often at the expense of their customers, employees and communities. However, United Bank's focus during the year was continued enhancement of products, customer service and increasing shareholder value while remaining a locally owned and independent community bank. It is my pleasure to present the financial and other highlights that illustrate the success we achieved in 1995.

 Net income for the year reached a record high of $7.38 million, up 11.3 percent over 1994. Total assets for UNB Corp. at year-end were nearly $700 million, an increase of 16.4 percent over year-end 1994. Cash dividends were $1.05 per share in 1995, representing a 9.4 percent increase over a year ago. At year-end, the market value of UNB Corp. stock had increased to $44.00 per share, a 14.3 percent increase over the previous year-end. This marked the 21st consecutive year-end at which the value of UNB Corp. stock was greater than the previous year-end. The total return to shareholders in 1995 including dividends and appreciation was 17.3 percent. The cumulative three year return was an impressive 78.6 percent.

 Interest rates increased in early 1995 and then began to moderate in the fourth quarter. Due to favorable interest rates and excellent performance by all lending areas, the total loan portfolio of United Bank grew to $519 million, an increase of $106 million or 25.7 percent over 1994. The consumer loan portfolio accounted for $221 million of total loans in 1995, an increase of 21.1 percent over 1994. Much of this growth can be attributed to our success in indirect lending through automobile, boat and recreational vehicle dealers. United Bank continued to expand the geographic area where indirect loans were made as well as increasing the number of dealer relationships.

 The Bank's existing home equity loan product was revised and improved in 1995. The new product, named Equity100(TM), enables homeowners to borrow up to 100 percent of the equity they have in their home. In addition, Equity100 features very attractive tiered interest rates indexed to the Prime Rate, and a lower minimum monthly payment amount. With interest rates expected to fall, the Bank anticipates increased activity in the use of Equity100 in 1996.

 United Bank was Stark County's leading mortgage lender in 1995 as reported by the Realty Industry's PACE report. The mortgage department made 841 loans in 1995 to lead all other financial institutions and mortgage companies that originated loans within Stark County. Mortgage loan originations totaled $80.0 million in 1995. United Bank's Mortgage Assistance Program (MAP), which provides mortgage assistance for low-to-moderate income families in the communities we serve, reached a new record of $1.9 million. I am pleased to report that United Bank's MAP loan program assisted 51 families who might not have been able to afford housing, move into their own homes last year.

[FIGURE]
Robert L. Mang
President and Chief Executive Officer

-------------------------------------------------------------------------------

 The Business Manager lending product was launched in 1995. Designed to provide immediate cash flow for businesses by purchasing their accounts receivables, Business Manager loan volume has met expectations to date. Aggressive growth goals for 1996 will be supported by enhanced marketing efforts.

 To help support United Bank's initiative to be the primary bank for new and growing businesses in Stark County, a new low-documentation loan program was created in 1995. Designed for locally owned businesses that need faster turnaround on applications for term loans and lines of credit, this new product features the "Rapid Application," a smaller, easy-to-complete document that can be faxed to a commercial lender or business development officer for quick review and approval. This new product will be marketed actively in 1996 through direct mail and direct sales efforts.

 United Bank's nonperforming loans and delinquencies continue to compare very favorably with financial institutions in its peer group. Nonperforming loans for 1995 were $1.3 million compared to $1.1 million at year-end 1994. Total loan delinquency was 1.24 percent compared to 1.93 percent for our peer group. The Bank's excellent record on nonperforming loans can be attributed to adherence to strict lending guidelines and enhanced management reporting capabilities and monitoring.

 United Bank will continue to enhance revenues by increasing non-interest income in 1996. This includes aggressively pursuing income from the sales of mutual funds, annuities, and life insurance products. In 1995, United Bank joined with a third-party provider to sell these products in our bank lobbies. Customers will know the new company as "Investors MarketPlace" and will be served by Account Executives and United Bank employees.

 Perhaps no where else have the consolidations by regional banks had a greater impact on customers than in the area of Personal Trust services. Our competitors continue to move their Trust officers and operations out of the county. United Bank's Trust Department now remains the only locally owned and managed Trust company in Stark County. The challenge for us will be to familiarize local Trust clients with the many benefits and advantages derived from our local operation. For example, our Trust Department manages individual portfolios for each client based on investment goals established through personal consultation with the client. No common pooled funds or bank-operated mutual funds are used. This gives clients more control over their accounts. Our Trust Department provides this customized service at a fraction of the cost other Trust companies charge to deliver standard mutual fund investments with average returns. It is our goal to continue to provide good local management of investment accounts, living trusts, estate planning and estate administration, charitable trusts, and employee benefit planning and administration.

 Predictions for the banking industry have stated that of the thousands of banks, savings and loans, and credit unions in business today, only a few hundred will survive the merger and acquisition activity and be in business in the next 10 years. To help chart a successful course to the turn of the century, United Bank's Management team and Board of Directors spent several weeks in 1995 creating a Vision Statement called "Vision 2000" and a long range Strategic Plan to guide us through these critical years.

                                 VISION 2000

OUR VISION IS THAT UNITED NATIONAL BANK & TRUST COMPANY SHALL BE:

         * A LOCALLY OWNED AND OPERATED
           COMMUNITY BANK PROVIDING FINANCIAL PRODUCTS AND SERVICES TO THE COMMUNITIES IT SERVES;

         * A ONE BILLION DOLLAR FINANCIAL SERVICES COMPANY WITH AN ROE OF
           NO LESS THAN 17.5%, AN ROA OF 1.3% OR GREATER, AND A CAPITAL RATIO OF AT LEAST 7.5%;

         * AN EFFICIENT AND PRODUCTIVE ORGANIZATION WITH AN EFFICIENCY RATIO BELOW 50%;

         * A TECHNOLOGY-DRIVEN ORGANIZATION WITH A DIVERSIFIED, HIGHLY SKILLED WORK FORCE; AND

         * AN ORGANIZATION THAT IS LED BY VISIONARY DIRECTORS AND MANAGERS WORKING IN CONCERT WITH EACH OTHER TO ACHIEVE COMMON STRATEGIC GOALS.

 The long range Strategic Plan sets specific Return On Equity (ROE), Return On Assets (ROA), and efficiency ratio goals that will be necessary to meet in order to remain a profitable and independent bank in 2000 and sets forth general plans to help the Bank successfully

3

--------------------------------------------------------------------------------

reach these goals. The long range Strategic Plan will be reviewed annually and supported by yearly strategic plans to help the Bank reach its annual goals on the way to the year 2000. As part of Vision 2000 and the 1996 Strategic Plan, the Bank is committed to remaining an independent community bank. It is Management's belief that the best return on our shareholders' investment will be gained by maintaining United Bank as a locally owned, independent bank.

 In the 1994 Annual Report, we described a new bank-wide, performance-based incentive plan for all employees. The United Bank "Stakeholder Incentive Plan" was implemented to create a "team-oriented environment which promotes and rewards employee initiative, development and contribution." This program is based on meeting certain key performance levels which can be identified with specific profit goals. In 1995, the Bank met and exceeded the performance standards established in the Stakeholder program, and all employees received a cash incentive based on performance. It is our belief that rewarding employees in this manner will lead to increased motivation, higher efficiency and increased shareholder value.

 To remain competitive in the rapidly changing banking environment, United Bank is constantly evaluating the condition, location and service of its retail delivery network, including Automated Teller Machines (ATMs). Currently United Bank covers Stark and southern Summit Counties with 20 offices and 19 ATMs. After an extensive evaluation, Management concluded that the two offices in Hartville should be consolidated into a new facility on State Route 619 which will enable us to better serve our customers. Construction of the new financial center will begin in the spring of 1996. This financial center will feature private offices for financial counseling, drive-up teller lanes, safe deposit boxes, a night depository and a drive-up ATM. Building a new United Bank facility emphasizes Lake Township's importance as a growing financial market and reaffirms our commitment to serve the Hartville community and our customers there.

 One of the Bank's busiest branches is located at Belden Village on Whipple Avenue, N.W. After extensive analysis of the market and this office, Management has determined that renovation of the office was necessary. The renovation will take place in the spring of 1996 and will include a number of customer service refinements. In addition, renovations and enhancements are planned for the Wales Square office in Massillon and the Beach City office.

 As the Bank continues to grow, our processing and support requirements increase as well. The United Bank Center, which is the home of the Operations Center of the Bank, is currently undergoing renovation. The renovations will add new office space, provide updated technology for computers and telephones, and include the construction of a special area for a new centralized telephone service. This new service will be dedicated to providing enhanced customer service over the telephone, including the opening of accounts by telephone.

-----------------------------------------------------------------------------
                      Through the strategic placement of
                     banking facilities, United Bank will
                           maintain its competitive
                          edge in customer service.
-----------------------------------------------------------------------------

 As Stark County experiences tremendous growth in Lake Township, North Canton, Green and other locations, United Bank will continue to evaluate current locations and potential new branch sites. In addition, with the growing popularity of free-standing drive-up ATM units, the Bank will explore new locations for these as well. The goal of this analysis, construction and consolidation is to make certain that United Bank is providing convenient access to financial services for people in the communities we serve. Through the strategic placement of banking facilities, United Bank will maintain its competitive edge in customer service.

 Equally important as the analysis and maintenance of the Bank's facilities is the evaluation of new financial products and services for our customers. To maintain our competitiveness in the market, United Bank must meet and exceed the expectations of our customers. To this end, Management is constantly reviewing new products for possible implementation. As mentioned earlier, the Bank is currently setting up a new telephone center to handle the growing demand for service by telephone. While telephone service will be accessible from anywhere in the United States via a toll-free telephone number, the service will continue to be provided locally at the Bank's Operations Center. It is our goal to enable customers to perform more of their routine banking tasks over the telephone and eventually the computer, without leaving their home or office. Telephone services may include paying bills, making loan payments, trans-

-------------------------------------------------------------------------------

ferring funds between accounts, checking balances, opening new accounts and taking loan applications.

 The Bank launched a new product in 1995 called the United Bank MasterMoney card. This enhanced ATMcard features a MasterCard(R) logo and is linked to a personal checking account. The MasterMoney card has all the features of an ATMcard, plus it allows customers to make card purchases at any MasterCard merchant. The purchases are deducted automatically from the customer's checking account and listed in detail on the monthly checking account statement, eliminating the need to write checks or carry cash to make purchases. The positive response from customers who received the new card in December indicates the MasterMoney card will be a popular customer service.

 Another product enhancement that was introduced in 1995 was a Certificate of Deposit (CD) Renewal Letter Program. This expanded renewal notice is mailed to customers whose CD is about to mature. The enhanced notice gives customers more information about their CD and includes a form which enables them to make changes to the CD or open a new one through the mail. This may save the customer a trip to the bank and enables the Bank to offer greater service.

 More and more people are setting up home computers and inquiring about computer banking. We are taking the first steps toward providing a computer link for these early-adopters by exploring the establishment of a Home Page on the World Wide Web. Many banks have already initiated these "electronic billboards" for their companies with some offering to open new accounts via the Internet. While this method of banking is in relatively low demand right now, the banking industry foresees strong growth and increasing demand for electronic links from homes and businesses directly to the bank. We feel confident that in the near future, United Bank will be listing its World Wide Web address for you to gain electronic access to the Bank.

 The demand for the option to gain access to accounts electronically is already growing among United Bank's business customers. To satisfy their needs, we are in the process of setting up new methods by which our commercial customers can handle their financial transactions. Two new Automated Clearing House (ACH) services will allow customers to initiate wire transfers and other transactions by either telephone or personal computer. These confidential electronic methods of access will help our commercial customers keep pace with the growing demands to manage assets quickly and efficiently.

 None of these new products and services can be established and provided to customers without employees who have the skills and resources to develop, sell and maintain them. United Bank is proud to have excellent employees, and it is our goal to make certain we maintain a highly skilled, team-oriented and efficient work force. To assist in providing a motivational atmosphere, Management has conducted an ongoing Corporate Culture Survey in each of the past two years to receive input from all employees on how to motivate and reward employee initiative, development and contribution. The results of the 1995 survey indicated that the steps Management took to enhance employee satisfaction and morale over the past year were successful. We will continue to monitor our corporate culture through this annual survey and make the necessary changes to maintain an efficient and motivated work force.

 I would like to take this opportunity to thank our employees, officers, directors, community advisory board members, and shareholders for their continued dedication and support in 1995. In particular, I would like to give my thanks and best wishes to Joanna Pietrocola who retired January 1, 1996 after a 48-year career, the last six years of which were spent with United Bank. Joanna served as a Vice President and Trust Officer at the Mount Union office and was an excellent ambassador for United Bank in the Alliance community. We all wish her a long and happy retirement.

 With revolutionary changes taking place in the banking industry, it will be necessary for United Bank to stay true to the course that Management and the Board of Directors have set forth in our Vision 2000. I am confident that by recommitting ourselves to the principles that have guided the Bank successfully over the years, United Bank will maintain its local, independent ownership, continue to increase shareholder value, and provide outstanding customer service.


Sincerely,

/s/ Robert L. Mang

Robert L. Mang
President
Chief Executive Officer

5

                                           UNB CORP. AND
                                           UNITED NATIONAL BANK & TRUST CO.

Board of Directors
------------------------------------------------------------------------------

DONALD W. SCHNEIDER
Chairman of the Board
UNB Corp. & United National Bank & Trust Co.
President, Schneider Lumber Co.

LOUIS V. BOCKIUS III
United National Bank & Trust Co.
Chairman, Bocko, Inc.

E. LANG D'ATRI
UNB Corp. & United National Bank & Trust Co.
Attorney at Law, Day, Ketterer, Raley, Wright & Rybolt

EDGAR W. JONES, JR.
UNB Corp. & United National Bank & Trust Co.
President, Hal Jones Construction Co.

HAROLD M. KOLENBRANDER, PH.D.
United National Bank & Trust Co.
President, Mount Union College

RUSSELL W. MAIER
United National Bank & Trust Co.
Chairman and Chief Executive Officer,
Republic Engineered Steels, Inc.

ROBERT L. MANG
President and Chief Executive Officer, UNB Corp.
President and Chief Executive Officer,
United National Bank & Trust Co.

JAMES A. O'DONNELL
UNB Corp. & United National Bank & Trust Co.
Retired President, United National Bank & Trust Co.

JOHN D. REGULA
UNB Corp. & United National Bank & Trust Co.
Partner and Manager, Regula Brothers Transportation

JAMES P. RODMAN
UNB Corp. & United National Bank & Trust Co.
Chief Engineer, Rodman Research

JOSEPH J. SOMMER
United National Bank & Trust Co.
Retired Attorney, Government Leader, and Businessman

ABNER A. YODER
United National Bank & Trust Co.
President, Stark Trust Co.


HONORARY DIRECTORS EMERIT

John F. Andrews
Robert L. Hammond
F. E. Henry III
Edgar W. Jones
Thomas C. Lavery
Richard O. Parker
David W. Reed, Jr.
Joseph C. Sommer
W. W. Steele, Jr.
George N. Swallow
Leroy L. Zang

Community Advisory Boards
-------------------------------------------------------------------------------

ALLIANCE

Thomas C. Lavery, Chairman                 Mark M. Henschen
Carol A. Barnett                           Keith J. Hochadel
Carol L. Cardinal                          Harold M. Kolenbrander
W. Jeffrey Egli                            David C. McAlister
Richard C. Elliott                         Richard C. Sherer
Bradley Goris                              George K. Weimer, Jr.

BEACH CITY/BREWSTER

Robert W. Andrews, Chairman                John D. Regula
John F. Andrews                            C. Waid Spidell
Dorothy G. Beals                           George F. Stertzbach
Marion Belloni                             David E. Stucki
Charles B. Hawk                            John A. Yoder
Milo J. Miller

CANAL FULTON

George C. Mizarek, Chairman                James F. Kling
Donald W. Aaron                            Roland C. Lindsay, Sr.
Corita C. Childs                           Ken L. Schalmo
Janet M. Dixon                             Joseph J. Sommer
Benjamin R. Easterling                     Scott Vandenberg
David C. Ewing

LAKE TOWNSHIP

George N. Swallow, Chairman                Christian D. Ramsburg
E. Lang D'Atri                             Lynn E. Stuhldreher
Edward DiGiacomo                           Jane Tortola
Rosalee Haines                             David A. Vanderkaay
Daniel K. Hanlon                           Barbara K. Wentz
Hall B. Miles, Jr.                         Jeffrey K. Zellers
Howard Miller, Jr.

MASSILLON

Randall A. Hutsell, Chairman               Richard G. Leffler, Jr.
Deborah J. Bachtel                         Mark R. Percival
Marilyn Fogle                              James D. Snively
Robert J. Groenke, Jr.                     Joseph J. Sommer
Thomas L. Jackson                          Walter J. Telesz
Jacque E. Jones                            Robert K. Yund
Nancy A. Johnson

7

Management
-------------------------------------------------------------------------------

MANAGEMENT
UNB CORP.
Robert L. Mang
President
Chief Executive Officer

James J. Pennetti
Vice President
Treasurer

Robert M. Sweeney
Secretary

UNITED NATIONAL
BANK & TRUST CO.

EXECUTIVE OFFICER
Robert L. Mang
President
Chief Executive Officer

BANK
ADMINISTRATION
GROUP
James J. Pennetti
Senior Vice President
Executive Officer

ADMINISTRATIVE
SERVICES
John J. Kennedy
Vice President

Susan L. Anderson
Administrative
Services Officer

OPERATIONS
James H. Gumpp
Vice President

Wendy S. Blackburn
Assistant Vice President

Rebecca R. Geis
Assistant Vice President

Paula J. Lightbody
Assistant Vice President

RETAIL SALES AND SERVICE/
BUSINESS DEVELOPMENT
Derek G. Williams
Vice President

Charleen A. Davidson
Assistant Vice President
Business Development Officer

Randall W. Geis
Assistant Vice President
Business Development Officer

Edward C. Koch
Assistant Vice President
Business Development Officer

Eileen G. Douglas
Assistant Vice President

Kimberly S. Robinson
Business Development Officer
Electronic Banking

SECURITY/COMPLIANCE
Duane J. Shamp
Assistant Vice President

BANKING GROUP
Leo E. Doyle
Senior Vice President
Executive Officer

COMMERCIAL LENDING
Richard F. Kress
Vice President

Ronald P. Dezenzo
Vice President

Robert P. Nelson
Vice President

David M. Roberts
Vice President

William F. Schumacher
Vice President

CONSUMER LENDING
Daryl L. Marshall
Vice President

Kevin W. Nelson
Assistant Vice President

Deborah A. Davis
Collection Officer

Paul E. Ibsen
Consumer Loan Officer

CREDIT AND
LOAN REVIEW
Jeffery Hasapis
Assistant Vice President

Paul J. Durbak, Jr.
Loan Review Officer

MORTGAGE LENDING
Scott E. Dodds
Vice President

FINANCIAL GROUP
Charles J. Berry
Senior Vice President
Chief Financial Officer

Sheldon F. Everhart
Vice President
Methods Analyst

Loretta M. Higgins
Assistant Vice President

INVESTMENTS
Vanessa M. Richards
Assistant Vice President

Janice A. Stavroff
Investment Officer

HUMAN RESOURCES GROUP
Darla K. Prince
Vice President

Barbara M. Heinricher
Training/Customer
Relations Officer

SALES GROUP
Don A. Sultzbach
Senior Vice President

MARKETING
Stephen J. Badman
Vice President

Sarah E. Howes
Advertising Officer

TRUST SERVICES GROUP
Robert M. Sweeney
Senior Vice President
Executive Officer

Robert J. Barnes
Vice President
Trust Investment Manager

Phillip L. Francis
Vice President
Managing Trust Officer, Alliance

Marc B. Inboden
Vice President
Trust Investment Officer

Marcia L. Kendle
Vice President
Personal Trust Manager

Samuel M. Lincoln
Vice President
Employee Benefits Trust Manager

Joanna Pietrocola
Vice President
Trust Officer

Mary L. Lee
Assistant Vice President
Trust Operations Manager

Wendy S. Blosser
Personal Trust Officer

Perry S. Lazich
Trust Investment Officer

Richard J. Reiland,Jr.
Employee Benefits Trust Officer

Robert L. Hammond
Trust Investment Officer

AUDIT
Robert L. Young
Vice President
Chief Internal Auditor

Thomas L. Friedman
Senior Auditor

William F. Haldi
Auditor

Banking Centers
-------------------------------------------------------------------------------

CANTON
United Bank Plaza Office
Julie A. Schlemmer
Sales and Service Manager

Rotunda Office
Karen J. Mathes
Sales and Service Officer

Raff/West Tusc. Office
Dan M. Friedman
Assistant Vice President
Sales and Service Officer

Belden Village Office
Scott H. Berkeley
Sales and Service Officer

Hillsdale Office
Terri L. King
Sales and Service Manager

Lake Cable Office
Patricia A. Hoopes
Sales and Service Officer

34th & Cleveland Office
Susan L. Kraus
Sales and Service Officer

ALLIANCE
Mt. Union Office
Velma A. Traphagen
Assistant Vice President
Sales and Service Officer

BEACH CITY
Beach City Office
Ruth M. Wisselgren
Sales and Service Officer

BREWSTER
Brewster Office
Ruth M. Wisselgren
Sales and Service Officer

CANAL FULTON
Canal Fulton Office
Deborah J. Miller
Sales and Service Manager

HARTVILLE
Edison Park Office
Toni L. Kutz
Sales and Service Manager

Hartville Office
Toni L. Kutz
Sales and Service Manager

MANCHESTER
Manchester Office
Deborah J. Miller
Sales and Service Manager

MASSILLON
Downtown Office
Cynthia E. Strong
Sales and Service Manager

Amherst Office
Regina Kinlow-Thompson
Sales and Service Manager

Perry Office
Ruth A. Patterson
Sales and Service Manager

Wales Square Office
Regina Kinlow-Thompson
Sales and Service Manager

NORTH CANTON
North Canton Office
Peggy J. Leno
Sales and Service Manager

UNIONTOWN
Uniontown Office
Joyce A. Midkiff
Sales and Service Manager

9

Report of Management
-------------------------------------------------------------------------------

  The Management of UNB Corp. is responsible for the preparation, accuracy and fair presentation of the financial statements and related information presented in the Annual Report.

  The Corporation maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded. These controls include written policies and procedures which establish and maintain effective internal controls through proper delegation of authority and division of responsibility, proper recording of transactions and fair presentation of financial results in accordance with generally accepted accounting principles. These systems of controls are reviewed by our internal auditors and independent auditors who have free access to the Audit Committee.

  Management assessed the Corporation's internal control structure and believes that the system provides reasonable assurances that financial transactions are recorded properly, and that the Corporation is in compliance with federal and state laws and regulations as well as safety and soundness laws and regulations.


/s/ Robert L. Mang

Robert L. Mang
President and Chief Executive Officer
UNB Corp. and United National Bank & Trust Co.


/s/ Charles J. Berry

Charles J. Berry
Senior Vice President and Chief Financial Officer
United National Bank & Trust Co.

                                                     [LOGO]
Report of Independent Auditors                     CROWE CHIZEK
-------------------------------------------------------------------------------

Board of Directors and Shareholders
UNB Corp.
Canton, Ohio

  We have audited the accompanying consolidated balance sheets of UNB Corp. as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of UNB Corp. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 1, the Corporation changed its method of accounting for impaired loans in 1995 and for income taxes and certain investment securities in 1993 to comply with new accounting guidance.


/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Cleveland, Ohio
January 19, 1996

11

Consolidated Statements
-------------------------------------------------------------------------------

Consolidated Balance Sheets
December 31, 1995 and 1994                                                          1995                           1994
ASSETS
Cash and cash equivalents (Note 14)                                           $   31,735,149                    $ 30,210,684
Federal funds sold                                                                 4,300,000                         600,000
Interest bearing deposits with banks                                                 514,509                         167,369
Securities, net (Fair value:
  1995 - $65,115,982; 1994 - $77,859,549) (Note 3)                                65,129,167                      77,922,931
Mortgage-backed securities (Fair value:
  1995 - $63,398,898; 1994 - $60,855,400) (Note 3)                                63,087,098                      61,586,045
Loans originated and held for sale                                                      -                            144,200
Loans:
  Total loans (Notes 4 and 9)                                                    518,729,789                     412,522,228
  Less allowance for loan losses (Note 5)                                         (7,242,003)                     (6,348,219)
----------------------------------------------------------------------------------------------------------------------------
       Net loans                                                                 511,487,786                     406,174,009
Premises and equipment, net (Note 6)                                               8,810,551                       8,597,330
Intangible assets (Note 2)                                                         7,376,421                       8,470,758
Accrued interest receivable and other assets                                       7,203,156                       7,210,359
----------------------------------------------------------------------------------------------------------------------------
          TOTAL ASSETS                                                        $  699,643,837                    $601,083,685
============================================================================================================================
LIABILITIES
Deposits:
  Noninterest bearing demand deposits                                         $   73,707,817                     $71,014,730
  Interest bearing deposits (Note 7)                                             473,479,343                     415,755,785
----------------------------------------------------------------------------------------------------------------------------
       Total deposits                                                            547,187,160                     486,770,515
Short-term borrowings (Note 8)                                                    49,659,159                      34,896,942
FHLB advances (Note 9)                                                            31,360,000                      16,660,000
Accrued taxes, expenses, and other liabilities                                     6,110,635                       4,115,786
----------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                                      634,316,954                     542,443,243
============================================================================================================================
Commitments and contingencies (Note 14)

SHAREHOLDERS' EQUITY (Note 1)
Common stock - $1.00 stated value, 5,000,000 shares
  authorized; 2,873,977 and 2,870,383 shares issued and
  outstanding at December 31, 1995 and 1994, respectively                          2,873,977                       2,870,383
Paid-in capital                                                                   31,603,160                      31,568,652
Retained earnings                                                                 30,004,825                      25,642,036
Unrealized gain (loss) on securities available for sale, net of tax                  844,921                      (1,440,629)
----------------------------------------------------------------------------------------------------------------------------
          TOTAL SHAREHOLDERS  EQUITY                                              65,326,883                      58,640,442
----------------------------------------------------------------------------------------------------------------------------
              TOTAL LIABILITIES AND SHAREHOLDERS  EQUITY                      $  699,643,837                    $601,083,685
============================================================================================================================

The accompanying notes are an integral part of these financial statements.

   Consolidated Statements of Income
   For the three years ended December 31, 1995                                  1995                  1994                  1993
INTEREST INCOME:
    Interest and fees on loans:
           Taxable                                                        $ 41,217,982          $ 31,476,499          $ 29,115,400
           Tax-exempt                                                          274,256               304,755               275,244
    Interest and dividends on investments and mortgage-backed securities:
           Taxable                                                           7,561,905             5,275,683             5,586,200
           Tax-exempt                                                          142,382               199,014               227,246
    Interest on deposits with banks                                            100,957               290,471                50,740
    Interest on federal funds sold                                             461,175               153,153               125,589
----------------------------------------------------------------------------------------------------------------------------------
           Total interest income                                            49,758,657            37,699,575            35,380,419
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
    Interest on deposits (Note 7)                                           17,534,235            11,617,580            11,873,591
    Interest on short-term borrowings                                        2,233,608             1,018,039               676,851
    Interest on FHLB advances                                                2,037,668               872,537               108,877
----------------------------------------------------------------------------------------------------------------------------------
           Total interest expense                                           21,805,511            13,508,156            12,659,319
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                         27,953,146            24,191,419            22,721,100
PROVISION FOR LOAN LOSSES (NOTE 5)                                           1,750,000             1,020,000             2,195,000
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                         26,203,146            23,171,419            20,526,100
OTHER INCOME:
    Service charges on deposits                                              2,367,481             2,420,938             2,260,096
    Trust Department income                                                  2,508,601             2,162,962             2,138,349
    Other operating income                                                     667,627               817,067             1,206,373
    Gains on loans originated for resale                                        67,087                38,031               362,951
    Securities gains                                                             6,189               204,804                41,121
----------------------------------------------------------------------------------------------------------------------------------
           Total other income                                                5,616,985             5,643,802             6,008,890
----------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES:
    Salaries and wages                                                       8,013,393             7,533,070             6,953,770
    Retirement and other employee benefits (Note 10)                         2,130,255             1,643,954             1,657,965
    Occupancy expense                                                        1,213,108             1,125,680             1,077,393
    Equipment expense                                                        2,225,466             1,976,455             1,937,569
    Other operating expenses (Note 12)                                       7,072,953             6,531,085             6,013,599
----------------------------------------------------------------------------------------------------------------------------------
           Total other expenses                                             20,655,175            18,810,244            17,640,296
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING METHOD                                      11,164,956            10,004,977             8,894,694
PROVISION FOR INCOME TAXES (NOTE 13)                                         3,785,490             3,376,888             2,910,668
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD               7,379,466             6,628,089             5,984,026
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES (NOTE 1)                  -                     -               353,830
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                $  7,379,466          $  6,628,089          $  6,337,856
==================================================================================================================================
EARNINGS PER COMMON SHARE (NOTE 1):
    Primary earnings per share:
        Before cumulative effect of a change
          in accounting for income taxes                                        $ 2.52                $ 2.32                $ 2.24
        Cumulative effect of accounting change                                      -                    -                    0.13
----------------------------------------------------------------------------------------------------------------------------------
           Primary net income per share                                         $ 2.52                $ 2.32                $ 2.37
==================================================================================================================================
    Fully diluted earnings per share:
        Before cumulative effect of a change
          in accounting for income taxes                                        $ 2.51                $ 2.22                $ 2.14
        Cumulative effect of accounting change                                     -                     -                    0.13
----------------------------------------------------------------------------------------------------------------------------------
           Fully diluted net income per share                                   $ 2.51                $ 2.22                $ 2.27
==================================================================================================================================

The accompanying notes are an integral part of these financial statements.

13

Consolidated Statements of Changes in Shareholders' Equity For the three years ended December 31, 1995

                                                                                                       Unrealized
                                                                                                       Gain/(Loss)
                                                                                                      on Securities       Total
                                                     Common           Paid-in         Retained          Available      Shareholders'
                                                      Stock           Capital         Earnings          for Sale          Equity
BALANCE, JANUARY 1, 1993                         $4,159,426     $ 19,592,789      $ 19,058,623                      $  42,810,838
    Net income for year                                                              6,337,856                          6,337,856
    Change in par value of common stock          (2,921,580)       2,921,580
    100% stock dividend                           1,252,124                         (1,252,124)
    Cash dividends ($0.88 per share)                                                (2,388,004)                        (2,388,004)
    Shares issued through dividend
     reinvestment                                    29,947          687,299                                              717,246
    Stock issued                                    300,000        7,200,000                                            7,500,000
    Stock options exercised                          13,717          109,493                                              123,210
    Unrealized gain on securities
     available for sale, net of tax                                                                $    604,887           604,887
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                        2,833,634       30,511,161        21,756,351          604,887        55,706,033
    Net income for year                                                              6,628,089                          6,628,089
    Cash dividends ($0.96 per share)                                                (2,742,404)                        (2,742,404)
    Shares issued through dividend
     reinvestment                                    22,595          716,453                                              739,048
    Stock options exercised                           2,906           26,094                                               29,000
    Stock issued for benefit plans                   11,248          314,944                                              326,192
    Change in unrealized gain (loss) on
     securities available for sale, net of tax                                                       (2,045,516)       (2,045,516)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                        2,870,383       31,568,652        25,642,036       (1,440,629)       58,640,442
    Net income for year                                                              7,379,466                          7,379,466
    Cash dividends ($1.05 per share)                                                (3,016,677)                        (3,016,677)
    Stock options exercised                           3,594           34,508                                               38,102
    Change in unrealized gain (loss) on
     securities available for sale, net of tax                                                        2,285,550         2,285,550
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                      $ 2,873,977     $ 31,603,160      $ 30,004,825      $   844,921     $  65,326,883
=================================================================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows
For the three years ended December 31, 1995

                                                                                  1995                  1994                 1993
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                           $    7,379,466          $   6,628,089        $  6,337,856
    Adjustments to reconcile net income
     to net cash from operating activities:
        Depreciation and amortization                                           789,359                636,647             612,522
        Provision for loan losses                                             1,750,000              1,020,000           2,195,000
        Valuation adjustment for other real estate owned                          -                      -                (325,000)
        Net securities gains                                                     (6,189)              (204,804)            (41,121)
        Net (accretion) amortization on securities                             (461,821)               (90,869)            317,109
        Amortization of intangible assets                                     1,094,337                641,665             536,863
        Deferred income tax benefit                                            (309,785)               (43,127)           (752,661)
        Loans originated for resale                                          (4,932,548)            (2,904,216)        (37,178,454)
        Proceeds from sale of loan originations                               5,143,835              6,318,228          37,358,869
        Changes in:
           Interest receivable                                                 (505,356)              (812,429)            451,675
           Interest payable                                                   1,017,789                145,706            (189,261)
           Other assets and liabilities, net                                    627,463                655,922            (671,747)
           Deferred income                                                       (5,464)                11,294                (157)
-----------------------------------------------------------------------------------------------------------------------------------
               Net cash from operating activities                            11,581,086             12,002,106           8,651,493
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net change in interest bearing deposits with banks                         (347,140)             3,613,954          (3,523,367)
    Net change in federal funds sold                                         (3,700,000)               200,000           1,700,000
    Investment and mortgage-backed securities:
        Proceeds from sales of securities available for sale                  4,722,672              3,272,621           5,060,362
        Proceeds from maturities of securities held to maturity              38,952,889             17,250,053          75,812,929
        Proceeds from maturities of securities available for sale            30,133,841             20,373,878               -
        Purchases of securities held to maturity                            (38,258,110)           (52,024,592)        (86,461,997)
        Purchases of securities available for sale                          (32,273,495)           (48,065,388)              -
        Principal payments received on
           mortgage-backed securities held to maturity                        7,819,035              1,171,428          25,447,690
        Principal payments received on
           mortgage-backed securities available for sale                      4,126,844             15,085,208               -
    Net increase in loans made to customers                                (103,205,753)           (60,188,481)        (30,419,516)
    Loans purchased                                                          (4,065,650)              (399,700)              -
    Purchases of premises and equipment, net                                 (1,002,580)              (698,290)           (555,167)
    Purchases of assets to be leased                                              -                   (193,958)           (539,411)
    Principal payments received under leases                                    140,539                145,935             185,308
-----------------------------------------------------------------------------------------------------------------------------------
               Net cash from investing activities                           (96,956,908)          (100,457,332)        (13,293,169)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in deposits                                      60,416,645             13,536,682          (6,579,136)
    Cash and cash equivalents received in
     assumption of deposits, net of assets acquired (Note 2)                      -                 63,517,056               -
    Cash dividends paid, net of shares issued
     through dividend reinvestment                                           (3,016,677)            (2,003,356)         (1,670,758)
    Proceeds from issuance of stock                                              38,102                355,192           7,623,210
    Net increase (decrease) in short-term borrowings                         14,762,217              8,568,157          (4,955,004)
    Proceeds from FHLB advances                                              25,000,000             28,345,000           8,820,000
    Repayments of FHLB advances                                             (10,300,000)           (20,505,000)              -
-----------------------------------------------------------------------------------------------------------------------------------
               Net cash from financing activities                            86,900,287             91,813,731           3,238,312
-----------------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                       1,524,465              3,358,505          (1,403,364)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               30,210,684             26,852,179          28,255,543
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $   31,735,149          $  30,210,684        $ 26,852,179
===================================================================================================================================

The accompanying notes are an integral part of these financial statements.

15

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include accounts of UNB Corp. (Corporation) and its wholly owned subsidiaries, the United National Bank & Trust Company (Bank), 620 Market Community Urban Development Corp. and United Credit Life Insurance Company. All significant intercompany balances and transactions have been eliminated in consolidation.
    INDUSTRY SEGMENT INFORMATION: UNB Corp. is a bank holding company engaged in the business of commercial and retail banking and trust and investment services, with operations conducted through its main office and branches located throughout Stark and southern Summit Counties of Ohio. Stark and southern Summit Counties provide the source for substantially all of the Corporation's deposit, loan and trust activities. The majority of the Corporation's income is derived from commercial and retail business lending activities and investments.
    CASH AND CASH EQUIVALENTS: Cash equivalents include cash and noninterest bearing deposits with banks. UNB Corp. reports net cash flows for interest bearing deposits with banks, federal funds sold, customer loan transactions, deposit transactions and short-term borrowings.
    For the years ended December 31, 1995, 1994 and 1993, the Corporation paid interest of $20,787,722, $13,362,450 and $12,848,580, respectively, and income taxes of $4,290,000, $3,560,250 and $4,485,000, respectively.
    INVESTMENT AND MORTGAGE-BACKED SECURITIES: Effective December 31, 1993, the Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and
Equity Securities." SFAS No. 115 requires the Corporation to classify debt and equity securities as held to maturity, trading or available for sale. The cumulative effect on retained earnings at December 31, 1993 of adopting SFAS
No. 115, is included as a separate component of shareholders' equity in the consolidated statement of changes in shareholders' equity and represents the after-tax effect of adjusting securities available for sale to fair value.
Prior to the adoption of SFAS No. 115, the Corporation recorded investment and mortgage-backed securities at amortized cost.
    Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Trading securities are purchased principally for sale in the near term and are reported at fair value with unrealized gains and losses included in earnings. During 1995 and 1994, the Corporation held no trading securities.
    Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities available for sale are carried at fair value with unrealized gains and losses included as a separate component of shareholders' equity, net of tax. Gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.
    LOANS HELD FOR SALE: Residential mortgage loans originated by the Bank and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. To mitigate interest rate risk, the Bank generally obtains fixed price commitments on loans held for sale. The Bank retains the servicing rights on loans sold and incurs no recourse obligation in connection with the loan sales or servicing activities.
    ALLOWANCE FOR LOAN LOSSES: Because some loans may not be repaid in full, an allowance for loan losses is recorded. This allowance is increased by provisions charged to earnings and is reduced by loan charge-offs, net of recoveries. Estimating the risk of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by Management at a level considered adequate to cover possible losses that are currently anticipated based on Management's evaluation of several key factors including information about specific borrower situations, their financial position and collateral values, current economic conditions, changes in the mix and levels of the various types of loans, past charge-off experience and other pertinent information. The allowance for loan losses is based on estimates using currently available information, and ultimate losses may vary from current estimates due to changes in circumstances. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. While Management may periodically allocate portions of the allowance for specific problem situations, the entire allowance is available for any charge-offs that occur. Charge-offs are made against the allowance for loan losses when Management concludes that loan amounts are likely to be uncollectible. After a loan is charged-off, collection efforts continue and future recoveries may occur.
    Statement of Financial Accounting Standards No. 114 and No. 118 were adopted January 1, 1995 and require recognition of loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. The effect of adopting these standards is included in the 1995 provision for loan losses, and was not material.
    Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 30 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans and consumer automobile, boat, home equity and credit card loans with balances less than $300,000. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual loans and non-performing and past due asset disclosures.

    PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets, limited in the case of leasehold improvements to the lease terms, or useful lives, whichever is less, using primarily the straight-line method. Maintenance and repairs are charged to expenses as incurred and major improvements are capitalized.
    OTHER REAL ESTATE: Other real estate owned is included in other assets on the consolidated balance sheets at the lower of cost or fair value, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry the real estate are charged to expense. Other real estate, net of the valuation reserve totaled $325,000 and $334,000 at December 31, 1995 and 1994, respectively.
    INTEREST AND FEES ON LOANS: Interest income on loans is accrued primarily over the term of the loans based on the principal balances of loans outstanding. Loan origination fees and certain direct origination costs are deferred and amortized over the contractual life of the related loan using the level yield method. The net amount of fees and costs deferred is reported in the consolidated balance sheets as a part of loans.
    The accrual of interest on loans is suspended when, in Management's opinion, the collection of all or a portion of the loan principal has become doubtful. When a loan is placed on non-accrual status, accrued and unpaid interest at risk is charged against income. Payments received on non-accrual loans are applied against principal until recovery of the remaining balance is reasonably assured. The carrying value of loans classified as impaired is periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in the provision for loan losses.
    FEDERAL INCOME TAXES: Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," which requires that the Corporation follow the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences."
    The effect on years prior to 1993 of changing to this method was $353,830, which is reflected in the consolidated statements of income as the cumulative effect of change in accounting method. This change had no significant effect on the provision for income taxes for 1993.
    CONCENTRATIONS OF CREDIT RISK: The Corporation, through its subsidiary Bank, grants residential, consumer, and commercial financing to customers located primarily in Stark County. Commercial loans, commercial real estate loans, mortgage loans and consumer loans and leases comprise 12.5%, 11.7%, 33.2% and 42.6% of total loans, respectively at December 31, 1995. Indirect loans accounted for 78.5% of consumer loans at December 31, 1995.
    EARNINGS AND DIVIDENDS PER SHARE: Primary and fully diluted earnings per share are computed based on the weighted average shares outstanding during the period. Primary earnings per common share has been computed assuming the exercise of stock options less the treasury shares assumed to be purchased from the proceeds using the average market price of UNBCorp.'s stock for the years presented. Fully diluted earnings per common share represents the additional dilution related to the stock options due to the use of the market price as of the year-end.
    The primary weighted average shares were 2,928,722, 2,856,171 and 2,674,270 for 1995, 1994 and 1993, respectively. Fully diluted weighted average shares were 2,936,269, 2,988,848, and 2,795,699 for 1995, 1994 and 1993, respectively.
    The Corporation declared a 100% stock dividend in 1993 which was recorded by a transfer from retained earnings to common stock at par. All per share data has been adjusted for the stock dividend.
    STOCK OPTIONS: The potential effect of exercising outstanding stock options has been included in the calculation of earnings per share. The excess of the option price over the par value of the shares issued is added to paid-in capital when exercised. Any tax benefit realized by the Corporation from the exercise of non-qualified stock options is added to paid-in capital.
    DIVIDEND REINVESTMENT PLAN: The dividend reinvestment plan, effective March 30, 1989, authorized the sale of 289,406 shares of the Corporation's authorized but previously unissued Common Shares to shareholders who choose to invest all or a portion of their cash dividends. During 1995, stock was purchased in the open market at the current market price. In 1994 and 1993, shares totalling 22,595 and 23,830, respectively, were issued by the Corporation pursuant to the plan. The shares issued were purchased from the Corporation with reinvested dividends at the current market price, which was the average of the closing bid and asked prices for the last business day immediately preceding the purchase date. The number of shares has been adjusted to reflect the 1993 stock dividend.
    TRUST DEPARTMENT ASSETS AND INCOME: Property held by the Corporation in a fiduciary or other capacity for its trust customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Income from the Trust Department is reported on the accrual basis of accounting.
    USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS: Management must make estimates and assumptions in preparing the consolidated financial statements that affect the amounts reported and the disclosures provided. These estimates and assumptions may change in the future and future results could differ.
    Areas involving the use of Management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, fair value of certain securities, the determination and carrying value of impaired loans, the post retirement benefit obligation, the determination of other-than-temporary reductions in the fair value of securities, depreciation of premises and equipment, the carrying value and amortization of intangibles, the fair value of financial instruments, the actuarial present value of pension benefit obligations and the net periodic pension expense and prepaid pension costs recognized in the Corporation's consolidated financial statements. Estimates that are more susceptible to change in the near term include the allowance for loan losses and the fair value of certain securities.
    FINANCIAL STATEMENT PRESENTATION: Certain previously reported consolidated financial statement amounts have been reclassified to conform to the 1995 presentation.

17


NOTE 2 - ACQUISITIONS AND INTANGIBLE ASSETS

    Effective September 16, 1994, the Bank acquired from the Resolution Trust Corporation (RTC) certain assets and assumed certain deposits and other liabilities of the former Transohio Federal Savings Bank, (Transohio), headquartered in Cleveland, Ohio, in accordance with a purchase and assumption agreement of the same date.
    The Transohio acquisition has been accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded based on their estimated fair market values at the date of acquisition. A summary of assets acquired and liabilities assumed follows:

Cash and cash equivalents received                 $    375,000
Premises and equipment                                  224,000
Accrued interest receivable and other assets              2,000
Funds receivable from Resolution Trust Corporation   63,142,000
Intangible assets/purchase premium paid               6,630,000
---------------------------------------------------------------
           Total Assets                            $ 70,373,000
===============================================================
Deposit liabilities                                $ 69,244,000
Accrued interest payable and other liabilities        1,129,000
---------------------------------------------------------------
           Total Liabilities                       $ 70,373,000
===============================================================

    The effect of the Transohio acquisition is included in the results of operations prospectively from the date of acquisition. The pro forma effect of this acquisition on prior periods is not shown herein due to a lack of continuity of operations and the fact that the assistance received by Transohio from the RTC reduces the relevance of past information.
    The intangible assets arising from acquisitions, and included in intangible assets in the accompanying consolidated balance sheets are summarized as follows at December 31, net of accumulated amortization:

                                      1995              1994
Core deposit intangible             $2,262,062       $2,707,324
Goodwill                             5,114,359        5,763,434
---------------------------------------------------------------
  Total intangible assets           $7,376,421       $8,470,758
===============================================================

    The core deposit intangibles are being amortized on accelerated methods over periods ranging from 8 to 10 years, while the good-will is being amortized over the estimated remaining lives of the assets acquired, or 120 months. Amortization expense for these intangible assets totaled $1,094,337 in 1995, $641,665 in 1994, and $536,863 in 1993.

NOTE 3 - SECURITIES

    The amortized cost and estimated fair value of investment and mortgage-backed securities available for sale and held to maturity, as presented in the consolidated balance sheets are as follows:

                                                                                        December 31, 1995
                                                                                      Gross             Gross            Estimated
                                                               Amortized           Unrealized        Unrealized            Fair
                                                                 Cost                 Gains            Losses              Value
Securities available for sale:
    U.S. Treasury securities                                $   22,093,333        $   111,329         $  (33,222)     $   22,171,440
    Obligations of U.S. government agencies
      and corporations                                          28,965,997             72,388           (225,932)         28,812,453
Securities held to maturity:
    Obligations of U.S. government agencies
      and corporations                                           3,007,410               -                (3,124)          3,004,286
    Obligations of state and political subdivisions              1,237,673              5,828                -             1,243,501
    Corporate bonds and other debt securities                    2,130,532              9,541            (25,430)          2,114,643
------------------------------------------------------------------------------------------------------------------------------------
        Total debt securities                                   57,434,945            199,086           (287,708)         57,346,323
Equity securities available for sale                             6,275,302          1,494,357                -             7,769,659
------------------------------------------------------------------------------------------------------------------------------------
        Total investment securities                             63,710,247          1,693,443           (287,708)         65,115,982
Mortgage-backed securities available for sale                   40,496,523            139,201           (277,935)         40,357,789
Mortgage-backed securities held to maturity                     22,729,309            319,271             (7,471)         23,041,109
------------------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities                        63,225,832            458,472           (285,406)         63,398,898
------------------------------------------------------------------------------------------------------------------------------------
        Total investment and mortgage-backed securities     $  126,936,079        $ 2,151,915         $ (573,114)     $  128,514,880
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        December 31, 1994
                                                                                      Gross               Gross           Estimated
                                                               Amortized           Unrealized          Unrealized           Fair
                                                                 Cost                 Gains              Losses             Value
Securities available for sale:
    U.S. Treasury securities                                $   19,148,556                          $   (552,108)     $   18,596,448
    Obligations of U.S. government agencies
      and corporations                                          45,815,073        $    10,449         (1,351,597)         44,473,925
Securities held to maturity:
    Obligations of state and political subdivisions              3,438,851             33,570               (503)          3,471,918
    Corporate bonds and other debt securities                    6,581,474             10,051           (106,500)          6,485,025
------------------------------------------------------------------------------------------------------------------------------------
        Total debt securities                                   74,983,954             54,070         (2,010,708)         73,027,316
Equity securities available for sale                             3,960,079            872,154               -              4,832,233
------------------------------------------------------------------------------------------------------------------------------------
        Total investment securities                             78,944,033            926,224         (2,010,708)         77,859,549
Mortgage-backed securities available for sale                   32,201,449             79,739         (1,241,409)         31,039,779
Mortgage-backed securities held to maturity                     30,546,266              -               (730,645)         29,815,621
------------------------------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities                        62,747,715             79,739         (1,972,054)         60,855,400
------------------------------------------------------------------------------------------------------------------------------------
        Total investment and mortgage-backed securities     $  141,691,748        $ 1,005,963       $ (3,982,762)     $  138,714,949
====================================================================================================================================

    Mortgage-backed securities consist of fixed and variable rate CMOs and government guaranteed mortgage-backed securities issued by FHLMC, FNMA, and GNMA. CMOs totaled $56,411,659 and $53,274,441 and government guaranteed mortgage-backed securities totaled $6,675,439 and $8,311,604 at December 31, 1995 and 1994, respectively.
    The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      December 31, 1995
                                            Estimated   Weighted
                                Amortized     Fair       Average
                                  Cost        Value       Yield
Securities available for sale:
U.S. Treasuries
  Due in one year or less     $13,030,972    $13,043,090   5.68
  Due after one year
   through five years           9,062,361      9,128,350   5.86
---------------------------------------------------------------
  Total                       $22,093,333    $22,171,440   5.75
---------------------------------------------------------------
U.S. Government agencies
 and corporations
  Due in one year or less     $11,980,225    $11,928,201   5.07
  Due after one year
   through five years          16,985,772     16,884,252   5.50
---------------------------------------------------------------
  Total                       $28,965,997    $28,812,453   5.32
---------------------------------------------------------------
  Total securities
   available for sale         $51,059,330    $50,983,893   5.51
===============================================================
Securities held to maturity:
U.S. Government agencies
 and corporations
  Due in one year or less     $ 3,007,410    $ 3,004,286   5.61
---------------------------------------------------------------
  Total                       $ 3,007,410    $ 3,004,286   5.61
===============================================================

                                      December 31, 1995
                                            Estimated   Weighted
                                Amortized     Fair       Average
                                  Cost        Value       Yield
Obligations of state and
 political subdivisions
   Due in one year or less    $   932,673    $   938,501   5.09
   Due after one year
    through five years            305,000        305,000   4.65
---------------------------------------------------------------
  Total                       $ 1,237,673    $ 1,243,501   4.98
---------------------------------------------------------------
Corporate bonds and other
 debt securities
  Due in one year or less     $   388,906    $   388,906   0.00
  Due after one year
   through five years           1,000,000        999,570   5.90
  Due after five years
   through ten years              491,626        501,167   8.79
  Due after ten years             250,000        225,000   8.50
---------------------------------------------------------------
  Total                       $ 2,130,532    $ 2,114,643   5.79
---------------------------------------------------------------
  Total securities
  held to maturity            $ 6,375,615    $ 6,362,430   5.55
===============================================================
Mortgage-backed
 and collateralized
 mortgage obligations
 available for sale          $ 40,496,523   $ 40,357,789   6.08
---------------------------------------------------------------
Mortgage-backed and
 collateralized mortgage
 obligations held
 to maturity                 $ 22,729,309   $ 23,041,109   7.77
---------------------------------------------------------------
Total mortgage-backed
 and debt securities         $120,660,777   $120,745,221   6.13
===============================================================

    Proceeds from sales of debt and mortgage-backed securities during 1995, 1994 and 1993 were $4,722,672, $3,020,246 and $5,060,362, respectively. Gross gains of $6,189, $4,309 and $41,121, respectively, were realized on those sales. Proceeds from sales of marketable equity securities totaled $252,375 in 1994 with

19

gross gains of $200,495 realized on those sales. All securities sold in 1995 and 1994 were classified as available for sale.
    At December 31, 1995, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies and corporations, in an amount greater than 10% of shareholders' equity.
    Investments with a carrying value of approximately $84.6 million and $60.1 million as of December 31, 1995 and 1994, respectively, were pledged to secure public funds or other obligations.

NOTE 4 - LOANS

    Loans are comprised of the following at December 31:

                                   1995               1994
Commercial, financial
  and agricultural              $ 64,810,976       $ 61,094,079
Commercial Real Estate            60,478,074         53,251,719
Real estate                      172,282,619        115,353,701
Consumer                         220,738,840        182,262,910
Leases                               419,280            559,819
---------------------------------------------------------------
Total loans                     $518,729,789       $412,522,228
===============================================================

    The balance of impaired loans was $566,269 at December 31, 1995. Of this amount, $378,693 in impaired loans required no allowance for loan loss allocation. The remaining impaired loans of $187,576 had $187,576 of the allowance for loan losses allocated to them, although the entire allowance remains available for charge-offs of any loan.
    The average balance of impaired loans for 1995 was $603,068. Interest income recognized on impaired loans during 1995 was $53,130, which included $52,300 of interest income recognized on a cash basis.
    Loans on non-accrual status at December 31, 1994 approximated $1,039,000. A loan is considered to be non-accrual once it is ninety days past due and is kept on non-accrual status until it has been current six consecutive months or is charged off. If interest had been accrued on non-accrual loans, interest income would have increased by $18,516 in 1994 and $11,854 in 1993. Additionally, loans past due more than 90 days and still accruing income totaled approximately $19,000 at December 31, 1994.
    Components of the investment in direct financing leases at December 31, 1995 and 1994 were as follows:

                                      1995               1994
Total minimum lease payments
  and unguaranteed residual         $419,280           $559,819
===============================================================

    Future minimum annual rentals under the direct financing leases at December 31, 1995, are as follows:

1996                                                   $139,902
1997                                                    119,910
1998                                                     99,257
1999                                                     60,211
---------------------------------------------------------------
Total                                                  $419,280
===============================================================

    Certain directors, executive officers and principal shareholders of UNB Corp. and its subsidiaries were loan customers of the subsidiary bank. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows for the year ended December 31:


                                  1995                1994
Balance, January 1           $  12,492,000        $  8,410,000
New loans                        1,639,000           3,928,000
Repayments                      (5,714,000)        (1,365,000)
Other changes                        -               1,519,000
--------------------------------------------------------------
Balance, December 31         $   8,417,000         $12,492,000
==============================================================

    Other changes include adjustments for loans applicable to one reporting period that are excludable from the other reporting period.
    In 1996, the Corporation is required to adopt the provisions of SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires lenders who sell originated loans and retain the servicing rights to recognize as separate assets the rights to service mortgage loans for others. It also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. Management does not anticipate that this pronouncement will have a material impact on the Corporation's financial condition or results of operations upon adoption.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

    Transactions in the allowance for loan losses for the years ended December 31, are summarized as follows:

                             1995          1994          1993
Balance at January 1    $  6,348,219   $ 6,055,843    $ 4,354,674
Provision charged
 to expense                1,750,000     1,020,000      2,195,000
Loans charged off         (1,558,440)   (1,162,972)      (881,626)
Recoveries on loans
 previously charged off      702,224       435,348        387,795
-----------------------------------------------------------------
Balance at
 end of year            $  7,242,003   $ 6,348,219    $ 6,055,843
=================================================================

NOTE 6 - PREMISES AND EQUIPMENT

    The components of premises and equipment at December 31, are as follows:

                                      1995             1994
Land                              $  1,766,353     $ 1,565,117
Buildings                            5,639,090       5,625,339
Furniture and fixtures               6,423,172       5,713,275
Leasehold improvements               1,294,017       1,294,015
--------------------------------------------------------------
    Total premises and
      equipment                     15,122,632      14,197,746
Accumulated depreciation
     and amortization               (6,312,081)     (5,600,416)
--------------------------------------------------------------
        Premises and
         equipment, net           $  8,810,551     $ 8,597,330
==============================================================

    At December 31, 1995, the Corporation was obligated for the next five years for rental commitments under non-cancelable operating leases on the main and branch offices and equipment as follows:

1996                                                $  973,248
1997                                                   717,065
1998                                                   516,495
1999                                                   523,191
2000                                                   485,552
--------------------------------------------------------------
    Total                                           $3,215,551
==============================================================

    Rental expense amounted to approximately $1,043,000, $943,000 and $750,000 in 1995, 1994 and 1993, respectively.

NOTE 7 - INTEREST BEARING DEPOSITS

    Total interest bearing deposits as presented on the consolidated balance sheets are comprised of the following classifications:

                                           December 31,
                                      1995             1994
Interest bearing demand          $   74,201,892  $   73,063,663
Savings                             151,069,955     157,326,971
Time:
    In denominations
     under $100,000                 212,828,971     169,288,213
    In denominations of
     $100,000 or more                35,378,525      16,076,938
---------------------------------------------------------------
        Total interest bearing
         deposits                $  473,479,343  $  415,755,785
===============================================================

    Interest expense on deposits is summarized below:

                               Years ended December 31,
                           1995          1994          1993
Interest bearing
 demand                $  1,316,274  $  1,274,616  $  1,457,267
Savings                   3,969,075     3,747,474     4,081,979
Time:
  In denominations
   under $100,000        10,681,937     5,977,108     5,744,956
  In denominations of
   $100,000 or more       1,566,949       618,382       589,389
---------------------------------------------------------------
    Total interest
     on deposits       $ 17,534,235  $ 11,617,580  $ 11,873,591
===============================================================


NOTE 8 - SHORT-TERM BORROWINGS

    Short-term borrowings consist of the following at December 31:

                                     1995            1994
Securities sold under
 repurchase agreements           $  44,372,238   $  29,059,245
Federal funds purchased              1,451,000       1,302,000
U.S. Treasury tax and
 loan notes                          3,835,921       4,535,697
--------------------------------------------------------------
      Total short-term
        borrowings               $  49,659,159   $  34,896,942
--------------------------------------------------------------
Weighted average interest
 rate at period end                        5.0%            4.6%
--------------------------------------------------------------
Average amount outstanding
 during year                     $  44,852,000   $  30,572,000
--------------------------------------------------------------
Approximate weighted average
 interest rate during the year             5.0%            3.4%
--------------------------------------------------------------
Maximum amount outstanding
 as of any month-end             $  50,588,103   $  36,356,938
==============================================================

NOTE 9 - FHLB ADVANCES

    The Bank has entered into various borrowing agreements with the Federal Home Loan Bank (FHLB) of Cincinnati. Pursuant to collateral agreements with the FHLB, advances are secured by all stock invested in the FHLB and qualifying first mortgage loans. At December 31, 1995, FHLB advances were comprised of the following:

MATURITY      INTEREST RATE              AMOUNT
---------------------------------------------------
1996          4.85% - 6.50%           $   8,245,000
1997          5.15% - 5.30%               2,260,000
1998          5.35% - 7.85%               4,775,000
1999          5.50% - 7.95%               4,785,000
2000          6.00% - 8.00%              10,300,000
2001          6.10%                         315,000
2002          6.25%                         330,000
2003          6.25%                         350,000
---------------------------------------------------
TOTAL                                  $ 31,360,000
===================================================

NOTE 10 - RETIREMENT PLANS

    PENSION PLAN - The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. In general, benefits are based on years of service and the employee's compensation. The Corporation's policy is to fund the plan sufficiently to meet the minimum funding requirement set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Corporation may determine to be appropriate up to the maximum amount that can be deducted for federal tax purposes. Contributions are intended to provide not only for benefits attributed to service date but also for those expected to be earned in the future. For financial reporting purposes, pension expense is calculated using the projected unit cost method. The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated financial statements at December 31, respectively:

                                           December 31,
                                      1995             1994
Actuarial present value of
 accumulated benefit obligation,
 including vested benefits of
 $3,445,045 and $3,138,608 at
 December 31, 1995 and 1994,
 respectively                     $ 3,518,992      $ 3,206,361
--------------------------------------------------------------
Plan assets at fair value, primarily
 U.S. Government securities,
 corporate bonds and invest-
 ment in equity funds               5,191,462        3,874,700
Actuarial present value of
 projected benefit obligation
 for services rendered to date     (5,423,923)      (4,828,039)
--------------------------------------------------------------
Projected benefit obligation
 in excess of plan assets            (232,461)        (953,339)
Unrecognized net loss                 510,757        1,040,100
Unrecognized transition asset,
 net of amortization                 (110,700)        (142,600)
Unrecognized prior service cost        97,604          104,374
--------------------------------------------------------------
     Prepaid pension asset        $   265,200      $    48,535
==============================================================

21

Net pension expense included the following:

                               Years ended December 31,
                           1995          1994          1993
Service cost-benefits
 earned during
 the year               $  371,991   $  337,877     $  251,874
Interest cost on
 benefit obligation        352,562      362,939        348,498
Return on plan assets     (922,074)     125,516       (154,178)
Net amortization
 and deferral              607,062     (508,135)      (233,736)
--------------------------------------------------------------
Net pension expense     $  409,541   $  318,197     $  212,458
==============================================================

                           1995          1994         1993
Significant assumptions used:
    Discount rate          7.5%          7.5%          7.5%
    Rate of increase in
     compensation levels   5.0%          5.0%          5.0%
    Long-term rate
     of return on assets   7.5%          7.5%          7.5%

    PROFIT SHARING PLAN - The UNB Tax-Deferred Savings Plan covers all qualified employees. The annual plan expense is based upon discretionary matching of employees' voluntary pre-tax contributions. The Corporation's contributions are invested in UNB Corp. common stock, and become vested after three years of service. Employee voluntary contributions are fully vested at all times. Employee contributions are invested in a money market fund, a balanced stock and bond fund, or in UNB Corp. common stock based on employee investment elections. The expense related to this plan totaled $219,000, $231,000 and $273,960 in 1995, 1994 and 1993, respectively.
    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS - The Corporation sponsors a defined benefit postretirement medical plan. Employees who retire on or after completion of 10 years of service and attainment of age 55 are eligible to receive postretirement medical benefits. The retiree may also receive coverage for dependents. Prior to the attainment of age 65, coverage is provided under the Corporation's group major medical insurance plan. At age 65, coverage is provided under a Medicare supplement plan.
    The Corporation's plan is contributory. Retirees under age 65 pay a lower premium than retirees who have attained age 65.
    The following table sets forth the plan's funded status reconciled with the amounts shown in the Corporation's consolidated balance sheets at December 31:

Accumulated postretirement benefit obligation:

                                       1995            1994
Retirees                           $  (238,720)    $  (268,259)
Fully eligible active
 plan participants                    (314,901)       (294,300)
Other active plan participants      (1,020,835)       (866,733)
--------------------------------------------------------------
Accumulated postretirement
 benefit obligation                 (1,574,456)     (1,429,292)
Unrecognized gain                     (539,090)       (590,246)
Unrecognized transition
 obligation                          1,222,480       1,298,884
--------------------------------------------------------------
Accrued postretirement
 benefit                           $  (891,066)    $  (720,654)
==============================================================



Net periodic postretirement benefit expense for 1995, 1994 and 1993 included the following components:

                              1995         1994         1993
Service cost-benefits
 attributed to service
 during the period         $   93,431   $   82,683   $  129,802
Interest cost on
 accumulated postretire-
 ment benefit obligation      100,050       77,908      120,892
Amortization on transition
 obligation over 20 years      76,404       76,404       76,404
---------------------------------------------------------------
    Total                  $  269,885   $  236,995   $  327,098
===============================================================

    Benefit payments of $48,317, $42,759 and $37,840 were made for postretirement medical benefits in 1995, 1994 and 1993, respectively.
    For measurement purposes, a 13% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995, 1994 and 1993. The rate was assumed to gradually decrease to 7% after four years in 1995, 7% after six years in 1994 and 7% after 25 years in 1993. The health care cost trend assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trends rates by 1% in each year would increase the accumulated postretirement benefit obligation by approximately $205,000 and $194,000 at December 31, 1995 and 1994, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $25,000, $23,000 and $57,000 for 1995, 1994 and 1993, respectively.
    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7%, 7% and 6% at December 31, 1995, 1994 and 1993, respectively.

NOTE 11 - STOCK OPTION AND PERFORMANCE UNIT PLAN

    In 1987, the shareholders approved a Stock Option and Performance Unit Plan reserving 191,010 shares of common stock for the granting of options to executive officers and other senior Management personnel. Options are not exercisable for at least three years from the date of grant and are not fully exercisable until five years from the date of grant. The duration of the exercise period is ten years. As such options are exercised, shareholders' equity will be credited with the proceeds.
    As of December 31, 1995, there were 4,868 shares exercisable at $14.04, 15,292 shares exercisable at $14.47, 15,216 shares exercisable at $15.55, 7,455 shares exercisable at $16.78 and 4,184 shares exercisable at $19.05. In January 1996, options to purchase 13,841 shares were granted at a price of $44.00.

                                                                   Number of Shares
                                                        -----------------------------------------
                                                        Available                                                 Range of Option
                                                        for Grant      Exercised      Outstanding                 Price per Share
Balance, January 1, 1993                                 98,526            2,200        90,284               $  13.39       $  19.05
    Granted                                             (45,384)                        45,384                  24.00          24.00
    Exercised                                                             13,915       (13,915)                 13.39          14.04
----------------------------------------------------------------------------------------------
Balance, December 31, 1993                               53,142           16,115       121,753                  13.39          24.00
    Granted                                             (11,598)                        11,598                  29.00          29.00
    Exercised                                                              3,475        (3,475)                 13.39          16.78
----------------------------------------------------------------------------------------------
Balance, December 31, 1994                               41,544           19,590       129,876                  14.04          29.00
    Granted                                             (11,922)                        11,922                  38.50          38.50
    Exercised                                                              4,194        (4,194)                 14.04          19.05
----------------------------------------------------------------------------------------------
Balance, December 31, 1995                               29,622           23,784       137,604                  14.04          38.50
==============================================================================================

    In 1996, the Corporation is required to adopt the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. Upon adoption of this statement, the Corporation will disclose the pro forma effect on earnings per share of recognizing the compensation cost for stock options based on the fair value method. Management does not anticipate that this pronouncement will have a material impact on the Corporation's result of operations or earnings per share upon adoption.

NOTE 12 - OTHER OPERATING EXPENSES

    Other operating expenses are summarized as follows:

                                Years ended December 31,
                            1995          1994          1993
FDIC deposit
  insurance             $    691,872  $   902,432    $   910,659
Ohio franchise and
  other taxes                724,387      691,405        603,756
Stationery, supplies
  and postage              1,017,029      908,607        805,667
Marketing expense            573,016      556,842        505,419
Contributions                191,808       55,883        166,282
Professional Fees            531,766      366,370        675,985
Intangible
  amortization             1,094,334      641,665        536,863
Other expenses             2,248,741    2,407,881      1,808,968
----------------------------------------------------------------
    Total other operating
     expenses           $  7,072,953  $ 6,531,085    $ 6,013,599
================================================================

NOTE 13 - INCOME TAXES

    Income taxes consist of the following:

                                Years ended December 31,
                            1995          1994          1993
Current tax expense    $  4,095,275   $ 3,420,015   $ 3,663,329
Deferred tax benefit       (309,785)      (43,127)     (752,661)
---------------------------------------------------------------
    Total income taxes $  3,785,490   $ 3,376,888   $ 2,910,668
===============================================================


    The sources of gross deferred tax assets and gross deferred tax liabilities at December 31, 1995 are as follows:

                             1995         1994           1993
Items giving rise to
  deferred tax assets:
  Allowance for loan
   losses in excess of
   tax reserve          $ 2,183,861    $1,800,426   $ 1,661,244
  Deferred loan
   fees and costs            24,736        91,176       136,296
  Postretirement benefits   333,400       255,200       191,960
  OREO writedown             94,180        94,180        94,180
  Unrealized loss on
   securities available
   for sale                     -         742,143           -
  Intangible amortization   104,058        16,478           -
  Other                     140,323        43,552       167,268
Items giving rise to
 deferred tax liabilities:
  Depreciation             (775,211)     (788,503)     (743,707)
  Loan basis
   from acquisition        (429,148)     (362,745)     (507,619)
  FHLB Stock               (162,234)      (61,764)      (15,572)
  Unrealized gain
   on securities
    available for sale     (435,262)         -         (311,612)
  Other                    (368,712)     (252,532)     (296,417)
Valuation allowance
 for deferred tax assets        -            -           -
---------------------------------------------------------------
Net deferred tax asset  $   709,991    $1,577,611   $   376,021
===============================================================

    Based on prior taxes paid, the deferred tax asset is more likely than not to be realized.

23

    The difference between the provision for income taxes and amounts computed by applying the statutory income tax rate of 34% to income before taxes is as follows:

                                            Years ended December 31,
                                         1995          1994         1993
Income taxes computed
 at the statutory tax rate
 on pretax income                 $ 3,796,085    $ 3,401,692   $ 3,024,196
Add tax effect of:
    Tax exempt income                (123,336)      (154,035)     (148,885)
    Other                             112,741        129,231        35,357
----------------------------------------------------------------------------
        Total income
         taxes                    $ 3,785,490    $ 3,376,888   $ 2,910,668
============================================================================

    Taxes attributable to securities gains approximated $2,104 in 1995, $69,633 in 1994 and $13,981 in 1993.

NOTE 14 - COMMITMENTS AND CONTINGENCIES
    RESERVE REQUIREMENTS: The Corporation's subsidiary bank is required to maintain approximately $11.6 million of cash on hand or on deposit with the Federal Reserve to meet regulatory reserve requirements at December 31, 1995. These balances do not earn interest.
    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: The Corporation is a party to financial instruments in the normal course of business to meet the financial needs of its customers. The contract or notional amounts of these instruments are not included in the consolidated financial statements. The exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to make loans is represented by the contractual amounts of these instruments. The Corporation does not anticipate any material losses from these transactions. The contract or notional amounts of these instruments on December 31, are as follows:

                                        1995          1994
Commitments to
 extend credit                       $124,829,000   $88,011,000
Standby letters of credit
 and financial guarantees               6,362,000     2,273,000
Interest rate swaps                     6,625,000     7,875,000

    The amounts above represent contracts entered into by the Corporation. The Corporation has not participated any portions to other financial institutions. At December 31, 1995, $18,259,000 of the commitments to extend credit were fixed rate and $106,570,000 were adjustable rate. In addition, all of the standby letters of credit were adjustable rate.
    The Corporation uses the same credit policies in extending commitments and letters of credit and financial guarantees as it does for on-balance-sheet financial instruments. The Corporation controls its exposure to loss from these agreements through credit approval processes and monitoring procedures. Letters of credit and commitments to extend credit are generally issued for one year or less. The total commitment amounts do not necessarily represent future cash disbursements, as many of the commitments expire without being drawn upon. The Corporation may require collateral in extending commitments, which may include cash, accounts receivable, securities, and real or personal property.
    INTEREST RATE SWAP: The Corporation has entered into an agreement to assume variable interest payments in exchange for fixed interest payments (interest rate swaps). At December 31, 1995 and 1994 the notional amount of the interest rate swap agreement was $6,625,000 and $7,875,000, respectively. The notional amounts of the interest rate swaps do not represent amounts exchanged by the parties and are not a measure of the Corporation's exposure through its use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the interest rate swap. The agreement calls for quarterly reductions in the notional amount with a final expiration of November 26, 2000. Variable interest payments received are based on the 3 month LIBOR rate which is adjusted on a quarterly basis. The net income (cost) of this agreement for 1995 and 1994 was approximately $219,000 and ($152,000), respectively, which was included in income.
    CONTINGENCIES: The nature of the Corporation's business results in a certain amount of litigation. Management, after reviewing with counsel all actions and proceedings pending against or involving UNB Corp. and its subsidiaries, considers that the aggregate liability or loss, if any, resulting from them will not be material to the Corporation's financial position.
    DIVIDEND AND REGULATORY CAPITAL REQUIREMENTS: Dividends paid by the Bank are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiary bank to the Corporation is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two year's retained earnings. At December 31, 1995, approximately $12,270,000 of the Bank's retained earnings were available for dividends to the Corporation under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Corporation's regulatory capital requirements and minimum regulatory guidelines. These restrictions do not presently limit the Corporation from paying normal dividends.
    The Corporation's regulatory capital requirements and ratios at December 31, 1995 follow:

                                   Regulatory        UNB Corp.
                                     Minimum           1995
Tier I Risk-Based Capital                6%           11.42%
Total Risk-Based Capital                10%           12.67%
Leverage Ratio                      3.0% - 5.0%        8.26%

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS
    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
    CASH AND SHORT-TERM INVESTMENTS - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.
    INVESTMENT SECURITIES - For investment securities and mortgage backed securities, fair values are based on quoted market prices or dealer quotes.
    LOANS - The fair value of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of unrecorded commitments was not material at December 31, 1995 and 1994.

    DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.
    INTEREST RATE SWAPS - The fair value of the interest rate swap reflects the amount that the Corporation would receive or pay to terminate the swap at the reporting date based on a dealer quote.
    Below are the estimated fair values of the Corporation's financial instruments at December 31, 1995 and 1994, respectively:


                                                1995                ESTIMATED                      1994                  Estimated
                                              CARRYING                FAIR                       Carrying                  Fair
                                                VALUE                 VALUE                        Value                   Value
Financial assets:
    Cash equivalents                     $     31,735,149     $    31,735,149                 $   30,210,684        $    30,210,684
    Short-term investments                      4,814,509           4,814,509                        767,369                767,369
    Securities                                128,216,265         128,514,880                    139,508,976            138,714,949
    Loans held for sale                              -                   -                           144,200                144,200
    Loans, net                                507,333,632         469,365,000                    403,250,178            383,627,186
    Accrued interest receivable                 4,170,096           4,170,096                      3,664,740              3,664,740
Financial liabilities:
    Demand and savings deposits              (298,979,664)       (298,979,664)                  (301,405,364)          (301,405,364)
    Time deposits                            (248,207,496)       (250,823,000)                  (185,365,151)          (180,913,358)
    Short-term borrowings                      (5,286,921)         (5,286,921)                    (5,837,697)            (5,837,697)
    Repurchase agreements                     (44,372,238)        (44,372,238)                   (29,059,245)           (29,059,245)
    FHLB advances                             (31,360,000)        (32,352,000)                   (16,660,000)           (14,076,000)
    Accrued interest payable                   (3,334,210)         (3,334,210)                    (2,316,421)            (2,316,421)
Off-balance-sheet instruments:
    Commitments to extend credit              124,829,000         124,829,000                     88,011,000             88,011,000
    Standby letters of credit                   6,362,000           6,362,000                      2,273,000              2,273,000
    Interest rate swaps                              -                367,544                           -                 1,022,415


NOTE 16 - PARENT COMPANY

    Condensed financial information of UNB Corp. (parent company only) follows:

    Condensed Balance Sheets
    December 31, 1995 and 1994

                                                              1995                                   1994
ASSETS
    Cash and cash equivalents                            $    638,609                           $     195,416
    Interest bearing deposit in subsidiary bank                36,545                                  34,776
    Other securities                                        9,473,050                              10,361,906
    Marketable equity securities                            2,677,263                               1,441,937
    Investment in subsidiaries, at equity in underlying
      value of net assets                                  53,209,263                              46,567,942
    Other assets                                             (705,267)                                 38,465
-------------------------------------------------------------------------------------------------------------
        Total Assets                                     $ 65,329,463                           $  58,640,442
=============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
    Other Liabilities                                    $      2,580                                  -
    Shareholders' equity                                   65,326,883                           $  58,640,442
-------------------------------------------------------------------------------------------------------------
        Total Liabilities and Shareholders' Equity       $ 65,329,463                           $  58,640,442
=============================================================================================================

25

   Condensed Statements of Income
   For the three years ended December 31, 1995                    1995                  1994                  1993
Income
    Cash dividends from subsidiary                          $ 2,128,900           $ 3,740,500          $ 1,455,000
    Interest on deposit in subsidiary bank                        3,046                13,891               20,823
    Dividends on marketable equity securities                    49,352                33,134               45,572
    Interest on investments and mortgage-backed securities      569,140               421,578              154,916
    Securities gains                                                (25)              200,495                -
-------------------------------------------------------------------------------------------------------------------
        Total income                                          2,750,413             4,409,598            1,676,311
-------------------------------------------------------------------------------------------------------------------
EXPENSES
    Other expenses                                              237,236               149,188              159,009
-------------------------------------------------------------------------------------------------------------------
        Total expenses                                          237,236               149,188              159,009
-------------------------------------------------------------------------------------------------------------------
INCOME BEFORE FEDERAL INCOME TAXES AND EQUITY
 IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES                  2,513,177             4,260,410            1,517,302
FEDERAL INCOME TAX EXPENSE                                      113,945               176,769               21,183
-------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED NET
 INCOME OF SUBSIDIARIES                                       2,399,232             4,083,641            1,496,119
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES            4,980,234             2,544,448            4,841,737
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                  $ 7,379,466           $ 6,628,089          $ 6,337,856
===================================================================================================================



   Condensed Statements of Cash Flows
   For the three years ended December 31, 1995                    1995                  1994                  1993
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                              $ 7,379,466           $ 6,628,089          $ 6,337,856
    Equity in undistributed net income of subsidiaries       (4,980,234)           (2,544,448)          (4,841,737)
    Net security (gains) losses                                      25              (200,495)               -
    Other, net                                                  171,926                77,305               (6,146)
-------------------------------------------------------------------------------------------------------------------
        Net cash from operating activities                    2,571,183             3,960,451            1,489,973
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (increase) decrease in interest
     bearing deposits in subsidiary bank                         (1,769)              884,830             (761,650)
    Proceeds from sale and maturities of securities          36,483,943            13,547,439            3,291,760
    Purchase of securities                                  (35,631,589)          (16,610,710)         (10,441,282)
-------------------------------------------------------------------------------------------------------------------
        Net cash from investing activities                      850,585            (2,178,441)          (7,911,172)
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash dividends                                           (3,016,677)           (2,742,404)          (2,388,004)
    Proceeds from shares issued through
     dividend reinvestment                                        -                   739,048              717,246
    Proceeds from issuance of stock                              38,102               355,192            7,623,210
-------------------------------------------------------------------------------------------------------------------
        Net cash from financing activities                   (2,978,575)           (1,648,164)           5,952,452
-------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                         443,193               133,846             (468,747)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  195,416                61,570              530,317
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $   638,609           $   195,416          $    61,570
===================================================================================================================

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED) The following is a consolidated summary of quarterly information:

                                                       In thousands (except for per share data)
                                                                    Quarters Ended
                                      March 31                June 30              September 30             December 31
1995
INTEREST INCOME                    $  11,321               $  12,281               $ 12,748               $  13,409
NET INTEREST INCOME                    6,731                   6,933                  7,003                   7,286
PROVISION FOR LOAN LOSSES                360                     380                    480                     530
NET INCOME                             1,602                   1,791                  1,964                   2,022
EARNINGS PER COMMON SHARE:
    PRIMARY                             0.55                    0.61                   0.67                    0.69
    FULLY DILUTED                       0.54                    0.61                   0.67                    0.69

1994
Interest income                    $   8,460               $   8,822               $  9,526               $  10,892
Net interest income                    5,653                   5,854                  6,061                   6,623
Provision for loan losses                300                     240                    240                     240
Net income                             1,409                   1,639                  1,734                   1,846
Earnings per common share:
    Primary                             0.50                    0.57                   0.61                    0.64
    Fully diluted                       0.47                    0.55                   0.58                    0.62

1993
Interest income                    $   9,127               $   8,842               $  8,785               $   8,626
Net interest income                    5,782                   5,587                  5,665                   5,687
Provision for loan losses                525                     525                    300                     845
Net income                             1,843                   1,443                  1,562                   1,490
Earnings per common share:
    Primary                             0.74                    0.56                   0.56                    0.51
    Fully diluted                       0.74                    0.54                   0.53                    0.46

All per share data has been adjusted for any stock dividends and splits.

27

Management's Discussion and Analysis
-------------------------------------------------------------------------------

INTRODUCTION
    The following is Management's discussion and analysis of the financial condition and results of the operations of UNB Corp. (the Corporation). It is intended to amplify certain financial information regarding UNB Corp. and should be read in conjunction with the Consolidated Financial Statements, related Notes, and the Five Year Summary of Selected Data included in this report.
    UNB Corp. is a locally owned and operated one-bank holding company whose principal subsidiary is the United National Bank and Trust Company (the Bank). The Bank is a full service commercial bank offering a complete range of personal, trust, and business financial products and services through its twenty branch network located in Stark and southern Summit Counties.
    On September 16, 1994, UNB Corp., acting through the Bank, successfully acquired four branches of the former Transohio Federal Savings Bank (Transohio) from the Resolution Trust Corporation (RTC). Transohio was a federal savings and loan association headquartered in Cleveland, Ohio which was placed in receivership by the Office of Thrift Supervision and operated by the RTC as conservator. The Bank acquired certain assets of cash and options to acquire certain fixed assets and received cash from the RTC equal to the difference between the liabilities assumed by the Bank and the value of the assets purchased. The Bank assumed approximately $70.4 million in deposit liabilities and received certain assets and cash from the RTC less a premium paid to the RTC. Performance in 1995 reflected a full year of the impact of this acquisition.

RESULTS OF OPERATIONS
    UNB Corp.'s net income for 1995 was $7,379,466 which represents an 11.3% increase over 1994 net income of $6,628,089, which in turn represented a 4.6% increase over 1993 net income of $6,337,856. Primary earnings per share for 1995 was $2.52, an increase of $.20 per share from 1994, whereas 1994 primary earnings per share of $2.32 represented a $.05 decrease from 1993. On a fully diluted basis, earnings per share for 1995 were $2.51, compared to $2.22 for 1994 and $2.27 for 1993, respectively.
    Return on average assets was 1.14%, 1.24%, and 1.29% for 1995, 1994, and 1993, respectively. The Corporation's return on average equity, which is to a great extent effected by its strong capital base, was 11.98%, 11.45% and 12.63% for the same periods. The reduction in primary and fully diluted earnings per share and return on average equity from 1993 to 1994 reflects the impact of the adoption of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in addition to the impact of the inclusion of the 1993 stock offering in average equity for a full year in 1994 and 1995. This additional equity was raised to position the Corporation to take advantage of future acquisition and expansion opportunities, such as the Transohio branches acquired in 1994.

NET INTEREST INCOME
    Net interest income, the primary source of earnings for the Corporation, is the difference between interest and loan fee income generated on earning assets and the interest expense paid on deposits and borrowed funds (Table 1). For 1995, net interest income increased to $27,953,146 from $24,191,419 in 1994, an increase of 15.5%. For 1994, net interest income increased to $24,191,419 from $22,721,100 in 1993, an increase of 6.5%. These annual increases are primarily attributable to the growth in interest earning assets exceeding the growth in interest bearing liabilities. Cost of funds rates continued to increase more rapidly in 1995 than earning asset yields. While this difference between the funding cost and earnings yield has decreased, strong earning asset growth has prevented an adverse impact on net interest income.
    Total interest income in 1995 increased by $12,059,082, or 32.0%, over 1994. This compares to a $2,319,156, or 6.6% increase from 1993 to 1994. In 1995, the most significant factor to impact the level of interest income was the growth in average earning assets to $600,130,000 from $495,711,000 in 1994. In 1995, the Bank was positioned to take advantage of strong loan demand attributable to a low interest rate environment. Strong deposit growth combined with the proceeds from the assumption of Transohio deposits in 1994 which were placed in the Securities Portfolio and whose cash flows and maturities supported the 1995 loan growth contributed to the strong performance. Comparing 1993 to 1994, growth was attributed to increased earning assets funded by deposits assumed from the Transohio branch acquisition and strong loan growth concentrated in the Consumer Loan Portfolio. The yield on earning assets increased by


    [FIGURE]

    NET INCOME millions

    91         92       93       94      95
    3.601      4.779    6.338    6.628   7.379


    [FIGURE]

    RETURN ON EQUITY percent

    91         92       93       94      95
    12.93      12.32    12.63    11.45   11.98


    [FIGURE]

    EARNINGS PER SHARE dollars

    91         92       93       94      95
    1.89*      2.03*    2.37*    2.32    2.52

    *Adjusted for any stock dividends and splits

Table 1

   Net Interest Income                                                                Years ended December 31,
   (In thousands of dollars)                                         1995                       1994                       1993
Interest income                                                   $  49,759                 $  37,699                 $   35,380
Interest expense                                                     21,806                    13,508                     12,659
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  27,953                    24,191                     22,721
Tax equivalent adjustments*                                             139                       183                        161
================================================================================================================================
Net interest income (fully taxable equivalent basis)              $  28,092                 $  24,374                 $   22,882
Net interest income (F.T.E.) as percent of average earning assets      4.68%                     4.92%                      5.09%

*The tax equivalent adjustment is computed by stating non-taxable income on a tax equivalent basis using the statutory tax rate of 35% and adjusted for non-deductible interest expense for 1995, 1994 and 1993.

67 basis points in 1995, a result of higher yields in mortgage-backed and other securities and loans. From 1993 to 1994, the yield on earning assets decreased by 26 basis points as a result of lower yields earned on tax-exempt and other securities and loans.
    Total interest expense increased in 1995 by $8,297,355, or 61.4%, over 1994. This compares to a $848,837, or 6.7% increase from 1993 to 1994. Average interest bearing liabilities grew to $511,255,000, an increase of $96,458,000 or 23.3% over 1994. This compares to a $30,477,000, or 7.9% increase from 1993 to 1994. In 1995, interest expense was impacted for the entire year by more expensive Transohio deposits which contained a higher percentage of deposits in more expensive Certificates of Deposit. The Bank's core deposit to total deposit percentage declined in 1995 as the Bank became more reliant on more expensive Certificates of Deposit and Federal Home Loan Bank Advances to fund the strong loan growth. Passbook and Statement Savings deposits continued to decline as depositors sought higher yields in Certificates of Deposit and alternative investments outside the banking industry. During the second half of the year, the Bank's emphasis on funding asset growth was directed toward attracting and retaining Certificates of Deposit. During this period, the Bank offered very competitive rates in all maturity ranges. The increase from 1993 to 1994 was significantly impacted by the Transohio acquisition, since rates on Transohio deposits, on average, were higher than those paid on the Bank's own deposits.
    Net interest margin is the measure of the net yield on average earning assets on a fully taxable basis. The net interest margin is calculated by dividing net interest income on a fully taxable basis by average earning assets. The net interest margin is affected by the level and mix of earning assets and supporting deposits and borrowings and the interest rate spread between them. The Bank's net interest margin decreased to 4.68% in 1995. From 1993 to 1994, the net interest margin decreased from 5.09% to 4.92% (Table 1). The decline for these two periods was the net result of a smaller increase in the yields received on interest earning assets than the increase in rates paid on interest bearing liabilities.

OTHER INCOME
    Other income for 1995 totaled $5,616,985, a decrease of $26,817, or less than 1.0%, from 1994. This compares to a decrease of $365,088, or 6.1% from 1993 to 1994 (Table 3). Service charges on deposits decreased $53,457, or 2.2%, in 1995. The Bank's deposit accounts were restructured in 1994. This restructuring afforded depositors the opportunity to avoid service charges by carrying minimum balances in their accounts. While this restructuring reduced service charges, deposit balances and average account balances increased. From 1993 to 1994, service charges increased $160,842, or 7.1%. This growth is the result of the increase in the deposit base, primarily from the Transohio deposit acquisition.
    Trust Department earnings showed continued growth in 1995 with income up $345,639, or 16.0%, from 1994. A new fee structure instituted in the second half of 1994 had a significant impact on 1995 income. Managed assets increased to $489.0 million compared to $391.4 million and $392.6 million in 1994 and 1993, respectively. This increase in managed assets in 1995 was the primary contributor to the increase in Trust income. The reduction in managed assets from 1993 to 1994 was partially the result of the decline in market values prompted by the effect of rising interest rates on fixed income assets.
    Other operating income for 1995 was $667,627, a decrease of $149,440, or 18.3% compared to 1994. The primary factor contributing to the decline in 1995 was the reduction in fee income from the sales of annuities and mutual funds investments. In 1995, the Bank switched third party providers which left the program without sales support for a portion of the year. The Bank has since joined with Essex Corporation and anticipates increased income in 1996. From 1993 to 1994, operating income declined $389,000 or 32.3%. In 1993, income benefited significantly from a $325,000 one-time positive valuation adjustment on other real estate owned.
    In 1994, a one-time gain was taken to recognize a portion of the market appreciation in the Corporation's equity portfolio. Gains on mortgage loans originated for resale in 1995 contributed $67,087 compared to $38,031 in 1994. In 1994, gains declined $324,920 compared to 1993. This was due to the unfavorable impact of the rising interest rate environment in 1994. Should interest rates rise in 1996, there will be little opportunity to improve on 1995's performance.

OTHER EXPENSE

    Total other expense of $20,655,175 in 1995 increased over 1994 by $1,844,931, or 9.8%. From 1993 to 1994, expenses increased by $1,169,948, or
6.6% (Table 3). Total employee compensation, including salaries, wages and benefits, grew 10.5% from 1994. From 1993 to 1994, the increase was 6.6%.

    For 1995, total employee compensation accounted for 49.1% of Other Expense compared to 48.8% in both 1994 and 1993. A major contributor to this increase was a full year's cost of staff additions which resulted from the Transohio branch acquisition. In addition, the Bank's incentive payout from the performance based Stakeholder Program increased in 1995. While salary and benefits per employee increased in 1995, total employee com-

29

pensation equaled only 1.7% of average earning assets compared to 1.9% in 1994 and 1.9% in 1993. Management monitors employee compensation closely through a well defined salary administration program and merit increases tied to the Bank's "pay for performance" program.
    The one-time expenses in 1994 associated with the Transohio branch acquisition were substantially matched in 1995 by a full year's amortization of the Transohio goodwill and core deposit intangible assets recorded as part of the transaction.
    In 1995, new risk based deposit insurance premiums went into effect as part of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) passed by Congress in 1991. The annual assessment for each institution is now determined on the basis of capital adequacy and other regulatory risk assessments. Due to the Bank's capital levels and supervisory ratings and the overcapitalization of the Bank Insurance Fund (BIF), the premium on BIF insured deposits decreased from $0.23 per $100 of deposits to $0.04 effective in June of 1995. For at least the first six months of 1996, the premium on BIFinsured deposits has been reduced to $0. Deposits of the Bank that were acquired through the purchase of savings and loan branches from the RTC, and are insured by the Savings Association Insurance Fund (SAIF), continue to be assessed premiums at the rate of $0.23 per $100 of deposits. The FDIC premium expense reduction to the Bank amounted to $210,560 in 1995. In 1996, Management anticipates, based on legislation currently pending in Congress, that the Bank will be required to pay a one-time assessment of approximately $700,000 on deposits acquired through the RTC and insured by the SAIF fund. This assessment will be used to recapitalize the SAIF fund which insures these deposits. After paying the assessment, the premium on those deposits is expected to decline. In 1997, if the FDIC continues to assess deposits at the lower premium rates, Management expects expense savings approximating the amount of the one-time assessment.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses is maintained by Management at a level considered adequate to cover possible future losses. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in the opinion of Management, to maintain the allowance for loan losses at an adequate level. Management determines the adequacy of the allowance based on past experience, changes in portfolio size and mix, relative quality of the Loan Portfolio and the rate of loan growth, assessments of current and future economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates, which are subject to change over time. While Management's periodic analysis of the allowance for loan losses may dictate portions of the allowance be allocated to specific problem loans, the entire amount is available for any loan charge-offs that may occur.
    The allowance for loan losses on December 31, 1995, was $7,242,003, or 1.40% of outstanding loans, compared to $6,348,219, or 1.54%, at year-end
1994, and $6,055,843, or 1.73%, at year-end 1993.
    The provision for loan losses charged to operating expense was $1,750,000 in 1995 compared to $1,020,000 in 1994 and $2,195,000 in 1993. The increase in
1995 was a direct result of strong loan growth. The provision declined in 1994 compared to 1993 due to Management's decision in 1993 to fund the allowance so that as a percentage of total loans outstanding, the allowance was comparable to the Bank's peers. Management continued to maintain the allowance at a level comparable to the Bank's peers in 1994 and 1995.


Table 2

   Changes In Net Interest Differential - Rate/Volume Analysis December 31,
   1995, 1994 and 1993
   (In thousands of dollars)                                     1995 vs. 1994                               1994 vs. 1993
                                                              Increase (Decrease)                         Increase (Decrease)
                                                               Due To Change In                            Due To Change In
                                                       Volume        Rate          Total           Volume        Rate          Total
INTEREST INCOME:
    Interest earning deposits with other banks      $  (230)      $    39    $   (191)          $   148      $    93      $   241
    Federal funds sold                                  241            67         308               (22)          50           28
    Securities:
        Taxable                                         378           287         665               (82)           7          (75)
        Tax exempt                                      (56)          (25)        (81)               (4)         (25)         (29)
    Other investments                                   110            62         172               (14)        (161)        (175)
    Mortgage-backed securities                        1,105           345       1,450               (77)          16          (61)
    Loans                                             6,892         2,801       9,693             3,866       (1,454)       2,412
---------------------------------------------------------------------------------------------------------------------------------
        Total interest income                         8,440         3,576      12,016             3,815       (1,474)       2,341
INTEREST EXPENSE:
    Interest bearing demand deposits                     34             8          42                78         (260)        (182)
    Savings                                             (13)          235         222               192         (527)        (335)
    Certificates and other time deposits              3,433         2,220       5,653               234           27          261
    Short-term borrowings                               590           626       1,216                16          325          341
    Long-term borrowings                                937           228       1,165               755            9          764
---------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                        4,981         3,317       8,298             1,275         (426)         849
---------------------------------------------------------------------------------------------------------------------------------
           Net interest income                      $ 3,459       $   259    $  3,718           $ 2,540      $(1,048)     $ 1,492
=================================================================================================================================

Table 3

   Other Income and Other Expense                                                        Years ended December 31,
   (In thousands of dollars)                                             1995                      1994                      1993
OTHER INCOME:
    Service charges on deposits                                     $  2,368                   $ 2,421                   $  2,260
    Trust Department income                                            2,509                     2,163                      2,138
    Other operating income                                               667                       817                      1,207
    Gains on loans originated for resale                                  67                        38                        363
    Securities gains, net                                                  6                       205                         41
---------------------------------------------------------------------------------------------------------------------------------
        Total other income                                          $  5,617                   $ 5,644                   $  6,009
=================================================================================================================================
OTHER EXPENSE:
    Salaries and wages                                              $  8,013                   $ 7,533                   $  6,954
    Retirement and other employee benefits                             2,130                     1,644                      1,658
    Occupancy expense                                                  1,213                     1,126                      1,077
    Equipment expense                                                  2,226                     1,976                      1,937
    Other operating expense                                            7,073                     6,531                      6,014
---------------------------------------------------------------------------------------------------------------------------------
        Total other expense                                         $ 20,655                   $18,810                   $ 17,640
=================================================================================================================================

    Net charge-offs for 1995 were $856,000, compared to $728,000 for 1994 and $494,000 for 1993. Net charge-offs as a percentage of average loans outstanding for 1995 was 0.18% compared to 0.19% in 1994 and 0.15% for 1993.
    Impaired loans totaled $566,269 at December 31, 1995. Non-performing loans at year-end 1995 were $1,320,000 compared to $1,061,000 at year-end 1994 and $645,000 at year-end 1993. Non-performing loans consist of loans past due 90 days or more and loans which have been placed on nonaccrual status. As of December 31, 1995, 21.4% of non-performing loans were Commercial and Commercial Real Estate Loans, 55.2% were Residential Mortgage Loans, and 23.4% were Consumer Loans. This compares to 10.3%, 47.5%, and 42.2%, respectively, for the same categories at year-end 1994. The ratio of non-performing loans to total loans was 0.25% for 1995 and 0.39% for 1994. This ratio compares very favorably to that of the Bank's peer group at 0.78%. Due to anticipated loan growth built into the 1996 Profit Plan, Management anticipates increasing the provision to maintain a similar reserve-to-loan ratio to that of the past year.
    On January 1, 1995, the Corporation adopted Financial Accounting Standards Board (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." SFASNo. 114 and 118 address the accounting by creditors for impairment of all loans identified for evaluation, uncollateralized as well as collateralized, except for large groups of small balance, homogenous loans that collectively are evaluated for impairment.
    Under SFAS 114, when Management determines that a loss is possible, a full or partial charge-off is recorded for the amount the book value of the impaired loan exceeds the present value of the cash flows or the fair value of the collateral, for collateral dependent loans. Under SFAS 118, Management has classified all impaired loans as nonaccrual status. Loans which were classified as nonaccrual and have been brought current must remain current for six months before removal from nonaccrual status and are not considered impaired for purposes of these Statements.

INCOME TAXES
    The provision for income taxes for 1995 was $3,785,490, up from $3,376,888 and $2,910,668 in 1994 and 1993, respectively. This increase is the result of higher taxable income and lower tax-exempt income for 1995. Management anticipates that in the future it will continue to encounter limited opportunities for obtaining tax-free investments with attractive tax-equivalent yields and desired maturities due to changing tax regulations and competitive market conditions. In addition, the stated federal tax rate increased from 34% to 35% for pretax earnings in excess of $10 million. As the Bank continues to grow, incremental earnings will be taxed at the higher rate. In 1995, the effective federal income tax rate for the Corporation equaled 33.9% compared to 33.8% in 1994 and 32.7% in 1993.
    Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax expense is computed following the liability method. Adopting SFAS No. 109 resulted in a positive effect on earnings for 1993 of $353,830.

FINANCIAL CONDITION
    Total assets were $699,643,837 at year-end 1995, compared to $601,083,685 at December 31, 1994, an increase of $98,560,152, or 16.4%, over 1994. Earning assets at December 31, 1995 were $651,760,563, an increase of $98,817,790, or 17.9%, over 1994 year-end. Earning assets equaled 93.2% and 92.0% of total assets at year-end 1995 and 1994, respectively. The composition of earning assets also changed in 1995, as the mix of Consumer, Mortgage and Commercial Loans changed. Liquidity in the Securities Portfolio was used to fund loan growth.
    At December 31, 1995, Federal Funds Sold were $4,300,000, an increase of $3,700,000 from December 31, 1994. Total Investments and Mortgage-Backed Securities decreased $11,292,711, or 8.1%, from 1994. Total Loans increased $106,207,561, or 25.7%, over 1994 with growth concentrated in the areas of indirect Consumer Loans,Mortgage Loans, and Commercial Real Estate Loans. United Bank continues to serve the business and professional communities and to satisfy the credit needs of its customers.
    Total deposits on December 31, 1995 were $547,187,160, compared to $486,770,515 at year-end 1994. This 12.4% increase is primarily attributable to a $62,842,345 increase in Certificates of Deposit. Short-term Borrowings at year-end 1995 increased $14,762,217 over year-end 1994.

31

    FHLB advances increased $14,700,000 over 1994, attributable to borrowings in the first half of 1995 used to fund strong loan growth. The Bank's loan-to-deposit ratio at December 31, 1995 increased to 93.5% versus 83.4% at year-end 1994.

LOANS
    Total net loans were $511,487,786 at year-end 1995 compared to $406,174,009 at year-end 1994. This represents an increase of $105,313,777, or 25.9%, over 1994. Loans comprised 77.4% of the Corporation's average earning assets during 1995, compared to 77.8% in 1994 and 75.5% in 1993. The product mix in the loan portfolio shows Consumer Loans, Mortgage Loans, Commercial Loans and Commercial Real Estate comprising 42.6%, 33.2%, 12.5% and 11.7%, respectively, at December 31, 1995, compared with 44.2%, 28.0%, 14.9%, and 12.9%, respectively, at
December 31, 1994. This change in the loan portfolio mix reflects the Bank's continuing strategy of increasing the retail loan portfolio through increased Consumer and Mortgage lending. Business loan demand continued to be fairly weak in 1995 and competition for quality loans became more intense. In 1994, preceded by a substantial interest rate decline in 1993, the demand for new fixed rate mortgages and refinancing of existing variable and fixed rate loans increased dramatically. By offering competitive rates, the Bank was able to increase its mortgage loan portfolio. This growth was the main reason for the change in loan mix. The loan portfolio is diverse, covering a wide range of borrowers. There are no loans outstanding which in total could be considered a concentration of lending in any particular industry or group of industries.
    Loans contributed 83.4% of total interest income in 1995 compared to 84.3% in 1994 and 83.1% in 1993. Loan yield was 8.96% in 1995, 69 basis points higher than 1994 and 65 basis points higher than the average rate for earning assets. Management recognizes that while the loan portfolio holds some of the Bank's highest yielding assets, it is inherently the most risky portfolio. Accordingly, Management attempts to balance credit risk versus return with conservative credit standards. Management has developed and maintains comprehensive underwriting guidelines and a loan review function which monitors credits during and after the approval

Table 4

Average Balance Sheet and Related Yields Years ended December 31, 1995, 1994 and 1993
(In thousands of dollars)                       1995                              1994                               1993

                                    AVERAGE                          AVERAGE                          AVERAGE
                                    BALANCE   INTEREST   RATE*       BALANCE   INTEREST  RATE*        BALANCE    INTEREST    RATE*
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
   Interest earning deposits      $   1,735 $     101     5.82%   $   5,784   $    292    5.05%     $   2,118     $     51    2.41%
   Federal funds sold                 7,877       461     5.85        3,518        153    4.35          4,185          125    2.99
   Investment securities:
     Taxable                         53,827     2,975     5.53       46,673      2,310    4.95         48,339        2,385    4.93
     Tax exempt                       2,452       190     7.75        3,146        271    8.61          3,184          300    9.42
     Other securities                11,858       729     6.15       10,008        557    5.57         10,213          732    7.17
   Mortgage-backed securities        58,067     3,858     6.64       40,963      2,408    5.88         42,277        2,469    5.84
   Loans (net of unearned interest) 464,314    41,584     8.96      385,619     31,891    8.27        339,468       29,479    8.68
----------------------------------------------------------------------------------------------------------------------------------
     Total interest earning assets  600,130    49,898     8.31      495,711     37,882    7.64        449,784       35,541    7.90
----------------------------------------------------------------------------------------------------------------------------------

NONEARNING ASSETS:
   Cash and due from banks           25,120                          23,858                            27,266
   Other nonearning assets           26,441                          21,100                            18,446
   Allowance for loan losses         (6,829)                         (6,246)                           (5,170)
-----------------------------------------------------------------------------------------------------------------------------------
     Total assets                 $ 644,862                       $ 534,423                         $ 490,326
===================================================================================================================================

INTEREST BEARING LIABILITIES:
   Demand deposits                $  68,361     1,315     1.92%   $  66,667   $  1,275    1.91%     $  63,118     $  1,457    2.31%
   Savings deposits                 151,229     3,970     2.63      151,768      3,747    2.47        144,707        4,082    2.82
   Time deposits                    216,187    12,249     5.67      149,771      6,595    4.40        144,459        6,334    4.38
   Short-term debt                   44,858     2,234     4.98       30,572      1,018    3.33         29,875          677    2.27
   Long-term debt                    30,620     2,038     6.66       16,019        873    5.45          2,161          109    5.04
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
     liabilities                    511,255    21,806     4.27      414,797     13,508    3.26        384,320       12,659    3.29
-----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST BEARING LIABILITIES
   Demand deposits                   66,329                          58,788                            52,342
   Other liabilities                  5,661                           2,944                             3,492
   Shareholders' equity              61,617                          57,894                            50,172
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and equity $ 644,862                       $ 534,423                         $ 490,326
===================================================================================================================================
Net interest income                         $  28,092                         $24,374                             $ 22,882
===================================================================================================================================
Net yield on earning assets                               4.68%                           4.92%                               5.09%
===================================================================================================================================

*Average rates of all categories including tax-free income are stated on a fully taxable equivalent basis.

process. To minimize risks associated with changes in the borrowers' future repayment capacity, the Bank generally requires scheduled periodic principal payments on all types of loans and normally requires collateral. To reduce the risk of volatility in collateral values, Management usually requires down payments on its Mortgage and Consumer Loans and seeks a reasonable and continuing level of equity in commercial customers' businesses.
    Consumer Loans increased to $220,738,840 on December 31, 1995 from $182,262,910 on December 31, 1994. Management continued to expand its dealer network both geographically as well as the number of dealers. Dealer paper was purchased using strict underwriting guidelines with an emphasis on quality, not quantity. Indirect loans comprise 78.5% of the Consumer Loan Portfolio in 1995 compared to 78.1% in 1994. In 1995, the Consumer Loan Department implemented a credit scoring system which helped to maintain the high credit standards already in place. In addition, credit scoring helped by improving customer service through quicker response times, improving management reporting and assisting the Bank in meeting its regulatory responsibilities.
    Home Equity Line of Credit outstandings were $17,896,153 at December 31, 1995, or an increase of 25.4% over 1994. This product was redesigned in 1995 to enable homeowners to borrow up to 100% of the equity they have in their home. It also features a very attractive tiered interest rate based on the Prime Rate and a lower monthly payment amount than previously offered. Management views the current product as one which will make the Bank very competitive in this market segment.
    Residential Mortgage Loans increased to $172,282,619 at December 31, 1995, up from $115,353,701 in 1994. The Bank increased its realtor base significantly, with strong growth coming from eastern Stark County. A small correspondent program initiated toward the end of 1994 helped to increase mortgage loan penetration in southern Summit County. The Bank sold $5.1 million of fixed rate mortgages in the secondary market while retaining the servicing rights to the loans as a source of fee income. The offering of very competitive rates, combined with a favorable rate environment, helped the Bank's Mortgage Loan Department attain the distinction of being Stark County's number one mortgage lender in 1995. In 1995, the Bank's Mortgage Assistance Program provided approximately $1.9 million in loans to low-to-moderate income individuals to purchase homes. This program now has approximately $8.7 million in loans outstanding. If interest rates remain low or decline further, Management anticipates an increase in mortgage loan refinancings. By offering competitive rates and innovative products, the Bank should be able to attract new loans while retaining existing loans.

    [FIGURE]

    TOTAL ASSETS millions

    91            92       93       94      95
    475.9         488.3    497.6    601.1   699.6

    Commercial Loans at December 31, 1995 were $64,810,976, compared to $61,094,079 for year-end 1994. This increase was particularly gratifying because of the intense competition in the Bank's market and the fact that Commercial Loan balances remained relatively constant from year-end 1993 to year-end 1994. The Bank's strategic plan targeted Commercial Real Estate loans as a product which had strong growth potential. As of December 31, 1995, Commercial Real Estate outstandings increased $7,226,355, or 13.6%, compared to year-end 1994. Since 1993, outstandings have increased by 29.4%. During 1995, the Bank introduced the new Business Manager lending product. This product provides business customers with immediate cash flow by selling their accounts receivable to the Bank. Management feels that there is a strong demand for this product in its market and anticipates continued growth in 1996.

INVESTMENTS
    The Bank's Investment Portfolio provides a degree of liquidity for the Bank, while it also generates interest income. The Investment Portfolio consists primarily of U.S. Treasury and Agency Securities, various types of Asset-backed Securities and Collateralized Mortgage Obligations, and various types of short term money market instruments. At the holding company level, a small portfolio of Collateralized Mortgage Obligations, common stocks, money market instruments and tax-exempt securities is maintained. At December 31, 1995, the Corporation's consoli-dated Investment Portfolio was $128,216,265 versus $139,508,976 at year-end 1994.
    The Bank continues to purchase securities which are eligible to be pledged against the deposited funds of public entities and for use as collateral in Repurchase Agreements. At year-end, there were $84,609,074 of securities pledged for these purposes compared $60,087,996 at year-end 1994.
    Management utilizes the Investment Portfolio as a source of income and liquidity. During the first three quarters of the year, maturities and principal repayments were used to fund loan growth. As the Bank experienced a seasonal slowing of loan demand late in the year, funds were invested primarily in shorter term securities that will provide a source of funds for additional loan growth in 1996.
    Under the requirements of Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the securities in the Corporation's portfolio are classified as either Available for Sale or Held to Maturity. Securities in the Available for Sale account are marked to market at the end of each quarter, with the gain or loss shown as an adjustment to shareholders' equity. At year end 1995, the adjust-

Table 5

Total Loans                                           Years ended December 31,                           Increase or (Decrease)
(In thousands of dollars)                            1995                  1994                       Dollars            Percentage
Commercial                                      $   64,811            $   61,094                   $   3,717                6.1%
Commercial Real Estate                              60,478                53,252                       7,226               13.6%
Real Estate                                        172,283               115,354                      56,929               49.4%
Consumer                                           220,739               182,262                      38,477               20.0%
Leases                                                 419                   560                        (141)             -25.2%
---------------------------------------------------------------------------------------------------------------------------------
    Total loans                                 $  518,730            $  412,522                   $ 106,208               25.7%
=================================================================================================================================

33

Table 6

Investments                                           YEARS ENDED DECEMBER 31,                  INCREASE OR (DECREASE)
(In thousands of dollars)                            1995                  1994              Dollars            Percentage
U.S. Treasury                                    $  22,171            $   18,596          $  3,575                19.2%
U.S. Government agencies and corporations           31,820                44,474           (12,654)              -28.5%
Mortgage-backed securities                          63,087                61,586             1,501                 2.4%
Obligations of state and political subdivisions      1,238                 3,439            (2,201)              -64.0%
Corporate bonds and other securities                 9,900                11,414            (1,514)              -13.3%
-----------------------------------------------------------------------------------------------------------------------
    Total investment securities                  $ 128,216            $  139,509          $(11,293)               -8.1%
=======================================================================================================================

ment to shareholders' equity for unrealized gain on the portfolio was $844,921, compared to an unrealized loss of $1,440,629 in the previous year. This represents an increase to shareholders' equity at December 31, 1995 of 1.30%. The increase was due in part to a significant decrease in market rates during 1995, as well as a change in the composition of the portfolio as securities purchased during a period of lower interest rates matured and were replaced at current levels. In general, increases in interest rates will cause a decline in the market values of fixed rate securities. The market values of equity securities are subject to other factors that are not necessarily related to interest rates, and will not change in a predictable manner.

DEPOSITS
    Deposits are the Bank's primary source for funding its earning assets. The Bank offers a wide variety of products designed to attract and retain its customers, with a primary focus on core deposits. Total deposits at December 31, 1995 were $547,187,160, an increase of $60,416,645 from 1994. In 1995,
Management actively pursued retaining the Bank's maturing Certificates of Deposits as well as attracting new deposits. A portion of the funds from the deposits assumed in the 1994 Transohio branch acquisition were invested short term in the Investment Portfolio, which provided some liquidity in 1995 to support loan growth. The Bank introduced two new products in 1995. The MasterMoney product allows customers to make purchases at any MasterCard merchant with the amount of the purchase automatically deducted from the customer's checking account. The Money Market Access account, introduced in the fourth quarter of 1995, has a tiered interest rate indexed to the 13- week Treasury Bill rate. This product offers customers liquidity as well as a competitive rate of return.
    The Bank's noninterest bearing Checking Account balances increased to $73,707,817 at December 31, 1995 from $71,014,730 at December 31, 1994, an increase of 3.8%. Interest bearing NOW Accounts grew to $74,201,892 at December 31, 1995, a 1.6% increase. At December 31, 1995, Savings Accounts totaled $151,069,955, a decline of 4.0% from year-end 1994 while Certificates of Deposit were $248,207,496, an increase of 33.9% over year-end 1994. The decrease in Savings balances and corresponding increase in Certificates of Deposit reflects depositors searching for higher yields available in both Certificates of Deposit and in alternative investments found outside the banking industry, specifically mutual funds.
    Core deposit growth remains a primary objective of the Bank's deposit strategy for 1996. As in the past, the level and direction of interest rates will play a key role in the growth and mix of deposits in 1996. Market rates began to decline late in 1995. If rates continue their downward trend in 1996, the mix of deposits could shift to more liquid deposit products.

CAPITAL RESOURCES
    Capital represents shareholder ownership in the Corporation. It serves as a cushion against potential losses and provides a base for asset growth. The capital adequacy of the Bank and the Corporation is monitored closely by Management, regulators and investors. The adequacy of capital is an important indicator of financial stability and performance. The assessment of capital adequacy depends on such factors as asset quality, liquidity, earnings performance, competition and economic conditions.
    FDICIA, which was enacted in December, 1991, set the guidelines for a financial institution to be "well capitalized." These guidelines require a minimum total risk-based capital ratio of 10% and a Tier 1 capital ratio of 6% and leverage ratio of 5%. All of the Corporation's assets, which include various risk-weighted percentages of assets on the balance sheet, as well as off-balance sheet exposures, are expressed as a percentage of risk-adjusted assets and compared to its capital. Tier 1 capital consists of shareholders' equity and such items as mandatory convertible debt, subordinated debt, and the allowance for loan losses. As of December 31, 1995, UNBCorp. had a total risk-based capital ratio of 12.67%, with a Tier 1 capital ratio of 11.42%. Both of these risk-based capital ratios are well above minimum regulatory requirements.
    In addition to risk-based capital, a leverage ratio test must also be met. This ratio evaluates capital adequacy on the basis of Tier 1 capital-to-total assets (unadjusted for risk). On December 31, 1995, UNBCorp.'s leverage ratio was 8.26%, which substantially exceeds the Corporation's minimum regulatory requirement.


Table 7

Deposits                          YEARS ENDED DECEMBER 31,                INCREASE OR (DECREASE)
(In thousands of dollars)       1995                  1994            Dollars             Percentage
Noninterest bearing           $  73,708              $  71,015        $  2,693                3.8%
Interest bearing:
    Demand                       74,202                 73,064           1,138                1.6%
    Savings                     151,070                157,327          (6,257)              -4.0%
    Time                        248,207                185,365          62,842               33.9%
--------------------------------------------------------------------------------------------------
        Total Deposits        $ 547,187              $ 486,771        $ 60,416               12.4%
==================================================================================================

    Total shareholders' equity equaled $65,326,883 on December 31, 1995, compared to $58,640,442 on December 31, 1994. These amounts include market value adjustments under SFAS No. 115 of $844,921 and $(1,440,629) at year-end 1995 and 1994, respectively. The book value per share of stock was $22.73 at year-end 1995 compared to $20.43 at year-end 1994, an 11.3% increase.
    Cash dividends paid to shareholders of UNBCorp. during the year ended December 31, 1995 totaled $3,016,675 or $1.05 per share. This compared to $2,742,404, or $0.96 per share for the year ended December 31, 1994. In addition to the regular dividend of $1.00 per share, a special cash dividend of $0.05 per share was declared by the Board of Directors and paid in December, 1995. The dividends per share represent an increase of 9.4% over 1994. Dividends paid in 1995 represented a payout ratio of 40.9% of net income compared to 41.4% in 1994. This is within the guidelines established by UNBCorp.'s Board of Directors for a dividend payout ratio of 35% to 45% of net income. As discussed in Note 14 to the Consolidated Financial Statements, the Corporation's primary source of funds for the payment of dividends is its Bank subsidiary. The Bank is limited by regulation as to the amount of dividend which can be paid. Currently, this restriction will not preclude the Bank from paying sufficient dividends to fund the usual quarterly dividends paid to the Corporation's shareholders.
    Including dividends and appreciation, the stock returned 17.3% to its shareholders during 1995. At year-end 1995, the market value of the stock was 193.6% of the year-end book value compared to 188.4% at year-end 1994.
    Participation in UNBCorp.'s Dividend Reinvestment Plan continued to grow in 1995. This plan allows shareholders to reinvest all or a portion of their dividends automatically in the purchase of additional shares. Currently, there are 922 shareholders participating with 33.4% of the dividend paid being reinvested in the plan. Management will continue to promote this plan because it provides the opportunity to generate new Tier 1 capital for the Corporation and allows shareholders to increase their holdings of stock without paying brokers' fees and commissions.

ASSET AND LIABILITY MANAGEMENT
    A volatile banking environment, shrinking interest margins, increasing expenses and regulatory mandates make Asset and Liability Management imperative for the Management of UNB Corp. Management has established and maintains loan, investment, deposit and borrowed funds policies and strategies based on sound Asset and Liability Management principles in order to achieve its goal of consistent growth in earnings, independent of volatile interest rates, amid deregulation of the financial industry and the uncertainties of the national and local economies.
    The objective of the Corporation's Asset and Liability Management Policy is to help Management establish a profit plan for the Corporation through the coordination of asset mix and volume controls, liquidity, capital and dividend policies, interest margin management, sound investment and loan portfolio management, loan pricing policies, purchased funds policies and cash management techniques. This profit plan seeks to maximizing profitability while minimizing the adverse effects on net interest margin resulting from fluctuations in interest rates.
    All assets and liabilities are designated as being either rate sensitive or non-rate sensitive during some assigned time period such as one month or one year. Interest rate sensitivity relates to that time period when assets and liabilities can be repriced. Management attempts to match rate sensitive assets and rate sensitive liabilities in an effort to maintain an acceptable net interest margin regardless of the level or direction of interest rates for both assets and liabilities. The GAP measures the variance in this matching process and is defined as the difference between rate sensitive assets and rate sensitive liabilities within an assigned time frame. The GAP can be either positive or negative, and is viewed as the dollar measure of the Bank's exposure to changes in interest rates over a certain time frame. A negative GAP benefits net interest income when rates are decreasing, while a positive GAP benefits net interest income when rates are increasing. The reverse is also true for each of these.
    The Bank monitors its GAP using certain adjustments to deposits that have no specified maturity date. Some of these deposits are scheduled to reprice in one month and others are assumed to be less rate sensitive and are repriced in a later period, based on the Bank's actual experience. The Bank's three month, six month and twelve month modified adjusted cumulative GAP's were -5.20%, -7.15%, and -5.52% at year-end 1995 (Table 8), which represents a decline in liability sensitivity from year-end 1994. Part of the decrease can be attributed to the gradual assimilation of deposits acquired late in 1994 from the former Transohio into the


[FIGURE]

NET LOANS millions

91       92       93       94       95
296.5    316.1    344.3    403.3    507.3


[FIGURE]

TOTAL DEPOSITS millions

91       92       93       94       95
401.9    410.6    404.0    486.8    547.2

35

    Bank's various deposit products. In addition, as interest rates showed signs of declining during the year, there was a shift in Certificate of Deposit maturities to terms longer than twelve months. The Bank's Asset and Liability Management Policy specifies a plus 10% to minus 10% range for the twelve month modified adjusted cumulative GAP, and the uncertainty of the interest rate environment in 1996 mandates that the Bank continue to manage the GAP within these tolerances.
    Management uses static GAP analysis as one technique to measure and minimize interest rate risk. In addition to GAP management, the Bank also uses the more dynamic techniques of simulation and duration. Simulation is the process of measuring the amount that net interest income and the market value of the Bank's equity will change over a twelve month time horizon given a specified movement in interest rates. Duration is a method used to estimate the market value sensitivity of the various financial assets and liabilities contained on the balance sheet by quantifying relative interest rate risk among assets with different coupons, maturities, cash flows and repricing characteristics. The comparison of the duration of the Bank's assets and liabilities, both individually and in total, provides another measure of the potential impact of changes in rates on the Bank's financial position.
    The Bank has access to a variety of funding and hedging instruments to insulate earnings from changes in interest rates. These include Federal Home Loan Bank advances as well as various off-balance-sheet products such as interest rate swaps, caps and floors. At year-end 1995, the Bank was paying a fixed rate of 2.88% and receiving a variable rate of 5.875% on an interest rate swap with a notional principal balance of $6,625,000. The variable rate resets quarterly at three-month LIBOR and the notional principal balance amortizes quarterly according to a predetermined schedule that corresponds to the expected prepayments on the underlying mortgage loans.

LIQUIDITY MANAGEMENT
    Liquidity is a measure of the Corporation's ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective manner. The Bank's Asset and Liability Committee actively analyzes and manages the Corporation's liquidity. Principal sources of liquidity for the Corporation and the Bank are cash and cash equivalents, federal funds sold, short-term money market investments, the cash flows provided by maturities and amortizations in the Loan and Investment Portfolios and the strong core deposit base.
    On December 31, 1995, cash and cash equivalents equaled $31,735,149 or 4.5% of total assets. The change in cash and cash equivalents is shown in the Consolidated Statement of Cash Flows and arises from operating, investing and financing activities. These activities are summarized for the three years ended December 31, 1995 in Table 9.
    The adjustments to reconcile net income to net cash from operating activities primarily consisted of $1,750,000 in provision for loan losses, $1,094,337 from amortization of intangible assets, $789,359 from depreciation and amortization of fixed assets and $461,821 in net accretion of discounts in the Investment Portfolio. These items represent income and expense included in net income which did not represent an expenditure or receipt of cash.
    Cash flows from investing activities related primarily to changes in loans and investments. During 1995, $107,271,403 of net loan purchases and additions and an increase in the balance of Federal Funds Sold of $3,700,000 were the primary uses of cash through investing activities. The primary source of cash through investing activities was a net reduction in the Investment Portfolio of $15,223,676.
    Net cash from financing activities totaled $86,900,287. The major cash sources from financing activities in 1995 were net increases in deposits, borrowings with the Federal Home Loan Bank and short-term borrowings of $60,416,645, $14,700,000 and $14,762,217, respectively. The payment of
$3,016,677 in cash dividends was the only use of cash from financing activities. The net result of these cash flows was an increase of cash and cash equivalents from year-end 1994 to 1995 of $1,524,465. Management is not aware of any trend or event that is reasonably likely to occur or will result in the Corporation being unable to meet all current and projected cash needs.

IMPACT OF FDICIA
    The Federal Deposit Insurance Corporation Improvement Act (FDICIA) applies to banks with total assets in excess of $500 million. During the second half of 1994 and throughout 1995, Management spent considerable time ensuring compliance with requirements for documenting internal control reporting. This year's Annual Report contains a statement from Management attesting to the internal control structure of the Corporation, including policies, procedures and compliance with laws and regulations within the Banking industry. In addition, the Bank's independent external auditor has attested to the accuracy of Management's assertions regarding internal control systems over financial reporting.


[FIGURE]

SHAREHOLDER'S EQUITY
PER SHARE dollars

91       92       93       94       95
15.46*   17.16*   19.66*   20.43    22.73

*Adjusted for any stock dividends and splits


[FIGURE]

CASH DIVIDENDS
PER SHARE dollars

91       92       93       94       95
 .64*     .73*     .88*     .96      1.05

*Adjusted for any stock dividends and splits



[FIGURE]

MARKET VS. BOOK
VALUE dollars


     91                  92               93               94                95
M          B        M        B        M       B        M        B        M        B
19.05*   15.46*   24.00*   17.16    29.00*  19.66*   38.50    20.43    44.00    22.73

*Adjusted for any stock dividends and splits

Table 8

Asset and Liability Interest Rate Sensitivity
(In thousands of dollars)                                    Within         Within          Within          Within           Over
                                                            One Month    Three Months     Six Months       One Year        One Year
Cumulative Dollar Sensitivity GAP
Rate sensitive assets:
    Interest bearing deposits                          $       378           -               -               -               -
    Federal funds sold                                       4,300           -               -               -               -
    Loans                                                  100,456     $   22,952      $   28,341      $   46,738     $   308,847
    Securities
        Taxable                                             12,995          7,986           7,000          11,000          12,570
        Tax exempt                                            -              -                310             620               3
        Other securities                                      -             4,621            -                250             472
        Mortgage-backed securities                           6,150          3,172           6,969          11,289          30,378
---------------------------------------------------------------------------------------------------------------------------------
        Total rate sensitive assets                        124,279         38,731          42,620          69,897         352,270
Rate sensitive liabilities:
    Interest bearing deposits
        Demand deposits                                     74,267           -               -               -               -
        Savings deposits                                   155,859           -               -               -               -
        Time deposits                                       21,074         32,961          55,642          52,677          80,575
    Borrowed funds
        Short-term debt                                     48,030           -               -               -               -
        Long-term debt                                        -             3,000            -              5,245          23,115
---------------------------------------------------------------------------------------------------------------------------------
        Total rate sensitive liabilities                   299,230         35,961          55,642          57,922         103,690
Net interest rate swap position                               -             6,275            (375)           (750)         (5,150)
           Cumulative maturity/rate sensitivity GAP       (174,951)      (165,906)       (179,303)       (168,078)         75,352
GAP adjustments:
    Interest bearing deposits                              130,170        130,170         130,170         130,170        (130,170)
    Cumulative adjusted GAP between
        assets and liabilities                            $(44,781)      $(35,736)       $(49,133)       $(37,908)       $(54,818)
    Cumulative adjusted GAP as a percent of total assets     -6.52%         -5.20%          -7.15%          -5.52%          -7.98%


IMPACT OF INFLATION
    Consolidated financial data included herein has been prepared in accordance with generally accepted accounting principles (GAAP). Presently, GAAP requires UNB Corp. to measure financial position and operating results in terms of historical dollars, except for securities available for sale which are carried at fair value. Changes in the relative value of money due to inflation or recession are generally not considered.
    In Management's opinion, changes in interest rates affect the financial condition of UNB Corp. to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not move concurrently. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policy. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment. In an effort to insulate itself from the effects of interest rate volatility, UNB Corp. works toward the goal of having rate sensitive assets and liabilities respond to interest rate changes in a similar time frame and to a similar degree.

Table 9

Liquidity Management
(In thousands of dollars)                                                                1995               1994             1993
Net income                                                                          $   7,379          $    6,628        $   6,338
Adjustments to reconcile net income to net cash from operating activities               4,202               5,374            2,314
----------------------------------------------------------------------------------------------------------------------------------
    Net cash from operating activities                                                 11,581              12,002            8,652
Net cash used in investing activities                                                 (96,957)           (100,457)         (13,293)
Net cash from financing activities                                                     86,900              91,814            3,238
----------------------------------------------------------------------------------------------------------------------------------
    Net change in cash and cash equivalents                                             1,524               3,359           (1,403)
Cash and cash equivalents at beginning of year                                         30,211              26,852           28,255
----------------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                                        $  31,735          $   30,211         $ 26,852
==================================================================================================================================

37

Market Price Ranges for Common Stock
-------------------------------------------------------------------------------

                                                             1995 BID
                                                             ---------
                       QUARTER                     HIGH                        LOW                  DIVIDEND RATE
                        FIRST                    $ 38.50                   $  38.50                    $ .24
                       SECOND                      39.00                      38.50                      .25
                        THIRD                      40.00                      39.00                      .25
                       FOURTH                      44.00                      40.00                      .31

                                                             1994 BID
                                                             --------
                       QUARTER                     HIGH                        LOW                  DIVIDEND RATE
                        First                    $ 31.00                   $  29.00                    $ .22
                       Second                      32.00                      31.00                      .23
                        Third                      34.50                      32.00                      .23
                       Fourth                      38.50                      34.50                      .28

The shares of Common Stock, stated value $1.00 per share, of UNB Corp. are traded on the over-the-counter market primarily with brokers in the Corporation's service area.

The above quoted market prices reflect inter-dealer prices, without adjustments for retail markups, markdowns, or commissions and may not represent actual transactions.

As of December 31, 1995, UNB Corp. had 1,268 shareholders of record.

Five Year Summary of Selected Data
--------------------------------------------------------------------------------

   (In thousands of dollars, except per share data)
                                                                                 Years ended December 31,
                                                          1995             1994            1993             1992            1991
EARNINGS:
    Net interest income                             $    27,953       $    24,191     $    22,721      $    22,465     $   17,672
    Provision for possible loan losses                    1,750             1,020           2,195            2,500          2,688
    Income before federal income taxes                   11,165            10,005           8,895            7,136          5,235
    Federal income taxes                                  3,785             3,377           2,911            2,357          1,634
    Net income                                            7,379             6,628           6,338            4,779          3,601
    Cash dividends declared                               3,017             2,742           2,388            1,712          1,205
PER SHARE DATA:*
    Net income-primary                              $      2.52       $      2.32     $      2.37      $      2.03     $     1.89
    Net income-fully diluted                               2.51              2.22            2.27             1.91           1.64
    Cash dividends                                         1.05              0.96            0.88             0.73           0.64
    Book value                                            22.73             20.43           19.66            17.16          15.46
AVERAGE BALANCES:
    Total assets                                    $   644,861       $   534,423     $   490,326      $   472,582     $  415,949
    Total earning assets                                600,130           495,710         449,784          435,352        382,500
    Total deposits                                      435,777           426,994         404,626          398,487        342,357
    Net loans                                           464,314           385,618         339,468          306,718        263,232
    Shareholders' equity                                 61,617            57,894          50,172           38,779         27,852
FINANCIAL RATIOS:
    Net income as a percentage of:
        Average assets                                     1.14%             1.24%           1.29%            1.01%           .87%
        Average shareholders' equity                      11.98             11.45           12.63            12.32          12.93
    Cash dividends as a percentage of net income          40.88             41.37           37.68            35.81          33.47
    Average shareholders' equity as a percentage
     of average assets                                     9.56             10.83           10.23             8.21           6.70
    Net loans/assets                                      72.51             67.57           69.17            64.73          62.31
    Net loans/deposits                                    93.48             83.44           85.23            76.99          73.79
    Allowance for loan losses/total loans                  1.40              1.54            1.73             1.36           1.08
    Net loans/equity                                       7.83 X            6.93 x          6.18 x           7.38 x        10.04 x
    Deposits/equity                                        8.38 X            8.30 x          7.25 x           9.59 x        13.60 x
YEAR-END BALANCES:
    Total assets                                    $   699,644       $   601,084     $   497,821      $   488,334     $  475,888
    Long-term debt                                       31,360            16,660           8,820            -             10,000
    Total shareholders' equity                           65,327            58,640          55,706           42,811         29,539

Note: This summary should be read in conjunction with the related consolidated financial statements and notes included herein.

*Per share data has been adjusted for any stock dividends and splits.


   FORM 10-K
   A copy of form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of UNB Corp., P.O. Box 24190, Canton, Ohio 44701.