Form 10-K, Exhibit 13
period 1996-12-31
UNB CORP/OH
filed 1997-03-27
CIK 746481

                                       UNB
                                      CORP
                                      1996
                                     ANNUAL
                                     REPORT

                                                                               1
                            SUMMARY OF SELECTED DATA




FINANCIAL HIGHLIGHTS
FOR THE YEAR                       1996              1995             % OF CHANGE
---------------------------------------------------------------------------------
Total Interest Income          $59,189,176       $49,758,657            18.95%
Total Interest Expense          27,826,197        21,805,511            27.61%
Net Income                       8,154,673         7,379,466            10.50%

AT YEAR END
--------------------------------------------------------------------------------
Assets                        $809,978,920      $699,643,837            15.77%
Deposits                       600,664,002       547,187,160             9.77%
Total Net Loans                609,266,850       511,487,786            19.12%
Securities                     132,886,376       128,216,265             3.64%
Shareholders' Equity            71,334,140        65,326,883             9.20%

PER COMMON SHARE*
--------------------------------------------------------------------------------
Net Income                           $1.38              $1.26            9.52%
Cash Dividends Paid                   0.59              0.525           12.38%
Book Value                           12.33              11.37            8.49%

PERFORMANCE RATIOS
--------------------------------------------------------------------------------
Return on Assets                     1.08%             1.14%            -5.26%
Total Risk-Based Capital            15.32%            12.67%            20.92%
Capital Leverage                     7.55%             8.26%            -8.60%
Allowance for Loan
   Losses/Total Loans                1.35%             1.40%            -3.60%


*Per share data has been adjusted for any stock dividends and splits.



UNB CORP.                                            AT YEAR END
COMMON STOCK                         1996               1995            1994            1993
---------------------------------------------------------------------------------------------
Market Value - Bid                  $30.00            $22.00           $19.25          $14.50
Market-to-Book Premium              243.3%            193.6%           188.4%          147.5%




For Investor Relations, call (330) 438-1206.


            Table Of Contents

President's Message .........................2
Board of Directors..........................12
Community Advisory Boards...................12
Management..................................13
Banking Centers.............................14
Report of Management........................15
Report of Independent Auditors..............15
Consolidated Financial Statements...........16
Notes to Consolidated Financial Statements..20
Management's Discussion and Analysis........33
Market Price Ranges for Common Stock........43
Five Year Summary of Selected Data..........44

                       PRESIDENT'S MESSAGE TO SHAREHOLDERS


Since I began signing the letter to shareholders in the 1985 Annual Report, it has been my pleasure to announce an increase in net income every year. Once again, I am pleased to report that net income for UNB Corp. reached an all-time high of $8.2 million for 1996. This represents an increase of 10.5% over a year ago. Cash dividends were $.59 per share in 1996, representing a 12.4% increase over a year ago adjusted for the 100% stock dividend declared in April. Every year since 1985, I have also been able to report that the value of UNB Corp. common stock has increased over the prior year, and 1996 was no exception. At year-end, the market value had increased to $30 per share, an increase of 36.4% over a year ago. The total return to shareholders in 1996, including dividends and appreciation, was 39.1%.

UNB Corp.'s total assets at year-end were $810.0 million, an increase of 15.8% over the same period a year ago. Total deposits grew to $600.7 million, or 9.8% over 1995. Favorable interest rates and excellent performance in all of the lending areas combined to increase the total loan portfolio of United Bank to a total of $617.6 million, an increase of 19.1% over 1995. The consumer loan portfolio accounted for $230.8 million or 37.4% of total loans. The Bank's Equity100(TM) home equity line of credit, which now enables customers to borrow up to 100% of the equity in their home, accounted for $21.8 million or 3.5% of total loans. Commercial loans grew to $78.3 million and represented 12.7% of the total loan portfolio.

For the second year in a row, United Bank was Stark County's leading mortgage lender as reported by the credit bureau's mortgage industry report. The Mortgage Department added $70.4 million to the loan portfolio in 1996 to lead all other financial institutions and mortgage companies that originated loans in Stark County. An additional mortgage originator was added in 1996 to assist with the loan growth created by a strong local housing market. Excellent growth was also seen in the Mortgage Assistance Program (MAP) which provides mortgage assistance for families with low-to-moderate incomes in the communities we serve.

Our Trust Department continued its long record of achievement with an 18.9% increase in managed assets. Through prudent long-term investment and exceptional portfolio management, Trust assets grew to $581.5 million in 1996. This impressive annual growth reflects the high rate of return earned on managed funds and our commitment to individualized portfolio management.

As with many banks, our net interest margin continued to decrease in 1996. Additional fee income from new and existing products and services became very important to offset the decreased margin. In June, we entered into a relationship with American Express Financial Advisors Inc., a Minneapolis-based division of American Express. Five Financial Advisors conduct business out of the Bank's 20 offices, working closely with our employees to identify customers who can benefit from the financial planning, products and services American Express Financial Advisors Inc. has to offer. These include mutual fund, annuity, and insurance products. In addition, 34 Bank employees are licensed to sell fixed rate annuities to customers.

In 1996, we began construction on a new state-of-the-art financial center in Hartville. On February 3, 1997, the two existing Hartville offices were merged into the new facility. The new financial center features a drive-up ATM, drive-up tellers and a 24-hour electronic banking lobby. The 24-hour lobby provides customers with a walk-up ATM and kiosks that offer access to the Bank's web site on the Internet (www.united-bank.com) and their accounts on-line. In addition, a telephone kiosk provides telephone access to account information and employees who can open new accounts over the telephone.

United Bank's presence continues to grow to meet the opportunities in our expanding market. In addition to the new Hartville financial center, the Bank is constructing a new financial center at the intersection of Portage and Frank streets in rapidly growing Jackson Township. The Bank's Mortgage Department will also be moving to this new location to be closer to the growing demand for housing and mortgage loans in this part of our market. In 1996, the Bank entered into agreements to open sales/service centers in the new Wal*Mart Supercenter in Alliance and the new Olzeski's IGA grocery store in Green. It is our intention to capitalize on the growing consumer demand for banking in non-traditional environments by operating in these locations.

UNB Corp.'s Board of Directors has authorized the formation of a finance company which will be a wholly owned subsidiary of the Corporation. This consumer finance company will provide personal secured and unsecured loans for varied purposes. The first office is targeted to open in the second quarter of 1997, and additional offices will be opened as growth dictates.

All of the achievements of 1996 would not have been possible without the hard work and dedication of many people. I would like to thank the members of the Boards of Directors for UNB Corp. and United National Bank & Trust Co. and the members of the Bank's Community Advisory Boards for their direction and counsel, the shareholders for their continued support and confidence in UNB Corp., and the employees of United Bank who strive every day to provide outstanding customer service to the loyal people who are our customers.

I would also like to take this opportunity to thank two members of the Boards of Directors of UNB Corp. and United National Bank & Trust Co. who retired this year. John D. Regula, Partner and Manager of Regula Brothers Transportation, served on both boards for eight years. James P. Rodman, retired Professor of Applied Physics & Astrophysics at Mount Union College and presently Chief Engineer of Rodman Research, provided his service on the boards for 30 years. Their advice and counsel over the years have been invaluable, and their presence on our boards will be missed.

During November of 1996, Honorary Director Emeritus John F. Andrews passed away. At the time of his passing, he was serving on the Beach City/Brewster Community Advisory Board. We extend our deepest sympathy to his family.

This will be my last letter to the shareholders, as I plan to retire on June 1, 1997. I have had the pleasure of being a community banker for almost 31 years. The last 21 years have been with UNB Corp. and United National Bank & Trust Co. and have been most gratifying and fulfilling for me and my family. Our company has an outstanding group of directors, officers, and employees. Their loyalty, support, and dedication to me will not be forgotten.

I am pleased and proud to say that UNB Corp. has never been financially stronger and more profitable than it is today. The Company is well positioned to continue its growth and profitability in the years ahead, and as a member of the Boards of Directors, I plan to continue to play a leadership role in its future.

                               Sincerely,
                               /s/ Robert L. Mang
                               Robert L. Mang           [Picture of
                               President                Robert L. Mang
                               Chief Executive Officer  President]

         In the 1976 Annual Report's President's Message, former President James
A. O'Donnell stated, "Robert L. Mang joined us as Executive Vice President and Director to assume overall responsibility in the areas of lending, branch administration and marketing for the Bank." Bob Mang has continued the long tradition of successful management that was established at United Bank over years of dedicated teamwork by the Board of Directors, Management and employees. Now after more than 20 years of his own dedicated service and considerable growth of United National Bank & Trust Co., Mr. Mang will retire in early summer. It is with great respect and appreciation that we dedicate a portion of the 1996 Annual Report to review the 20 years of United Bank's history that encompass Mr. Mang's career.

         Highlights from the 1976 Annual Report for United National Bank & Trust Co. showed that assets were $113,850,872, deposits were $103,767,967, and net income was $575,959. President O'Donnell stated that United Bank "is one of the strongest capitalized financial institutions in our area." Two new offices had just been added, Belden Village and Lake Cable, which brought the total to 10 offices. Stated clearly were goals that are still part of the Bank today; to improve customer service by providing new products and services, to increase long-term shareholder value, and to remain a locally owned and independent community bank serving Stark and contiguous counties.

         In 1977, regulatory oversight was dramatically increasing in the banking industry. The interest rates that banks could offer their customers were still restricted, and the money markets provided stiff competition. Despite the burden of new regulatory requirements, United Bank continued to grow. The capital accounts exceeded $10 million for the first time, a milestone for the Bank. In April, a 3 for 2 stock split was announced to shareholders. At that time, 76% of the shares were owned by Stark Countians, a tradition that continues to this day. The Trust Department, which was becoming an increasingly important part of the company, adopted a prototype pension and profit plan for corporate clients and continued to make inroads into personal trust services.

         In 1978, Ohio banking law was changed to permit banks to establish branches in contiguous counties and to allow mergers with banks located in other Ohio counties, with the merged bank becoming a branch office of the acquirer. To reinforce being a locally owned bank, an advertising campaign with the slogan "Not so big is better" was introduced. Also introduced in 1978 was a new Money Market Certificate which offered higher interest rates to depositors and the "All in One" statement. The All in One statement was the first bank statement in Stark County to combine all a customer's accounts on one

[Picture of Robert L. Mang as Executive Vice President 1976]

1976 Robert L. Mang begins 20-year career at United Bank as Executive Vice President and Director.

1976 FINANCIAL RESULTS
Assets       $113,850,872

Deposits     $ 10,776,967

Income       $    575,959


[Picture of Lake Cable Office Construction 1976]
1976 Lake Cable Office under construction

[Picture of Robert L. Mang Introducing "All In One Statement"]
1978 "All in One" statement introduced
monthly statement. To help sell the new and existing accounts and services, new sales training was launched for branch personnel. This new approach to customer service was the beginning of today's sales & service philosophy at United Bank.

         The Bank celebrated a landmark anniversary on July 19, 1979 to mark 150 years in business. The theme line of "Locally owned and growing with Stark County" was selected to promote the event and reinforce the Bank's community bank image. By now, United Bank had become the largest locally owned bank in Stark County with more than $150 million in assets; net income exceeded $1 million for the first time. Many other firsts occurred in 1979 including the opening of the Raff/West Tusc. Office, the addition of an automated accounting system for Trust, and a new on-line teller system--the largest equipment purchase by the Bank at the time. Additionally, orders were placed for one of the most revolutionary technologies to arrive in banking, Automated Teller Machines (ATMs). Two new programs were instituted to increase the quality of employees at the Bank. First, a two year Management Training Program was developed to train new management candidates in all areas of the Bank. Second, an internal job posting program was launched to encourage promotion of employees from within the Bank.

         By 1980, inflation was a major factor for all businesses. The prime rate hit an all-time high of 21.5%; the six month Money Market Certificate was paying 15.70%. Fortunately, deregulation of interest rates was enabling banks to become more competitive with non-banking financial institutions. NOW Accounts, checking accounts that paid interest on deposits, were legalized. United Bank continued its growth during these difficult times. Six ATMs were installed and promoted to customers as the "24-Hour Express Stations," Stark County's most advanced ATMs. The Bank's eleventh office opened at 34th Street in Canton, and the Belden Office was renovated to accommodate the growing number of customers in that area.

         In 1981, the suffering local economy received a shot in the arm from the Timken Company which announced plans to invest $500 million in a new steel complex in Perry Township. Despite the poor economy, United Bank's net loans

[Employees Dressed as Railroad Engineers to Promote 24-Hour Express ATM Network 1980]

1980 Employees dress as railroad engineers to promote the new 24-hour Express ATM network.

[Picture of United Bank Billboard]
1979 United Bank becomes Stark's largest locally owned bank


[Picture of a Woman at ATM]
1980 United Bank installs revolutionary ATMs outstanding increased to $92.1 million, though high interest rates had a negative impact on earnings for the year. As part of its commitment to the community, United Bank introduced the "Dollars & Sense" personal money management course to local schools. Bank employees taught "Dollars & Sense" to grammar school students to familiarize them with basic banking concepts and was well received by students, teachers, and parents.

         As the Bank entered 1982, it became clear that interest rates would not moderate quickly. Therefore, Management began to shift the focus from interest income to fee income from products and services. In an effort to increase fee income, the Bank introduced an employee incentive plan in 1982 to emphasize the importance of sales and cross sales of Bank accounts and services. Expansion of the branch network continued with the opening of the Wales Square office, the first United Bank office in Massillon and western Stark County.

         By 1983, the Bank had outgrown the existing operations center and moved into a newly renovated location on Market Avenue North in Canton. The former Polsky's department store had been purchased, renovated and provided three floors of office space of which the Bank occupied two. As the move into the new operations center was completed, plans for United Bank to relocate its headquarters were announced. United Bank would take part in the ambitious Newmarket project designed to revitalize downtown Canton which included construction of the 11-story, 135,000 square foot United Bank Building, a Hilton Hotel, and a large parking deck. Deregulation of the banking industry continued in 1983 and the Bank introduced Super NOW accounts which paid a higher rate of interest on deposits. As interest rates increased, savings as a percent of deposits more than doubled. The new rate environment led to the establishment of an asset and liability management policy and an Asset & Liability Management Committee that met to monitor the Bank's asset and liability position on a regular basis. In lending, United Bank increased its focus on local medical and professional lending and introduced a commercial leasing program for its corporate customers.

         By 1984, assets of United Bank exceeded $200 million. Net loans exceeded $100 million, an outstanding increase of 21.5% over the previous year-end. The Trust Department added Personal Financial Planning and 401(k) accounts to its services and was managing $75 million in assets. In light of the growth of the Bank, UNB Corp., a one-bank holding company, was established. Senior Management was reorganized and Robert L. Mang was named Executive Vice President and Chief Operating Officer of United National Bank & Trust Co., and Vice President of UNB Corp. United Bank dedicated itself to

[Picture of Polsky's Department Store]
1983 United Bank purchases and renovates the former Polsky's department store to serve as the new operations center.

[Picture of Wales Square Office]
1982 Wales Square office is the bank's first in Massillon


1984 Landmark Financial Results
Assets        $200+ million
Loans         $100+ million

[Picture of UNB Corporate Seal]
1984 UNB Corp., a one bank holding company is formed providing all the financial services customers needed and reinforced this "one stop shopping" concept in banking by offering discount brokerage services to customers for the first time.

         During 1985, Mr. Mang became the Senior Officer of United Bank. He announced in the Annual Report that the UNB Corp. stock price had increased an unprecedented 33.3% in the last 12 months. He also announced the formation of United Credit Life Insurance Services as a subsidiary of UNB Corp. This new company would allow the Bank to offer credit life insurance to the growing number of consumer loan customers obtained through the Bank's expanding automobile loan business.

         The Bank's commitment to being a locally owned and independent bank was solidified in 1986 when it became a part of the Bank's Mission Statement. The commitment to the local community was also reinforced with the establishment of the Outstanding Volunteer of the Year Award. The award was presented annually to the United Bank employee who demonstrated his or her outstanding participation in the community as a volunteer. The Bank also showed its local support by purchasing 42 pieces of fine art created by local Ohio artists and installing them in its new headquarters at the Newmarket office which several departments and Senior Management moved into in 1986. Robert L. Mang was named President and CEO of UNB Corp. and Executive Vice President and CEO of United National Bank & Trust Co. during the year.

         One of the most dramatic events on the stock exchange since the 1929 crash occurred in October of 1987 when the market took a dramatic downturn. One of the benefits of being locally owned was highlighted during this time as UNB Corp. stock continued its annual increase in market value of nearly 19% over the previous year-end. In addition, UNB Corp. had split 3 for 2 during this turbulent time on Wall Street sending a positive message to shareholders. The Bank added $10 million in deposits when it acquired the Brewster office of AmeriTrust during the year. The new Mount Union office in Alliance was completed and featured an electronic message center on its outdoor sign. During all this growth, Mr. Mang was named President of United National Bank & Trust Co.


[Picture of United Bank's Newmarket Building]

1986 The new United Bank building, part of the Newmarket revitalization project, graces the downtown Canton skyline.

[Picture of Robert L. Mang and Outstanding Volunteer of 1986]
1986 Employees honored with Outstanding Volunteer of the Year award


[Picture of Mount Union Office]
1987 New Mount Union office constructed in traditional colonial style

         In 1988, UNB Corp. amended the Articles of Incorporation and Code Regulations to emphasize the commitment to remain independent and locally owned. A Corporate Code of Ethics was also finalized and approved by the Board. The Bank launched a new product which offered checking customers overdraft protection through a MasterCard(R) line of credit. By year-end, the Bank's assets had achieved a new landmark by exceeding $300 million.

         In 1989, UNB Corp. purchased the Hartville and Canal Fulton offices of First American Savings Bank which increased the Bank's market share in northern Stark County. Sales continued to be of major importance to the Bank, so eight Sales & Service Consultants were established. Their main goal was to provide customer service by opening new accounts and visiting customers at their businesses or homes. To enhance the sales environment, a cross-sell ratio measurement system was undertaken to measure sales success within the Bank. Two new personal checking accounts, Passport Gold and Passport Blue, were introduced. The new accounts offered many banking and non-banking features which resulted in widespread customer acceptance. In the Trust Department, managed assets exceeded $200 million for the first time.

         The importance of the sales culture of the Bank was reinforced in 1990 when branch managers became known as "Sales & Service Managers." In the Commercial Loan Department, a focus on family owned and closely held companies helped increase loan volume. A new mortgage loan that provided assistance to families in the community with low-to-moderate incomes was established. Known as the MAP loan for Mortgage Assistance Program, the new loan program generated nearly $1 million in the first year. More than 100 United Bank employees volunteered at organizations in the communities that the Bank served in 1990, including Habitat for Humanity and the J. R. Coleman Outreach Center. The continued growth of the Bank led to the announcement of a 5% stock dividend to shareholders in April.

         In 1991, United Bank greatly increased its presence in western Stark County when it purchased four offices of First Savings & Loan Company in Massillon from the Resolution Trust Corporation (RTC). This quickly helped assets grow to $475 million. In April, shareholders were the beneficiaries of a 5% stock dividend for the second year in a row. As the Bank continued to focus on increased income from fees, a new relationship began with a third-party insurance company to offer

[Picture of Volunteers Working on Habitat for Humanity Home]
1993 United Bank employees volunteered more than 1,000 hours of their own time to build a Habitat For Humanity home.

[Picture of Sales and Service Consultants]
1989 Sales & Service Consultants call at home or office

[Picture of United Bank's Massillon Office Building]
1991 United Bank solidifies Massillon market with S&L purchase mutual funds and annuities. Through this alliance, customers could purchase a variety of investment products from representatives at the Bank's branches. United Bank employees made excellent referrals and helped to make the sales of these investments an important fee income generator. To provide enhanced service to customers, United Bank converted to the Green Machine ATM network which provided access to more ATMs locally and to thousands more across the country.

         The Bank's efforts to provide equal access to mortgage loans to everyone in the community was rewarded in 1992 when it received the first annual Fair Housing Award sponsored by the Stark County Association of Realtors and the Community Housing Resource Board. The award for outstanding achievement and leadership for providing mortgage assistance to low-to-moderate income families was a direct result of the Bank's MAP loan. More than $2 million in MAP loans were made during the year. Total net loans for the year exceeded $300 million and deposits grew to over $400 million. For the third year in a row, shareholders received a 5% stock dividend.

         The strength of local investors' confidence in United Bank's performance was illustrated in 1993 when the public and shareholders were offered 300,000 shares of UNB Corp. stock. The offering, which raised $7.5 million, was oversubscribed by 50%. Previously that year, a 100% stock dividend had been paid to shareholders. The community's acceptance of United Bank was undoubtedly supported by the many hours of volunteer service provided by employees and encouraged by Management. Mr. Mang himself led by example by serving as Chairman of the Board for the Canton Regional Chamber of Commerce, as well as serving on the boards of Timken Mercy Medical Center, Stark Development Board, Canton Rotary, Canton Art Institute and Mount Union College. United Bank employees volunteered 1,000 hours to build a Habitat for Humanity home. To help the Bank ensure that it was serving all members of the community, a full-time position was created to direct and monitor its community banking performance. Net income grew to more than $6 million in 1993.

         In 1994, assets exceeded $600 million and net loans grew to over $400 million. For the 20th consecutive year, the value of UNB Corp. stock exceeded the value of the previous year. The Bank continued to grow with the purchase of four former offices of TransOhio from the RTC in September. One of the offices in Manchester was the first United Bank office outside of Stark County and opened the door to Summit County for the Bank. Two important programs were undertaken

[Picture of Master Money ATM Card 1995]

1995 MasterMoney, an ATM card that enables purchases to be directly deducted from checking, makes shopping easier for customers.

[Picture of Wall Street]
1991 Mutual funds and annuities made available to customers

[Picture of ATM Green Machine]

1991 ATM network expanded by joining Green Machine internally. First, the Strategic Planning Committee was created to help plan the Bank's direction for future growth and updated the Mission Statement. Second, a new bank wide employee incentive model was created to reward the achievement of enhanced performance goals.

         As the Bank entered 1995, customers were asking for many types of new products that were becoming popular in the banking industry. Several personal and commercial accounts were analyzed and implemented. The Bank introduced the Business Manager product, which enables a company to increase its cash flow by allowing United Bank to purchase its receivables. In addition, a new abbreviated commercial loan application, Rapid App, was developed to provide faster review and approval of business loans and lines of credit. The home equity line of credit was revised to allow customers to borrow up to 100% of the equity in their home. The new line of credit, called Equity100(TM), also featured competitive interest rates based on prime rate and a lower minimum monthly payment. A new MasterMoney card was also introduced to customers. This enhanced ATM card enables customers to make purchases everywhere MasterCard is accepted while the purchase amount is deducted directly from their checking account. Perhaps the greatest accomplishment of 1995 came when United Bank became the #1 mortgage lender in Stark County as measured by the Realty industry's PACE report. At year end 1995, net income exceeded $7 million, deposits exceeded $540 million and net loans exceeded $510 million all for the first time.

         As this retrospective illustrates, United Bank has provided shareholders with many years of consecutive growth and 1996 was no exception. Once again, net income for UNB Corp. hit an all-time high reaching $8.2 million. Assets at year-end 1996 reached nearly $810 million. For the 22nd consecutive year, the value of UNB Corp. stock was greater than the previous year-end. For the second year in a row, United Bank was the #1 mortgage lender in the county. The Trust Department finished the year with more than $580 million in managed assets. As in years past, the narrowing net interest margin continued to make income from fees more important. Therefore, a new relationship with American Express Financial Advisors Inc. was established to provide financial planning and to enhance the sale of mutual funds, annuities, and life insurance to customers. Five Financial Advisors now offer sales through the Bank's twenty offices. Several new electronic products such as PC banking, automated bill payment, and telephone banking were analyzed over the course of the year and plans to launch them in 1997 are underway. In addition,

[Artist's Rendering of Hartville Financial Center 1997]
1997 The new Hartville Financial Center offers 24-hour banking through ATMs, computer and telephone kiosks.

[Picture of Family in Front of House 1995]
1995 United Bank becomes Stark County's #1 mortgage lender


[Picture of UNB Corp. Stock Certificate]
1997 For the twenty-second consecutive year, UNB Corp. stock value increases investments in new equipment were made to update the information systems that support these new products, and new PC-based teller and platform equipment is being installed to increase customer service in the branches. New state-of-the-art financial centers will open in Hartville and Jackson Township during the first quarter of 1997 and agreements were established to open two new sales and service centers in the Alliance Wal*Mart Supercenter and the new Olzeski's IGA in Green which will bring the total number of offices in the United Bank system to 21.

         All of the achievements of United Bank are owed to the dedication of the Board of Directors, Management, and staff who remain committed to the principles that have guided the Bank to its current success. We all remain dedicated to the mission of UNB Corp.

         We are proud to recognize the hard work, dedication, and commitment shown by the directors, Management and employees of United Bank over the last 20 years. It is through their efforts that the Bank continues to grow and serve the people and businesses of the communities in our market. We salute Robert L. Mang for his leadership role in the success of United Bank over his 20 year career and wish him a long and fulfilling retirement.


                                    UNB Corp.
                                Mission Statement

As an independent financial services holding company, our mission is to enhance long-term shareholder value by:

- demonstrating in meaningful ways our commitment to the communities we serve;

- providing support to affiliates and subsidiaries which maximizes productivity, efficiency, service quality, and profitability;

- identifying and capitalizing on opportunities through geographic and business line diversification and expansion;

- creating a strong, positive corporate culture which promotes and rewards employee initiative, development, and contribution;

-    raising, allocating, and managing capital.

[Picture of Phone and Computer]
1997 Telephone and PC Banking launches in first quarter


1996 Record levels of financial results continue
Assets         $809,978,920

Deposits       $600,664,002

Loans          $609,266,850

                               BOARD OF DIRECTORS
                 UNB CORP. AND UNITED NATIONAL BANK & TRUST CO.


DONALD W. SCHNEIDER                           RUSSELL W. MAIER                             JOSEPH J. SOMMER
Chairman of the Board                         United National Bank & Trust Co.             United National Bank & Trust Co.
UNB Corp. & United National Bank & Trust Co.  Chairman and Chief Executive Officer,        Retired Attorney, Government Leader, and
President, Schneider Lumber Co.               Republic Engineered Steels, Inc.             Businessman

LOUIS V. BOCKIUS III                          ROBERT L. MANG                               ABNER A. YODER
United National Bank & Trust Co.              President and Chief Executive Officer,       United National Bank & Trust Co.
Chairman, Bocko, Inc.                         UNB Corp.                                    President, Stark Truss Co.
                                              President and Chief Executive Officer,
E. LANG D'ATRI                                United National Bank & Trust Co.             HONORARY DIRECTORS EMERITI
UNB Corp. & United National Bank & Trust Co.                                               Robert L. Hammond
Attorney at Law,                              JAMES A. O'DONNELL                           F. E. Henry III
Day, Ketterer, Raley, Wright & Rybolt         UNB Corp. & United National Bank & Trust Co. Edgar W. Jones
                                              Retired President,                           Thomas C. Lavery
EDGAR W. JONES, JR.                           United National Bank & Trust Co.             Richard O. Parker
UNB Corp. & United National Bank & Trust Co.                                               David W. Reed, Jr.
President, Hal Jones Construction Co.         JOHN D. REGULA                               Joseph C. Sommer
                                              UNB Corp. & United National Bank & Trust Co. W. W. Steele, Jr.
HAROLD M. KOLENBRANDER, Ph.D.                 Partner and Manager,                         George N. Swallow
United National Bank & Trust Co.              Regula Brothers Transportation               Leroy L. Zang
President, Mount Union College
                                              JAMES P. RODMAN
                                              UNB Corp. & United National Bank & Trust Co.
                                              Chief Engineer, Rodman Research




                            COMMUNITY ADVISORY BOARDS


ALLIANCE                      Milo J. Miller               Joseph J. Sommer              MASSILLON
Thomas C. Lavery, Chairman    John D. Regula               Glen E. Swigart               Randall A. Hutsell, Chairman
Carol A. Barnett              C. Waid Spidell              Scott VanDenberg              Deborah J. Bachtel
Carol L. Cardinal             George F. Stertzbach                                       Marilyn L. Fogle
W. Jeffrey Egli               David E. Stucki              LAKE TOWNSHIP                 Robert J. Groenke, Jr.
Richard C. Elliott            John A. Yoder                George N. Swallow, Chairman   Thomas L. Jackson
Bradley Goris                                              E. Lang D'Atri                Nancy A. Johnson
Mark M. Henschen              CANAL FULTON                 Edward DiGiacomo              Jacque E. Jones
Harold M. Kolenbrander        George C. Mizarek, Chairman  Rosalee Haines                Richard G. Leffler, Jr.
David C. McAlister            Donald W. Aaron              Daniel K. Hanlon              Mark R. Percival
Richard C. Sherer             Corita C. Childs             Hall B. Miles, Jr.            James D. Snively
George K. Weimer, Jr.         Janet M. Dixon               Howard Miller, Jr.            Joseph J. Sommer
                              Benjamin R. Easterling       Christian D. Ramsburg         Walter J. Telesz
BEACH CITY/BREWSTER           David C. Ewing               Lynn E. Stuhldreher           Robert K. Yund
Robert W. Andrews, Chairman   James F. Kling               Jane Tortola
Dorothy G. Beals              Roland C. Lindsay, Sr.       David A. Vanderkaay
Marion Belloni                Gail Mizeres                 Barbara K. Wentz
Charles B. Hawk               Ken L. Schalmo               Jeffrey W. Zellers

                                   MANAGEMENT


UNB CORP.                     Randall W. Geis               CREDIT AND                     TRUST SERVICES GROUP
                              Assistant Vice President      LOAN REVIEW                    Robert M. Sweeney
Robert L. Mang                Business Development Officer  Jeffery Hasapis                Senior Vice President
President                                                   Vice President                 Executive Officer
Chief Executive Officer       Edward C. Koch
                              Assistant Vice President      Paul J. Durbak, Jr.            Robert J. Barnes
James J. Pennetti             Business Development Officer  Assistant Vice President       Vice President
Vice President                                              Loan Review Officer            Trust Investment Manager
Treasurer                     Eileen G. Halter
                              Assistant Vice President      MORTGAGE LENDING               Phillip L. Francis
Robert M. Sweeney                                           Scott E. Dodds                 Vice President
Secretary                     Catherine Dluzyn-Hegarty      Vice President                 Managing Trust Officer, Alliance
                              Business Development Officer
UNITED NATIONAL               Electronic Banking            FINANCIAL GROUP                Marc B. Inboden
BANK & TRUST CO.                                            Charles J. Berry               Vice President
                              Cynthia S. Griffith           Senior Vice President          Trust Investment Officer
EXECUTIVE OFFICER             Branch Operations Officer     Chief Financial Officer
Robert L. Mang                                                                             Marcia L. Kendle
President                     SECURITY/COMPLIANCE           Sheldon F. Everhart            Vice President
Chief Executive Officer       Duane J. Shamp                Vice President                 Personal Trust Manager
                              Vice President                Methods Analyst
BANK ADMINISTRATION                                                                        Samuel M. Lincoln
GROUP                         Monica J. Graves              Loretta M. Higgins             Vice President
James J. Pennetti             CRA Officer                   Vice President                 Employee Benefits Trust Manager
Senior Vice President                                       Finance and Accounting
Executive Officer             BANKING GROUP                                                Mary L. Lee
                              Leo E. Doyle                  INVESTMENTS                    Assistant Vice President
ADMINISTRATIVE                Senior Vice President         Vanessa M. Richards            Trust Operations Manager
SERVICES                      Executive Officer             Assistant Vice President
John J. Kennedy                                             Investments                    Perry S. Lazich
Vice President                COMMERCIAL LENDING                                           Trust Investment Officer
                              Richard F. Kress              Raymond Hannan
Susan L. Dragich              Vice President                Investment Operations Officer  Richard J. Reiland,Jr.
Assistant Vice President                                                                   Employee Benefits Trust Officer
                              Ronald P. Dezenzo             HUMAN RESOURCES GROUP
OPERATIONS                    Vice President                Candice L. Follen              Robert L. Hammond
Wendy S. Blackburn                                          Vice President                 Trust Investment Officer
Assistant Vice President      Robert P. Nelson
                              Vice President                Barbara M. Heinricher          AUDIT
Rebecca A. Geis                                             Assistant Vice President       Robert L. Young
Assistant Vice President      David M. Roberts                                             Vice President
                              Vice President                SALES GROUP                    Chief Internal Auditor
Paula J. Lightbody                                          Don A. Sultzbach
Assistant Vice President      William F. Schumacher         Senior Vice President          Tammy R. Predragovic
                              Vice President                                               Audit Operations Officer
Betsy J. Cinson                                             MARKETING
Operations Officer            CONSUMER LENDING              Stephen J. Badman              Thomas L. Friedman
                              Daryl L. Marshall             Vice President                 Senior Auditor
Richard D. Gamary             Vice President
Wide Area Network Officer                                   Sarah E. Howes                 William F. Haldi
                              Kevin W. Nelson               Marketing Officer              Auditor
RETAIL SALES AND SERVICE/     Assistant Vice President
BUSINESS DEVELOPMENT                                        Constance M. West
Derek G. Williams             Deborah A. Davis              Direct Marketing Officer
Vice President                Collection Officer

Charleen A. Davidson          Paul E. Ibsen
Assistant Vice President      Consumer Loan Officer
Business Development Officer

                                 BANKING CENTERS


CANTON                             ALLIANCE                    MASSILLON

United Bank Plaza Office           Mount Union Office          Downtown Office
Julie A. Schlemmer                 Velma A. Traphagen          Jayne A. Fererro
Sales and Service Officer          Assistant Vice President    Sales and Service Officer
                                   Sales and Service Officer
Rotunda Office                                                 Amherst Office
Karen J. Mathes                    BEACH CITY                  Regina L. Kinlow-Thompson
Sales and Service Officer                                      Sales and Service Manager
                                   Beach City Office
Raff/West Tusc. Office             Ruth M. Wisselgren          Perry Office
Dan M. Friedman                    Assistant Vice President    Ruth A. Patterson
Assistant Vice President           Sales and Service Officer   Sales and Service Manager
Sales and Service Officer
                                   BREWSTER                    Wales Square Office
Belden Village Office                                          Regina L. Kinlow-Thompson
Scott H. Berkeley                  Brewster Office             Sales and Service Manager
Sales and Service Officer          Ruth M. Wisselgren
                                   Assistant Vice President    NORTH CANTON
Hillsdale Office                   Sales and Service Officer
Terri L. King                                                  North Canton Office
Sales and Service Officer          CANAL FULTON                Peggy J. Leno
                                                               Sales and Service Officer
Lake Cable Office                  Canal Fulton Office
Patricia A. Hoopes                 Deborah J. Miller           UNIONTOWN
Assistant Vice President           Sales and Service Officer
Sales and Service Officer                                      Uniontown Office
                                   HARTVILLE                   Joyce A. Midkiff
34th & Cleveland Office                                        Sales and Service Manager
Susan L. Kraus                     Hartville Office
Sales and Service Officer          Toni L. Kutz
                                   Sales and Service Officer

                                   MANCHESTER

                                   Manchester Office
                                   Deborah J. Miller
                                   Sales and Service Officer

                                    REPORT OF
                                   MANAGEMENT

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

/s/ Robert L. Mang
Robert L. Mang
President and Chief Executive Officer
UNB Corp. and United National Bank & Trust Co.


/s/ Charles J. Berry
Charles J. Berry
Senior Vice President and Chief Financial Officer
United National Bank & Trust Co.


REPORT OF
INDEPENDENT
AUDITORS

Board of Directors and Shareholders
UNB Corp.                              [CROWE CHIZEK LOGO]
Canton, Ohio

We have audited the accompanying consolidated balance sheets of UNB Corp. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of UNB Corp. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Corporation changed its method of accounting for impaired loans in 1995 to comply with new accounting guidance.

/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP
Cleveland, Ohio
January 23, 1997

Consolidated Financial Statements
--------------------------------------------------------------------------------

   Consolidated Balance Sheets
   December 31, 1996 and 1995                                      1996            1995
-------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents (Note 14)                          $  34,762,137    $  31,735,149
Federal funds sold                                               6,800,000        4,300,000
Interest bearing deposits with banks                               156,867          514,509
Securities (Fair value:
  1996 - $89,995,803; 1995 - $65,115,982) (Note 3)              89,979,291       65,129,167
Mortgage-backed securities (Fair value:
  1996 - $43,057,869; 1995 - $63,398,898) (Note 3)              42,907,085       63,087,098
Loans:
  Total loans (Notes 4 and 9)                                  617,601,749      518,729,789
  Less allowance for loan losses (Note 5)                       (8,334,899)      (7,242,003)
-------------------------------------------------------------------------------------------
        Net loans                                              609,266,850      511,487,786
Premises and equipment, net (Note 6)                            10,043,636        8,810,551
Intangible assets (Note 2)                                       6,353,328        7,376,421
Accrued interest receivable and other assets                     9,709,726        7,203,156
-------------------------------------------------------------------------------------------
           TOTAL ASSETS                                      $ 809,978,920    $ 699,643,837
===========================================================================================
LIABILITIES
Deposits:
  Noninterest bearing demand deposits                        $  81,554,075    $  73,707,817
  Interest bearing deposits (Note 7)                           519,109,927      473,479,343
-------------------------------------------------------------------------------------------
        Total deposits                                         600,664,002      547,187,160
Short-term borrowings (Note 8)                                  68,407,783       49,659,159
FHLB advances (Note 9)                                          62,603,188       31,360,000
Accrued taxes, expenses, and other liabilities                   6,969,807        6,110,635
-------------------------------------------------------------------------------------------
           TOTAL LIABILITIES                                   738,644,780      634,316,954
===========================================================================================
Commitments and contingencies (Note 14)

SHAREHOLDERS' EQUITY (Note 1)
Common stock - $1.00 stated value, 15,000,000 shares
  authorized; 5,785,605 and 2,873,977 shares issued and
  outstanding at December 31, 1996 and 1995, respectively        5,785,605        2,873,977
Paid-in capital                                                 32,497,228       31,603,160
Retained earnings                                               31,878,579       30,004,825
Unrealized gain on securities available for sale, net            1,172,728          844,921
-------------------------------------------------------------------------------------------
           TOTAL SHAREHOLDERS' EQUITY                           71,334,140       65,326,883
-------------------------------------------------------------------------------------------
               TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $ 809,978,920    $ 699,643,837
===========================================================================================

The accompanying notes are an integral part of these financial statements.

   Consolidated Statements of Income
   For the three years ended December 31, 1996            1996          1995           1994
----------------------------------------------------------------------------------------------
INTEREST INCOME:
    Interest and fees on loans:
           Taxable                                     $50,950,925   $41,217,982   $31,476,499
           Tax-exempt                                      225,456       274,256       304,755
    Interest and dividends on investments
      and mortgage-backed securities:
           Taxable                                       7,341,251     7,561,905     5,275,683
           Tax-exempt                                       58,215       142,382       199,014
    Interest on deposits with banks                        110,217       100,957       290,471
    Interest on federal funds sold                         503,112       461,175       153,153
----------------------------------------------------------------------------------------------
           Total interest income                        59,189,176    49,758,657    37,699,575
----------------------------------------------------------------------------------------------
INTEREST EXPENSE:
    Interest on deposits (Note 7)                       21,437,683    17,534,235    11,617,580
    Interest on short-term borrowings                    2,784,428     2,233,608     1,018,039
    Interest on FHLB advances                            3,604,086     2,037,668       872,537
----------------------------------------------------------------------------------------------
           Total interest expense                       27,826,197    21,805,511    13,508,156
----------------------------------------------------------------------------------------------
NET INTEREST INCOME                                     31,362,979    27,953,146    24,191,419
PROVISION FOR LOAN LOSSES (NOTE 5)                       3,140,000     1,750,000     1,020,000
----------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     28,222,979    26,203,146    23,171,419
OTHER INCOME:
    Service charges on deposits                          2,377,883     2,367,481     2,420,938
    Trust department income                              2,713,977     2,508,601     2,162,962
    Other operating income                                 896,901       667,627       817,067
    Gains on loans originated for resale                        --        67,087        38,031
    Investment securities gains, net                       368,693         6,189       204,804
----------------------------------------------------------------------------------------------
           Total other income                            6,357,454     5,616,985     5,643,802
----------------------------------------------------------------------------------------------
OTHER EXPENSES:
    Salaries and wages                                   8,632,002     8,013,393     7,533,070
    Retirement and other employee benefits (Note 10)     2,173,761     2,130,255     1,643,954
    Occupancy expense                                    1,169,969     1,213,108     1,125,680
    Equipment expense                                    2,595,030     2,225,466     1,976,455
    Other operating expenses (Note 12)                   7,581,789     7,072,953     6,531,085
----------------------------------------------------------------------------------------------
           Total other expenses                         22,152,551    20,655,175    18,810,244
----------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                              12,427,882    11,164,956    10,004,977
PROVISION FOR INCOME TAXES (NOTE 13)                     4,273,209     3,785,490     3,376,888
----------------------------------------------------------------------------------------------
NET INCOME                                             $ 8,154,673   $ 7,379,466   $ 6,628,089
==============================================================================================
EARNINGS PER COMMON SHARE (NOTE 1):
    Primary                                            $      1.38   $      1.26   $      1.16
    Fully diluted                                      $      1.38   $      1.26   $      1.11
==============================================================================================


The accompanying notes are an integral part of these financial statements.


Consolidated Statements of Changes in Shareholders' Equity
For the three years ended December 31, 1996
                                                                                        Unrealized
                                                                                        Gain/(Loss)
                                                                                       on Securities     Total
                                             Common         Paid-in        Retained      Available   Shareholders'
                                             Stock          Capital        Earnings      for Sale        Equity
-----------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1994                  $ 2,833,634    $ 30,511,161    $21,756,351   $   604,887    $55,706,033
    Net income for year                                                    6,628,089                    6,628,089
    Cash dividends ($0.48 per share)                                      (2,742,404)                  (2,742,404)
    Shares issued through dividend
     reinvestment plan                         22,595         716,453                                     739,048
    Stock options exercised                     2,906          26,094                                      29,000
    Stock issued for benefit plans             11,248         314,944                                     326,192
    Change in unrealized gain (loss) on
     securities available for sale                                                      (2,045,516)    (2,045,516)
-----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                  2,870,383      31,568,652     25,642,036    (1,440,629)    58,640,442
    Net income for year                                                    7,379,466                    7,379,466
    Cash dividends ($0.525 per share)                                     (3,016,677)                  (3,016,677)
    Stock options exercised                     3,594          34,508                                      38,102
    Change in unrealized gain (loss) on
     securities available for sale                                                       2,285,550      2,285,550
-----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                  2,873,977      31,603,160     30,004,825       844,921     65,326,883
    Net income for year                                                    8,154,673                    8,154,673
    100% stock dividend                     2,880,856                     (2,880,856)
    Cash dividends ($0.59 per share)                                      (3,400,063)                  (3,400,063)
    Shares issued through dividend
     reinvestment plan                         27,908         870,529                                     898,437
    Stock options exercised                     2,864          23,539                                      26,403
    Change in unrealized gain (loss) on
     securities available for sale                                                         327,807        327,807
-----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                $ 5,785,605    $ 32,497,228    $31,878,579   $ 1,172,728    $71,334,140
=================================================================================================================


The accompanying notes are an integral part of these financial statements.


Consolidated Statements of Cash Flows
For the three years ended December 31, 1996                               1996            1995              1994
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                      $   8,154,673    $   7,379,466    $   6,628,089
    Adjustments to reconcile net income to net cash from
      operating activities:
        Depreciation and amortization                                     779,836          789,359          636,647
        Provision for loan losses                                       3,140,000        1,750,000        1,020,000
        Net securities gains                                             (368,693)          (6,189)        (204,804)
        Net accretion on securities                                      (289,944)        (461,821)         (90,869)
        Amortization of intangible assets                               1,023,093        1,094,337          641,665
        Deferred income tax benefit                                      (784,833)        (309,785)         (43,127)
        Net change in loans held for sale                                      --          211,287        3,414,012
        Changes in:
           Interest receivable                                            (59,480)        (505,356)        (812,429)
           Interest payable                                               414,052        1,017,789          145,706
           Other assets and liabilities, net                           (1,380,552)         627,463          655,922
           Deferred income                                                 (5,455)          (5,464)          11,294
-------------------------------------------------------------------------------------------------------------------
               Net cash from operating activities                      10,622,697       11,581,086       12,002,106
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net change in interest bearing deposits with banks                    357,642         (347,140)       3,613,954
    Net change in federal funds sold                                   (2,500,000)      (3,700,000)         200,000
    Investment and mortgage-backed securities:
        Proceeds from sales of securities available for sale           14,008,834        4,722,672        3,272,621
        Proceeds from maturities of securities held to maturity        22,034,928       38,952,889       17,250,053
        Proceeds from maturities of securities available for sale      32,977,573       30,133,841       20,373,878
        Purchases of securities held to maturity                      (20,902,968)     (38,258,110)     (52,024,592)
        Purchases of securities available for sale                    (81,296,813)     (32,273,495)     (48,065,388)
        Principal payments received on
           mortgage-backed securities held to maturity                  9,250,128        7,819,035        1,171,428
        Principal payments received on
           mortgage-backed securities available for sale               20,413,521        4,126,844       15,085,208
    Net increase in loans made to customers                           (98,817,445)    (103,205,753)     (60,188,481)
    Loans purchased                                                    (2,251,100)      (4,065,650)        (399,700)
    Purchases of premises and equipment, net                           (2,012,921)      (1,002,580)        (698,290)
    Purchases of assets to be leased                                           --               --         (193,958)
    Principal payments received under leases                              149,481          140,539          145,935
-------------------------------------------------------------------------------------------------------------------
               Net cash from investing activities                    (108,589,140)     (96,956,908)    (100,457,332)
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                           53,476,842       60,416,645       13,536,682
    Cash and cash equivalents received in
     assumption of deposits, net of assets acquired (Note 2)                   --               --       63,517,056
    Cash dividends paid, net of shares issued
     through dividend reinvestment                                     (2,501,626)      (3,016,677)      (2,003,356)
    Proceeds from issuance of stock                                        26,403           38,102          355,192
    Net increase in short-term borrowings                              18,748,624       14,762,217        8,568,157
    Proceeds from FHLB advances                                        47,000,000       25,000,000       28,345,000
    Repayments of FHLB advances                                       (15,756,812)     (10,300,000)     (20,505,000)
-------------------------------------------------------------------------------------------------------------------
               Net cash from financing activities                     100,993,431       86,900,287       91,813,731
-------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                 3,026,988        1,524,465        3,358,505
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         31,735,149       30,210,684       26,852,179
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $  34,762,137    $  31,735,149    $  30,210,684
===================================================================================================================

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of UNB Corp. (Corporation) and its wholly owned subsidiaries, the United National Bank & Trust Company (Bank), 620 Market Community Urban Development Corp. and United Credit Life Insurance Company. All significant intercompany balances and transactions have been eliminated in consolidation.

     INDUSTRY SEGMENT INFORMATION: UNBCorp. is a bank holding company engaged in the business of commercial and retail banking and trust and investment services, with operations conducted through its main office and branches located throughout Stark and southern Summit Counties of Ohio. The majority of the Corporation's income is derived from commercial and retail business lending activities and investments.

     CASH AND CASH EQUIVALENTS: Cash equivalents include cash and noninterest bearing deposits with banks. UNB Corp. reports net cash flows for interest bearing deposits with banks, federal funds sold, customer loan transactions, deposit transactions and short-term borrowings.

     For the years ended December 31, 1996, 1995 and 1994, the Corporation paid interest of $27,412,145, $20,787,722 and $13,362,450, respectively, and income taxes of $5,110,000, $4,290,000 and $3,560,250, respectively.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES: The Corporation classifies debt and equity securities as held to maturity, available for sale or trading. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Trading securities are purchased principally for sale in the near term and are reported at fair value with unrealized gains and losses included in earnings. During 1996 and 1995, the Corporation held no trading securities.

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

     SERVICING RIGHTS: Prior to adopting Financial Accounting Standard (SFAS) No. 122 at the start of 1996, servicing right assets were recorded only for purchased rights to service mortgage loans. Subsequent to adopting this standard, servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

     Excess servicing receivable is reported when a loan sale results in servicing in excess of normal amounts, and is expensed over the life of the servicing on the interest method.

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

     SFAS Nos. 114 and 118 were adopted January 1, 1995 and require recognition of loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. The effect of adopting these standards is included in the 1995 and 1996 provision for loan losses, and was not material.

     Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 30 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to four-family residences, residential construction loans and consumer automobile, boat, home equity and credit card loans with balances less than $300,000. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past-due asset disclosures.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets, limited in the case of leasehold improvements to the lease terms, or useful lives, whichever is less, using primarily the straight-line method. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized.

     OTHER REAL ESTATE: Other real estate owned is included in other assets on the consolidated balance sheets at the lower of cost or fair value, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry the real estate are charged to expense. Other real estate, net of the valuation reserve totaled $529,841 and $325,000 at December 31, 1996 and 1995, respectively.

     GOODWILL AND IDENTIFIED INTANGIBLES: Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is expensed on the straight-line method over no more than 10 years. Identified intangibles represent the value of depositor relationships purchased and are expensed on accelerated methods over 8 to 10 years. Goodwill and identified intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

     INTEREST AND FEES ON LOANS: Interest income on loans is accrued primarily over the term of the loans based on the principal balances of loans out standing. Loan origination fees and certain direct origination costs are deferred and amortized over the contractual life of the related loan using the level yield method. The net amount of fees and costs deferred is reported in the consolidated balance sheets as a part of loans.

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

     FEDERAL INCOME TAXES: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

     CONCENTRATIONS OF CREDIT RISK: The Corporation, through its subsidiary Bank, grants residential, consumer, and commercial financing to customers located primarily in Stark County. Commercial loans, commercial real estate loans, mortgage loans and consumer loans and leases comprise 12.6%, 10.7%, 39.3% and 37.4% of total loans, respectively at December 31, 1996. Indirect loans accounted for 79.0% of consumer loans at December 31, 1996.

     EARNINGS AND DIVIDENDS PER SHARE: Primary and fully diluted earnings per share are computed based on the weighted average shares outstanding during the period. Primary earnings per common share has been computed assuming the exercise of stock options less the treasury shares assumed to be purchased from the proceeds using the average market price of UNB Corp.'s stock for the years presented. Fully diluted earnings per common share represents the additional dilution related to the stock options due to the use of the market price as of the year-end.

     The primary weighted average shares were 5,909,157, 5,857,444 and 5,712,342 for 1996, 1995 and 1994, respectively. Fully diluted weighted average shares were 5,927,146, 5,872,538 and 5,977,696 for 1996, 1995 and 1994, respectively.

     The Corporation declared a 100% stock dividend in 1996 which was recorded by a transfer, equal to the stated value of the shares issued, from retained earnings to common stock. All per share data has been adjusted for the stock dividend.

     STOCK OPTIONS: The excess of the option price over the par value of the shares issued is added to paid-in capital when exercised. Any tax benefit realized by the Corporation from the exercise of non-qualified stock options is added to paid-in capital.

     Expense for employee compensation under stock option plans is based on APB No. 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

     DIVIDEND REINVESTMENT PLAN: The dividend reinvestment plan, effective March 30, 1989, authorized the sale of 578,812 shares of the Corporation's authorized but previously unissued common shares to shareholders who choose to invest all or a portion of their cash dividends. Shares totalling 33,385 and 45,190 were issued by the Corporation pursuant to the plan in 1996 and 1994, respectively, after giving effect to the 1996 stock dividend. In 1995, stock was purchased in the open market at the current market price. The shares issued were purchased from the Corporation with reinvested dividends at the current market price, which was the average of the closing bid and asked prices for the last business day immediately preceding the purchase date. The number of shares has been adjusted to reflect the 1996 stock dividend.

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

    FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

     FINANCIAL STATEMENT PRESENTATION: Certain previously reported consolidated financial statement amounts have been reclassified to conform to the 1996 presentation.

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

     The Transohio acquisition has been accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded based on their estimated fair market values at the date of acquisition. A summary of assets acquired and liabilities assumed follows:

Cash and cash equivalents received                   $   375,000
Premises and equipment                                   224,000
Accrued interest receivable and other assets               2,000
Funds receivable from Resolution Trust Corporation    63,142,000
Intangible assets/purchase premium paid                6,630,000
----------------------------------------------------------------
           Total Assets                              $70,373,000
================================================================
Deposit liabilities                                  $69,244,000
Accrued interest payable and other liabilities         1,129,000
================================================================
           Total Liabilities                         $70,373,000
================================================================

     The effect of the Transohio acquisition is included in the results of operations prospectively from the date of acquisition. The pro forma effect of this acquisition on prior periods is not shown herein due to a lack of continuity of operations and the fact that the assistance received by Transohio from the RTC reduces the relevance of past information.

     The intangible assets arising from acquisitions and included in intangible assets in the accompanying consolidated balance sheets are summarized as follows at December 31, net of accumulated amortization:

                               1996         1995
---------------------------------------------------
Core deposit intangible     $1,888,042   $2,262,062
Goodwill                     4,465,286    5,114,359
---------------------------------------------------
  Total intangible assets   $6,353,328   $7,376,421
===================================================

     Amortization expense for intangible assets totaled $1,023,095, $1,094,337, and $641,665 in 1996, 1995, and 1994, respectively.

NOTE 3 - SECURITIES

     The amortized cost and estimated fair value of investment and mortgage-backed securities available for sale and held to maturity, as presented in the consolidated balance sheets are as follows:

                                                                           December 31, 1996
                                                                            Gross        Gross       Estimated
                                                            Amortized     Unrealized  Unrealized        Fair
                                                              Cost          Gains       Losses         Value
---------------------------------------------------------------------------------------------------------------
Securities available for sale:
    U.S. Treasury securities                              $ 23,061,844   $   64,622   $ (40,957)   $ 23,085,509
    Obligations of U.S. government agencies
      and corporations                                      52,366,026       50,039     (44,578)     52,371,487
Securities held to maturity:
    U.S. Treasury securities                                   360,284        4,644          --         364,928
    Obligations of state and political subdivisions          1,050,725        4,439          --       1,055,164
    Corporate bonds and other debt securities                  826,211        7,429          --         833,640
---------------------------------------------------------------------------------------------------------------
        Total debt securities                               77,665,090      131,173     (85,535)     77,710,728
Equity securities available for sale                        10,513,891    1,771,184          --      12,285,075
---------------------------------------------------------------------------------------------------------------
        Total investment securities                         88,178,981    1,902,357     (85,535)     89,995,803
Mortgage-backed securities available for sale               29,430,676       89,018    (112,468)     29,407,226
Mortgage-backed securities held to maturity                 13,499,859      150,784          --      13,650,643
---------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities                    42,930,535      239,802    (112,468)     43,057,869
---------------------------------------------------------------------------------------------------------------
        Total investment and mortgage-backed securities   $131,109,516   $2,142,159   $(198,003)   $133,053,672
===============================================================================================================


                                                                           December 31, 1995
                                                                           Gross        Gross        Estimated
                                                            Amortized    Unrealized   Unrealized       Fair
                                                              Cost          Gains       Losses         Value
---------------------------------------------------------------------------------------------------------------
Securities available for sale:
    U.S. Treasury securities                              $ 22,093,333   $  111,329   $ (33,222)   $ 22,171,440
    Obligations of U.S. government agencies
      and corporations                                      28,965,997       72,388    (225,932)     28,812,453
Securities held to maturity:
    Obligations of U.S. government agencies
      and corporations                                       3,007,410           --      (3,124)      3,004,286
    Obligations of state and political subdivisions          1,237,673        5,828          --       1,243,501
    Corporate bonds and other debt securities                2,130,532        9,541     (25,430)      2,114,643
---------------------------------------------------------------------------------------------------------------
        Total debt securities                               57,434,945      199,086    (287,708)     57,346,323
Equity securities available for sale                         6,275,302    1,494,357          --       7,769,659
---------------------------------------------------------------------------------------------------------------
        Total investment securities                         63,710,247    1,693,443    (287,708)     65,115,982
Mortgage-backed securities available for sale               40,496,523      139,201    (277,935)     40,357,789
Mortgage-backed securities held to maturity                 22,729,309      319,271      (7,471)     23,041,109
---------------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities                    63,225,832      458,472    (285,406)     63,398,898
---------------------------------------------------------------------------------------------------------------
        Total investment and mortgage-backed securities   $126,936,079   $2,151,915   $(573,114)   $128,514,880
===============================================================================================================

     Mortgage-backed securities consist of fixed and variable rate CMOs and government guaranteed mortgage-backed securities issued by FHLMC, FNMA, and GNMA. CMOs totaled $30,206,776 and $56,411,659 and government guaranteed mortgage-backed securities totaled $12,700,309 and $6,675,439 at December 31, 1996 and 1995, respectively.

     The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        December 31, 1996
                                              Estimated  Weighted
                                 Amortized       Fair     Average
                                    Cost         Value     Yield
-----------------------------------------------------------------
Securities available for sale:
U.S. Treasuries
  Due in one year or less        $ 9,003,031   $ 9,011,353   5.73%
  Due after one year
   through five years             14,058,813    14,074,156   5.88
-----------------------------------------------------------------
  Total                           23,061,844    23,085,509   5.82
-----------------------------------------------------------------
U.S. government agencies
 and corporations
  Due in one year or less         49,366,026    49,347,126   5.57
  Due after one year
   through five years              3,000,000     3,024,361   6.90
-----------------------------------------------------------------
  Total                           52,366,026    52,371,487   5.65
-----------------------------------------------------------------
  Total securities
   available for sale            $75,427,870   $75,456,996   5.70%
=================================================================
Securities held to maturity:
U.S. Treasuries
  Due in one year or less        $   360,284   $   364,928   5.03%
-----------------------------------------------------------------
  Total                              360,284       364,928   5.03
-----------------------------------------------------------------
Obligations of state and
 political subdivisions
   Due in one year or less       $   745,725   $   747,392   4.32%
   Due after one year
    through five years               305,000       307,772   4.65
-----------------------------------------------------------------
  Total                            1,050,725     1,055,164   4.42
-----------------------------------------------------------------
Corporate bonds and other
 debt securities
  Due in one year or less             82,313        82,313     --
  Due after one year
   through five years                743,898       751,327   8.44
-----------------------------------------------------------------
  Total                              826,211       833,640   7.60
-----------------------------------------------------------------
  Total securities
    held to maturity             $ 2,237,220   $ 2,253,732   5.69%
=================================================================
Mortgage-backed
 and collateralized
 mortgage obligations
 available for sale              $29,430,676   $29,407,226   5.78%
-----------------------------------------------------------------
Mortgage-backed and
 collateralized mortgage
 obligations held
 to maturity                      13,499,859    13,650,643   7.50
-----------------------------------------------------------------
Total mortgage-backed
 and debt securities             $42,930,535   $43,057,869   6.32%
=================================================================

    Sales of available for sale securities were as follows:

                                          1996          1995        1994
----------------------------------------------------------------------------
Debt and mortgage-backed securities:
   Proceeds                            $13,238,764   $4,722,672   $3,020,246
   Gross gains                               2,183        6,189        4,309
   Gross losses                             94,860           --           --
Equity Securities:
   Proceeds                            $   770,070           --   $  252,375
   Gross gains                             461,370           --      200,495

     At December 31, 1996, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies and corporations, in an amount greater than 10% of shareholders' equity.

     Investments with a carrying value of approximately $93.7 million and $84.6 million as of December 31, 1996 and 1995, respectively, were pledged to secure public funds or other obligations.

NOTE 4 - LOANS

    Loans are comprised of the following at December 31:

                                   1996                 1995
---------------------------------------------------------------
Commercial, financial
  and agricultural              $ 78,292,700       $ 64,810,976
Commercial real estate            65,874,692         60,478,074
Real estate                      242,652,354        172,282,619
Consumer                         230,782,003        221,158,120
---------------------------------------------------------------
Total loans                     $617,601,749       $518,729,789
===============================================================

    Impaired loans were as follows:

                                  1996       1995
---------------------------------------------------
Year-end loans with no
  allowance for loan losses
  allocated                     $ 63,135   $378,693
Year-end loans with allowance
  for loan losses allocated      204,925    187,576
Amount of
  allowance allocated            135,000    187,576
---------------------------------------------------
Average of impaired loans
  during the year               $309,089   $603,068
Interest income recognized
  during impairment               28,319     53,130
Cash-basis interest
  income recognized               28,230     52,300

    Loans with carrying values of $213,700 were transferred to foreclosed real estate in 1996. No loans were transferred to foreclosed real estate in 1995.

    Certain directors, executive officers and principal shareholders of UNB Corp. and its subsidiaries were loan customers of the subsidiary bank. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows for the year ended December 31:

                           1996             1995
---------------------------------------------------
Balance, January 1     $  8,417,000    $ 12,492,000
New loans                 7,290,000       1,639,000
Repayments               (1,572,000)     (5,714,000)
---------------------------------------------------
Balance, December 31   $ 14,135,000    $  8,417,000
===================================================


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

     Transactions in the allowance for loan losses for the years ended December 31, are summarized as follows:

                           1996          1995            1994
----------------------------------------------------------------
Balance at January 1   $ 7,242,003    $ 6,348,219    $ 6,055,843
Provision charged
 to expense              3,140,000      1,750,000      1,020,000
Loans charged off       (3,161,720)    (1,558,440)    (1,162,972)
Recoveries on
 loans previously
  charged off            1,114,616        702,224        435,348
----------------------------------------------------------------
Balance at
 end of year           $ 8,334,899    $ 7,242,003    $ 6,348,219
================================================================


NOTE 6 - PREMISES AND EQUIPMENT

    The components of premises and equipment at December 31, are as follows:

                                      1996             1995
--------------------------------------------------------------
Land                              $  1,752,363     $ 1,766,353
Buildings                            5,388,182       5,639,090
Furniture and fixtures               8,474,204       6,423,172
Leasehold improvements               1,308,192       1,294,017
--------------------------------------------------------------
    Total premises and
      equipment                     16,922,941      15,122,632
Accumulated depreciation
      and amortization              (6,879,305)     (6,312,081)
--------------------------------------------------------------
        Premises and
         equipment, net           $ 10,043,636     $ 8,810,551
==============================================================

     At December 31, 1996, the Corporation was obligated for the next five years for rental commitments under non-cancelable operating leases on the main and branch offices and equipment as follows:


1997                                                $1,449,921
1998                                                 1,359,361
1999                                                 1,365,446
2000                                                   934,888
2001                                                   423,530
--------------------------------------------------------------
    Total                                           $5,533,146
==============================================================

    Rental expense amounted to approximately $1,465,000, $1,043,000 and $943,000 in 1996, 1995 and 1994, respectively.

NOTE 7 - INTEREST BEARING DEPOSITS

    Total interest bearing deposits as presented on the consolidated balance sheets are comprised of the following classifications:

                                           December 31,
                                      1996             1995
---------------------------------------------------------------
Interest bearing demand          $  73,153,887   $   74,201,892
Savings                            168,832,823      151,069,955
Time:
    In denominations
     under $100,000                240,644,107      212,828,971
    In denominations of
     $100,000 or more               36,479,110       35,378,525
---------------------------------------------------------------
        Total interest bearing
         deposits                $ 519,109,927   $  473,479,343
===============================================================

    At year-end 1996, stated maturities of time deposits with a remaining term greater than one year were:

1997                                              $173,740,083
1998                                                45,428,650
1999                                                19,900,481
2000                                                20,628,843
2001                                                15,598,676
Thereafter                                           1,826,484
--------------------------------------------------------------
    Total                                         $277,123,217
==============================================================


    Related party deposits totaled $2,430,410 at year-end 1996.

    Interest expense on deposits is summarized below:

                               Years ended December 31,
                           1996          1995          1994
Interest bearing
 demand                 $ 1,408,767   $ 1,316,274   $ 1,274,616
Savings                   4,488,018     3,969,075     3,747,474
Time:
  In denominations
   under $100,000        13,266,050    10,681,937     5,977,108
  In denominations of
   $100,000 or more       2,274,848     1,566,949       618,382
---------------------------------------------------------------
    Total interest
     on deposits        $21,437,683   $17,534,235   $11,617,580
===============================================================

NOTE 8 - SHORT-TERM BORROWINGS

     Federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan deposits are financing arrangements. Physical control is maintained for securities sold under repurchase agreements. Information concerning all short term borrowings is summarized as follows, at December 31:

                                    1996            1995
-----------------------------------------------------------
Securities sold under
 repurchase agreements           $61,618,339    $44,372,238
Federal funds purchased            1,628,000      1,451,000
U.S. Treasury tax and
 loan notes                        5,161,444      3,835,921
-----------------------------------------------------------
      Total short-term
        borrowings               $68,407,783    $49,659,159
===========================================================
Weighted average interest
 rate at period end                      4.9%           5.0%
-----------------------------------------------------------
Average amount outstanding
 during year                     $58,642,000    $44,852,000
===========================================================
Approximate weighted average
 interest rate during the year           4.8%           5.0%
-----------------------------------------------------------
Maximum amount outstanding
 as of any month-end             $68,407,783    $50,588,103
===========================================================

NOTE 9 - FHLB ADVANCES

     The Bank has entered into various borrowing agreements with the Federal Home Loan Bank (FHLB) of Cincinnati. Pursuant to collateral agreements with the FHLB, advances are secured by all stock invested in the FHLB and qualifying first mortgage loans. At December 31, 1996, FHLB advances were comprised of the following:

MATURITY                   INTEREST RATE                        AMOUNT
-------------------------------------------------------------------------
1997                       5.15% - 6.70%                     $  7,163,402
1998                       5.35% - 7.85%                        9,997,849
1999                       5.50% - 7.95%                       30,348,131
2000                       6.00% - 8.00%                       11,225,612
2001                       6.10% - 6.70%                        3,188,194
2002                           6.25%                              330,000
2003                           6.25%                              350,000
-------------------------------------------------------------------------
TOTAL                                                        $ 62,603,188
=========================================================================

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

                                              December 31,
                                          1996           1995
-----------------------------------------------------------------
Actuarial present value of
 accumulated benefit obligation,
 including vested benefits of
 $3,998,421 and $3,445,045 at
 December 31, 1996 and 1995,
 respectively                          $ 4,109,732    $ 3,518,992
-----------------------------------------------------------------
Plan assets at fair value, primarily
 U.S. government securities,
 corporate bonds and invest-
 ment in equity funds                    6,260,201      5,191,462
Actuarial present value of
 projected benefit obligation
 for services rendered to date          (6,281,864)    (5,423,923)
-----------------------------------------------------------------
Projected benefit obligation
 in excess of plan assets                  (21,663)      (232,461)
Unrecognized net loss                      508,291        510,757
Unrecognized transition asset,
 net of amortization                       (78,800)      (110,700)
Unrecognized prior service cost             90,834         97,604
-----------------------------------------------------------------
     Prepaid pension asset             $   498,662    $   265,200
=================================================================

Net pension expense included the following:

                               Years ended December 31,
                           1996          1995          1994
--------------------------------------------------------------
Service cost-benefits
 earned during
 the year               $  414,691   $  371,991      $ 337,877
Interest cost on
 benefit obligation        399,106      352,562        362,939
Return on plan assets     (829,882)    (922,074)       125,516
Net amortization
 and deferral              381,011      607,062       (508,135)
--------------------------------------------------------------
Net pension expense     $  364,926   $  409,541      $ 318,197
==============================================================

                              1996          1995         1994
---------------------------------------------------------------
Significant assumptions used:
    Discount rate             7.5%          7.5%          7.5%
    Rate of increase in
     compensation levels      5.0%          5.0%          5.0%
    Long-term rate
     of return on assets      7.5%          7.5%          7.5%

     PROFIT SHARING PLAN - The UNB Tax-Deferred Savings Plan covers all qualified employees. The annual plan expense is based upon discretionary matching of employees' voluntary pre-tax contributions. The Corporation's contributions are invested in UNB Corp. common stock, and become vested after three years of service. Employee voluntary contributions are fully vested at all times. Employee contributions are invested in a money market fund, a balanced stock and bond fund, or in UNB Corp. common stock based on employee investment elections. The expense related to this plan totaled $225,000, $219,000 and $231,000 in 1996, 1995 and 1994, respectively.

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

     The following table sets forth the plan's funded status reconciled with the amounts shown in the Corporation's consolidated balance sheets at December 31:

Accumulated postretirement benefit obligation:

                                       1996            1995
--------------------------------------------------------------
Retirees                           $  (200,832)    $  (238,720)
Fully eligible active
 plan participants                    (336,944)       (314,901)
Other active plan participants      (1,197,871)     (1,020,835)
--------------------------------------------------------------
Accumulated postretirement
 benefit obligation                 (1,735,647)     (1,574,456)
Unrecognized gain                     (487,934)       (539,090)
Unrecognized transition
 obligation                          1,146,076       1,222,480
--------------------------------------------------------------
Accrued postretirement
 benefit                           $(1,077,505)    $  (891,066)
==============================================================

Net periodic postretirement benefit expense for 1996, 1995 and 1994 included the following components:

                              1996         1995         1994
---------------------------------------------------------------
Service cost-benefits
 attributed to service
 during the period         $  105,577   $   93,431   $   82,683
Interest cost on
 accumulated postretire-
 ment benefit obligation      110,212      100,050       77,908
Amortization of transition
 obligation over 20 years      76,404       76,404       76,404
---------------------------------------------------------------
    Total                  $  292,193   $  269,885   $  236,995
===============================================================



     Benefit payments of $54,598, $48,317 and $42,759 were made for postretirement medical benefits in 1996, 1995 and 1994, respectively.

     For measurement purposes, a 13% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996, 1995 and 1994. The rate was assumed to gradually decrease to 7% after three years in 1996, 7% after four years in 1995 and 7% after six years in 1994. The health care cost trend assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trends rates by 1% in each year would increase the accumulated postretirement benefit obligation by approximately $226,000 and $205,000 at December 31, 1996 and 1995, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $28,000, $25,000 and $23,000 for 1996, 1995 and 1994, respectively.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% at December 31, 1996, 1995 and 1994.

NOTE 11 - STOCK OPTION AND PERFORMANCE UNIT PLAN

     In 1987, the shareholders approved a Stock Option and Performance Unit Plan reserving 382,020 shares of common stock, adjusted for stock dividends and splits, for the granting of options to executive officers and other senior Management personnel. Options are not exercisable for at least three years from the date of grant and are not fully exercisable until five years from the date of grant. The duration of the exercise period is ten years. As such options are exercised, shareholders' equity will be credited with the proceeds.

     SFAS No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1996 and 1995.

                                        1996            1995
---------------------------------------------------------------
Net income as reported               $8,154,673      $7,379,466
Pro forma net income                  8,124,388       7,362,069

Primary earnings per
  share as reported                       $1.38           $1.26
Pro forma primary
  earnings per share                       1.38            1.26

Fully diluted earnings
  per share as reported                    1.38            1.26
Pro forma fully diluted
  earnings per share                       1.37            1.25

     In future years, the pro forma effect of not applying this standard is expected to increase as additional options are granted.

                                                 Number of Shares
                                    ---------------------------------------------
                                    Available                                         Weighted-average       Range of Option
                                    for Grant        Exercised        Outstanding      exercise price        Price per Share
----------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994             106,284           32,230           243,506           $ 9.55          $ 6.70     $12.00
    Granted                          (23,196)              --            23,196            14.50           14.50      14.50
    Exercised                             --            6,950            (6,950)            7.13            6.70       8.39
---------------------------------------------------------------------------------
Balance, December 31, 1994            83,088           39,180           259,752            10.06            7.02      14.50
    Granted                          (23,844)              --            23,844            19.25           19.25      19.25
    Exercised                             --            8,388            (8,388)            7.33            7.02       9.53
---------------------------------------------------------------------------------
Balance, December 31, 1995            59,244           47,568           275,208            10.94            7.02      19.25
    Granted                          (27,682)              --            27,682            22.00           22.00      22.00
    Forfeited                            800               --              (800)           22.00           22.00      22.00
    Exercised                             --            4,700            (4,700)            7.76            7.02      12.00
---------------------------------------------------------------------------------
Balance, December 31, 1996            32,362           52,268           297,390           $11.99          $ 7.02     $22.00
=================================================================================


    Options exerciseable at year-end are as follows:

                                 Number      Weighted-average
                               of options     Exercise price
------------------------------------------------------------
1994                             70,035            $7.42
1995                             93,866             7.77
1996                            137,156             8.66
============================================================

     The weighted average remaining option life for options outstanding at year-end 1996 was 5.4 years.

     For options granted during 1996, the weighted-average fair values at grant date are as follows:

                                     Exercise Price  Fair value
---------------------------------------------------------------
Options granted at market price         $22.00         $2.95
===============================================================

     The fair value of options granted during 1996 and 1995 is estimated using the following weighted-average information: risk-free interest rate of 5.6% and 8.0%, expected life of 7 years, expected volatility of stock price of 7.8% and 9.3%, and expected dividends of 3.09% and 3.18% per year.

NOTE 12 - OTHER OPERATING EXPENSES

    Other operating expenses are summarized as follows:

                                                 Years ended December 31,
                                      1996                1995                 1994
-------------------------------------------------------------------------------------
FDIC deposit
  insurance                        $  811,537          $  691,872          $  902,432
Ohio franchise and
  other taxes                         807,530             724,387             691,405
Stationery, supplies
  and postage                         891,930           1,017,029             908,607
Marketing expense                     578,854             573,016             556,842
Contributions                          49,658             191,808              55,883
Professional fees                     727,242             531,766             366,370
Intangible
  amortization                      1,023,093           1,094,337             641,665
Other expenses                      2,691,945           2,248,738           2,407,881
-------------------------------------------------------------------------------------
    Total other
     operating expenses            $7,581,789          $7,072,953          $6,531,085
=====================================================================================

NOTE 13 - INCOME TAXES

    Income taxes consist of the following:

                                 Years ended December 31,
                            1996          1995          1994
--------------------------------------------------------------
Current tax expense     $ 5,058,042  $ 4,095,275   $ 3,420,015
Deferred tax benefit       (784,833)    (309,785)      (43,127)
--------------------------------------------------------------
    Total income taxes  $ 4,273,209  $ 3,785,490   $ 3,376,888
==============================================================

    The sources of gross deferred tax assets and gross deferred tax liabilities are as follows at December 31:

                                       1996                  1995                   1994
-------------------------------------------------------------------------------------------
Items giving rise to
  deferred tax assets:
  Allowance for loan
   losses in excess of
   tax reserve                      $ 2,674,769           $ 2,183,861           $ 1,800,426
  Deferred loan
   fees and costs                            --                24,736                91,176
  Postretirement benefits               415,000               333,400               255,200
  OREO writedown                         94,180                94,180                94,180
  Unrealized loss on
   securities available
   for sale                                  --                    --               742,143
  Deferred compensation                 236,586               111,540                    --
  Intangible amortization               188,712               104,058                16,478
  Other                                  53,629                28,783                43,552
Items giving rise to
 deferred tax liabilities:
  Depreciation                         (804,744)             (775,211)             (788,503)
  Deferred loan
    fees and costs                     (208,424)                   --                    --
  Loan basis
   from acquisition                    (340,683)             (429,148)             (362,745)
  FHLB Stock                           (285,824)             (162,234)              (61,764)
  Unrealized gain
   on securities
   available for sale                  (604,132)             (435,262)                   --
  Other                                 (93,115)             (368,712)             (252,532)
-------------------------------------------------------------------------------------------
Net deferred tax asset              $ 1,325,954           $   709,991           $ 1,577,611
===========================================================================================


     Based on prior taxes paid, the deferred tax asset is more likely than not to be realized.

     The difference between the provision for income taxes and amounts computed by applying the statutory income tax rate of 34% to income before taxes is as follows:

                                              Years ended December 31,
                                       1996             1995            1994
-------------------------------------------------------------------------------
Income taxes computed
 at the statutory tax rate
 on pretax income                  $ 4,225,480      $ 3,796,085      $3,401,692
Add tax effect of:
    Tax exempt income                  (81,910)        (123,336)       (154,035)
    Other                              129,639          112,741         129,231
-------------------------------------------------------------------------------
        Total income
         taxes                     $ 4,273,209      $ 3,785,490      $3,376,888
===============================================================================

     Taxes attributable to net securities gains approximated $125,356 in 1996 and $2,104 in 1995 and $69,633 in 1994.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

     RESERVE REQUIREMENTS: The Corporation's subsidiary bank is required to maintain approximately $9.9 million of cash on hand or on deposit with the Federal Reserve to meet regulatory reserve requirements at December 31, 1996. These funds do not earn interest.

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

                                        1996          1995
Fixed rate commitments to
 extend credit                     $ 30,954,000    $ 18,259,000
Variable rate commitments
 to extend credit                   104,168,000     106,570,000
Variable rate standby letters
 of credit and financial guarantees   5,974,000       6,362,000
Interest rate swaps -
 notional amount                      5,150,000       6,625,000

     The amounts above represent contracts entered into by the Corporation, net of amounts participated to other financial institutions.

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

     INTEREST RATE SWAP: The Corporation has entered into an agreement to assume variable interest payments in exchange for fixed interest payments (interest rate swaps). The notional amounts of the interest rate swaps do not represent amounts exchanged by the parties. The amounts exchanged are determined by reference to the notional amounts and the other terms of the interest rate swap. The agreement calls for quarterly reductions in the notional amount with a final expiration of November 26, 2000. Variable interest payments received are based on the 3 month LIBOR rate which is adjusted on a quarterly basis. The net income
(cost) of this agreement for 1996, 1995 and 1994, was approximately $158,000, $219,000, and ($152,000), respectively, which was included in income.

     CONTINGENCIES: The nature of the Corporation's business results in a certain amount of litigation. Management, after reviewing with counsel all actions and proceedings pending against or involving UNB Corp. and its subsidiaries, considers that the aggregate liability or loss, if any, resulting from them will not be material to the Corporation's consolidated financial position.

NOTE 15 - DIVIDEND AND REGULATORY CAPITAL REQUIREMENTS

     Dividends paid by the Bank are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiary bank to the Corporation is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two year's retained earnings. At December 31, 1996, approximately $1,055,074 of the Bank's retained earnings were available for dividends to the Corporation under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Corporation's regulatory capital requirements and minimum regulatory guidelines. These restrictions do not presently limit the Corporation from paying normal dividends.

     The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                            Capital to risk-
                             weighted assets    Tier 1 capital
                            Total     Tier 1   to average assets
----------------------------------------------------------------
Well capitalized             10%        6%            5%
Adequately capitalized        8%        4%            4%
Undercapitalized              6%        3%            3%

     At year-end, actual capital levels (in millions) and minimum required levels were:

                                                                                                     Minimum Required
                                                                         Minimum Required         To Be Well Capitalized
                                                                            For Capital           Under Prompt Corrective
                                                       Actual            Adequacy Purposes          Action Regulations
                                                  Amount    Ratio       Amount         Ratio        Amount        Ratio
-------------------------------------------------------------------------------------------------------------------------
1996
Total capital (to risk weighted assets)
    Consolidated                                   $71.3    13.0%        $44.0         8.0%          $55.1        10.0%
    Bank                                           $59.9    11.0%        $43.7         8.0%          $54.6        10.0%
Tier 1 capital (to risk weighted assets)
    Consolidated                                   $64.4    11.7%        $22.0         4.0%          $33.0         6.0%
    Bank                                           $40.1     7.3%        $21.8         4.0%          $32.7         6.0%
Tier 1 capital (to average assets)
    Consolidated                                   $64.4     7.6%        $34.1         4.0%          $42.7         5.0%
    Bank                                           $40.1     5.1%        $31.3         4.0%          $39.2         5.0%

1995
Total capital (to risk weighted assets)
    Consolidated                                   $63.4    12.7%        $40.0         8.0%          $50.0        10.0%
    Bank                                           $51.7    10.5%        $39.5         8.0%          $49.3        10.0%
Tier 1 capital (to risk weighted assets)
    Consolidated                                   $57.1    11.4%        $20.0         4.0%          $30.0         6.0%
    Bank                                           $45.5     9.2%        $19.7         4.0%          $29.6         6.0%
Tier 1 capital (to average assets)
    Consolidated                                   $57.1     8.2%        $27.7         4.0%          $34.6         5.0%
    Bank                                           $45.5     6.8%        $26.6         4.0%          $33.3         5.0%
    The Corporation and Bank at year-end 1996 were categorized as well capitalized.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     LOANS - The fair value of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of unrecorded commitments was not material at December 31, 1996 and 1995.

     DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

     INTEREST RATE SWAPS - The fair value of the interest rate swap reflects the amount that the Corporation would receive or pay to terminate the swap at the reporting date based on a dealer quote. Below are the estimated fair values of the Corporation's financial instruments at December 31, 1996 and 1995, respectively:


                                                1996                ESTIMATED             1995                  Estimated
                                              CARRYING                FAIR              Carrying                  Fair
                                                VALUE                 VALUE               Value                   Value
---------------------------------------------------------------------------------------------------------------------------
Financial assets:
    Cash equivalents                       $   34,762,137      $   34,762,137        $   31,735,149         $   31,735,149
    Short-term investments                      6,956,867           6,956,867             4,814,509              4,814,509
    Securities                                132,886,376         133,053,672           128,216,265            128,514,880
    Loans, net                                609,266,850         574,775,000           511,487,786            473,519,000
    Accrued interest receivable                 4,229,576           4,229,576             4,170,096              4,170,096
Financial liabilities:
    Demand and savings deposits              (323,540,785)       (323,540,785)         (298,979,664)          (298,979,664)
    Time deposits                            (277,123,217)       (277,542,000)         (248,207,496)          (250,823,000)
    Repurchase agreements                     (61,618,339)        (61,618,339)          (44,372,238)           (44,372,238)
    Other short-term borrowings                (6,789,444)         (6,789,444)           (5,286,921)            (5,286,921)
    FHLB advances                             (62,603,188)        (63,673,000)          (31,360,000)           (32,352,000)
    Accrued interest payable                   (3,748,262)         (3,748,262)           (3,334,210)            (3,334,210)
Off-balance-sheet instruments:
    Commitments to extend credit              135,122,000         135,122,000           124,829,000            124,829,000
    Standby letters of credit                   5,974,000           5,974,000             6,362,000              6,362,000
    Interest rate swaps                              -                293,763                  -                   367,544

NOTE 17 - PARENT COMPANY

    Condensed financial information of UNB Corp. (parent company only) follows:

    Condensed Balance Sheets
    December 31, 1996 and 1995
                                                                        1996                    1995
-------------------------------------------------------------------------------------------------------
ASSETS
    Cash and cash equivalents                                      $  3,305,691            $    638,609
    Interest bearing deposits in subsidiary bank                         38,303                  36,545
    Other securities                                                  5,036,448               9,473,050
    Marketable equity securities                                      3,498,578               2,677,263
    Investment in subsidiaries, at equity in underlying
      value of net assets                                            46,940,357              53,209,263
    Other assets                                                     12,514,763                (705,267)
-------------------------------------------------------------------------------------------------------
        Total Assets                                               $ 71,334,140            $ 65,329,463
=======================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
    Other Liabilities                                                     -                $      2,580
    Shareholders' equity                                           $ 71,334,140              65,326,883
-------------------------------------------------------------------------------------------------------
        Total Liabilities and Shareholders' Equity                 $ 71,334,140            $ 65,329,463
=======================================================================================================


 Condensed Statements of Income
 For the three years ended December 31, 1996                       1996              1995            1994
------------------------------------------------------------------------------------------------------------
INCOME
    Cash dividends from subsidiary                             $ 14,010,000      $ 2,128,900      $3,740,500
    Interest on deposits in subsidiary bank                           1,758            3,046          13,891
    Dividends on marketable equity securities                        99,531           49,352          33,134
    Interest on investments and mortgage-backed securities          406,540          569,140         421,578
    Other interest income                                            74,877               --              --
    Securities gains                                                461,370              (25)        200,495
------------------------------------------------------------------------------------------------------------
        Total income                                             15,054,076        2,750,413       4,409,598
------------------------------------------------------------------------------------------------------------
EXPENSES
    Other expenses                                                  283,272          237,236         149,188
------------------------------------------------------------------------------------------------------------
        Total expenses                                              283,272          237,236         149,188
------------------------------------------------------------------------------------------------------------
INCOME BEFORE FEDERAL INCOME TAXES AND EQUITY
 IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES                     14,770,804        2,513,177       4,260,410
FEDERAL INCOME TAX EXPENSE                                          230,161          113,945         176,769
------------------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED NET
 INCOME OF SUBSIDIARIES                                          14,540,643        2,399,232       4,083,641
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES               (6,385,970)       4,980,234       2,544,448
------------------------------------------------------------------------------------------------------------
NET INCOME                                                     $  8,154,673      $ 7,379,466      $6,628,089
============================================================================================================


   Condensed Statements of Income
   For the three years ended December 31, 1996                  1996             1995              1994
------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                             $  8,154,673      $  7,379,466      $  6,628,089
    Equity in undistributed net income of subsidiaries        6,385,976        (4,980,234)       (2,544,448)
    Net securities (gains)/losses                              (461,370)               25          (200,495)
    Other, net                                                 (464,109)          171,926            77,305
-----------------------------------------------------------------------------------------------------------
        Net cash from operating activities                   13,615,170         2,571,183         3,960,451
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (increase)/decrease in interest
     bearing deposits in subsidiary bank                         (1,758)           (1,769)          884,830
    Proceeds from sale and maturities of securities          23,931,307        36,483,943        13,547,439
    Investment in subsidiary bank subordinated note         (13,000,000)               --                --
    Purchase of securities                                  (19,402,414)      (35,631,589)      (16,610,710)
-----------------------------------------------------------------------------------------------------------
        Net cash from investing activities                   (8,472,865)          850,585        (2,178,441)
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash dividends                                           (3,400,063)       (3,016,677)       (2,742,404)
    Proceeds from shares issued through
     dividend reinvestment plan                                 898,437                --           739,048
    Proceeds from issuance of stock                              26,403            38,102           355,192
-----------------------------------------------------------------------------------------------------------
        Net cash from financing activities                   (2,475,223)       (2,978,575)       (1,648,164)
-----------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                       2,667,082           443,193           133,846
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  638,609           195,416            61,570
-----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                   $  3,305,691      $    638,609      $    195,416
===========================================================================================================

NOTE 18 - PENDING ACCOUNTING CHANGES

     Financial Accounting Standard No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, was issued by the Financial Accounting Standards Board in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. The effect on the financial statements has not yet been determined.

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a consolidated summary of quarterly information:

                                In thousands (except for per share data)
                                             Quarters Ended
                              March 31     June 30   September 30 December 31
-----------------------------------------------------------------------------
1996
INTEREST INCOME                $13,925     $14,649     $14,990     $15,625
NET INTEREST INCOME              7,681       7,904       7,915       7,863
PROVISION FOR LOAN LOSSES          630         800         920         790
NET INCOME                       2,022       2,190       1,754       2,189
EARNINGS PER COMMON SHARE:
    PRIMARY                       0.34        0.37        0.30        0.37
    FULLY DILUTED                 0.34        0.37        0.30        0.37

1995
Interest income                $11,321     $12,281     $12,748     $13,409
Net interest income              6,731       6,933       7,003       7,286
Provision for loan losses          360         380         480         530
Net income                       1,602       1,791       1,964       2,022
Earnings per common share:
    Primary                       0.27        0.30        0.34        0.35
    Fully diluted                 0.27        0.30        0.34        0.35

1994
Interest income                $ 8,460     $ 8,822     $ 9,526     $10,892
Net interest income              5,653       5,854       6,061       6,623
Provision for loan losses          300         240         240         240
Net income                       1,409       1,639       1,734       1,846
Earnings per common share:
    Primary                       0.25        0.29        0.30        0.32
    Fully diluted                 0.23        0.28        0.29        0.31

All per share data has been adjusted for any stock dividends and splits.

                                                                              33
Management's Discussion and Analysis
--------------------------------------------------------------------------------
INTRODUCTION

     The following is Management's discussion and analysis of the financial condition and results of the operations of UNB Corp. (Corporation). It should be read in conjunction with the Consolidated Financial Statements, related Notes, and the Five Year Summary of Selected Data included in this report.

     UNB Corp. of Canton, Ohio is a locally owned and operated one-bank holding company whose principal subsidiary is the United National Bank and Trust Company
(Bank). The Bank is a full service commercial bank offering a complete range of personal, trust, and business financial products and services through its twenty branch network located in Stark and southern Summit Counties.

     On September 16, 1994, UNB Corp., acting through the Bank, successfully acquired four branches of the former Transohio Federal Savings Bank (Transohio) from the Resolution Trust Corporation (RTC). Transohio was a federal savings and loan association headquartered in Cleveland, Ohio, which was placed in receivership by the Office of Thrift Supervision and operated by the RTC as conservator. The Bank acquired certain assets of cash and options to acquire certain fixed assets and received cash from the RTC equal to the difference between the liabilities assumed by the Bank and the value of the assets purchased. The Bank assumed approximately $70.4 million in deposit liabilities and received certain assets and cash from the RTC less a premium paid to the RTC. Performance in 1995 reflected a full year of the impact of this acquisition.

     During 1996, Management evaluated the benefits attributable to operating a finance company as a wholly owned subsidiary of the Corporation. Upon Board of Directors approval, application was made in November with the State of Ohio, Department of Commerce, Division of Consumer Finance for a license to operate a finance company. Management believes that the addition of a finance company will contribute to its continuing efforts to maximize shareholder value. It is anticipated that the finance company will not have a material impact on earnings in 1997.

RESULTS OF OPERATIONS

     UNB Corp.'s net income for 1996 was $8,154,673, which represents a 10.5% increase over 1995 net income of $7,379,466, which in turn represented a 11.3% increase over 1994 net income of $6,628,089. Return on average assets was 1.08%, 1.14%, and 1.24% for 1996, 1995 and 1994, respectively. The Corporation's return on average equity, which is to a great extent negatively effected by its strong capital base, was 11.89%, 11.98% and 11.45% for the same periods.

     Primary earnings per share for 1996 was $1.38, an increase of $.12 per share from 1995, whereas 1995 primary earnings per share of $1.26 represented a $.10 increase from 1994. On a fully diluted basis, earnings per share for 1996 were $1.38, compared to $1.26 for 1995 and $1.11 for 1994, respectively. The Corporation's stock performance has more than equaled its earnings performance, increasing to $30.00 per share at December 31, 1996, from $22.00 at December 31, 1995, an increase of 36.4%. This reflects a market to book premium of 243.3%, an increase of 25.7% since year-end 1995. All per share information has been adjusted for the April 30, 1996, 100% stock dividend.

NET INTEREST INCOME

     Net interest income, the primary source of earnings for the Corporation, is the difference between interest and loan fee income generated on earning assets and the interest expense paid on deposits and borrowed funds (Table 1). For 1996, net interest income increased to $31,362,979 from $27,953,146 in 1995, an increase of 12.2%. For 1995, net interest income increased to $27,953,146 from $24,191,419 in 1994, an increase of 15.5%. These annual increases are primarily attributable to the growth in average interest earning assets of 19.5% and 21.1% for 1996 and 1995, respectively.

     Net interest margin is the measure of the net yield on average earning assets on a fully taxable basis and is calculated by dividing net interest income on a fully taxable basis by average earning assets. The net interest margin is affected by the level and mix of earning assets and supporting deposits and borrowings and the interest rate spread between them. The Corporation's net interest margin decreased to 4.38% in 1996 from 4.68% in 1995 and 4.92% in 1994 (Table 1). The most significant impact on the net interest margin in 1996 has been in the Bank's cost of funds. The overall rate paid on interest bearing liabilities increased 30 basis points, or 7.0% in 1996 versus 1995. The new Money Market Access product, paying a tiered rate based on the 13 Week U.S. Treasury Bills has attracted some funds out of the lower rate money market account as well as

NET INCOME millions of dollars
92             4.779
93             6.338
94             6.628
95             7.379
96             8.155

RETURN ON EQUITY percent
92            12.32
93            12.63
94            11.45
95            11.98
96            11.63

EARNINGS PER SHARE dollars
92            *1.02
93            *1.19
94            *1.16
95            *1.26
96            *1.38

* Adjusted for any stock dividends and splits


   Table 1
   Net Interest Income                              Years ended December 31,
   (In thousands of dollars)                      1996        1995        1994
-------------------------------------------------------------------------------
Interest income                                 $59,189     $49,759     $37,699
Interest expense                                 27,826      21,806      13,508
-------------------------------------------------------------------------------
Net interest income                              31,363      27,953      24,191
Tax equivalent adjustments*                          88         139         183
===============================================================================
Net interest income (FTE)                       $31,451     $28,092     $24,374
Net interest income (FTE)
  as percent of average earning assets             4.38%       4.68%       4.92%

*The tax equivalent adjustment is computed by stating non-taxable income on a fully tax equivalent basis (FTE) using the statutory tax rate of 35% and adjusted for non-deductible interest expense for 1996, 1995 and 1994.

out of regular savings products. Rates offered on certificates of deposit throughout 1996 were kept at very competitive levels within the local market to attract funding for strong loan demand. This coupled with a decrease in rates paid on savings products early in 1996 caused some savings balances to switch into certificates of deposit, thus increasing their cost. Due to depositors' aversion to extend maturities in the deposit markets and loan growth outpacing deposit growth, the Bank turned to alternative funding sources such as brokered certificates of deposit and Federal Home Loan Bank advances to lengthen liability maturities and lock in spreads on assets being funded. Included in interest expense on FHLB advances is a prepayment penalty of approximately $241,000 on $5 million of a $10 million advance paying an interest rate of 8.0% and a maturity of 37 months. The prepayment will have a positive effect on net interest margin in 1997.

     While the cost of funds increased, the overall yield on earning assets between the 1996 and 1995 remained relatively flat. Returns on the investment portfolio decreased, the result of repricing of variable rate mortgage-backed securities and the rollover of maturities at lower market rates. Overall yields in the loan portfolio decreased slightly from 1995 to 1996, led by the repricing of commercial, commercial real estate and home equity loans tied to the Prime rate, and were partially offset by an increase in yields in the installment loan portfolio due to a partial shift in consumer originations from new to used vehicles. The yield on earning assets declined only slightly from 1995 due to the decrease in yields in the loan portfolio which was somewhat offset by the change in earning asset mix from the investment portfolio to higher yielding loans. See Table 4 for a more detailed analysis on net interest margin including average balances and associated yields.

OTHER INCOME

     Other income for 1996 totaled $6,357,454, an increase of $740,469, or 13.2%, from 1995. This compares to a decrease of $26,817, or less than 1.0% from 1994 to 1995 (Table 3). Service charges on deposits increased $10,402, or less than 1% from 1995. During the year, depositors took advantage of the opportunity to avoid service charges on their transaction accounts by switching between deposit products or increasing their minimum balances. While this kept service charge income relatively flat compared to 1995, average account balances in various categories of transaction accounts have increased. From 1994 to 1995, service charges decreased $53,457, or 2.2%, a result of revised service charge structures on transaction accounts.

     The Trust Department generated fee income of $2,713,977, an increase of $205,376, or 8.2%, from 1995. Revenues in 1995 increased 16.0% from those in 1994. Results for 1996 are a direct impact of a strong stock market and new business efforts which pushed the value of assets held to $581.5 million, an increase of 18.9% from the value of assets held at year-end 1995. A new trust product introduced in late 1996, the Professional Asset Management Account
(PAMA) is expected to have a positive impact on 1997 trust fees. This tiered fee account is designed to give young professionals, with less than optimal investable assets for a conventional trust account, access to trust services at a cost substantially less than average mutual fund fees.

     Other operating income for 1996 was $896,901, an increase of $229,274, or 34.3%, compared to 1995. During the first quarter of 1996, the Bank recognized a gain of $42,000 on the sale of its Hartville South Prospect Branch building which was sold in anticipation of the consolidation of its two Hartville locations in one new branch currently under construction. During 1996, the Bank experienced a reduction from 1995 levels in fee income from the sales of annuities and mutual funds investments of $24,000. During the second quarter of 1996, the Bank finalized an agreement with a new vendor, American Express Financial Advisors Inc., to provide a full range of financial and insurance products and financial planning services through a staff of financial advisors dedicated exclusively to servicing Bank customers. Management expects this source of fee income to reach beyond levels achieved in the past due to this vendor's experience and reputation in the market.

     During 1996, there were no gains recognized on the sale of mortgage loans in the secondary market due to Management's decision to retain all originations, the majority of which were adjustable rate loans or non-conforming fixed rate loans. In 1995, $67,087 was earned on such sales. The 1997 budget anticipates the resumption of sales of mortgage loans in the secondary market. In 1996, the Corporation recognized a net gain of $368,693 on the sale of available for sale securities, an increase of $362,504 over gains taken in 1995. Included in this net gain was the sale of $11.3 million in available for sale securities in the Bank which were sold at a net loss of $96,400. The yield on securities sold was 4.88% while proceeds from the sale were reinvested in securities earning 7.00%, a yield improvement of 212 basis points.

OTHER EXPENSE

     Total other expense of $22,152,551 in 1996 was an increase over 1995 of $1,497,376, or 7.2%. From 1994 to 1995, other expenses increased by $1,844,931, or 9.8% (Table 3). As a percentage of average assets, other expense was 2.93% in 1996 compared to 3.20% in 1995 and 3.52% in 1994, reflecting a more efficient use of resources as the Corporation has grown.

     Total employee compensation, including salaries, wages and benefits, grew 6.5% from 1995. From 1994 to 1995, the increase was 10.5%. The major reasons for this increase in 1996 were increased salary expense of $619,000, primarily due to merit increases and an increase of $153,569 in expense related to the Bank's incentive payout from the performance based Stakeholder Program. While salary and benefits increased in 1996, total employee compensation equaled only 1.5% of average earning assets compared to 1.7% in 1995 and 1.9% in 1994. Management monitors employee compensation closely through a well defined salary administration program and merit increases tied to the Bank's "pay for performance" program.

     Occupancy expenses declined by $43,139, or 3.6% from 1995 to 1996, while they increased from 1994 to 1995 by $87,428, or 7.8%. The 1996 decline was primarily due to a refund on real estate taxes from the revaluation of several of the Bank's properties and the sale and leaseback of the Hartville South Prospect Branch. Management anticipates increases in occupancy expenses in 1997 with a full year's impact of depreciation on the renovations of United Bank Center, completion of the new Hartville Branch, in addition to two planned in-store branch facilities in the Green and Alliance communities as well as a new branch to be located in the Portage & Frank area of northern Stark county, all to be completed in 1997.

     Equipment expense increased $369,564, or 16.6%, for 1996 compared to 1995. The majority of this increase represents lease payments on a new computer mainframe, wide area network (WAN), teller and platform computer systems and related software which have improved and will continue to improve operating efficiencies and position the Bank to take advantage of advances in technology through the end of the decade, in addition to offering new products and services to its customers through traditional telephone and new high-tech delivery systems. Management expects this trend in equipment expense to continue into 1997 with a full year of expenses on this new technology as well as increased depreciation expense on $2.1 million of budgeted capital expenditures for 1997.

     Other operating expense increased $508,836 from 1995 to 1996, an increase of 7.2%. Other operating expense increased $541,868, or 8.3%, from 1994 to 1995. The major reason for the increase in 1996 was the increase in FDIC premiums paid from 1995 to 1996 of $119,665, or 17.3%. This is due to the one-time assessment paid to the Federal Deposit Insurance Corporation (FDIC) of $593,000 to recapitalize the Savings Association Insurance Fund (SAIF) which insures approximately $127 million in deposits which the Bank acquired in "Oaker transactions" from the Resolution Trust Company (RTC) in the First Savings and Loan Company, F.A. of Massillon and the Transohio Federal Savings Bank branch acquisitions. This was partially offset by the elimination of premiums paid by the Bank on deposits insured by the Bank Insurance Fund (BIF), which is directly attributable to the Bank's strong capital level, supervisory ratings and the overcapitalization of the BIF fund. Management expects that in 1997 the Bank's regular assessment on SAIF insured deposits would be similar to the current premiums being paid on deposits insured under the BIF of the FDIC which are determined on the basis of capital adequacy and other regulatory risk assessments. Additionally, in 1997 the Bank will be subject to FICO assessments for the payment of interest on bonds issued to finance the takeover of unsafe thrift institutions by the Resolution Trust Company. These annual


   Table 2
   Changes In Net Interest Differential - Rate/Volume Analysis
   December 31, 1996, 1995 and 1994
   (In thousands of dollars)                               1996 vs. 1995                       1995 vs. 1994
                                                         Increase (Decrease)                Increase (Decrease)
                                                         Due To Change In                    Due To Change In
                                                  Volume       Rate       Total       Volume       Rate       Total
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Interest bearing deposits with other banks   $     25    $    (16)   $      9    $   (230)   $     39    $   (191)
    Federal funds sold                                 93         (51)         42         241          67         308
    Investment securities:
        Taxable                                       118          79         197         378         287         665
        Tax exempt                                    (88)        (26)       (114)        (56)        (25)        (81)
    Other investments                                  94         (22)         72         110          62         172
    Mortgage-backed securities                       (359)       (130)       (489)      1,105         345       1,450
    Loans                                          10,404        (742)      9,662       6,892       2,801       9,693
---------------------------------------------------------------------------------------------------------------------
        Total interest income                      10,287        (908)      9,379       8,440       3,576      12,016
INTEREST EXPENSE:
    Interest bearing demand deposits                   51          41          92          34           8          42
    Savings                                           175         344         519         (13)        235         222
    Certificates and other time deposits            3,158         134       3,292       3,433       2,220       5,653
    Short-term borrowings                             677        (126)        551         590         626       1,216
    Long-term borrowings                            1,394         172       1,566         937         228       1,165
---------------------------------------------------------------------------------------------------------------------
        Total interest expense                      5,455         565       6,020       4,981       3,317       8,298
---------------------------------------------------------------------------------------------------------------------
           Net interest income                   $  4,832    $ (1,473)   $  3,359    $  3,459    $    259    $  3,718
=====================================================================================================================

   Table 3
   Other Income and Other Expense              Years ended December 31,
   (In thousands of dollars)                  1996      1995       1994
------------------------------------------------------------------------
OTHER INCOME:
    Service charges on deposits              $ 2,378   $ 2,368   $ 2,421
    Trust Department income                    2,714     2,509     2,163
    Other operating income                       897       667       817
    Gains on loans originated for resale        --          67        38
    Investment securities gains, net             368         6       205
------------------------------------------------------------------------
        Total other income                   $ 6,357   $ 5,617   $ 5,644
========================================================================
OTHER EXPENSE:
    Salaries and wages                       $ 8,632   $ 8,013   $ 7,533
    Retirement and other employee benefits     2,174     2,130     1,644
    Occupancy expense                          1,170     1,213     1,126
    Equipment expense                          2,595     2,226     1,976
    Other operating expense                    7,582     7,073     6,531
------------------------------------------------------------------------
        Total other expense                  $22,153   $20,655   $18,810
========================================================================


assessments will be approximately 1.29 cents per $100 of deposits insured under BIF and 6.44 cents per $100 of deposits insured by SAIF. Management estimates the FDIC insurance expense will be approximately $150,000 in 1997.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained by Management at a level considered adequate to cover possible future losses. The amount of the provision for loan losses charged to operating expense is the amount necessary, in the opinion of Management, to maintain the balance in the allowance for loan losses at an adequate level. Adequacy of the allowance is assessed based on historical experience, changes in portfolio size and mix, the relative quality of the loan portfolio and current and expected rates of loan growth. Information about specific borrower situations, including their financial position and collateral values, are also important as well as assessments of current and future economic conditions, and other factors and estimates, which are subject to change over time. While Management's periodic analysis of the allowance for loan losses may dictate portions of the allowance be allocated to specific problem loans, the entire amount is available for any loan charge-offs that may occur.

     The allowance for loan losses on December 31, 1996, was $8,334,899, or 1.35% of outstanding loans, compared to $7,242,003, or 1.40%, at year-end 1995, and $6,348,219, or 1.54%, at year-end 1994.

     The provision for loan losses charged to operating expense was $3,140,000 in 1996 compared to $1,750,000 in 1995 and $1,020,000 in 1994. The increase in
1996 was a result of loan portfolio growth and increased net charge-offs. Net charge-offs for 1996 were $2,047,000, an increase $1,191,000 or 139.1% from the 1995 level of $856,000. Net charge-offs for 1995 increased $128,000, or 17.7% over 1994. Net charge-offs as a percentage of average loans outstanding for 1996 was 0.35% compared to 0.18% in 1995 and 0.19% for 1994. The consumer loan portfolio experienced the greatest volume of increases in net charge-offs with an increase of 131% over 1995. The Bank's experience followed national trends of deteriorating credit quality in consumer loans brought on by record levels of consumer debt, straining debt-to-income ratios and a rise in personal bankruptcy filings. Budgeted losses in 1997 are anticipated at close to 1996 levels. The implementation of stricter underwriting guidelines put in place in mid-1996 as well as better trend analyses resulting in earlier detection of delinquent accounts and more proactive collection efforts on potential problem credits should begin to have a positive impact on charge-offs by late 1997. The increase in provision in 1995 compared to 1994 was a direct result of strong loan growth experienced in 1995.

     Impaired loans totaled $268,060 at December 31, 1996 compared to $566,269 at year-end 1995. Non-performing loans at year-end 1996 were $838,400 compared to $1,320,000 at year-end 1995 and $1,061,000 at year-end 1994. Non-performing loans consist of loans past due 90 days or more and loans which have been placed on nonaccrual status. The ratio of non-performing loans to total loans was 0.14% for 1996 versus 0.25% for 1995 and 0.26% for 1994. This ratio compares very favorably to that of the Bank's peer group at 0.83%. Due to anticipated loan growth built into the 1997 budget, Management anticipates increasing the provision to maintain a similar reserve-to-loan ratio to that of the past year.

     On January 1, 1995, the Corporation adopted Financial Accounting Standards Board (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 and 118 address the accounting by creditors for impairment of all loans identified for evaluation, collateralized as well as uncollateralized, except for large groups of small balance, homogenous loans that collectively are evaluated for impairment.

     Under SFAS 114, when Management determines that a loss is possible, a full or partial charge-off is recorded for the amount the book value of the impaired loan exceeds the present value of the cash flows or the fair value of the collateral, for collateral dependent loans. Under SFAS 118 which requires the disclosure of information about the investment in certain impaired loans as well as how interest income on impaired loans is recognized, Management has classified all impaired loans as nonaccrual status. Loans which were classified as nonaccrual and have been brought current must remain current for six months before removal from nonaccrual status and are not considered impaired for purposes of these Statements.

INCOME TAXES

     The provision for income taxes for 1996 was $4,273,209, an increase from $3,785,490 and $3,376,888 in 1995 and 1994, respectively. The Corporation's effective tax rates were 34.4%, 33.9% and 33.8% for the years of 1996, 1995 and 1994, respectively. This increase in effective rate is the result of a greater percentage of earnings taxed at the marginal tax rate of 35% as well as lower tax-exempt income generated from the loan and investments portfolio in 1996.

FINANCIAL CONDITION

     Total assets were $809,978,920 at December 31, 1996, compared to $699,643,837 at December 31, 1995, an increase of $110,335,083, or 15.8%, over
1995. Earning assets at December 31, 1996 were $757,444,992, an increase of $105,684,429, or 16.2%, over 1995 year-end. Earning assets equaled 93.5% of total assets at year-end for 1996 compared to 93.2% at year-end 1995. The composition of earning assets changed slightly from 1995 to 1996, with securities and loans comprising 17.5% and 81.5% of earning assets, respectively, in 1996 compared to 19.7% and 79.6%, respectively, at year-end 1995.

     At December 31, 1996, federal funds sold were $6,800,000, an increase of $2,500,000 from December 31, 1995. Total securities increased $4,670,111, or 3.6%, from 1995. Total loans increased $98,871,960, or 19.1%, over 1995 with growth concentrated in the areas of mortgage and consumer installment loans.

     Earning asset growth was funded through a combination of liability sources, the most significant being total deposits which were $600,664,002 at December 31, 1996 compared to $547,187,160 at year-end 1995, a 9.8% increase. Short-term borrowings, which include securities sold under agreement to repurchase, increased $18,748,624, or 37.8% over year-end 1995, with the majority of growth occurring in the first quarter of the year. Federal Home Loan Bank advances were relied upon during the second and third quarters of 1996, with growth in outstanding balances of $31,243,188, or 99.6%, from year-end 1995. More than half of the advances drawn have been five year, amortizing instruments. The cash flows on amortizing advances more closely match those of the assets they are funding, while their rates are lower than single maturity advances due to their amortizing feature. The remainder were taken at fixed rates with three year maturities.

LOANS

     At December 31, 1996, total loans outstanding were $617,601,749 compared to $518,729,789 at year-end 1995, an increase of $98,871,960, or 19.1%. This compares with a growth in total loans of $106,207,561, or 25.7%, in 1995 from 1994.

   Table 4
   Average Balance Sheet and Related Yields
   Years ended December 31, 1996, 1995 and 1994
   (In thousands of dollars)                     1996                         1995                              1994
---------------------------------------------------------------------------------------------------------------------------------
                                      AVERAGE                      Average                        Average
                                      BALANCE INTEREST    RATE*    Balance    Interest    Rate*    Balance      Interest    Rate*
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
   Interest earning deposits         $  2,204 $     110   4.99%   $   1,735   $    101    5.82%   $   5,784     $    292    5.05%
   Federal funds sold                   9,592       503   5.24        7,877        461    5.85        3,518          153    4.35
   Investment securities:
     Taxable                           55,923     3,172   5.67       53,827      2,975    5.53       46,673        2,310    4.95
     Tax-exempt                         1,166        76   6.52        2,452        190    7.75        3,146          271    8.61
     Other securities                  13,424       801   5.97       11,858        729    6.15       10,008          557    5.57
   Mortgage-backed securities          52,521     3,369   6.41       58,067      3,858    6.64       40,963        2,408    5.88
   Loans (net of unearned interest)   582,418    51,246   8.80      464,314     41,584    8.96      385,619       31,891    8.27
---------------------------------------------------------------------------------------------------------------------------------
     Total interest earning assets    717,248    59,277   8.26      600,130     49,898    8.31      495,711       37,882    7.64
---------------------------------------------------------------------------------------------------------------------------------
NONEARNING ASSETS:
   Cash and due from banks             23,427                        25,120                          23,858
   Other nonearning assets             23,542                        26,441                          21,100
   Allowance for loan losses           (7,923)                       (6,829)                         (6,246)
---------------------------------------------------------------------------------------------------------------------------------
     Total assets                   $ 756,294                     $ 644,862                       $ 534,423
=================================================================================================================================
INTEREST BEARING LIABILITIES:
   Demand deposits                  $  71,078 $   1,409   1.98%   $  68,361   $  1,315    1.92%   $  66,667     $  1,275    1.91%
   Savings deposits                   157,662     4,488   2.85      151,229      3,970    2.63      151,768        3,747    2.47
   Time deposits                      271,351    15,541   5.73      216,187     12,249    5.67      149,771        6,595    4.40
   Short-term debt                     59,097     2,784   4.71       44,858      2,234    4.98       30,572        1,018    3.33
   Long-term debt                      50,183     3,604   7.18       30,620      2,038    6.66       16,019          873    5.45
---------------------------------------------------------------------------------------------------------------------------------
     Total interest bearing
      liabilities                     609,371    27,826   4.57      511,255     21,806    4.27      414,797      13,508     3.26
---------------------------------------------------------------------------------------------------------------------------------

NONINTEREST BEARING LIABILITIES
   Demand deposits                     71,263                        66,329                          58,788
   Other liabilities                    7,069                         5,661                           2,944
   Shareholders' equity                68,591                        61,617                          57,894
---------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and equity    $756,294                     $ 644,862                       $ 534,423
=================================================================================================================================
Net interest income                           $  31,451                       $ 28,092                          $24,374
=================================================================================================================================
Net yield on earning assets                               4.38%                           4.68%                             4.92%
=================================================================================================================================

*Average rates of all categories including tax-free income are stated on a fully taxable equivalent basis.


The product mix in the loan portfolio shows consumer loans, mortgage loans, commercial loans and commercial real estate comprising 37.3%, 39.3%, 12.7% and 10.7%, respectively, at December 31, 1996, compared with 42.6%, 33.2%, 12.5%, and 11.7%, respectively, at December 31, 1995. Loan yield was 8.80% in 1996, 16 basis points lower than 1995 and 54 basis points higher than the average rate for total earning assets. The Bank continued to stress the strategy of loan growth through the retail loan portfolio in the areas of consumer and mortgage lending. Commercial loan balances have shown growth despite the increased competition for quality loans from other financial institutions strengthening their presence in the Bank's geographical market through merger activities in 1995 and 1996. The loan portfolio is diverse, encompassing a wide range of borrowers, without significant concentration in any one particular industry or group of industries.

     At year-end 1996, consumer loans outstanding were $230,512,205, an increase of $9,773,365, or 4.4%, from year-end 1995. This growth is net of a one time reclassification of approximately $7.2 million in business installment loans to the commercial loan portfolio. Due to the national trends of increased loan delinquencies and losses in consumer loans, Management made a decision in mid-1996 to slow the growth in the indirect consumer portfolio by tightening credit standards and concentrating growth in higher quality credits. As a result, growth in this portfolio was much less than the 21.1% growth experienced in 1995. The Bank continues to maintain significant relationships in the auto, marine and RV indirect business, with loans purchased from 127 dealers in a 15 county area during 1996. Indirect loans comprise 79.0% of the consumer loan portfolio at December 31, 1996 compared to 78.5% at December 31, 1995.

     The balance in home equity lines of credit was $21,545,708 at December 31, 1996, an increase of 20.4% over year-end 1995. Management's goal is to continue to grow this product by promoting it to the Bank's existing mortgage loan customer base and by offering competitive rates and products which have strong appeal to borrowers due to its tax advantages.

     Residential mortgage loans increased to $242,652,354 at December 31, 1996, an increase of 40.8% from year-end 1995 balances of $172,282,619. In 1996, the Bank's realtor base continued to expand with emphasis on construction lending. Correspondent programs allowed further expansion into Summit and Tuscarawas Counties. The offering of very competitive rates, a wide range of mortgage products and accessible, personalized service by an experienced team of originators and processors helped the Bank's Mortgage Loan Department attain the distinction of being Stark County's number one mortgage lender for the second consecutive year. In 1996, the Bank's Mortgage Assistance Program provided approximately $2.0 million in loans to low-to-moderate income individuals to purchase homes. This program now has approximately $9.9 million in loans outstanding. In 1997, Management anticipates the resumption of sales of mortgage loans in the secondary market.

     Commercial loans at December 31, 1996 were $78,292,700, compared to $64,810,976 at year-end 1995, an increase of $13,481,724, which includes a one time reclassification of approximately $7.2 million in business installment loans from the consumer loan portfolio. Commercial real estate loans outstanding at December 31, 1996 were $65,874,692, an increase of $5,396,618, or 8.9%, from year-end 1995 levels. The Bank continues to maintain its commitment to privately held businesses in the community by expanded marketing of its loan products including the Business Manager product introduced in 1995 as well as the Rapid Application Loan product. Both have assisted in meeting the financing needs of many locally owned businesses by increasing funds availability with faster response times and a minimum of paperwork. In addition, the Bank has been designated as a Certified Lender by the Small Business Administration (SBA), which guarantees quicker turnaround time on loan requests from the SBA.

     In December, 1996 the Bank became the first bank in Ohio to introduce an automated loan machine (ALM) to the public. An ALM is a stand alone machine which allows customers to apply and receive personal loans 24 hours a day, 7 days a week. The new technology was made available at the True Value Hardware store in Hartville, Ohio, and is the first of several planned installations. The ALM, which resembles an automated teller machine (ATM), prompts the customer to provide the same information as on a traditional loan application, then analyzes the credit worthiness of the customer. If the loan is approved, the machine prints a check or deposits the funds directly to the customer's checking account. Management views the ALM as an innovative alternative to gaining even greater penetration in the Bank's lending market.

INVESTMENTS

     The securities portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment and other on- and off-balance sheet positions. The portfolio's scheduled maturities and the expected cash flows from the mortgage backed securities represent a significant source of liquidity for the Corporation.

     The Bank's investment portfolio consists primarily of U.S. Treasury and Agency Securities, various types of Mortgage-Backed

Table 5
Total Loans                       Years ended December 31,            Increase or (Decrease)
(In thousands of dollars)          1996             1995             Dollars        Percentage
----------------------------------------------------------------------------------------------
Commercial                      $ 78,293          $ 64,811          $ 13,482          20.8%
Commercial Real Estate            65,875            60,478             5,397           8.9%
Real Estate                      242,652           172,283            70,369          40.8%
Consumer                         230,782           221,158             9,624           4.4%
----------------------------------------------------------------------------------------------
    Total loans                 $617,602          $518,730          $ 98,872          19.1%
==============================================================================================

TOTAL ASSETS millions of dollars
92           488.3
93           497.6
94           601.1
95           699.6
96           810.0


                                                                              39

Table 6
Securities                                                 YEARS ENDED DECEMBER 31,             INCREASE OR (DECREASE)
(In thousands of dollars)                                  1996               1995            Dollars         Percentage
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                            $ 23,446          $ 22,171          $  1,275             5.7%
U.S. Government agencies and corporations                  52,371            31,820            20,551            64.6%
Mortgage-backed securities                                 42,907            63,087           (20,180)          -32.0%
Obligations of state and political subdivisions             1,051             1,238              (187)          -15.1%
Corporate bonds and other securities                       13,111             9,900             3,211            32.4%
----------------------------------------------------------------------------------------------------------------------
    Total investment securities                          $132,886          $128,216          $  4,670            3.6%
======================================================================================================================

Securities and Collateralized Mortgage Obligations, and various short term money market instruments. At December 31, 1996, the Corporation's investment portfolio was $132,886,376 versus $128,216,265 at December 31, 1995, a 3.6% increase.

     The Bank purchases securities which are eligible to be pledged against the deposited funds of public entities and for use as collateral in repurchase agreements. At year-end 1996, there were $93.7 million of securities pledged for these purposes compared to $84.6 million at year-end 1995.

     During the first half of the year, maturities and principal repayments on asset-backed securities were used to fund loan growth. As the Bank experienced a seasonal slowing of loan demand late in the year, funds were invested primarily in shorter term securities that will provide a source of funds for additional loans in 1997. Late in the year, the Bank sold approximately $11,300,000 of lower yielding securities at a loss of $96,400, the proceeds of which are expected to be reinvested at substantially higher yields to improve the net interest margin in 1997. The Corporation took advantage of the market appreciation on the equity portfolio to realize a gain of $463,000.

     Under the requirements of Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the securities in the Corporation's portfolio are classified as either available-for-sale or held-to-maturity. Securities in the available for sale account are marked to market at the end of each quarter, with the unrealized gain or loss, net of deferred tax, shown as an adjustment to shareholders' equity. At year-end 1996, the adjustment to shareholders' equity for the net unrealized gain on the portfolio was $1,172,728, compared to a net unrealized gain of $844,921 at year-end 1995.

DEPOSITS

     Deposits continue to be the Bank's primary source for funding its earning assets. The Bank offers a wide variety of products designed to attract and retain its customers, with a primary focus on core deposits. Total deposits at December 31, 1996 were $600,664,002, an increase of $53,476,842, or 9.8% from
1995. Again in 1996, Management actively worked to retain and expand the Bank's Certificate of Deposit base by offering competitive rates to attract new certificates as well as rate incentives to existing customers with maturing certificates to keep or add new funds to their balances in the Bank. The Anniversary CD product offered for the first five months of 1996 as well as a special 24 month certificate were instrumental in this effort. Direct mail marketing programs were targeted toward non-bank customers to increase awareness of the Bank's deposit products, especially the Money Market Access account. Introduced in the fourth quarter of 1995, this account has a tiered interest rate indexed to the 13-week Treasury Bill rate. This product, which offers customers liquidity as well as a competitive rate of return, has experienced growth from approximately $1.9 million in balances at year-end 1995 to $34.9 million at year-end 1996.

     The Bank's non-interest bearing checking account balances increased from $73,707,817 at December 31, 1995, to $81,554,075 at December 31, 1996, an
increase of 10.6%. Interest bearing NOW Accounts declined by $1,048,005, or 1.4% from year-end 1995. Savings balances which include passbook, statement, money market savings and Money Market Access accounts totaled $168,832,823, an increase of 11.8% from year-end 1995. Balances raised through Money Market Access were partially offset by transfers from passbook and statement savings accounts. Certificates of Deposit reached $277,123,217, an increase of 11.6% over year-end 1995. Included in these balances are approximately $15 million in brokered certificates with maturities of three, four and five years issued through Merrill Lynch in the first quarter of 1996. Depositors' aversion to extending maturities on deposits as well as the ability to raise deposits at relatively attractive rates with longer maturities in the national market will encourage the future use of brokered deposits to fund balance sheet growth.

    Core deposit growth remains a primary objective of the Bank's deposit strategy for 1997. As in the past, the level and direction of interest rates, as well as competitive pressure from the local market and national non-bank financial institutions offering non-traditional alternative forms of investments, will play a key role in the levels of growth and deposit mix in 1997.

Table 7
Deposits                         YEARS ENDED DECEMBER 31,            INCREASE OR (DECREASE)
(In thousands of dollars)         1996              1995             Dollars       Percentage
---------------------------------------------------------------------------------------------
Noninterest bearing             $ 81,554          $ 73,708          $  7,846           10.6%
Interest bearing:
    Demand                        73,154            74,202            (1,048)          -1.4%
    Savings                      168,833           151,070            17,763           11.8%
    Time                         277,123           248,207            28,916           11.6%
---------------------------------------------------------------------------------------------
        Total Deposits          $600,664          $547,187          $ 53,477            9.8%
=============================================================================================

CAPITAL RESOURCES

     Total shareholders' equity was $71,334,140 at December 31, 1996 compared to $65,326,883 at December 31, 1995, an increase of $6,007,257, or 9.2%. This increase was primarily attributable to net income of $8,154,673, less dividends to shareholders, net of dividend reinvestment, of $2,501,626, and an increase in the unrealized gains, net of deferred tax, on available for sale securities from year-end 1995 to year-end 1996 of $327,807. The book value per share of stock was $12.33 at year-end 1996 compared to $11.37 at year-end 1995, an 8.4% increase, adjusted for the April 30, 1996, 100% stock dividend.

     Cash dividends paid to shareholders of UNB Corp. during the year ended December 31, 1996 totaled $3,400,063 or $0.59 per share. This compared to $3,016,677, or $0.525 per share for the year ended December 31, 1995. In addition to the regular fourth quarter dividend of $0.15 per share, a special cash dividend of $0.025 per share was declared by the Board of Directors and paid in December, 1996. The dividends per share represent an increase of 12.4% over 1995. Dividends paid in 1996 represented a payout ratio of 41.7% of net income compared to 40.9% in 1995. Both ratios are within the guidelines established by UNB Corp.'s Board of Directors for a dividend payout ratio of 35% to 45% of net income. In addition to cash dividends paid in 1996, the Board of Directors approved a 100% stock dividend to its shareholders which was paid on April 30, 1996. Including dividends and appreciation, the stock returned 39.1% to shareholders during 1996. At year-end 1996, the market value of the stock was 243.3% of the year-end book value compared to 193.6% at year-end 1995.

     As discussed in Note 15 to the Consolidated Financial Statements, the Corporation's primary source of funds for the payment of dividends is its Bank subsidiary. During 1996, the Bank paid $14.01 million in dividends to the Corporation. Of this amount, $1.01 million was used to fund the fourth quarter's dividend to shareholders. The remainder, $13.0 million, was upstreamed to the Corporation in order for it to have sufficient capital to take advantage of future acquisition opportunities being examined, to pay future dividends, to fund potential stock buybacks as well as for tax planning opportunities. In order for the Bank to fund its balance sheet and remain well capitalized, the Corporation and the Bank entered into a subordinated debt agreement for $13 million, payable on January 1, 2007 at an interest rate of 6.00%. The Bank, which is limited by regulation as to the amount of dividend which it can pay, remains within these regulatory guidelines. Currently this restriction will not preclude the Bank from paying sufficient dividends to fund, as needed, the usual quarterly dividends paid to the Corporation's shareholders.

     Under regulations issued by the Federal Reserve and Comptroller of the Currency, banks and bank holding companies are required to maintain certain minimum capital ratios in order to be considered "well capitalized." These guidelines require a minimum total risk-based capital ratio of 10%, a Tier 1 capital ratio of 6% and leverage ratio of 5%. All of the Corporation's assets, which include various risk-weighted percentages of assets on the balance sheet, as well as off-balance sheet exposures, are expressed as a percentage of risk-adjusted assets and compared to its capital. Tier 1 capital consists of shareholders' equity and other items such as mandatory convertible debt and the allowance for loan losses. As of December 31, 1996, UNB Corp. had a total risk-based capital ratio of 13.0%, with a Tier 1 capital ratio of 11.71% compared to 12.67% and 11.42%, respectively, at December 31, 1995. Both of these risk-based capital ratios are well above minimum regulatory requirements. In addition to risk-based capital, a leverage ratio test must also be met. This ratio evaluates capital adequacy on the basis of Tier 1 capital-to-total assets (unadjusted for risk). On December 31, 1996, UNB Corp.'s leverage ratio was 7.55%, which substantially exceeds the Corporation's minimum regulatory requirement. For additional information on the Corporation and Bank's capital ratios, refer to Note 15 - Dividend and Regulatory Capital Requirements.

     UNB Corp. continues to offer is shareholders a Dividend Reinvestment Plan which generates additional capital for the Corporation while allowing shareholders to increase their holdings of stock without paying brokers' fees and commissions. This plan allows shareholders to reinvest all or a portion of their dividends automatically in the purchase of additional shares. Currently, there are 1,100 shareholders participating with 34.4% of the dividend paid being reinvested in the plan.

ASSET AND LIABILITY MANAGEMENT

     In the normal course of business, the Bank is exposed to interest rate risk caused by the differences in cash flows and repricing characteristics that occur in various assets and liabilities as a result of changes in interest rates. The asset and liability management process is designed to measure and manage that risk to maintain consistent levels of net interest income and net present value of equity under any interest rate scenario.

    The Bank uses a dynamic computer model to generate earnings simulations, duration and net present value forecasts and gap analyses, each of which measures interest rate risk from a different perspective. The model incorporates a large number of assumptions, including the absolute level of















NET LOANS millions of dollars
92             316.1
93             344.3
93             403.3
95             511.5
96             609.3

TOTAL DEPOSITS millions of dollars
92             410.6
93             404.1
93             486.8
95             547.2
96             600.7

future interest rates, the slope of the yield curve, various rate spread relationships, prepayment speeds, repricing opportunities and changes in the volume of multiple loan, investment and deposit categories. Management believes that individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process and the inherent limitations of the various methodologies results in a sophisticated estimate, not a precise calculation of exposure. The Asset and Liability Management Committee reviews updated interest rate risk position information monthly in addition to regular weekly monitoring of changes in balance sheet volume, pricing and mix.

     At December 31, 1996, assuming an immediate, parallel 200 basis point shift in market yields, the Bank's net interest income for the next twelve months was calculated to vary by less than 1%, implying a fairly neutral interest rate risk position. For the same period, the net present value of equity was forecasted to increase by 3.3% or less, denoting some negative exposure in the Bank's balance sheet. The duration of total assets exceeded the duration of total liabilities by 6.8 months, indicating that liabilities would reprice sooner than assets, consistent with a bias toward negative interest rate sensitivity. The modified twelve months cumulative gap was -8.64% of total assets, indicating a higher balance of rate sensitive liabilities than of rate sensitive assets. Overall, the results of the analyses concurred that the Bank had a slight exposure to rising interest rates.

     The strategies that the Bank uses to manage interest rate risk encompass a number of wholesale funding sources including Federal Home Loan Bank advances and brokered deposits, and derivative products such as interest rate swaps, caps and floors in addition to changes in the pricing, maturity and mix of the Bank's existing balance sheet categories of loans, securities and deposits. Any strategy to counteract an undesirable level of interest rate risk is evaluated in terms of its effectiveness and cost and presented to the Asset and Liability Management Committee for its approval prior to implementation. In general, the Bank uses wholesale funding as a cost effective method of extending deposit maturities beyond the terms preferred by the majority of customers, while derivative products are typically used to offset existing balance sheet positions that exhibit higher than acceptable risk. These strategies supplement the ongoing changes in pricing on deposits and loans that form the basis of the Bank's risk reduction efforts.

     At year-end 1996, the Bank was paying a fixed rate of 2.88% and receiving a variable rate of 5.50% on an interest rate swap with a notional principal balance of $5,150,000. The variable rate resets quarterly at three-month LIBOR, and the notional principal amortizes quarterly according to a predetermined schedule that corresponds to the expected prepayments on the underlying pool of mortgage loans being hedged. During the year, the Bank also issued $15,000,000 of brokered certificates of deposit with maturities of three, four and five years to reduce the Bank's liability sensitive position by extending the average duration of certificates of deposit. As other funding needs occurred throughout the year the Bank obtained advances with varying maturities and repayment schedules from the Federal Home Loan Bank.

LIQUIDITY MANAGEMENT

     Management ensures that the liquidity position of the Corporation is adequate to meet the credit needs and cash demands of its borrowers and depositors in a timely and cost-effective manner.

    Through the Bank's Asset and Liability Management Committee, Management actively analyzes and manages the Corporation's liquidity. Principal sources of liquidity for the Corporation and the Bank are cash and cash equivalents, federal funds sold, short-term money market investments and the cash flows provided by maturities and amortizations in the loan and investment portfolios. The ability to raise funds in the market place is provided by the Bank's branch network, in addition to the availability of Federal Home Loan Bank (FHLB) advance borrowings, brokered deposits, Federal Funds purchased and securities sold under agreement to repurchase.

     During 1996, Management took steps through revision of its loan policy to redefine internal guidelines for measuring the Bank's overall liquidity level to include all deposits and FHLB advance borrowings. In this way, Management is acknowledging what has become an industry norm, dependence on advance borrowings as a source of balance sheet funding considered less volatile than deposits. Advances with varying maturities and flexible repayment options are considered more stable than the most stable of bank deposits, certificates of deposit, which are liable to early withdrawal and are difficult to attract in longer maturity ranges even at rates competitive to other market instruments. It is for this reason, in addition to strong loan growth experienced in 1996, that the Corporation's gross loan to deposit ratio (including FHLB advances) at December 31, 1996 has increased to 93.1% from 89.7% at year-end 1995.

    On December 31, 1996, cash and cash equivalents equaled $34,762,137, or 4.3%, of total assets. The change in cash and cash equivalents is shown in the Consolidated Statement of Cash Flows and arises from operating, investing and financing activities. These activities are summarized for the three years ended December 31, 1996 in Table 8. During 1996, the Corporation generated

SHAREHOLDER'S EQUITY
PER SHARE dollars
92          *8.58
93          *9.83
94         *10.22
95         *11.36
96         *12.33

*Adjusted for any stock dividends and splits

CASH DIVIDENDS
PER SHARE dollars
92          *.365
93          *.440
94          *.480
95          *.525
96          *.590

*Adjusted for any stock dividends and splits

MARKET VS. BOOK
VALUE dollars
M 92        *12.00
B 92        * 8.58
M 93        *14.50
B 93        * 9.83
M 94        *19.25
B 94        *10.22
M 95        *22.00
B 95        *11.37
M 96        *30.00
B 96        *12.33

*Adjusted for any stock dividends and splits

net cash flows from operating activities of $10,622,697, including $8,154,673 in net profits. The major portion of cash flows from investing activities were concentrated in a net source of cash in the investment portfolio of $3,514,797 coupled with a net use of $101,068,545 to fund purchases and additions to the loan portfolio. Net cash from financing activities totaled $100,993,431. The major cash sources from financing activities in 1996 were net increases in deposits, FHLB borrowings and short-term borrowings, $53,476,842, $31,243,188 and $18,748,624, respectively. The payment of $2,501,626 in net cash dividends was the only use of cash from financing activities. The net result of these cash flows was an increase of cash and cash equivalents from year-end 1995 to 1996 of $3,026,988.

     The liquidity needs of the Holding Company, primarily cash dividends, are met through cash, short term investments and dividends from the Bank. Management is not aware of any trend or event which will result in or that is reasonably likely to occur that would result in the Corporation being unable to meet all current and projected cash needs.

IMPACT OF FDICIA

     The Federal Deposit Insurance Corporation Improvement Act (FDICIA) applies to banks with total assets in excess of $500 million. During 1995 and 1996, Management spent considerable time ensuring compliance with requirements for documenting internal control reporting. This year's Annual Report contains a statement from Management attesting to the internal control structure of the Corporation, including policies, procedures and compliance with laws and regulations within the Banking industry. In addition, the Bank's independent public accountant has attested to the accuracy of Management's assertions regarding internal control systems over financial reporting.

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

     In Management's opinion, changes in interest rates affect the financial condition of UNB Corp. to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not move concurrently. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policy. A financial institution's ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in today's volatile economic environment. In an effort to protect itself from the effects of interest rate volatility, UNB Corp. reviews its interest rate risk position frequently, monitoring its exposure and taking necessary steps to minimize any detrimental effects on the Corporation's profitability.

Table 8
Liquidity Management
(In thousands of dollars)                                                         1996             1995             1994
Net income                                                                      $   8,155        $  7,379        $   6,628
Adjustments to reconcile net income to net cash from operating activities           2,468           4,202            5,374
--------------------------------------------------------------------------------------------------------------------------
    Net cash from operating activities                                             10,623          11,581           12,002
Net cash used in investing activities                                            (108,589)        (96,957)        (100,457)
Net cash from financing activities                                                100,993          86,900           91,814
--------------------------------------------------------------------------------------------------------------------------
    Net change in cash and cash equivalents                                         3,027           1,524            3,359
Cash and cash equivalents at beginning of year                                     31,735          30,211           26,852
--------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                                    $  34,762        $ 31,735        $  30,211
==========================================================================================================================

Market Price Ranges for Common Stock
--------------------------------------------------------------------------------

                                              1996 BID
                                              --------
         QUARTER                     HIGH                        LOW                  DIVIDEND RATE
          FIRST                    $ 23.63                   $  22.00                    $.135
         SECOND                      26.75                      23.63                     .140
          THIRD                      28.25                      26.75                     .140
         FOURTH                      30.00                      28.25                     .175
                                              1995 BID
                                              --------
         QUARTER                     HIGH                        LOW                  DIVIDEND RATE
          First                    $ 19.25                   $  19.25                    $.120
         Second                      19.50                      19.25                     .125
          Third                      20.00                      19.50                     .125
         Fourth                      22.00                      20.00                     .155

The shares of Common Stock, stated value $1.00 per share, of UNB Corp. are traded on the over-the-counter market primarily with brokers in the Corporation's service area.

The above quoted market prices reflect inter-dealer prices, without adjustments for retail markups, markdowns, or commissions and may not represent actual transactions.

As of December 31, 1996, UNB Corp. had 1,384 shareholders of record.

Five Year Summary of Selected Data
--------------------------------------------------------------------------------

(In thousands of dollars, except per share data)
                                                                                 Years ended December 31,
                                                          1996             1995            1994             1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
EARNINGS:
    Net interest income                             $    31,363       $    27,953     $    24,191      $    22,721     $   22,465
    Provision for possible loan losses                    3,140             1,750           1,020            2,195          2,500
    Income before federal income taxes                   12,428            11,165          10,005            8,895          7,136
    Federal income taxes                                  4,273             3,785           3,377            2,911          2,357
    Net income                                            8,155             7,379           6,628            6,338          4,779
    Cash dividends declared                               3,400             3,017           2,742            2,388          1,712

PER SHARE DATA:*
    Net income-primary                              $      1.38       $      1.26     $      1.16      $      1.19     $     1.02
    Net income-fully diluted                               1.38              1.26            1.11             1.14           0.96
    Cash dividends                                         0.59              0.53            0.48             0.44           0.37
    Book value  per share                                 12.33             11.37           10.22             9.83           8.58

AVERAGE BALANCES:
    Total assets                                    $   756,294       $   644,862     $   534,423      $   490,326     $  472,582
    Total earning assets                                717,248           600,130         495,710          449,784        435,352
    Total deposits                                      500,091           435,777         426,994          404,626        398,487
    Net loans                                           582,418           464,314         385,618          339,468        306,718
    Shareholders' equity                                 68,591            61,617          57,894           50,172         38,779

FINANCIAL RATIOS:
    Net income as a percentage of:
        Average assets                                     1.08%             1.14%           1.24%            1.29%          1.01%
        Average shareholders' equity                      11.89             11.98           11.45            12.63          12.32
    Cash dividends as a percentage of net income          41.69             40.88           41.37            37.68          35.81
    Average shareholders' equity as a percentage
     of average assets                                     9.07              9.56           10.83            10.23           8.21
    Net loans/assets                                      75.22             72.51           67.57            69.17          64.73
    Gross loans/deposits**                                93.12             89.66           81.94            84.88          78.05
    Allowance for loan losses/total loans                  1.35              1.40            1.54             1.73           1.36
    Net loans/equity                                       8.54 X            7.83 x          6.93 x           6.18 x         7.38 x
    Deposits/equity                                        8.42 X            8.38 x          8.30 x           7.25 x         9.59 x

YEAR-END BALANCES:
    Total assets                                    $   809,979       $   699,644     $   601,084      $   497,821     $  488,334
    Long-term debt                                       62,603            31,360          16,660            8,820          -
    Total shareholders' equity                           71,334            65,327          58,640           55,706         42,811

Note: This summary should be read in conjunction with the related consolidated financial statements and notes included herein.

 *Per share data has been adjusted for any stock dividends and splits.

**Deposits include FHLB advances.






FORM 10-K
A copy of form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Secretary of UNB Corp., P.O. Box 24190, Canton, Ohio 44701.