Form 10-K, Exhibit 13
period 1997-12-31
UNB CORP/OH
filed 1998-03-30
CIK 746481

                               ANYTIME, ANYWHERE
                                   UNITED BANK


                                    UNB CORP.
                               1997 ANNUAL REPORT

                               ANYTIME, ANYWHERE
                                   UNB CORP.


                                   UNITED BANK
                        UNITED NATIONAL BANK & TRUST CO.


                                    UNB CORP
                               1997 ANNUAL REPORT

                                Table Of Contents

President's Message .....................................    2

Chairman's Message ......................................    4

Management Committee ....................................    6

Boards of Directors .....................................    7

Management ..............................................    8

Community Advisory Boards ...............................   10

Banking Centers .........................................   10

Report of Management ....................................   11

Report of Independent Auditors ..........................   11

Consolidated Financial Statements .......................   12

Notes to Consolidated
Financial Statements ....................................   16

Management's Discussion and Analysis ....................   30

Market Price Ranges for Common Stock ....................   41

Five Year Summary of Selected Data ......................   42





For Investor Relations, call (330) 438-1206.




                            Summary of Selected Data


Financial Highlights
For The Year                       1997             1996       % of Change
--------------------------------------------------------------------------
Total Interest Income           $63,362          $59,189            7.05%
Total Interest Expense           30,322           27,826            8.97%
Net Income                        9,006            8,155           10.44%

At Year-End
--------------------------------------------------------------------------
Assets                         $826,313         $809,979            2.02%
Deposits                        649,481          600,664            8.13%
Total Net Loans                 620,768          609,267            1.89%
Securities                      140,838          132,886            5.98%
Shareholders' Equity             76,520           71,335            7.27%

Per Common Share*
--------------------------------------------------------------------------
Net Income                       $ 1.56           $ 1.42            9.86%
Cash Dividends Paid                0.65             0.59           10.17%
Book Value                        13.23            12.33            7.30%

Performance Ratios
--------------------------------------------------------------------------
Return on Assets                  1.11%            1.08%            2.78%
Total Risk-Based Capital         13.28%           13.00%            2.15%
Capital Leverage                  8.24%            7.55%            9.14%
Allowance for Loan
   Losses/Total Loans             1.53%            1.35%           13.33%

*Per share data has been adjusted for any stock dividends and splits.


UNB Corp. Common Stock
At Year-End                  1997         1996          1995          1994
---------------------------------------------------------------------------
Market Value - Bid         $39.25       $30.00        $22.00        $19.25
Market-to-Book Premium     296.7%       243.3%        193.6%        188.4%

PRESIDENT'S MESSAGE
           To Our Shareholders

WE ARE PLEASED TO REPORT that 1997 was a very successful year for UNB Corp. After-tax profits increased 10.4% from $8.2 million, or $1.42 per share, in 1996 to $9.0 million, or $1.56 per share, in 1997. Assets increased 2.0% from $810.0 million as of December 31, 1996, to $826.3 million as of December 31, 1997. Our Trust Department experienced significant growth with assets under management totaling $743.7 million, an increase of 27.9% from December 31, 1996.

Our future plans focus on improving our return on equity while monitoring return on assets and asset growth. It is apparent that the current interest rate environment requires a strategy that will maximize returns without locking in long-term, low-interest-earning assets. We will continue emphasizing fee income through our Trust Department, Mortgage Loan and Commercial Lending areas.

We continue to pursue growth through our computer banking services, discount brokerage capability, and future Internet plans. We also plan to open another in-store banking facility in the remodeled Wal*Mart store in Wooster, Ohio. I am also pleased to report that our finance company affiliate, United Banc Financial Services, Inc., opened June 1, 1997, and as of year-end, had assets in excess of $1.0 million.

We are extremely optimistic about our future as a growth and value organization. All of our affiliates are committed to a high standard of personalized, quality customer service that will be maintained as we continue our growth. To further this commitment, we continue to examine our product offerings, the delivery channels of those products and, most of all, how we provide our

                                Net Income
                           millions of dollars

                         1993              $6.338

                         1994              $6.628

                         1995              $7.379

                         1996              $8.155

                         1997              $9.006

The increase in net income equates to an annualized growth rate of 13.5% over the last five years.

"... our employees are the most important resources of UNB Corp."
                                                  [Photo]
2
customers with the level of professionalism they deserve. We believe that our approach to the marketplace will permit us to out-perform our regional and nationally focused competition.

In our Corporate Vision, we continue to stress the importance of delivering superior service to our customers. Superior service is attained by keeping our officers and staff in close contact with customers which results in quick decision-making and responsiveness. We strive to reinforce the direct link between employee performance and operating results because we believe that our employees are the most important resources of UNB Corp.

UNB Corp. and its affiliates are committed to our customers and the communities we so proudly serve. We believe that teamwork is the ability to work together towards a common vision and the ability to direct individual accomplishment toward organizational objectives -- this is the fuel that allows common people to attain uncommon results. We also believe that quality is never an accident; it is always the result of high intention, sincere effort, intelligent direction and skillful execution; it represents the wise choice of many alternatives.

Your continued support through the referral of prospective clients is very helpful, and we encourage you to continue providing us with these valuable leads. We are excited about our future opportunities.

Respectfully,

/s/ Roger L. Mann
Roger L. Mann
President
Chief Executive Officer
UNB Corp.

                       Cash Dividends Per Share*

                         1993           $0.44

                         1994           $0.48

                         1995           $0.53

                         1996           $0.59

                         1997           $0.65



The increase in dividends per share equates to an annualized growth rate of 11.9% over the last five years.

*Adjusted for any stock dividends and splits.



                             UNB Corp. Stock Market
                                   Value-Bid*


                         1993                             $14.50

                         1994                             $19.25

                         1995                             $22.00

                         1996                             $30.00

                         1997                             $39.25

The increase in the stock price equates to an annualized growth rate of 26.7% over the last five years.

*Adjusted for any stock dividends and splits

CHAIRMAN'S
    MESSAGE...


As an independent financial services holding company, our mission is to enhance long-term shareholder value...


THE MISSION STATEMENT OF UNB CORP. STARTS WITH THIS PHRASE and sets the direction of our company. But how does one define and measure shareholder value? There are a number of ways to answer this question. The traditional ratios of return on equity (ROE) and return on assets (ROA) give a good indication of profitability. Additionally, one can look at earnings per share and growth in the market value of the corporation's stock over a defined period of time as an indication of the increase in value that we have all experienced. As Chairman of the Board, I am very pleased to report that no matter how shareholders analyze their investment in UNB Corp., the evaluation will reveal exceptional present value and establish a solid basis of optimism for the future growth of the Corporation.

The most common method of expressing a company's profitability is the earnings per share. UNB Corp. stock has consistently improved its earnings per share every year over the last five years, and 1997 was no exception. With an earnings per share of $1.56, your management team demonstrated that they continue to effectively employ the resources provided by the shareholders. The efficiency with which UNB Corp. uses its capital resources can be measured by another important profitability ratio, return on equity. The improvement in the ROE from 11.89% to 12.20% again indicates aggressive realistic lending and investment policies. Maintaining a balance of ROE and ROA while managing their growth is a skilled accomplishment and a sure indicator of the financial ability of your Management team.

The excellent stock performance for 1997 gives you as a shareholder good reason to be pleased with your investment in UNB Corp. Cash dividends per share grew 10.2% continuing a trend of several years of consistent dividend growth. Comparing cash dividends as a percentage of income to other


[PHOTO]
4
peer group financial institutions, UNB Corp. stock continued to outperform our peers by a substantial margin. Looking at the net worth of your investment in terms of shareholder equity reveals continued growth to more than $76.5 million dollars at the end of 1997. Consequently, shareholders' equity per share increased to $13.23.

Perhaps no other figure signals the strength of a stock or substantiates optimism for the long-term shareholder more than the market value of the stock. Our marathon march of more than 20 years of increasing market value continued in 1997 with a year-end market value of $39.25 per share. The market-to-book value of the stock of 296.7% is not only impressive, it helps insure that UNB Corp. will maintain its status as Canton's only independent financial institution.

Should an investor have had enough foresight to purchase $100 worth of UNB Corp. stock 15 years ago, that investment would now be worth $2,044.58 after adjusting for stock dividends and splits. I think any investor would agree that UNB Corp. stock stands as a proud performer when compared to other companies. Should shareholders maintain their confidence in their investment in our Corporation for the long term? Given our performance, the opportunities of the market and the skill and experience of our Management team, I sincerely believe there is more than enough evidence to be optimistic about the future of UNB Corp.

On a more personal note, there were a number of important events that took place during the past year. Robert Mang's retirement ended a long successful career as President of our Bank, but he will of course continue on as a director. Bob's contribution to the Bank was significant and will be long remembered. Two of your directors retired also. John Regula in his quiet way was a strong ally of the shareholder, and Joe Sommer, Jr. added a great deal of guidance to our many decisions. Joe's father, Joe Sr., long-time President and board member of the Bank passed away last year. Edgar W. Jones, my predecessor as Chairman of the Board, a position he held for many years, also passed away in 1997. I personally had a great deal of respect for these gentlemen; they were so important in helping formulate my values as a young man.

Another significant event of the year was the addition of Roger Mann as your new President and CEO of UNB Corp. We feel very fortunate indeed to have attracted a person of Roger's talent to lead us into the 21st century.


/s/  Donald W. Schneider
------------------------

Donald W. Schneider
Chairman of the Board
UNB Corp. & United National Bank & Trust Co.

[PHOTO]
Roger L. Mann
UNB Corp.
President
Chief Executive Officer

[PHOTO]
Charles J. Berry
United National Bank & Trust Co.
Financial Group
Senior Vice President
Chief Financial Officer

[PHOTO]
William J. Devolve
United Banc Financial Services, Inc.
Executive Vice President

[PHOTO]
Scott E. Dodds
United Mortgage Corporation
Executive Vice President

[PHOTO]
Leo E. Doyle
United National Bank & Trust Co.
Commercial Group
Executive Vice President

[PHOTO]
Candice L. Follen
United National Bank & Trust Co.
Human Resources
Vice President

[PHOTO]
Jeffery Hasapis
United National Bank & Trust Co.
Credit & Loan Administration Group
Vice President

[PHOTO]
James J. Pennetti
United National Bank & Trust Co.
Retail Group
Executive Vice President

[PHOTO]
Robert M. Sweeney
United National Bank & Trust Co.
Trust Services Group
Executive Vice President

MANAGEMENT
    COMMITTEE

                           BOARDS...
                                 of Directors...


[PHOTO]
Donald W. Schneider
Chairman of the Board
UNB Corp. &
United National Bank & Trust Co.
President, Schneider Lumber Co.

[PHOTO]
Louis V. Bockius III
UNB Corp. &
United National Bank & Trust Co.
Chairman, Bocko, Inc.

[PHOTO]
E. Lang D'Atri
UNB Corp. &
United National Bank & Trust Co.
Attorney at Law, Day, Ketterer, Raley, Wright & Rybolt

[PHOTO]
Robert J. Gasser
United National Bank & Trust Co.
Consultant, John Gasser &
Son Jewelers

[PHOTO]
Nan B. Johnston
United National Bank & Trust Co.
Director, Stark County
District Library

[PHOTO]
Edgar W. Jones, Jr.
UNB Corp. &
United National Bank & Trust Co.
President, Hal Jones Construction Co.

[PHOTO]
Harold M. Kolenbrander, Ph.D.
UNB Corp. &
United National Bank & Trust Co.
President, Mount Union College

[PHOTO]
Russell W. Maier
UNB Corp. &
United National Bank & Trust Co.
Chairman and CEO,
Republic Engineered Steels, Inc.

[PHOTO]
Robert L. Mang
UNB Corp. &
United National Bank & Trust Co.
Retired President and CEO,
UNB Corp. &
United National Bank & Trust Co.

[PHOTO]
Roger L. Mann
UNB Corp. &
United National Bank & Trust Co.
President and CEO, UNB Corp.
CEO, United National Bank & Trust Co.

[PHOTO]
James A. O'Donnell
UNB Corp. &
United National Bank & Trust Co.
Retired President,
United National Bank & Trust Co.

[PHOTO]
E. Scott Robertson
United National Bank & Trust Co.
President, Robertson Heating
Supply Co.

[PHOTO]
Marc L. Schneider
United National Bank & Trust Co.
Treasurer, Schneider Lumber Co.

[PHOTO]
Abner A. Yoder
UNB Corp. &
United National Bank & Trust Co.
President, Stark Truss Co.


HONORARY DIRECTORS EMERITI
Robert L. Hammond
F. E. Henry III
Thomas C. Lavery
David W. Reed, Jr.
John D. Regula


James P. Rodman
Joseph J. Sommer
W. W. Steele, Jr.
George N. Swallow
Leroy L. Zang

                                   MANAGEMENT


UNB CORP.
Roger L. Mann
President
Chief Executive Officer

James J. Pennetti
Vice President
Corporate Treasurer

Robert M. Sweeney
Corporate Secretary

CORPORATE AUDIT
Robert L. Young
Vice President
Chief Internal Auditor

Tammy R. Maricocchi
Audit Operations Officer

Thomas L. Friedman
Senior Auditor

William F. Haldi
Auditor

UNITED BANC
FINANCIAL SERVICES, INC.
Roger L. Mann
President
Chief Executive Officer

Charles J. Berry
Treasurer

James J. Pennetti
Secretary

William J. Devolve
Executive Vice President

UNITED INSURANCE AGENCY,INC.
Roger L. Mann
President
Chief Executive Officer

Charles J. Berry
Treasurer

James J. Pennetti
Secretary

UNITED MORTGAGE CORP.
Roger L. Mann
President
Chief Executive Officer

Charles J. Berry
Treasurer

James J. Pennetti
Secretary

Scott E. Dodds
Executive Vice President

Michele R. Harris
Operations Officer

Jeffrey H. McHenry
Sales Officer

UNITED NATIONAL BANK & TRUST CO.
Roger L. Mann
Chief Executive Officer

COMMERCIAL GROUP
Leo E. Doyle
Executive Vice President

BUSINESS DEVELOPMENT
William F. Schumacher
Vice President

Charleen A. Davidson
Assistant Vice President

Dan M. Friedman
Assistant Vice President

Edward C. Koch
Assistant Vice President

Randall W. Geis
Business Development Officer

COMMERCIAL LENDING
Richard F. Kress
Vice President

Ronald P. Dezenzo
Vice President

Robert P. Nelson
Vice President

INDIRECT LENDING
Daryl L. Marshall
Vice President

PRIVATE BANKING
David M. Roberts
Vice President

                                   MANAGEMENT


CREDIT AND LOAN
ADMINISTRATION GROUP

Jeffery Hasapis
Vice President

COLLECTIONS
Deborah A. Davis
Collection Officer

CREDIT
ADMINISTRATION
Vicki L. Williamson
Credit Officer

LOAN OPERATIONS
Paula J. Lightbody
Vice President

LOAN REVIEW
Paul J. Durbak, Jr.
Assistant Vice President

RETAIL
UNDERWRITING
Paul E. Ibsen
Consumer Loan Officer

FINANCIAL GROUP

Charles J. Berry
Senior Vice President
Chief Financial Officer

ACCOUNTING
Loretta M. Higgins
Vice President

ASSET & LIABILITY
MANAGEMENT
Vanessa M. Richards
Vice President

Raymond Hannan
Investment Operations Officer

CORPORATE
PURCHASING
Edward J. Schied
Purchasing Officer

METHOD ANALYST
Sheldon F. Everhart
Vice President

HUMAN RESOURCES

Candice L. Follen
Vice President

TRAINING &
DEVELOPMENT
Barbara M. Heinricher
Assistant Vice President

RETAIL GROUP

James J. Pennetti
Executive Vice President

ADMINISTRATIVE
SERVICES
John J. Kennedy
Vice President

DEPOSIT OPERATIONS
Rebecca A. Geis
Vice President

Betsy J. Cinson
Operations Officer

INFORMATION
SYSTEMS
Robert J. Blackburn
Vice President

Richard D. Gamary
Wide Area Network Officer

Dennis D. Trenger
Data Processing Officer

MARKETING
Stephen J. Badman
Vice President

Sarah E. Howes
Marketing Officer

RETAIL SALES
& SERVICE
Derek G. Williams
Vice President

Eileen G. Halter
Assistant Vice President

Catherine Dluzyn-Hegarty
Business Development Officer
Electronic Banking

Cynthia S. Griffith
Branch Operations Officer

SECURITY/
COMPLIANCE
Duane J. Shamp
Vice President

Monica J. Graves
CRA Officer

TRUST SERVICES GROUP

Robert M. Sweeney
Executive Vice President

Robert J. Barnes
Vice President
Trust Investment Manager

Stephen C. Donatini
Vice President
Personal Trust Manager

Philip L. Francis
Vice President
Managing Trust Officer, Alliance

Marc B. Inboden
Vice President
Trust Investment Officer

Samuel M. Lincoln
Vice President
Employee Benefits Trust Manager

James H. Rutledge
Vice President
Personal Trust Officer

Mary L. Lee
Assistant Vice President
Trust Operations Manager

Perry S. Lazich
Trust Investment Officer

Richard J. Reiland, Jr.
Employee Benefits Trust Officer

Jeffrey D. Roberts
Trust Tax Officer

Robert L. Hammond
Trust Investment Officer

                            COMMUNITY ADVISORY BOARDS



ALLIANCE
Thomas C. Lavery, Chairman
Carol A. Barnett
Carol L. Cardinal
W. Jeffrey Egli
Richard L. Elliott
Bradley Goris
Mark M. Henschen
David C. McAlister
Richard C. Sherer
George K. Weimer, Jr.

CANAL FULTON
George C. Mizarek, Chairman
Corita C. Childs
Benjamin R. Easterling
David C. Ewing
Chester E. Hayes
James E. Kunkle
Gloria G. Mizeres
Charles M. Schwendiman
Glen E. Swigart
Scott W. VanDenberg
John H. Workman

MASSILLON
Randall A. Hutsell, Chairman
Deborah J. Bachtel
Marilyn L. Fogle
Robert J. Groenke, Jr.
Thomas L. Jackson
Nancy A. Johnson
Jacque E. Jones
Richard G. Leffler, Jr.
Mark R. Percival
James D. Snively
Walter J. Telesz, M.D.
Robert K. Yund

BEACH CITY/BREWSTER
Robert W. Andrews, Chairman
Thomas J. Andrews
Dorothy G. Beals
Marion Belloni
Priscilla J. Cunningham
Lee W. Foster, Jr.
Luke W. Grabill
Charles B. Hawk
Milo J. Miller
John D. Regula
C. Waid Spidell
George F. Stertzbach
David E. Stucki
John A. Yoder

LAKE TOWNSHIP
George N. Swallow, Chairman
E. Lang D'Atri
Edmond J. DiGiacomo
Rosalee Haines
Daniel K. Hanlon
Hall B. Miles, III
Howard Miller, Jr.
Christian D. Ramsburg
Lynn E. Stuhldreher
Jane Tortola
David A. Vanderkaay
Barbara K. Wentz
Jeffrey W. Zellers




                                 BANKING CENTERS



ALLIANCE

MOUNT UNION OFFICE
Velma A. Traphagen
Assistant Vice President
Sales and Service Officer

ALLIANCE WAL*MART OFFICE
Toni L. Kutz
Sales and Service Officer

BEACH CITY

BEACH CITY OFFICE
Ruth M. Wisselgren
Assistant Vice President
Sales and Service Officer

BREWSTER

BREWSTER OFFICE
Ruth M. Wisselgren
Assistant Vice President
Sales and Service Officer

CANAL FULTON

CANAL FULTON OFFICE
Tracy A. Murray
Sales and Service Officer

CANTON

NEWMARKET OFFICE
Karen J. Mathes
Sales and Service Officer


ROTUNDA OFFICE
Regina L. Kinlow-Thompson
Sales and Service Officer

RAFF/WEST TUSC. OFFICE
Deborah J. Miller
Sales and Service Officer

BELDEN VILLAGE OFFICE
Scott H. Berkeley
Sales and Service Officer

HILLSDALE OFFICE
Terri L. King
Sales and Service Officer

LAKE CABLE OFFICE
Patricia A. Hoopes
Assistant Vice President
Sales and Service Officer

34TH & CLEVELAND OFFICE
Susan L. Kraus
Sales and Service Officer

GREEN

GREEN IGA OFFICE
Donna M. Brown
Sales and Service Officer

HARTVILLE

HARTVILLE OFFICE
Julie Schlemmer
Sales and Service Officer

MANCHESTER

MANCHESTER OFFICE
Tracy A. Murray
Sales and Service Officer

MASSILLON

DOWNTOWN OFFICE
Jayne A. Fererro
Sales and Service Officer

AMHERST OFFICE
Michelle L. Del Rio
Sales and Service Officer

PERRY OFFICE
Ruth A. Patterson
Sales and Service Officer

WALES SQUARE OFFICE
Michelle L. Del Rio
Sales and Service Officer

NORTH CANTON

NORTH CANTON OFFICE
Peggy J. Leno
Sales and Service Officer

PORTAGE AND FRANK OFFICE
Scott H. Berkeley
Sales and Service Officer

UNIONTOWN

UNIONTOWN OFFICE
Joyce A. Midkiff
Sales and Service Officer

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

Management assessed the Corporation's internal controls and believes that the system provides reasonable assurances that financial transactions are recorded properly, and that the Corporation is in compliance with federal and state laws and regulations as well as safety and soundness laws and regulations.


/s/ Roger L. Mann
-----------------
Roger L. Mann
President and Chief Executive Officer, UNB Corp.
Chief Executive Officer, United National Bank & Trust Co.


/s/ Charles J. Berry
--------------------
Charles J. Berry
Senior Vice President and Chief Financial Officer
United National Bank & Trust Co.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
UNB Corp.
Canton, Ohio

[LOGO]
CROWE CHIZEK

We have audited the accompanying consolidated balance sheets of UNB Corp. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of UNB Corp. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Crowe, Chizek and Company LLP
---------------------------------
Crowe, Chizek and Company LLP
Cleveland, Ohio
January 23, 1998



                                             CONSOLIDATED FINANCIAL STATEMENTS

----------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

December 31, 1997 and 1996
(in thousands of dollars)                                                             1997         1996

ASSETS
Cash and cash equivalents (Note 13) ..........................................   $  28,998    $  34,762
Federal funds sold ...........................................................       7,500        6,800
Interest bearing deposits with banks .........................................       1,142          157
Securities (Fair value:
     1997-$72,999; 1996-$89,995) (Note 2) ....................................      72,993       89,979
Mortgage-backed securities (Fair value:
     1997-$67,922; 1996-$43,058) (Note 2) ....................................      67,845       42,907
Loans held for sale ..........................................................       2,190         --
Loans:
     Total loans (Notes 3 and 8) .............................................     630,418      617,602
     Less allowance for loan losses (Note 4) .................................      (9,650)      (8,335)
                                                                                   -------      -------
         Net loans ...........................................................     620,768      609,267
Premises and equipment, net (Note 5) .........................................      11,727       10,044
Intangible assets ............................................................       5,339        6,353
Accrued interest receivable and other assets .................................       7,811        9,710
                                                                                   -------      -------
              TOTAL ASSETS ...................................................   $ 826,313    $ 809,979
                                                                                 =========    =========
LIABILITIES
Deposits:
     Noninterest bearing demand deposits .....................................   $  82,173    $  81,554
     Interest bearing deposits (Note 6) ......................................     567,308      519,110
                                                                                   -------      -------
         Total deposits ......................................................     649,481      600,664
Short-term borrowings (Note 7) ...............................................      56,511       68,408
FHLB advances  and capital lease (Note 8) ....................................      35,650       62,603
Accrued taxes, expenses, and other liabilities ...............................       8,151        6,969
                                                                                   -------      -------
              TOTAL LIABILITIES ..............................................     749,793      738,644
                                                                                   -------      -------

Commitments and contingencies (Note 13)

SHAREHOLDERS' EQUITY (NOTE 1)
Common stock - $1.00 stated value, 15,000,000 shares authorized; 5,821,369 and
  5,785,605 shares issued
  at December 31, 1997 and 1996, respectively ................................       5,821        5,786
Paid-in capital ..............................................................      31,277       32,497
Retained earnings ............................................................      37,123       31,879
Treasury stock, 37,154 shares at cost ........................................      (1,440)        --
Unrealized gain on securities available for sale, net ........................       3,739        1,173
                                                                                   -------      -------
              TOTAL SHAREHOLDERS' EQUITY .....................................      76,520       71,335
                                                                                   -------      -------
                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .................   $ 826,313    $ 809,979
                                                                                 =========    =========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

For the three years ended December 31, 1997
(in thousands of dollars)                                                      1997      1996      1995

INTEREST INCOME:
     Interest and fees on loans:
              Taxable ...................................................   $54,549   $50,951   $41,218
              Tax-exempt ................................................       185       226       274
     Interest and dividends on investment and mortgage-backed securities:
              Taxable ...................................................     7,746     7,341     7,562
              Tax-exempt ................................................        52        58       143
     Interest on deposits with banks ....................................        34       110       101
     Interest on federal funds sold .....................................       796       503       461
                                                                            -------   -------   -------
              Total interest income .....................................    63,362    59,189    49,759
                                                                            -------   -------   -------
INTEREST EXPENSE:
     Interest on deposits (Note 6) ......................................    23,470    21,438    17,534
     Interest on short-term borrowings ..................................     2,767     2,784     2,234
     Interest on FHLB advances and capital leases .......................     4,085     3,604     2,038
                                                                            -------   -------   -------
              Total interest expense ....................................    30,322    27,826    21,806
                                                                            -------   -------   -------
NET INTEREST INCOME .....................................................    33,040    31,363    27,953
PROVISION FOR LOAN LOSSES (NOTE 4) ......................................     2,929     3,140     1,750
                                                                            -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .....................    30,111    28,223    26,203
OTHER INCOME:
     Service charges on deposits ........................................     2,493     2,378     2,367
     Trust department income ............................................     3,307     2,714     2,509
     Other operating income .............................................     1,114       897       668
     Gains on loans originated for sale .................................       261        --        67
     Investment securities gains, net ...................................        22       369         6
                                                                            -------   -------   -------
              Total other income ........................................     7,197     6,358     5,617
                                                                            -------   -------   -------
OTHER EXPENSES:
     Salaries, wages and benefits (Note 9) ..............................    11,361    10,806    10,144
     Occupancy expense ..................................................     1,322     1,170     1,213
     Equipment expense ..................................................     3,145     2,595     2,225
     Other operating expenses (Note 11) .................................     7,677     7,582     7,073
                                                                            -------   -------   -------
              Total other expenses ......................................    23,505    22,153    20,655
                                                                            -------   -------   -------
INCOME BEFORE INCOME TAXES ..............................................    13,803    12,428    11,165
PROVISION FOR INCOME TAXES (NOTE 12) ....................................     4,797     4,273     3,786
                                                                            -------   -------   -------
NET INCOME ..............................................................   $ 9,006   $ 8,155   $ 7,379
EARNINGS PER COMMON SHARE (NOTE 1):                                         =======   =======   =======
     Basic ..............................................................   $  1.56   $  1.42   $  1.28
     Diluted ............................................................   $  1.53   $  1.38   $  1.26
                                                                            =======   =======   =======

The accompanying notes are an integral
part of these financial statements

------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the three years ended December 31, 1997
(in thousands of dollars)
                                                                                           Unrealized
                                                                                           Gain/(Loss)
                                                                                          on Securities                    Total
                                                 Common        Paid-In       Retained       Available      Treasury    Shareholders'
                                                  Stock        Capital       Earnings        for Sale        Stock        Equity
                                                 -------       --------      --------       ---------      ---------    -----------
BALANCE, JANUARY 1, 1995                         $ 2,870        $31,569       $25,642       $ (1,441)                     $58,640
   Net income for year........................                                  7,379                                       7,379
   Cash dividends ($0.525 per share) .........                                 (3,016)                                     (3,016)
   Stock options exercised ...................         4             34                                                        38
   Change in unrealized gain (loss)
      on securities available for sale .......                                                 2,286                        2,286
                                                 -------       --------      --------       --------       ---------     ---------
BALANCE, DECEMBER 31, 1995                         2,874         31,603        30,005            845                       65,327
   Net income for year .......................                                  8,155                                       8,155
   100% stock dividend .......................     2,881                       (2,881)
   Cash dividends ($0.59 per share) ..........                                 (3,400)                                     (3,400)
   Shares issued through dividend
      reinvestment plan ......................        28            870                                                       898
   Stock options exercised ...................         3             24                                                        27
   Change in unrealized gain (loss)
      on securities available for sale .......                                                   328                          328
                                                 -------       --------      --------       --------       ---------     ---------
BALANCE, DECEMBER 31, 1996                         5,786         32,497        31,879          1,173                       71,335
   Net income for year .......................                                  9,006                                       9,006
   Cash dividends ($0.65 per share) ..........                                 (3,762)                                     (3,762)
   Shares issued through dividend
      reinvestment plan ......................         4            129                                                       133
   Stock options exercised ...................        31            158                                                       189
   Change in unrealized gain (loss)
      on securities available for sale .......                                                 2,566                        2,566
   Treasury stock purchases ..................                                                              $(4,873)       (4,873)
   Treasury stock sold and issued
      for stock options ......................                   (1,507)                                      3,433         1,926
                                                 -------       --------      --------       --------       ---------     ---------
BALANCE, DECEMBER 31, 1997 ...................   $ 5,821        $31,277       $37,123       $  3,739        $(1,440)      $76,520
                                                 =======       ========      ========       ========       =========     =========

The accompanying notes are an integral
part of these financial statements.

---------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three years ended December 31, 1997
(in thousands of dollars)                                                 1997         1996         1995

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income ..................................................   $   9,006    $   8,155    $   7,379
     Adjustments to reconcile net income to net cash from
       operating activities:
         Depreciation and amortization ...........................       1,046          780          789
         Provision for loan losses ...............................       2,929        3,140        1,750
         Net securities gains ....................................         (22)        (369)          (6)
         Net accretion on securities .............................        (797)        (290)        (462)
         Amortization of intangible assets .......................       1,014        1,023        1,095
         Loans originated for sale ...............................     (18,099)        --         (4,932)
         Proceeds from sale of loan originations .................      16,125         --          5,144
     Changes in:
         Interest receivable .....................................        (249)         (59)        (505)
         Interest payable ........................................        (459)         414        1,018
         Other assets and liabilities, net .......................       3,113       (1,381)         626
         Deferred income tax benefit .............................        (644)        (785)        (310)
         Deferred income .........................................          (3)          (5)          (5)
                                                                      --------     --------     --------
              Net cash from operating activities .................      12,960       10,623       11,581
                                                                      --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net change in interest bearing deposits with banks ..........        (985)         358         (347)
     Net change in federal funds sold ............................        (700)      (2,500)      (3,700)
     Investment and mortgage-backed securities:
         Proceeds from sales of securities available for sale ....      14,113       14,009        4,723
         Proceeds from maturities of securities held to maturity .       6,993       22,035       38,953
         Proceeds from maturities of securities available for sale     169,015       32,978       30,134
         Purchases of securities held to maturity ................      (6,878)     (20,903)     (38,258)
         Purchases of securities available for sale ..............    (159,914)     (68,659)     (32,273)
         Purchases of mortgage-backed securities
           available for sale ....................................     (49,293)     (12,638)
         Principal payments received on
           mortgage-backed securities held to maturity ...........       6,383        9,250        7,819
         Principal payments received on
           mortgage-backed securities available for sale .........      16,336       20,413        4,127
     Net increase in loans made to customers .....................     (12,730)     (98,817)    (103,206)
     Loans purchased .............................................      (1,494)      (2,251)      (4,066)
     Purchases of premises and equipment, net ....................      (2,729)      (2,013)      (1,003)
     Purchases of assets to be leased ............................        (658)        --           --
     Principal payments received under leases ....................         236          149          140
                                                                      --------     --------     --------
              Net cash from investing activities .................     (22,305)    (108,589)     (96,957)
                                                                      --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits ....................................      48,817       53,477       60,416
     Cash dividends paid, net of shares issued
       through dividend reinvestment .............................      (3,629)      (2,502)      (3,016)
     Purchase of treasury stock ..................................      (4,873)
     Sales of treasury stock .....................................       1,926
     Proceeds from stock options exercised .......................         189           26           38
     Net increase/(decrease) in short-term borrowings ............     (11,897)      18,749       14,762
     Proceeds from FHLB advances .................................      10,000       47,000       25,000
     Repayments of FHLB advances .................................     (37,163)     (15,757)     (10,300)
     Proceeds from capital lease .................................         248         --           --
     Repayments on capital lease .................................         (37)        --           --
                                                                      --------     --------     --------
              Net cash from financing activities .................       3,581      100,993       86,900
                                                                      --------     --------     --------
NET CHANGE IN CASH AND CASH EQUIVALENTS ..........................      (5,764)       3,027        1,524
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...................      34,762       31,735       30,211
                                                                      --------     --------     --------
CASH AND CASH EQUIVALENTS AT END OF YEAR .........................   $  28,998    $  34,762    $  31,735
                                                                      ========     ========     ========

The accompanying notes are an integral
part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

Unless otherwise indicated, amounts are in thousands, except per share data.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of UNB Corp. (Corporation) and its wholly owned subsidiaries, the United National Bank & Trust Company (Bank), United Banc Financial Services, Inc., 620 Market Community Urban Development Corp. and United Credit Life Insurance Company. All significant intercompany balances and transactions have been eliminated in consolidation.

     INDUSTRY SEGMENT INFORMATION: UNB Corp. is a bank holding company engaged in the business of commercial and retail banking, trust and investment services, and consumer finance, with operations conducted through its main office and branches located throughout Stark and southern Summit Counties of Ohio. The majority of the Corporation's income is derived from commercial and retail lending activities and investments.

     CASH AND CASH EQUIVALENTS: Cash equivalents include cash and noninterest bearing deposits with banks. UNB Corp. reports net cash flows for interest bearing deposits with banks, federal funds sold, customer loan transactions, deposit transactions and short-term and long-term borrowings.

     For the years ended December 31, 1997, 1996 and 1995, the Corporation paid interest of $30,781, $27,412 and $20,788, respectively, and income taxes of $5,005, $5,110 and $4,290, respectively.

     INVESTMENT AND MORTGAGE-BACKED SECURITIES: The Corporation classifies debt and equity securities as held to maturity, available for sale or trading. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Trading securities are purchased principally for sale in the near term and are reported at fair value with unrealized gains and losses included in earnings. During 1997 and 1996, the Corporation held no trading securities.

     Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities available for sale are carried at fair value with unrealized gains and losses included as a separate component of shareholders' equity, net of tax. Gains or losses on dispositions are based on net proceeds and the amortized cost of securities sold, using the specific identification method.

     LOANS HELD FOR SALE: Residential mortgage loans originated by the Bank and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. To mitigate interest rate risk, the Bank generally obtains fixed price commitments on loans held for sale. The Bank sells the servicing rights on loans sold and incurs no recourse obligation in connection with loan sales or servicing activities.

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

     Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. The effect of changes in impaired loans is included in the 1997, 1996 and 1995 provision for loan losses, and was not material.

     Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 30 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total and are excluded from reported impaired loans. Such loans include residential first mortgage loans secured by one-to four-family residences, residential construction loans and consumer automobile, boat, home equity and credit card loans with balances less than $300. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past-due asset disclosures.

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

     OTHER REAL ESTATE: Other real estate owned is included in other assets on the consolidated balance sheets at the lower of cost or fair value, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry the real estate are charged to expense. Other real estate, net of the valuation reserve totaled $325 and $530 at December 31, 1997 and 1996, respectively.

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

     CONCENTRATIONS OF CREDIT RISK: The Corporation, through its subsidiary Bank, grants residential, consumer, and commercial financing to customers located primarily in Stark County. Commercial loans, commercial real estate loans, mortgage loans and consumer loans comprise 13.5%, 11.2%, 41.3% and 34.0% of total loans, respectively at December 31, 1997. Indirect loans accounted for 74.0% of consumer loans at December 31, 1997.

     EARNINGS AND DIVIDENDS PER SHARE: Basic and diluted earnings per share are computed under the provisions of Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings Per Share," which was adopted retroactively by the Corporation at the beginning of the fourth quarter of 1997. All prior amounts have been restated to be comparable. Basic earnings per share is based on net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional common shares issuable under stock options assuming the exercise of stock options less the treasury shares assumed to be purchased from the proceeds using the average market price of UNB Corp.'s stock for the years presented.

     The basic weighted average shares were 5,781,568, 5,762,941 and 5,745,014 for 1997, 1996 and 1995, respectively. Diluted weighted average shares were 5,893,006, 5,907,200 and 5,856,954 for 1997, 1996 and 1995, respectively. The
Corporation declared a 100% stock dividend in 1996 which was recorded by a transfer, equal to the stated value of the shares issued, from retained earnings to common stock. All per share data has been adjusted for the stock dividend.

     STOCK OPTIONS: The excess of the option price over the par value of the shares issued is added to paid-in capital when exercised. Any tax benefit realized by the Corporation from the exercise of non-qualified stock options is added to paid-in capital.

     Expense for employee compensation under stock option plans is based on Accounting Principles Board (APB) Opinion No. 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

     DIVIDEND REINVESTMENT PLAN: The dividend reinvestment plan, effective March 30, 1989, authorized the sale of 578,812 shares of the Corporation's authorized but previously unissued common shares to shareholders who choose to invest all or a portion of their cash dividends. Shares totalling 4,224 and 33,385 were issued pursuant to the plan in 1997 and 1996, respectively, after giving effect to the 1996 stock dividend. In addition, in 1997, 33,025 treasury shares were purchased to fund dividend reinvestment. In 1995, stock was purchased in the open market at the current market price. The shares issued were purchased from the Corporation with reinvested dividends at the current market price, which was the average of the closing bid and asked prices for the last business day immediately preceding the purchase date. The number of shares has been adjusted to reflect the 1996 stock dividend.

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

     FINANCIAL STATEMENT PRESENTATION: Certain previously reported consolidated financial statement amounts have been reclassified to conform to the 1997 presentation.

NOTE 2 - SECURITIES

     The amortized cost and estimated fair value of investment and mortgage-backed securities available for sale and held to maturity, as presented in the consolidated balance sheets are as follows:

                                                                           December 31, 1997

                                                                          Gross        Gross         Estimated
                                                           Amortized    Unrealized    Unrealized       Fair
                                                              Cost        Gains        Losses         Value
                                                           --------      --------      --------       --------


Securities available for sale:
   U.S. Treasury securities .........................      $ 17,005      $     42      $     (1)      $ 17,046
   Obligations of U.S. government
    agencies and corporations .......................        36,476           119            (4)        36,591
Securities held to maturity:
   Obligations of state and political subdivisions ..           951             2            (1)           952
   Corporate bonds and other debt securities ........           746             5            --            751
                                                           --------      --------      --------       --------
      Total debt securities .........................        55,178           168            (6)        55,340
Equity securities available for sale ................        11,581         5,081            --         16,662
Asset-backed securities available for sale ..........           999            --            (2)           997
                                                           --------      --------      --------       --------
      Total investment securities ...................        67,758         5,249            (8)        72,999

Mortgage-backed securities available for sale .......        60,281           527           (97)        60,711
Mortgage-backed securities held to maturity .........         7,134            79            (2)         7,211
                                                           --------      --------      --------       --------
      Total mortgage-backed securities ..............        67,415           606           (99)        67,922
                                                           --------      --------      --------       --------
      Total investment and mortgage-backed securities      $135,173      $  5,855      $   (107)      $140,921
                                                           ========      ========      ========       ========



                                                                          December 31, 1996

                                                                          Gross         Gross         Estimated
                                                           Amortized    Unrealized    Unrealized       Fair
                                                             Cost         Gains         Losses         Value
                                                           --------      --------      --------       --------

Securities available for sale:
   U.S. Treasury securities .........................      $ 23,062      $     65      $    (41)      $ 23,086
   Obligations of U.S. government
    agencies and corporations .......................        52,366            50           (45)        52,371
Securities held to maturity:
   U.S. Treasury securities .........................           360             5            --            365
   Obligations of state and political subdivisions ..         1,051             4            --          1,055
   Corporate bonds and other debt securities ........           826             7            --            833
                                                           --------      --------      --------       --------
      Total debt securities .........................        77,665           131           (86)        77,710
Equity securities available for sale ................        10,514         1,771            --         12,285
                                                           --------      --------      --------       --------
      Total investment securities ...................        88,179         1,902           (86)        89,995

Mortgage-backed securities available for sale .......        29,431            89          (113)        29,407
Mortgage-backed securities held to maturity .........        13,500           151            --         13,651
                                                           --------      --------      --------       --------
      Total mortgage-backed securities ..............        42,931           240          (113)        43,058
                                                           --------      --------      --------       --------
      Total investment and mortgage-backed securities      $131,110      $  2,142      $   (199)      $133,053
                                                           ========      ========      ========       ========

Mortgage-backed securities consist of fixed and variable rate CMOs and government guaranteed mortgage-backed securities issued by FHLMC, FNMA, and GNMA. CMOs totaled $49,452 and $30,207 and government guaranteed mortgage-backed securities totaled $18,393 and $12,700 at December 31, 1997 and 1996, respectively.

     The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                        December 31, 1997
                                                Estimated    Weighted
                                   Amortized      Fair       Average
                                      Cost        Value       Yield
                                    -------      -------      -----
Securities available for sale:
U.S. Treasuries
   Due in one year or less ...      $15,006      $15,036      5.89%
   Due after one year
    through five years .......        1,999        2,010      6.17%
                                    -------      -------      -----
   Total .....................       17,005       17,046      5.92%
                                    -------      -------      -----
U.S. government agencies
 and corporations
   Due in one year or less ...       17,473       17,502      6.01%
   Due after one year
    through five years .......       19,003       19,089      6.52%
                                    -------      -------      -----
   Total .....................       36,476       36,591      6.28%
                                    -------      -------      -----
                                    $53,481      $53,637      6.17%
                                    =======      =======      =====



                                     December 31, 1997

                                              Estimated   Weighted
                                 Amortized      Fair       Average
                                   Cost         Value       Yield
                                  -------      -------      -----

Securities held to maturity:
Obligations of state and
 political subdivisions
   Due in one year or less .      $   951          952      4.23%
                                  -------      -------      -----
   Total ...................          951          952      4.23%
                                  -------      -------      -----
Corporate bonds and other
 debt securities
   Due after one year
    through five years .....          746          751      8.44%
                                  -------      -------      -----
   Total ...................          746          751      8.44%
                                  -------      -------      -----
                                  $ 1,697      $ 1,703      6.08%
                                  =======      =======      =====
Asset-backed securities
 available for sale ........      $   999      $   997      7.00%
                                  -------      -------      -----
Mortgage-backed
 and collateralized
 mortgage obligations
 available for sale ........       60,281       60,711      6.52%
                                  -------      -------      -----
Mortgage-backed and
 collateralized mortgage
 obligations held
 to maturity ...............        7,134        7,211      7.80%
                                  -------      -------      -----
                                  $68,414      $68,919      6.66%
                                  =======      =======      =====



   Sales of available for sale securities were as follows:


                                             1997         1996         1995
Debt and mortgage-backed securities:

   Proceeds ........................      $14,113      $13,239      $ 4,723
   Gross gains .....................           39            2            6
   Gross losses ....................           17           95           --
Equity Securities:

   Proceeds ........................           --      $   770           --
   Gross gains .....................           --          462           --


   At December 31, 1997, there are no holdings of securities of any one issuer, other than the U.S. government and its agencies and corporations, in an amount greater than 10% of shareholders' equity.

     Investments with a carrying value of approximately $103,000 and $93,700 as of December 31, 1997 and 1996, respectively, were pledged to secure public funds or other obligations.

NOTE 3 - LOANS

   Loans are comprised of the following at December 31:


                                        1997              1996
Commercial, financial
 and agricultural.................  $ 85,102          $ 78,563
Commercial real estate............    70,896            65,875
Real estate.......................   260,190           242,652
Consumer..........................   214,230           230,512
                                    --------          --------
   Total loans....................  $630,418          $617,602
                                    ========          ========


   Impaired loans are as follows:

                                1997      1996      1995
Loans with no
 allowance for loan losses
 allocated ...............      $281      $ 63      $ --
Loans with allowance
 for loan losses allocated        --       205        --
Amount of allowance
 allocated ...............        --       135        --
                                ----      ----      ----
Average of impaired loans
 year-to-date ............      $335      $309      $603
Interest income recognized
 during impairment .......        33        28        53
Cash-basis interest income
  recognized year-to-date         32        28        52


     Loans with carrying values of $191 and $214 were transferred to foreclosed real estate in 1997 and 1996, respectively.

     Certain directors, executive officers and principal shareholders of UNB Corp. and its subsidiaries are loan customers of the subsidiary bank. A summary of aggregate related party loan activity, for loans aggregating $60 or more to any one related party, is as follows for the year ended December 31:


                             1997           1996
Balance, January 1, .      $ 14,135       $  8,417
New loans ...........         3,533          7,290
Repayments ..........        (6,895)        (1,572)
Other Changes .......        (1,617)            --
                           --------       --------
Balance, December 31,      $  9,156       $ 14,135
                           ========       ========


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

     Transactions in the allowance for loan losses for the years ended December 31, are summarized as follows:


                                  1997       1996        1995
Balance at January 1, .      $ 8,335       $ 7,242       $ 6,348
Provision charged
 to expense ...........        2,929         3,140         1,750
Loans charged off .....       (2,911)       (3,162)       (1,558)
Recoveries on loans
 previously charged off        1,297         1,115           702
                             -------       -------       -------
Balance at December 31,      $ 9,650       $ 8,335       $ 7,242
                             =======       =======       =======

NOTE 5 - PREMISES AND EQUIPMENT

   The components of premises and equipment at December 31, are as follows:

                                  1997           1996

Land ...................      $  1,742       $  1,752
Buildings ..............         6,419          5,388
Furniture and fixtures .         9,696          8,475
Leasehold improvements .         1,710          1,308
   Total premises and
    equipment ..........        19,567         16,923
Accumulated depreciation
    and amortization ...        (7,840)        (6,879)
                              --------       --------
      Premises and
       equipment, net ..      $ 11,727       $ 10,044
                             =========       ========

   At December 31, 1997, the Corporation is obligated for the next five years for rental commitments under non-cancelable operating leases on the main and branch offices and equipment as follows:


1998.................................................$1,822
1999..................................................1,828
2000..................................................1,355
2001....................................................731
2002....................................................657
                                                     ------
   Total.............................................$6,393
                                                     ======

   Rental expense amounted to approximately $1,755, $1,465 and $1,043 in 1997, 1996 and 1995, respectively.

NOTE 6 - INTEREST BEARING DEPOSITS

   Total interest bearing deposits as presented on the consolidated balance sheets are comprised of the following classifications:

                                       December 31,
                                     1997         1996
Interest bearing demand ....     $ 77,361     $ 73,154
Savings ....................      183,646      168,833
Time:
   In denominations
    under $100,000 .........      257,833      240,644
   In denominations of
    $100,000 or more .......       48,468       36,479
                                 --------     --------
      Total interest bearing
       deposits ............     $567,308     $519,110
                                 ========     ========


   At year-end 1997, stated maturities of time deposits are as follows:
1998.................................................$164,246
1999...................................................90,977
2000...................................................26,638
2001...................................................16,243
2002....................................................6,164
Thereafter..............................................2,033
                                                     --------
   Total.............................................$306,301
                                                     ========

   Related party deposits total $8,003 and $2,430 at year-end 1997 and 1996, respectively.


   Interest expense on deposits is summarized below:

                               Years ended December 31,

                               1997        1996        1995
Interest bearing demand     $ 1,226     $ 1,409     $ 1,316
Savings ...............       5,496       4,488       3,969
Time:
   In denominations
    under $100,000 ....      14,270      13,266      10,682
   In denominations of
    $100,000 or more ..       2,478       2,275       1,567
                            -------     -------     -------
      Total interest
       on deposits ....     $23,470     $21,438     $17,534
                            =======     =======     =======

NOTE 7 - SHORT-TERM BORROWINGS

     Federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan deposits are financing arrangements. Physical control is maintained for securities sold under repurchase agreements. Information concerning all short-term borrowings is summarized as follows, at December 31:


                                        1997         1996
Securities sold under
 repurchase agreements .........     $51,289      $61,618
Federal funds purchased ........         100        1,628
U.S. Treasury tax and loan notes       5,122        5,162
                                     -------      -------
   Total short-term borrowings .     $56,511      $68,408
                                     -------      -------
Weighted average interest
 rate at period end ............         4.8%         4.9%
                                     -------      -------
Average amount outstanding
 during year ...................     $58,731      $58,642
                                     =======      =======
Approximate weighted average
 interest rate during the year .         4.7%         4.8%
                                     -------      -------
Maximum amount outstanding
 as of any month-end ...........     $68,471      $68,408
                                     =======      =======

NOTE 8 - FHLB ADVANCES AND CAPITAL LEASE

     The Bank has entered into various borrowing agreements with the Federal Home Loan Bank (FHLB) of Cincinnati. Pursuant to collateral agreements with the FHLB, advances are secured by all stock invested in the FHLB and by qualifying first mortgage loans. Scheduled principal payments on amortizing advances are shown in the year they are due. At December 31, 1997, FHLB advances are comprised of the following:


Maturity                     Interest Rate              Amount
--------                     -------------             -------
1998                         6.15% - 6.70%             $ 7,498
1999                         5.35% - 6.70%              17,848
2000                         5.50% - 6.85%               6,226
2001                         6.00% - 6.70%               3,188
2002                             6.25%                     330
2003                             6.25%                     350
                                                       -------
   Total                                               $35,440
                                                       =======

   Based on the Bank's investment in FHLB stock, the maximum dollar amount of FHLB advance borrowings available to the Bank is $134,598.

   During the second quarter of 1997, the Bank entered into capital lease arrangements in order to finance the acquisition of its computer output to laser disk technology (COLD) which includes computer hardware and related software in the amount of $252. The lease terms call for sixty monthly payments of $5 with the last payment due in March, 2002. The balance outstanding at December 31, 1997 was $210.

NOTE 9 - RETIREMENT PLANS

   PENSION PLAN -- The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. In general, benefits are based on years of service and the employee's compensation. The Corporation's policy is to fund the plan sufficiently to meet the minimum funding requirement set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Corporation may determine to be appropriate up to the maximum amount that can be deducted for federal tax purposes. Contributions are intended to provide not only for benefits attributed to service date but also for those expected to be earned in the future. For financial reporting purposes, pension expense is calculated using the projected unit cost method. The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated financial statements at December 31, respectively:


                                            1997         1996
Actuarial present value of
 accumulated benefit obligation,
 including vested benefits of
 $3,432 and $3,998 at
 December 31, 1997 and 1996,
 respectively ......................     $ 3,521      $ 4,110
                                         -------      -------
Plan assets at fair value, primarily
 U.S. government securities,
 corporate bonds and investment
 in equity funds ...................       6,881        6,260

Actuarial present value of
 projected benefit obligation
 for services rendered to date .....      (5,358)      (6,281)
                                         -------      -------
Projected benefit obligation
 in excess of plan assets ..........       1,523        (  21)
Unrecognized net (gain)/loss .......       ( 840)         508
Unrecognized transition asset,
 net of amortization ...............        ( 47)        ( 79)
Unrecognized prior service cost ....          84           91
                                         -------      -------
    Prepaid pension asset ..........     $   720      $   499
                                         =======      =======

   Net pension expense included the following:


                           Years ended December 31,
                                    1997         1996        1995
Services cost-benefits
 earned during the year             $   433      $   415     $   372
Interest cost on
 benefit obligation ...                 464          399         353
Return on plan assets .              (1,459)        (830)       (922)
Net amortization
 and deferral .........                 928          381         607
                                    -------      -------     -------
Net pension expense ...             $   366      $   365     $   410
                                    =======      =======     =======



                                    1997        1996         1995
Significant assumptions used:
 Discount rate ............             7.5%         7.5%        7.5%
 Rate of increase in
  compensation levels .....             5.0%         5.0%        5.0%
 Long-term rate
  of return on assets .....             7.5%         7.5%        7.5%


   PROFIT SHARING PLAN -- The UNB Tax-Deferred Savings Plan covers all qualified employees. The annual plan expense is based upon discretionary matching of employees' voluntary pre-tax contributions. The Corporation's contributions are invested in UNB Corp. common stock, and become vested after three years of service. Employee voluntary contributions are fully vested at all times. Employee contributions are invested in a money market fund, a balanced stock and bond fund, or in UNB Corp. common stock based on employee investment elections. The expense related to this plan totaled $264, $225 and $219 in 1997, 1996 and 1995, respectively.

   POSTRETIREMENT BENEFITS OTHER THAN PENSIONS -- The Corporation sponsors a defined benefit postretirement medical plan. Employees who retire on or after completion of 10 years of service and attainment of age 55 are eligible to receive postretirement medical benefits. The retiree may also receive coverage for dependents. Prior to the attainment of age 65, coverage is provided under the Corporation's group major medical insurance plan. At age 65, coverage is provided under a Medicare supplement plan.

     The Corporation's plan is contributory. Retirees under age 65 pay a lower premium than retirees who have attained age 65.

   The following table sets forth the plan's funded status reconciled with the amounts shown in the Corporation's consolidated balance sheets at December 31:

   Accumulated postretirement benefit obligation:

                                      1997         1996

Retirees .....................     $   (67)     $  (201)
Fully eligible active plan
 participants ................        (283)        (337)
Other active plan participants        (501)      (1,198)
                                   --------     --------
Accumulated postretirement
 benefit obligation ..........        (851)      (1,736)
Unrecognized gain ............        (437)        (488)
Unrecognized transition
 obligation ..................           6        1,146
                                   --------     --------
Accrued postretirement
 benefit .....................     $(1,282)     $(1,078)
                                   ========     ========

   Net periodic postretirement benefit expense for 1997, 1996 and 1995 included the following components:

                                        1997     1996     1995
                                        ----     ----     ----
Service cost-benefits attributed
 to service during the period           $119     $106     $ 94
Interest cost on accumulated
 postretirement benefit
 obligation                              122      110      100
Amortization on transition
 obligation over 20 years                 25       76       76
                                        ----     ----     ----
   Total                                $266     $292     $270
                                        ====     ====     ====


     Benefit payments of $15, $55 and $48 were made for postretirement medical benefits in 1997, 1996 and 1995, respectively.

     For measurement purposes, an 11.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1997. In 1996 and 1995, a 13% annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to gradually decrease to 5.5% after six years in 1997, 7% after three years in 1996, and 7% after four years in 1995. The health care cost trend assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation by approximately $124 and $226 at December 31, 1997 and 1996, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $31, $28 and $25 for 1997, 1996 and 1995, respectively.

   The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% at December 31, 1997, 1996 and 1995.

NOTE 10 - STOCK OPTION AND PERFORMANCE UNIT PLAN

   In 1987, the shareholders approved a Stock Option and Performance Unit Plan reserving 382,020 shares of common stock, adjusted for stock dividends and splits, for the granting of options to executive officers and other senior Management personnel. Options are not exercisable for at least four years from the date of grant and are not fully exercisable until six years from the date of grant. The duration of the exercise period is ten years. In 1997, the shareholders approved a Stock Option Plan reserving 500,000 shares of common stock, for the granting of options to directors and officers of the Corporation and its affiliates. Non-qualified stock options are immediately exercisable. Qualified stock options are partially exercisable one year from the date of grant and become fully exercisable five years from the date of grant. The duration of the exercise period is ten years. As such options are exercised, shareholders' equity will be credited with the proceeds.

   SFAS No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1997, 1996 and 1995.


1987 PLAN                                     Number of Shares
                                 -----------------------------------------
                                 Available                                     Weighted-average       Range of Option
                                 for Grant       Exercised      Outstanding    exercise price         Price per Share
-----------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1995           83,088          39,180         259,752         $   10.06     $    7.02     $   14.50
     Granted                      (23,844)           --            23,844             19.25         19.25         19.25
     Exercised                       --             8,388          (8,388)             7.33          7.02          9.53
                                 ---------       ---------       ----------
Balance, December 31, 1995         59,244          47,568         275,208             10.94          7.02         19.25
     Granted                      (27,682)           --            27,682             22.00         22.00         22.00
     Forfeited                        800            --              (800)            22.00         22.00         22.00
     Exercised                       --             4,700          (4,700)             7.76          7.02         12.00
                                 ---------       ---------       ----------
Balance, December 31, 1996         32,362          52,268         297,390             11.99          7.02         22.00
     Granted                      (32,800)           --            32,800             30.00         30.00         30.00
     Forfeited                      1,000            --            (1,000)            30.00         30.00         30.00
     Exercised                       --            92,584         (92,584)             8.15          7.02         14.50
                                 ---------       ---------       ----------
Balance, December 31, 1997            562         144,852         236,606         $   15.84     $    7.02     $   30.00
                                 =========       =========       ==========


1997 PLAN                                         Number of Shares
                                 -----------------------------------------
                                 Available                                     Weighted-average       Range of Option
                                 for Grant       Exercised      Outstanding    exercise price         Price per Share
-----------------------------------------------------------------------------------------------------------------------
Balance, March 1, 1997             500,000         --                --
     Granted                        (8,500)        --               8,500         $   31.38     $   31.38     $   31.38
     Exercised                        --            700              (700)            31.38         31.38         31.38
                                 ---------       ---------       ----------
Balance, December 31, 1997         491,500          700             7,800         $   31.38     $   31.38     $   31.38
                                 =========       =========       ==========


                                     1997       1996      1995
Net income as reported...........  $9,006     $8,155    $7,379
Pro forma net income.............   8,933      8,124     7,362

Basic earnings per
 share as reported...............   $1.56      $1.42     $1.28

Pro forma basic
 earnings per share..............    1.54       1.41      1.28

Diluted earnings
 per share as reported...........    1.53       1.38      1.26
Pro forma diluted
 earnings per share..............    1.52       1.38      1.26

   In future years, the pro forma effect of not applying this Standard is expected to increase as additional options are granted.

   Options exerciseable at year-end are as follows:

                                 Number      Weighted-average
                               of options     exercise price
                               ----------    ----------------
1995..........................   93,866.0         $ 7.77
1996..........................  137,156.5           8.66
1997..........................  148,309.0          12.84

   The weighted average remaining option life for outstanding options issued under the 1987 Stock Option Plan at year-end 1997 is 5.8 years. The weighted average remaining option life for outstanding options issued under the 1997 Stock Option Plan is 9.2 years at year-end 1997.

   For options granted during 1997 and 1996, the weighted-average fair values at grant date are as follows:

                         1997         1996
Options granted
 at market price
1987 Plan
   Exercise price        $   30.00     $   22.00
   Fair value ...             4.58          2.95
1997 Plan
   Exercise price        $   31.38
   Fair value ...             3.08

   The fair value of options granted during 1997, 1996 and 1995 is estimated using the following information:


                                     1997         1996         1995
1987 Plan
   Risk free interest rate           6.32%        5.60%        8.00%
   Expected life .........         6 years      7 years      7 years
   Expected volatility of
    stock price ..........           6.32%        7.80%        9.30%
   Expected dividends ....           2.98%        3.09%        3.18%
1997 Plan
   Risk free interest rate           6.34%
   Expected life .........         3 years
   Expected volatility of
    stock price ..........           5.89%
   Expected dividends ....           2.61%

Note 11 - OTHER OPERATING EXPENSES
     Other operating expenses are summarized as follows:


                                      Years ended December 31,
                                    1997        1996       1995
FDIC deposit insurance..          $  132      $  812     $  692
State franchise and
 other taxes............             721         807        725
Stationery, supplies
 and postage............           1,042         892      1,017
Marketing expense.......             611         579        573
Contributions...........             198          50        192
Professional fees.......             888         727        530
Intangible amortization            1,014       1,023      1,095
Other expenses..........           3,071       2,692      2,249
                                  ------      ------     ------
   Total other
    operating expenses..          $7,677      $7,582     $7,073
                                  ======      ======     ======


NOTE 12 - INCOME TAXES
     Income taxes consist of the following:

                                      Years ended December 31,
                                    1997        1996       1995
Current tax expense               $5,441      $5,058     $4,096
Deferred tax benefit                (644)       (785)      (310)
                                  ------      ------     ------
   Total income taxes             $4,797      $4,273     $3,786
                                  ======      ======     ======

   The sources of gross deferred tax assets and gross deferred tax liabilities are as follows at December 31:


                                          1997           1996             1995
Items giving rise to deferred
 tax assets:
   Allowance for loan losses in
    excess of tax reserve ......        $ 3,281         $ 2,675         $ 2,184
   Deferred loan fees and costs              --              --              25
   Postretirement benefits .....            502             415             333
   OREO writedown ..............             94              94              94
   Deferred compensation .......            421             236             111
   Intangible amortization .....            270             189             104
   Other .......................            186              54              29
Items giving rise to deferred
 tax liabilities:
   Depreciation ................           (870)           (805)           (775)
   Deferred loan fees and costs            (278)           (208)             --
   Loan basis from acquisition .           (263)           (341)           (429)
   FHLB stock ..................           (443)           (286)           (162)
   Pension .....................           (231)
   Unrealized gain on securities
    available for sale .........         (1,926)           (604)           (435)
   Other .......................            (95)            (93)           (369)
                                        -------         -------         -------
Net deferred tax asset .........        $   648         $ 1,326         $   710
                                        =======         =======         =======


   Based on prior taxes paid, the deferred tax asset is more likely than not to be realized.

   The difference between the provision for income taxes and amounts computed by applying the statutory income tax rate of 34% to income before taxes is as follows:


                                    Years ended December 31,
                                    1997      1996     1995
Income taxes computed
 at the statutory tax rate
 on pretax income..........       $4,693    $4,225   $3,796
Add tax effect of:
   Tax exempt income.......          (80)      (82)    (123)
   Other...................          184       130      113
                                  ------    ------   ------
      Total income taxes...       $4,797    $4,273   $3,786
                                  ======    ======   ======

   Taxes attributable to net securities gains approximated $7 in 1997, $125 in 1996 and $2 in 1995.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

   RESERVE REQUIREMENTS: The Corporation's subsidiary bank is required to maintain approximately $10,800 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements at December 31, 1997. These funds do not earn interest.

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


                                             1997         1996
Fixed rate commitments to
 extend credit......................     $ 47,166     $ 30,954
Variable rate commitments
 to extend credit...................      118,086      104,168
Variable rate standby letters
 of credit and financial guarantees         7,778        5,974
Interest rate swaps --
 notional amount....................        3,750        5,150


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

   INTEREST RATE SWAP: The Corporation has entered into an agreement to assume variable interest payments in exchange for fixed interest payments (interest rate swaps). The notional amounts of the interest rate swaps do not represent amounts exchanged by the parties. The amounts exchanged are determined by reference to the notional amounts and the other terms of the interest rate swap. The agreement calls for quarterly reductions in the notional amount with a final expiration of November 26, 2000. Variable interest payments received are based on the 3 month LIBOR rate which is adjusted on a quarterly basis. The net income of this agreement for 1997, 1996 and 1995, was approximately $126, $158 and $219, respectively, which was included in income.

   CONTINGENCIES: The nature of the Corporation's business results in a certain amount of litigation. Management, after reviewing with counsel all actions and proceedings pending against or involving UNB Corp. and its subsidiaries, considers that the aggregate liability or loss, if any, resulting from them will not be material to the Corporation's consolidated financial position.

NOTE 14 - DIVIDEND AND REGULATORY CAPITAL REQUIREMENTS

   Dividends paid by the Bank are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiary Bank to the Corporation is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two year's retained earnings. At December 31, 1997, approximately $174 of the Bank's retained earnings were available for dividends to the Corporation under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Corporation's regulatory capital requirements and minimum regulatory guidelines. These restrictions do not presently limit the Corporation from paying normal dividends.

   The Corporation and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

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


                                                     Tier 1
                               Capital to risk-    capital to
                                weighted assets      average
                               Total     Tier 1      assets
                               ----------------    ----------
Well capitalized                10%        6%          5%
Adequately capitalized           8%        4%          4%
Undercapitalized                 6%        3%          3%

   At year-end, actual capital levels (in millions) and minimum required levels are:

                                                                                                             Minimum Required
                                                                                Minimum Required          To Be Well Capitalized
                                                                                   For Capital            Under Prompt Corrective
                                                        Actual                  Adequacy Purposes           Action Regulations
                                                  Amount      Ratio            Amount       Ratio            Amount      Ratio

1997
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS)
     CONSOLIDATED.............................     $75.0       13.3%            $45.2        8.0%             $56.4      10.0%
     BANK.....................................     $62.7       11.3%            $44.5        8.0%             $55.6      10.0%
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS)
     CONSOLIDATED.............................     $67.9       12.0%            $22.6        4.0%             $33.9       6.0%
     BANK.....................................     $42.7        7.7%            $22.2        4.0%             $33.4       6.0%
TIER 1 CAPITAL (TO AVERAGE ASSETS)
     CONSOLIDATED.............................     $67.9        8.2%            $33.0        4.0%             $41.2       5.0%
     BANK.....................................     $42.7        5.2%            $32.6        4.0%             $40.7       5.0%

1996
Total capital (to risk weighted assets)
     Consolidated.............................     $71.3       13.0%            $44.0        8.0%             $55.1      10.0%
     Bank.....................................     $59.9       11.0%            $43.7        8.0%             $54.6      10.0%
Tier 1 capital (to risk weighted assets)
     Consolidated.............................     $64.4       11.7%            $22.0        4.0%             $33.0       6.0%
     Bank.....................................     $40.1        7.3%            $21.8        4.0%             $32.7       6.0%
Tier 1 capital (to average assets)
     Consolidated.............................     $64.4        7.6%            $34.1        4.0%             $42.7       5.0%
     Bank.....................................     $40.1        5.1%            $31.3        4.0%             $39.2       5.0%

The Corporation and Bank at year-end 1997 were categorized as well capitalized.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   CASH AND SHORT-TERM INVESTMENTS -- For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

   INVESTMENT SECURITIES -- For investment securities and mortgage backed securities, fair values are based on quoted market prices or dealer quotes.

   LOANS -- The fair value of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   DEPOSIT LIABILITIES -- The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

   INTEREST RATE SWAPS -- The fair value of the interest rate swap reflects the amount that the Corporation would receive or pay to terminate the swap at the reporting date based on a dealer quote.

   Below are the estimated fair values of the Corporation's financial instruments at December 31, 1997 and 1996, respectively:


                                          1997         Estimated         1996         Estimated
                                        Carrying          Fair         Carrying         Fair
                                          Value          Value           Value          Value
                                       ---------       ---------       ---------       --------
Financial assets:
     Cash equivalents ...........      $  28,998       $  28,998       $  34,762       $ 34,762
     Short-term investments .....          8,642           8,642           6,957          6,957
     Securities .................        140,838         140,921         132,886        133,053
     Loans, net .................        622,958         618,800         609,267        574,775
     Accrued interest receivable           4,479           4,479           4,230          4,230

Financial liabilities:
     Demand and savings deposits        (343,180)       (343,180)       (323,541)      (323,541)
     Time deposits ..............       (306,301)       (303,710)       (277,123)      (277,542)
     Repurchase agreements ......        (51,289)        (51,289)        (61,618)       (61,618)
     Other short-term borrowings          (5,222)         (5,222)         (6,790)        (6,790)
     FHLB advances ..............        (35,440)        (35,736)        (62,603)       (63,673)
     Accrued interest payable ...         (3,289)         (3,289)         (3,748)        (3,748)

Off-balance-sheet instruments:
     Commitments to extend credit        165,252         165,252         135,122        135,122
     Standby letters of credit ..          7,778           7,778           5,974          5,974
     Interest rate swaps ........           --               171            --              294

NOTE 16 - PARENT COMPANY

   Condensed financial information of UNB Corp. (parent company only) follows:


CONDENSED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996
(in thousands of dollars)                                       1997         1996

ASSETS
     Cash and cash equivalents .........................      $   731      $ 3,306
     Interest bearing deposits in subsidiary bank ......          437           38
     Other securities ..................................        8,111        5,036
     Marketable equity securities ......................        7,365        3,499
     Investment in subsidiaries, at equity in underlying
       value of net assets .............................       48,801       46,940
     Other assets ......................................       11,075       12,516
                                                              -------      -------
         Total Assets ..................................      $76,520      $71,335
                                                              =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY
     Shareholders' Equity ..............................      $76,520      $71,335
                                                              -------      -------
         Total Liabilities and Shareholders' Equity ....      $76,520      $71,335
                                                              =======      =======


CONDENSED STATEMENTS OF INCOME
FOR THE THREE YEARS ENDED DECEMBER 31, 1997
(in thousands of dollars)                                        1997         1996          1995

INCOME
     Cash dividends from subsidiary ......................      $7,000       $14,010       $2,129
     Interest on deposits in subsidiary bank .............           6             2            3
     Dividends on marketable equity securities ...........         106           100           49
     Interest on securities and mortgage-backed securities         222           406          569
     Income on subordinated debt .........................         780            --           --
     Other interest income ...............................           5            75           --
     Investment securities gains .........................           5           461           --
                                                                 -----        ------        -----
         Total income ....................................       8,124        15,054        2,750
                                                                 -----        ------        -----
EXPENSES
     Other expenses ......................................         278           283          237
                                                                 -----        ------        -----
         Total expenses ..................................         278           283          237
                                                                 -----        ------        -----
INCOME BEFORE FEDERAL INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ...............       7,846        14,771        2,513
FEDERAL INCOME TAX EXPENSE ...............................         258           230          114
                                                                 -----        ------        -----
INCOME BEFORE EQUITY IN UNDISTRIBUTED NET INCOME
 OF SUBSIDIARIES .........................................       7,588        14,541        2,399
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES .......       1,418        (6,386)       4,980
                                                                 -----        ------        -----
NET INCOME ...............................................      $9,006        $8,155       $7,379
                                                                ======        ======       ======



CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE YEARS ENDED DECEMBER 31, 1997

(in thousands of dollars)                                                  1997          1996            1995
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income ..................................................      $  9,006       $  8,155       $  7,379
     Equity in undistributed net income of subsidiaries ..........        (1,418)         6,386         (4,980)
     Net securities gains ........................................            --           (461)            --
     Other, net ..................................................           280           (465)           172
                                                                         -------        -------        -------
         Net cash from operating activities ......................         7,868         13,615          2,571
                                                                         -------        -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net increase in interest bearing deposits
       in subsidiary bank ........................................          (399)            (1)            (2)
     Proceeds from sale and maturities of securities .............        10,095         23,931         36,484
     Investment in subsidiary bank subordinated note .............            --        (13,000)            --
     Capitalization of United Banc Financial Services ............          (500)            --             --
     Liquidation of United Credit Life Insurance Company .........           457             --             --
     Purchase of securities ......................................       (13,709)       (19,402)       (35,632)
                                                                         -------        -------        -------
         Net cash from investing activities ......................        (4,056)        (8,472)           850
                                                                         -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Cash dividends ..............................................        (3,762)        (3,400)        (3,016)
     Proceeds from shares issued through dividend reinvestment....           133            898             --
     Treasury stock purchased ....................................        (4,873)            --             --
     Treasury stock sold and issued for stock options ............         1,926             --             --
     Proceeds from issuance of stock .............................           189             26             38
                                                                         -------        -------        -------
         Net cash from financing activities ......................        (6,387)        (2,476)        (2,978)
                                                                         -------        -------        -------
NET CHANGE IN CASH AND CASH EQUIVALENTS ..........................        (2,575)         2,667            443
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...................         3,306            639            196
                                                                         -------        -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR .........................      $    731       $  3,306       $    639
                                                                        ========       ========       ========

NOTE 17 - PENDING ACCOUNTING CHANGES

   In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the results of operations or financial condition of the Corporation.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have a material impact on the results of operations or financial condition of the Corporation.


NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a consolidated summary of quarterly information:


                                     In thousands (except for per share data)
                                                   Quarters Ended
                               March 31      June 30   September 30  December 31

1997

INTEREST INCOME ..........      $15,378      $15,649      $15,948      $16,387
NET INTEREST INCOME ......        8,134        8,292        8,064        8,550
PROVISION FOR LOAN LOSSES           675          675          887          692
NET INCOME ...............        2,233        2,408        2,101        2,264
EARNINGS PER COMMON SHARE:
   BASIC .................         0.39         0.42         0.36         0.39
   DILUTED ...............         0.38         0.41         0.36         0.38

1996

Interest income ..........      $13,925      $14,649      $14,990      $15,625
Net interest income ......        7,681        7,904        7,915        7,863
Provision for loan losses           630          800          920          790
Net income ...............        2,022        2,190        1,754        2,189
Earnings per common share:
   Basic .................         0.35         0.38         0.31         0.38
   Diluted ...............         0.34         0.37         0.30         0.37

1995

Interest income ..........      $11,321      $12,281      $12,748      $13,409
Net interest income ......        6,731        6,933        7,003        7,286
Provision for loan losses           360          380          480          530
Net income ...............        1,602        1,791        1,964        2,022
Earnings per common share:
   Basic .................         0.28         0.31         0.34         0.35
   Diluted ...............         0.27         0.30         0.34         0.35

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

(Dollars in thousands, except per share data)

INTRODUCTION

   The following is Management's discussion and analysis of the financial condition and results of the operations of UNB Corp. (the Corporation). It should be read in conjunction with the Consolidated Financial Statements, related Notes, and the Five Year Summary of Selected Data included in this report.

   UNB Corp. of Canton, Ohio is a locally owned and operated one-bank holding company whose principal subsidiary is the United National Bank and Trust Company (the Bank). The Bank is a full service commercial bank offering a complete range of personal, trust, and business financial products and services through its twenty-two branch network located in Stark and southern Summit Counties.

   In the first half of 1997, UNB Corp. applied for and received permission from the State of Ohio Department of Commerce, Division of Consumer Finance for a license to establish and operate a consumer finance company as a wholly owned subsidiary of the Corporation. United Banc Financial Services, Inc. was capitalized with a $500 investment by UNB Corp. in June, 1997, and is providing financing options to loan applicants with special borrowing needs. Operations began July 1, 1997, and the results of operations of this subsidiary did not have a material impact on earnings of UNB Corp. in 1997.

   During the second quarter of 1997, Robert L. Mang retired as President/Chief Executive Officer of UNB Corp., and President/Chief Executive Officer of United National Bank & Trust Co. In June, 1997, Roger L. Mann assumed the positions of President/Chief Executive Officer of UNB Corp. and Chief Executive Officer of United National Bank & Trust Co. Prior to this appointment, Mr. Mann served six years as Chairman/Chief Executive Officer of four Banc One community Banks in Fremont, Mansfield, Marion and Sidney, Ohio. Total assets of these banks are approximately $1,200,000 with 35 branch offices. Mr. Mann's 27 year banking career includes senior management positions in four independent community banks located in San Diego and La Jolla, California.

   During the fourth quarter of 1997, UNB Corp. liquidated its affiliate, the United Credit Life Insurance Company. United Credit Life was organized and incorporated as a domestic life and disability reinsurer under the laws of the State of Arizona on December 15, 1985 and received its Certificate of Authority to transact business on May 29, 1986. The underwriting of credit life and credit accident and health insurance was directly related to the extension of credit by the Bank to its customers. These products are still offered by the Bank through an outside vendor on a fee basis. Income and expenses related to the liquidation had no material effect on earnings of the Corporation for 1997.

   In the fourth quarter of 1997 UNB Corp. took steps to activate its affiliate, the United Insurance Agency, Inc., which was chartered on August 23, 1990. This affiliate is currently licensed to issue life, accident and health, and variable life annuity insurance. UNB Corp. has also filed with the State of Ohio to obtain an amendment to this affiliate's charter to be licensed to issue property and casualty insurance. Operations are expected to begin in the first quarter of 1998. It is not anticipated that the results of operations of this new subsidiary will have a material impact on earnings of UNB Corp. in 1998.

RESULTS OF OPERATIONS

   UNB Corp.'s net income for 1997 was $9,006, which represents a 10.4% increase over 1996 net income of $8,155, which in turn represented a 10.5% increase over 1995 net income of $7,379. Return on average assets was 1.11%, 1.08%, and 1.14% for 1997, 1996 and 1995, respectively. The Corporation's return on average equity, which is to a great extent negatively effected by its strong capital base, was 12.20%, 11.89% and 11.98% for the same periods.

   Basic earnings per share for 1997 were $1.56, an increase of $.14 per share from 1996, whereas 1996 basic earnings per share of $1.42 represented a $.14 increase from 1995. On a diluted basis, earnings per share for 1997 were $1.53, compared to $1.38 for 1996 and $1.26 for 1995, respectively. The Corporation's stock performance has kept pace with the stock market and stocks of other community based financial institutions, increasing to $39.25 per share at December 31, 1997, from $30.00 at December 31, 1996, an increase of


                                NET INCOME
                           millions of dollars

                         1993              $6.338

                         1994              $6.628

                         1995              $7.379

                         1996              $8.155

                         1997              $9.006


                            RETURN ON EQUITY
                                percent

                         1993              12.63%

                         1994              11.45%

                         1995              11.98%

                         1996              11.89%

                         1997              12.20%


                         BASIC EARNINGS PER SHARE
                                 dollars

                         1993              $1.18

                         1994              $1.16

                         1995              $1.28

                         1996              $1.42

                         1997              $1.56


TABLE 1
NET INTEREST INCOME
                                                                           Years ended December 31,
(In thousands of dollars) ....................................         1997          1996          1995
Interest income ..............................................      $63,362       $59,189       $49,759
Interest expense .............................................       30,322        27,826        21,806
                                                                    -------       -------       -------
Net interest income ..........................................       33,040        31,363        27,953
Tax equivalent adjustments* ..................................           69            87           139
                                                                    -------       -------       -------
Net interest income (FTE) ....................................      $33,109       $31,450       $28,092
                                                                    =======       =======       =======
Net interest income (FTE) as percent of average earning assets         4.30%         4.38%         4.68%

*The tax equivalent adjustment is computed by stating non-taxable income on a fully tax equivalent basis (FTE) using the statutory tax rate of 35% and adjusted for non-deductible interest expense for 1997, 1996 and 1995.


30.8%. This reflects a market-to-book premium of 296.7%, an increase of 21.9% since year-end 1996. All per share information has been adjusted for the April 30, 1996, 100% stock dividend.

NET INTEREST INCOME

   Net interest income, the primary source of earnings for the Corporation, is the difference between interest and loan fee income generated on earning assets and the interest expense paid on deposits and borrowed funds (Table 1). For 1997, net interest income increased to $33,040 from $31,363 in 1996, an increase of 5.3%. For 1996, net interest income increased by $3,410 from $27,953 in 1995, an increase of 12.2%. These annual increases are primarily attributable to the growth in average earning assets of 7.2% and 19.5% for 1997 and 1996, respectively.

   Net interest margin is the measure of the net yield on average earning assets on a fully taxable basis and is calculated by dividing net interest income on a fully taxable basis by average earning assets. The net interest margin is affected by the level and mix of earning assets and supporting deposits and borrowings and the interest rate spread between them. The Bank's net interest margin decreased to 4.30% in 1997 from 4.38% in 1996 and 4.68% in 1995 (Table
1).

   The most significant impact on the net interest margin in 1997 has been in the Bank's cost of funds. The average overall rate paid on interest bearing liabilities increased seven basis points, or 1.5% in 1997 versus 1996 (Tables 2 and 4). The attraction of the Money Market Access product with its tiered rates pegged to 13-Week U.S. Treasury Bills drew significant new money to the Bank as well as attracting some funds out of the Bank's more traditional savings products, causing the overall cost of savings deposits to increase. Deposits raised through the active marketing of Money Market Access and competitive certificate of deposit rates reduced the dependence on longer term debt, primarily Federal Home Loan Bank (FHLB) advances, throughout 1997. The cost of long-term debt rose 1.0% due to $426 in prepayment penalties incurred in the early termination of $20,000 in FHLB advances. The cost of long term debt in 1998 is expected to decrease due to the relative rates paid on the advances terminated, yielding a positive effect on net interest margin in 1998. These increases in the cost of interest bearing liabilities were partially offset by several rate reductions in interest bearing transaction and traditional savings products.

   While the cost of funds increased, the overall yield on earning assets between the 1997 and 1996 remained relatively flat. Overall returns on the investment portfolio increased, the result of proceeds from sales of securities at year-end 1996 used to purchase relatively higher yielding taxable and mortgage-backed securities in 1997 as well as rollovers of maturing government securities at higher market rates. Overall yields in the loan portfolio declined slightly from 1996 to 1997, the primary result of narrowing spreads on commercial, commercial real estate and home equity loans due to increased market competition, despite a 25 basis point increase in Prime rate during the year. These declines were partially offset by a slight increase in the yields in consumer loans brought on by a change in strategy which seeks to decrease the amount of lower yielding indirect consumer lending and increase higher margin direct consumer lending. See Table 4 for a more detailed analysis on net interest margin including average balances and associated yields.

   The most significant impact on the change in net interest margin of 30 basis points between 1996 and 1995 was the increase in the Bank's cost of funds of 30 basis points. Rates on deposit products were kept competitive to attract funding for strong loan demand. However, since loan growth outpaced deposit growth, the Bank turned to alternative funding sources such as brokered deposits and FHLB advances which helped to extend maturities and lock in interest spreads. While the cost of funds increased, the overall yield on earning assets between 1995 and 1996 declined by five basis points. Declining yields in the loan portfolio were somewhat offset by change in earning asset mix from the securities portfolio to higher yielding loans.

OTHER INCOME

   Other income for 1997 totaled $7,197, an increase of $839, or 13.2%, from 1996. This compares to an increase of $741, or 13.2%, from 1996 to 1995 (Table
3). Service charges on deposits increased $115, or 4.8%, from 1996, brought on by product pricing and fee increases put in place in early 1997. From 1995 to 1996, service charges increased $11, or less than 1%, impacted by depositors switching between deposit products or increasing minimum balances to avoid service charges. While this kept service charge income relatively flat compared to 1995, 1996 average account balances in various categories of transaction accounts increased.

   Trust Department generated fee income of $3,307, an increase of $593, or 21.8%, from 1996. Trust revenues in 1996 increased 8.2% from those of 1995. Achievements for 1997 are a direct result of increased market values of debt obligations due to declining U.S. Treasury rates and record stock market levels and an increased number of trust accounts, several due in part to the addition of two trust officers with forty-two years of combined trust experience. The value of assets managed increased to $743,729, an increase of 27.9%, from 1996. The value of managed assets increased from 1995 to 1996 by 18.9%.

   Other operating income for 1997 was $1,114, an increase of $217, or 24.2%, compared to 1996. Contributing to the positive results were increases in fee income of $81 from sales of a full range of financial and insurance products and financial planning services through American Express Financial Advisors Inc., which provides a staff of financial advisors who service Bank customers. Also in 1997, the Bank recognized $266 in surcharge fees to non-bank customers using its ATM network. Initiated in January, 1997, it is intended to compensate the Bank for a portion of the costs incurred in maintaining its ATM network. Offsetting these positive results was the decrease in insurance premium income of $92 for the unwinding of insurance production in the United Credit Life Company affiliate. Other operating income in 1996 achieved an increase of $229 over 1995 due, in part, to a $97 reimbursement from the Resolution Trust Company related to expenses incurred in 1995 from the Transohio acquisition, $121 recognized from activity in the Corporation's deferred compensation plan which was offset by an equal amount recognized in operating expense and $42 in gains on the sale of a branch building.

   During 1997, the Bank resumed sales of a portion of its mortgage loan originations to investors in the secondary market, recognizing $261 in gains on those sales. Loans, sold on a service-released basis, provided customers with rates competitive to those available in the national mortgage markets and allowed the Bank to expand its mortgage product base. In addition, in the last quarter of 1997, the mortgage loan department began offering and selling non-conforming mortgage loans to those borrowers not meeting the requirements of the conforming secondary market. No gains from the sale of loans in the secondary market were recorded in 1996, due to Management's decision to retain originations, which were for the most part adjustable rate or non-conforming fixed rate loans. In 1995, gains recorded on the sale of mortgage loans in the secondary market were $67.

OTHER EXPENSE

   Total other expense of $23,505 in 1997 was an increase over 1996 of $1,352, or 6.1%. From 1995 to 1996, other expenses increased by $1,498, or 7.2% (Table
3). As a percentage of average assets, other expense was 2.90% in 1997 compared to 2.93% in 1996 and 3.20% in 1995, reflecting a more efficient use of resources as the Corporation has grown.

   Total employee compensation, including salaries, wages and benefits, grew $555, or 5.1%, from 1996. From 1995 to 1996, the increase was 6.5%. The major reasons for this increase in 1997 were increased salary expense, related payroll taxes and group insurance.


TABLE 2

CHANGES IN NET INTEREST DIFFERENTIAL -- RATE/VOLUME ANALYSIS December 31, 1997,
1996 and 1995
(In thousands of dollars)                                      1997 VS. 1996                              1996 vs. 1995
                                                            INCREASE (DECREASE)                        Increase (Decrease)
                                                             DUE TO CHANGE IN                           Due To Change In
                                                     VOLUME          RATE         TOTAL        Volume           Rate          Total
                                                   --------      --------      --------      --------       --------       --------
Interest income:
   Interest bearing deposits with other banks      $    (66)     $    (10)     $    (76)     $     25       $    (16)      $      9
   Federal funds sold .......................           270            23           293            93            (51)            42
   Investment securities:
      Taxable ...............................          (116)          134            18           118             79            197
      Tax exempt ............................             1           (10)           (9)          (88)           (26)          (114)
   Other investments ........................            65           (64)            1            94            (22)            72
   Mortgage-backed securities ...............           142           244           386          (360)          (130)          (490)
   Loans ....................................         4,104          (562)        3,542        10,404           (742)         9,662
                                                   --------      --------      --------      --------       --------       --------
      Total interest income .................         4,400          (245)        4,155        10,286           (908)         9,378

Interest expense:
   Interest bearing demand deposits .........            33          (216)         (183)           53             41             94
   Savings ..................................           514           494         1,008           174            344            518
   Certificates and other time deposits .....         1,123            84         1,207         3,158            134          3,292
   Short-term borrowings ....................           (17)           --           (17)          676           (126)           550
   Long-term borrowings .....................           445            36           481         1,394            172          1,566
                                                   --------      --------      --------      --------       --------       --------
      Total interest expense ................         2,098           398         2,496         5,455            565          6,020
                                                   --------      --------      --------      --------       --------       --------
         Net interest income ................      $  2,302      $   (643)     $  1,659      $  4,831       $ (1,473)      $  3,358
                                                   ========      ========      ========      ========       ========       ========

TABLE 3
OTHER INCOME AND OTHER EXPENSE
(In thousands of dollars)                          Years ended December 31,

                                                1997         1996         1995
OTHER INCOME:
     Service charges on deposits ......      $ 2,493      $ 2,378      $ 2,367
     Trust department income ..........        3,307        2,714        2,509
     Other operating income ...........        1,114          897          668
     Gains on loans originated for sale          261           --           67
     Investment securities gains, net .           22          369            6
                                             -------      -------      -------
         Total other income ...........      $ 7,197      $ 6,358      $ 5,617
                                             =======      =======      =======

OTHER EXPENSE:
     Salaries, wages and benefits .....      $11,361      $10,806      $10,144
     Occupancy expense ................        1,322        1,170        1,213
     Equipment expense ................        3,145        2,595        2,225
     Other operating expenses .........        7,677        7,582        7,073
                                             -------      -------      -------
         Total other expenses .........      $23,505      $22,153      $20,655
                                             =======      =======      =======

primarily due to merit increases and the additional personnel costs of three new branches and United Banc Financial Services, Inc., and an increase in expense related to the Bank's incentive payout from the performance based Stakeholder Program. While salary and benefits increased in 1997, total employee compensation equaled only 1.47% of average earning assets compared to 1.51% in 1996 and 1.69% in 1995.

   Occupancy expenses increased by $152, or 13.0%, from 1996 to 1997, while they declined from 1995 to 1996 by $43, or 3.5%. This increase was primarily due to the opening of new facilities in 1997. These include the relocation of the Amherst branch, two new in-store branches in the Green and Alliance communities, and a new branch, and new offices for United Banc Financial Services and the Bank's mortgage loan department, all located in the rapidly expanding Portage-Frank area of northern Stark County. Also impacting 1997 expense is the full year impact of depreciation on the renovations of United Bank Center and the new Hartville Branch completed in early 1996.

   Equipment expense increased $550, or 21.2%, for 1997 compared to 1996. The majority of this increase represents a full year's impact of lease payments on a new computer mainframe, wide area network (WAN), teller and platform computer systems and related software put in place in the third quarter of 1996. Increased expenses over 1996 have also been incurred for the installation of new computer output to laser disk (COLD) technology and additional outside technical and software support.

   Other operating expense increased $95 from 1996 to 1997, an increase of 1.3%. From 1995 to 1996, other operating expense increased $509, or 7.2%. The major categories comprising other operating expense are found in Note 11 to the consolidated financial statements. In 1997, FDIC premiums decreased $680 due to the special assessment paid in 1996 to the Federal Deposit Insurance Corporation
(FDIC) of $593 to recapitalize the Savings Association Insurance Fund (SAIF) which insures approximately $116 million in deposits which the Bank acquired in Oakar transactions from the Resolution Trust Company (RTC) in the First Savings and Loan Company, F.A. of Massillon and the Transohio Federal Savings Bank acquisitions. Contributions increased by $148 from 1996 to 1997 for a funding of the United National Bank & Trust Co. charitable trust account, the balance of which will be used to fund future charitable obligations of the Bank. The increases of $150 in stationery, supplies and postage from 1996 to 1997 are attributable to the new branches opened in 1997.

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

   The allowance for loan losses on December 31, 1997, was $9,650, or 1.53%, of outstanding loans, compared to $8,335, or 1.35%, at year-end 1996. The provision for loan losses charged to operating expense was $2,929 in 1997 compared to $3,140 in 1996 and $1,750 in 1995. The reduction in expense for 1997 was a result of slower, more selective loan growth in 1997, coupled with a decrease in net charge-offs. Net charge-offs for 1997 were $1,614, a decrease of $433, or 21.2% from the 1996 level of $2,047. Net charge-offs for 1996 increased $1,191, or 139.1%, over 1995. Net charge-offs as a percentage of average loans outstanding for 1997 was 0.26% compared to 0.35% in 1996 and 0.18% for 1995. The consumer loan portfolio experienced the greatest reduction in net charge-offs with a decrease of $314, or 17.3%, from 1996. The decline in losses in 1997 in the consumer loan portfolio was the result of stricter underwriting guidelines put in place in mid-1996 as well as better trend analyses resulting in earlier detection of delinquent accounts and more proactive collection efforts on potential problem credits. Although net charge-offs improved in 1997, Management remains cautious in its expectations for net charge-offs in 1998 especially in the consumer portfolios due to the record levels of consumer debt outstanding, bankruptcy filings and the increased levels of consumer loan delinquencies and losses experienced throughout the financial services industry.

   Impaired loans totaled $281 at December 31, 1997 compared to $268 at year-end 1996. Non-performing loans at year-end 1997 were $945 compared to $838 at year-end 1996 and $1,320 at year-end 1995. Non-performing loans consist of loans past due 90 days or more and loans which have been placed on nonaccrual status. The ratio of non-performing loans to total loans was 0.15% for 1997 versus 0.14% for 1996 and 0.25% for 1995. This ratio compares very favorably to that of the Bank's peer group at 0.73%. Due to less aggressive loan growth assumptions built into the 1998 Profit Plan, net charge-off experience in 1997 and the current level of the reserve-to-loan ratio, Management anticipates the 1998 provision to be at or below 1997 levels.


TABLE 4
AVERAGE BALANCE SHEET AND RELATED YIELDS

Years ended December 31, 1997, 1996 and 1995

(In thousands of dollars)                          1997                            1996                             1995
                                       AVERAGE                         Average                          Average
                                       BALANCE   INTEREST    RATE*     Balance   Interest    Rate*      Balance   Interest  *Rate*
                                       -------   --------    -----     -------   --------    -----      -------   --------  ------

Interest earning assets:
   Interest earning deposits           $    755    $    34   4.50%      $  2,204    $  110    4.99%      $ 1,735    $  101    5.82%
   Federal funds sold                    14,550        796   5.47%         9,592       503    5.24%        7,877       461    5.85%
   Investment securities:
      Taxable                            53,909      3,190   5.92%        55,923     3,172    5.67%       53,827     2,975    5.53%
      Tax-exempt                          1,186         67   5.65%         1,166        76    6.52%        2,452       190    7.75%
      Other securities                   14,554        802   5.51%        13,424       801    5.97%       11,858       729    6.15%
   Mortgage-backed securities            54,676      3,754   6.87%        52,521     3,368    6.41%       58,067     3,858    6.64%
   Loans (net of unearned
     interest)                          629,514     54,788   8.70%       582,418    51,246    8.80%      464,314    41,584    8.96%
                                        -------     ------   ----        -------    ------    ----       -------    ------    ----
   Total interest earning
     assets                             769,144     63,431   8.25%       717,248    59,276    8.26%      600,130    49,898    8.31%
                                        -------     ------   ----        -------    ------    ----       -------    ------    ----
Nonearning assets:
   Cash and due from banks               25,668                           23,427                          25,120
   Other nonearning assets               25,212                           23,542                          26,441
   Allowance for loan losses             (9,025)                          (7,923)                         (6,829)
                                         ------                           ------                          ------
      Total assets                     $810,999                         $756,294                        $644,862
                                       ========                         ========                        ========
Interest bearing liabilities:
   Demand deposits                       72,770      1,226   1.68%       $71,078    $1,409    1.98%      $68,361    $1,316    1.92%
   Savings deposits                     174,789      5,496   3.14%       157,662     4,488    2.85%      151,229     3,969    2.63%
   Time deposits                        290,854     16,748   5.76%       271,351    15,541    5.73%      216,187    12,249    5.67%
   Short-term debt                       58,731      2,767   4.71%        59,097     2,784    4.71%       44,858     2,234    4.98%
   Long-term debt                        56,317      4,085   7.25%        50,183     3,604    7.18%       30,620     2,038    6.66%
                                        -------     ------   ----        -------    ------    ----       -------    ------    ----
      Total interest bearing
        liabilities                     653,461     30,322   4.64%       609,371    27,826    4.57%      511,255    21,806    4.27%
                                        -------     ------   ----        -------    ------    ----       -------    ------    ----
Noninterest bearing liabilities:
   Demand deposits                       76,523                           71,263                          66,329
   Other liabilities                      7,224                            7,069                           5,661
   Shareholders' equity                  73,791                           68,591                          61,617
                                         ------                           ------                          ------
      Total liabilities and equity     $810,999                         $756,294                        $644,862
                                       ========                         ========                        ========
Net interest income                                $33,109                         $31,450                         $28,092
                                                   =======                         =======                         =======
Net yield on earning assets                                  4.30%                            4.38%                           4.68%
                                                             ====                             ====                            ====

*Average rates of all categories including tax-free income are stated on a fully taxable equivalent basis.


                              TOTAL ASSETS
                           millions of dollars

                         1993              $497.6

                         1994              $601.1

                         1995              $699.6

                         1996              $810.0

                         1997              $826.3

   On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS Nos. 114 and 118 address the accounting by creditors for impairment of all loans identified for evaluation, collateralized as well as uncollateralized, except for large groups of small balance, homogenous loans that collectively are evaluated for impairment.

   Under SFAS No. 114, when Management determines that a loss is possible, a full or partial charge-off is recorded for the amount the book value of the impaired loan exceeds the present value of the cash flows or the fair value of the collateral, for collateral dependent loans. Under SFAS No. 118, which requires the disclosure of information about the investment in certain impaired loans as well as how interest income on impaired loans is recognized, Management has classified all impaired loans as nonaccrual status. Loans which were classified as nonaccrual and have been brought current must remain current for six months before removal from nonaccrual status and are not considered impaired for purposes of these Statements.

INCOME TAXES

   The provision for income taxes for 1997 was $4,797, an increase from $4,273 and $3,786 in 1996 and 1995, respectively. The Corporation's effective tax rates were 34.8%, 34.4% and 33.9% for the years of 1997, 1996 and 1995, respectively. This increase in effective rate is the result of a greater percentage of earnings taxed at the marginal tax rate of 35% as well as lower tax-exempt income generated from the loan and investments portfolios in 1997.

YEAR 2000 COMPLIANCE

   UNB Corp. and its subsidiaries are in the process of conducting a comprehensive review of all of the hardware, software and any ancillary systems which may have any type of computer chip in their configuration to identify potential Year 2000 compliance problems and to test such hardware and software for compliance. This effort is led by a Year 2000 Compliance Committee which reports directly to the Board of Directors. This Committee also oversees the development and implementation of contingency plans for any systems that may not currently be Year 2000 compliant or which may not be ready for testing until after December 31, 1998. The Committee is addressing the potential impact on the Bank of its customers', especially commercial loan customers', Year 2000 compliance and contingency plans to become compliant with Year 2000 requirements.

   Based on current information, the Corporation believes that all systems will be Year 2000 compliant before January 1, 2000, either through the modification of existing hardware and software or through the purchasing of new hardware and software. The Committee currently anticipates that the Corporation will spend approximately $50 to $100 to ensure compliance of all systems by mid year, 1999. At this time, Management does not believe that there will be a significant impact to earnings due to this issue. The Year 2000 problem could have a material impact on the operation of the Corporation if not properly addressed, but Management anticipates that the problem will be resolved and thus will not have a significant impact on the Corporation's delivery of products, services, or its operations.

FINANCIAL CONDITION

   Total assets were $826,313 at December 31, 1997 compared to $809,979 at December 31, 1996, an increase of $16,334, or 2.0%, over 1996. Earning assets at December 31, 1997 were $782,088, an increase of $24,643, or 3.2%, over 1996 year-end. Earning assets equaled 94.6% of total assets at year-end for 1997 compared to 93.5% at year-end 1996. The composition of earning assets changed slightly from 1996 to 1997, with securities and loans comprising 18.0% and 80.6% of earning assets, respectively, in 1997 compared to 17.5% and 81.5%, respectively, at year-end 1996.

   At December 31, 1997, federal funds sold were $7,500, an increase of $700 from December 31, 1996. Total securities increased $7,952, or 6.0%, from 1996. Total loans, including loans held for sale, increased $15,006, or 2.4%, over 1996 with growth concentrated in mortgage, commercial and commercial real estate loans.

   Earning asset growth was funded mainly through growth in deposits which increased from year-end 1996 by $48,817, or 8.1%, to $649,481 at December 31, 1997. Less dependence was put on short-term borrowings, including securities sold under agreement to repurchase, which decreased $11,897, or 17.4% from year-end 1996. Liquidity raised through deposits in excess of loan growth was used


TABLE 5
TOTAL LOANS AND LEASES

                                       Years ended December 31,   Increase or (Decrease)
                                       ------------------------   ----------------------
(In thousands of dollars) ............         1997        1996    Dollars    Percentage
Commercial, financial and agricultural     $ 85,102    $ 78,563   $  6,539      8.3%
Commercial Real Estate ...............       70,896      65,875      5,021      7.6%
Real Estate ..........................      260,190     242,652     17,538      7.2%
Consumer .............................      214,230     230,512    (16,282)    (7.1%)
                                           --------    --------   --------     ---------
     Total loans and leases ..........     $630,418    $617,602   $ 12,816      2.1%
                                           ========    ========   ========     =========

TABLE 6
SECURITIES
                                                Years ended December 31,    Increase or (Decrease)
                                                ------------------------   -----------------------
(In thousands of dollars)                           1997       1996        Dollars     Percentage
                                                ------------   --------    ---------   -----------
U.S. Treasury .................................     $ 17,046   $ 23,446    $ (6,400)    (27.3%)
U.S. Government agencies and corporations .....       36,591     52,371     (15,780)    (30.1%)
Mortgage-backed securities ....................       67,845     42,907      24,938      58.1%
Obligations of state and political subdivisions          951      1,051        (100)     (9.5%)
Corporate bonds and other securities ..........       18,405     13,111       5,294      40.4%
                                                ------------   --------    --------     ---------
     Total securities .........................     $140,838   $132,886    $  7,952       6.0%
                                                ============   ========    ========     =========

to prepay relatively higher rate Federal Home Loan Bank advances with outstanding balances at December 31, 1997 declining by $26,953, or 43.1%, from year-end 1996 levels.

LOANS

   At December 31, 1996, total loans outstanding were $630,418, an increase of $12,816, or 2.1%, over year-end 1996. This compares with a growth in total loans of $98,872, or 19.1%, in 1996 over 1995. The product mix in the loan portfolio shows consumer loans, mortgage loans, commercial loans and commercial real estate loans comprising 34.0%, 41.3%, 13.5% and 11.2%, respectively, at December 31, 1997, compared with 37.3%, 39.3%, 12.7% and 10.7%, respectively, at December 31, 1996.

   Total loan yield was 8.70% in 1997, 10 basis points lower than 1996. The areas which experienced loan growth in 1997 signaled a change in Management strategy from past years. Focus was directed to the areas of residential mortgage and commercial lending. In the consumer portfolio, Management stressed growth in the direct installment lending and home equity products while de-emphasizing indirect lending.

   Residential mortgage loans increased to $260,190 at December 31, 1997, an increase of 7.2% from year-end 1996 balances of $242,652. Early in 1997, the Mortgage Loan Department moved to new facilities in northern Stark County to position it closer to its customers, realtors, builders and support professionals in order to improve its customer service. The development of a broad investor base allowed for sales of a portion of loan production while enhancing customer service through the expansion of the mortgage products offered at rates competitive to those in the national markets. As the year progressed and mortgage rates declined to their lowest levels in five years, the Bank was able to continue generating loans, selling a greater proportion of originations in the secondary market, thus avoiding the potential interest rate risk associated with fixed rate, long-term assets. In addition, a new division was begun in October, 1997, which offers alternative mortgage financing for borrowers with special needs which do not meet the requirements of the conforming secondary market. These loans are being sold to specialized investors, thus allowing the Bank to provide mortgage products to a new customer base without adding additional credit risk. In 1997, the Bank's Mortgage Assistance Program provided approximately $1,555 in loans to low-to-moderate income individuals. At year-end 1997, this program had approximately $10,618 in loans outstanding.

   Commercial loans at December 31, 1997 were $85,102, an increase of $6,539, or 8.3% from year-end 1996. Commercial real estate loans outstanding at December 31, 1997 were $70,896, an increase of $5,021, or 7.6%, from year-end 1996.
Management continues to place emphasis on growth in these two portfolios because of their relative yields and pricing features versus its other loan portfolios. More importantly from a service standpoint, an opportunity exists to provide a level of service, with attention to detail and a willingness to customize business loan products, to the local small and medium size business community which has been neglected by larger market competitors. These loan portfolios are diverse, encompassing a wide range of borrowers, without significant concentration in any one particular industry or group of industries.

   At year-end 1997, consumer loans outstanding were $214,230, a reduction of $16,282, or 7.1%, from year-end 1996. Throughout 1997, Management maintained its decision made in mid-1996 to slow the growth in the indirect consumer portfolio by implementing tighter credit standards and controlling growth in higher quality credits. Indirect outstandings decreased from $182,634 at year-end 1996 to $158,605 at year-end 1997, a decrease of $24,029, or 15.2%. Although emphasis on the indirect consumer portfolio has declined, the Bank continues to maintain and benefit from its significant dealer network, which is dependent on the availability and funding of sub-prime loans. The Bank's goal was to provide this service to its dealers and customers by securing a sub-prime lending source which would allow the Bank to compete in this market segment without incurring credit risk. The Bank has joined in alliance with two national sub-prime lenders which allow the Bank to earn pass through fee income without credit risk, while maintaining Bank liquidity.

   Within the consumer portfolio, balances in the home equity product increased from $21,802 at year-end 1996 to $27,422 at December 31, 1997, an increase of $5,620, or 25.8%. Management's goal is to introduce new home equity products in 1998 in order to benefit from their strong appeal to borrowers because of potential tax advantages. Also included in the consumer loan portfolio are $841 in loans outstanding, net of unearned income, for United Banc Financial Services. These loans include consumer loans, retail contracts, and home equity and personal home owner loans secured by real estate.

   Management's focus in 1998 will continue to be on growth in the commercial and commercial real estate portfolios due to their relative yields and repricing features versus the overall loan portfolio. In consumer loans, growth in direct and home equity products will be stressed. Due to relatively low residential mortgage rates, emphasis will be on sales of originations in the secondary market, enhancing non-interest income through gains on sales and limiting exposure to interest rate risk.

INVESTMENT PORTFOLIO

   The investment portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment and other on- and off-balance sheet positions. The portfolio's scheduled maturities and the expected cash flows from the mortgage-backed securities represent a significant source of liquidity for the Corporation.

   The Bank's investment portfolio consists primarily of U.S. Treasury and government securities, various types of mortgage-backed securities and collateralized mortgage obligations, and short-term money market instruments. At December 31, 1997, the Corporation's investment portfolio was $140,838 versus $132,886 at December 31, 1996, a 6.0% increase.

   The Bank purchases securities which are eligible to be pledged against the deposited funds of public entities and for use as collateral for repurchase agreements. At year-end there were $103,000 of securities pledged for these purposes, compared to $93,700 at year-end 1996.

   In anticipation of lower rates in 1998, the proceeds of maturing securities were reinvested in instruments with slightly longer terms or delayed repayment schedules to reduce the volume of funds that would need to be reinvested. As the Bank continues with its strategy to restructure the balance sheet in a lower interest rate environment, purchases in 1998 are expected to be of shorter duration. The Bank sold approximately $14,113 of securities at a net gain of $22 to provide additional funds for seasonal loan demand and other liquidity needs of the Corporation at various times throughout the year.

   The securities in the Corporation's portfolio are classified as either available-for-sale or held-to-maturity. Securities in the available for sale account are marked-to-market at the end of each quarter, with the unrealized gain or loss, net of deferred tax, shown as an adjustment to shareholders' equity. At year-end 1997, the adjustment to shareholders' equity for the net unrealized gain on the portfolio was $3,739 compared to a net unrealized gain of $1,173 at year-end 1996.

DEPOSITS

   In 1997, deposits continued to be the Bank's primary source for funding its earning assets. The Bank offers a wide variety of products designed to attract and retain its customers, with a primary focus on core deposits. Total deposits at December 31, 1997 were $649,481 an increase of $48,817, or 8.1%, from year-end 1996. Management actively worked to retain and expand the Bank's certificate of deposit base by offering competitive rates to attract new certificates, rate incentives to retain existing customers and new products such as the Reward and Pinnacle certificates of deposit to tap new market segments. Direct mail marketing programs and advertising continued to target non-bank customers to increase their awareness of the Bank's deposit products, especially the Money Market Access account, a tiered variable rate savings product tied to the 13-week Treasury Bill rate. Again in 1997, this product, which offers customers liquidity as well as a competitive rate of return, experienced exceptional growth in outstanding balances of 88.1%, from $34,866 at year-end 1996 to $65,220 at year-end 1997.

   The Bank's noninterest bearing checking account balances increased to $82,173 at December 31, 1997, or less than 1.0% over year-end 1996. Interest bearing NOW Accounts increased by $4,207, or 5.7%, from year-end 1996. Savings balances which include passbook, statement, money market savings and Money Market Access accounts totaled $183,646, an increase of 8.8% from year-end 1996. Balances raised through Money Market Access were partially offset by transfers from passbook and statement savings accounts. Certificates of Deposit reached $306,301, an increase of 10.5% over year-end 1996. Included in these balances are approximately $14,946 in brokered certificates with original maturities of three, four and five years issued through Merrill Lynch. Depositors aversion to extending maturities on deposits as well as the ability to raise deposits at relatively attractive rates with longer maturities in the national market will influence the Bank's decisions regarding the future use of brokered deposits to fund balance sheet growth.

   Core deposit growth remains a primary objective of the Bank's deposit strategy for 1998. Several new products were introduced in 1997 to encourage continued growth. The U-Bank product line was designed to give customers various vehicles to manage their deposit account relationships through the use of the telephone and personal computers. The introduction of a new payment processing product was designed to give business checking customers quicker access to their account balances. Beginning in 1998, a fee-based courier service will begin convenient pick up of deposits for new and existing business customers both inside and outside the Bank's

TABLE 7
DEPOSITS
                          Years ended December 31,     Increase or (Decrease)
                          ------------------------    -----------------------
(In thousands of dollars)   1997       1996           Dollars      Percentage
                          ----------   -----------    --------     ----------
Noninterest bearing .....   $ 82,173   $ 81,554       $    619     0.8%
Interest bearing
     Demand .............     77,361     73,154          4,207     5.8%
     Savings ............    183,646    168,833         14,813     8.8%
     Time ...............    306,301    277,123         29,178    10.5%
                            --------   -----------    --------    -----------
         Total deposits .   $649,481   $600,664       $ 48,817     8.1%
                            ========   ===========    ========    ===========


geographic market. Early in 1998, the Bank will roll out the redesign of its personal interest bearing deposit products with enhanced features and privileges. As in the past, the level and direction of interest rates, as well as competitive pressure from the local market and national non-bank financial institutions offering non-traditional alternative forms of investments, will play a key role in the levels of growth and deposit mix in 1998.

CAPITAL RESOURCES

   Total shareholders' equity was $76,520 at December 31, 1997 compared to $71,335 at December 31, 1996, an increase of $5,185, or 7.3%. This increase was primarily attributable to net income for the period of $9,006. An additional increase came from the increase in unrealized gains, net of deferred tax, on available for sale securities from year-end 1996 to year-end 1997 of $2,566. These increases were partially offset by dividends to shareholders, net of dividend reinvestment, of $3,629, and by $2,947 used for the net purchases of treasury stock. Treasury stock will continue to be purchased and sold to fund various plans of the Corporation which require the issuance of its stock. These include the dividend reinvestment plan and internal benefit plans of the Corporation which include the employee stock purchase plan, the 401K plan and the stock option plans of 1987 and 1997. The book value per share of stock was $13.23 at year-end 1997 compared to $12.33 at year-end 1996, a 7.3% increase.

   Cash dividends paid to shareholders of UNB Corp. during the year-ended December 31, 1997 totaled $3,762 or $0.65 per share. This compared to $3,400, or $0.59 per share, for the year-ended December 31, 1996. The 1997 dividends per share represent an increase of 10.2% over 1996. Dividends paid in 1997 represented a payout ratio of 41.8% of net income compared to 41.7% in 1996. Both ratios are within the guidelines established by UNB Corp.'s Board of Directors for a dividend payout ratio of 35% to 50% of net income. For 1996, in addition to cash dividends paid, the Board of Directors approved a 100% stock dividend to shareholders which was paid on April 30, 1996. Including dividends and appreciation, the stock returned 33.2% to shareholders in 1997. At year-end 1997, the market value of the stock was 296.7% of the year-end book value compared to 243.3% at year-end 1996.

   As discussed in Note 14 to the Consolidated Financial Statements, the Corporation's primary source of funds for the payment of dividends is the Bank. During December of 1997, the Bank paid $7,000 in dividends to the Corporation. In 1996, the Bank paid $14,010 in dividends to the Corporation. Of this amount, $1,010 was used to fund the fourth quarter dividend to shareholders. The remaining $13,000 was upstreamed to the Corporation to provide sufficient capital to take advantage of future acquisition opportunities, to pay future cash dividends and to fund future stock buy backs. In order for the Bank to fund its balance sheet and remain well-capitalized, the Corporation and the Bank entered into a subordinated debt agreement for $13,000, payable on January 1, 2007 at an interest rate of 6.00%. The Bank, which is limited by regulation as to the amount of dividend it can pay, remains within these regulatory guidelines. Currently this restriction will not preclude the Bank from paying sufficient dividends to fund, as needed, the usual quarterly dividends paid to the Corporation's shareholders.

   Under regulations issued by the Federal Reserve and Comptroller of the Currency, banks and bank holding companies are required to maintain certain minimum capital ratios in order to be considered well capitalized. These guidelines require a minimum total risk-based capital ratio of 10%, a Tier 1 capital ratio of 6% and leverage ratio of 5%. All of the Corporation's assets, which include various risk-weighted percentages of assets on the balance sheet, as well as off-balance sheet exposures, are expressed as a percentage of risk-adjusted assets and compared to its capital. Tier 1 capital consists of shareholders equity and other items such as mandatory convertible debt and the allowance for loan losses. As of December 31, 1997, UNB Corp. had a total risk-based capital ratio of 13.28%, with a Tier 1 capital ratio of 12.02%, compared to 13.00% and 11.71%, respectively, at December 31, 1996. Both of these risk-based capital ratios are well above minimum regulatory requirements. In addition to risk-based capital, a leverage ratio test must also be met. This ratio evaluates capital adequacy on the basis of Tier 1 capital-to-total assets (unadjusted for risk). On December 31, 1997, UNB Corp.'s leverage ratio was 8.24%, which substantially exceeds the


                                NET LOANS
                           millions of dollars

                         1993              $344.3

                         1994              $403.3

                         1995              $511.5

                         1996              $609.3

                         1997              $620.8


                             TOTAL DEPOSITS
                           millions of dollars

                         1993              $404.0

                         1994              $486.8

                         1995              $547.2

                         1996              $600.7

                         1997              $649.5

Corporation's minimum regulatory requirement. For additional information on the Corporation and Bank's capital ratios, refer to Note 14 -- Dividend and Regulatory Capital Requirements.

   UNB Corp. continues to offer its shareholders a Dividend Reinvestment Plan which generates additional capital for the Corporation while allowing shareholders to increase their holdings of stock without paying brokers' fees and commissions. This plan allows shareholders to reinvest all or a portion of their dividends automatically in the purchase of additional shares. Currently, there are 1,147 shareholders participating with 34.1% of the dividend paid being reinvested in the plan.

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

   The Bank uses a dynamic computer model to generate earnings simulations, duration and net present value forecasts and gap analyses, each of which measures interest rate risk from a different perspective. The model incorporates a large number of assumptions, including the absolute level of future interest rates, the slope of the yield curve, various rate spread relationships, prepayment speeds, repricing opportunities and changes in the volume of multiple loan, investment and deposit categories. Management believes that individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process and the inherent limitations of the various methodologies results in a sophisticated estimate, not a precise calculation of exposure. The Asset and Liability Management Committee reviews updated interest rate risk position information monthly in addition to regular weekly monitoring of changes in balance sheet volume, pricing and mix.

   At December 31, 1997, assuming an immediate, parallel 200 basis point shift in market yields, the Bank's net interest income for the next twelve months was calculated to vary by approximately 3%, implying a fairly neutral interest rate risk position. For the same period, the net present value of equity was forecasted to decline by 1.7% in a rising rate environment and to rise by 3.2% in a falling rate scenario. The duration of total assets exceeded the duration of total liabilities by less than one month. The modified twelve months cumulative gap was 1.25% of total assets, indicating a slightly higher balance of rate sensitive assets than of rate sensitive liabilities.

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

   At year-end the Bank was paying a fixed rate of 2.88% and receiving a variable rate of 5.875% on an interest rate swap with a notional principal balance of $3,750. The variable rate resets quarterly at three-month LIBOR, and the notional principal amortizes quarterly according to a predetermined schedule that corresponds to the expected prepayments on the underlying pool of mortgage loans being hedged. During the year, the Bank continued its strategy to gradually restructure the balance sheet by shifting funds from indirect installment loans to commercial and mortgage loans and to the investment portfolio. With expectations of relatively low interest rates and a flat yield curve in 1998, the Bank expects to continue to emphasize variable rate commercial loans and shorter duration


                           SHAREHOLDERS EQUITY
                            PER SHARE dollars

                         1993              $9.83

                         1994              $10.22

                         1995              $11.37

                         1996              $12.33

                         1997              $13.23

               Adjusted for any stock dividends and splits


                             CASH DIVIDENDS
                            PER SHARE dollars

                         1993              $.44

                         1994              $.48

                         1995              $.53

                         1996              $.59

                         1997              $.65

               Adjusted for any stock dividends and splits


                          MARKET Vs. BOOK VALUE
                            PER SHARE dollars

                                   Market      Book
                         1993      $14.50      $9.83

                         1994      $19.25      $10.22

                         1995      $22.00      $11.37

                         1996      $30.00      $12.33

                         1997      $39.25      $13.23

               Adjusted for any stock dividends and splits

investment securities rather than longer term fixed rate products, funded by the proceeds of maturing and prepaying installment and mortgage loans.

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

   In 1996, Management took steps through revision of its loan policy to redefine internal guidelines for measuring the Bank's overall liquidity level to include all deposits and FHLB advance borrowings. In this way, Management acknowledged what has become an industry norm, dependence on advance borrowings as a source of balance sheet funding considered less volatile than deposits. Advances with varying maturities and flexible repayment options are considered more stable than the most stable of bank deposits, certificates of deposit, which are liable to early withdrawal and are difficult to attract in longer maturity ranges even at rates competitive to other market instruments. The Corporation's gross loan to deposit (including FHLB advances) ratio at December 31, 1997 was 92.0%, reduced from 93.1% at 1996 year-end. The reason for the decline was the net growth in deposits and borrowings outpacing the moderate growth in outstanding loans.

   At December 31, 1997, cash and cash equivalents equaled $28,998, or 3.5%, of total assets. The change in cash and cash equivalents is shown in the Consolidated Statement of Cash Flows and arises from operating, investing and financing activities. These activities are summarized for the three years ended December 31, 1997 in Table 8. During 1997, the Corporation generated net cash flows from operating activities of $12,960, including $9,006 in net profits. The major portion of cash flows from investing activities were concentrated in a net use of cash of $14,224 to fund net purchases and additions to the loan portfolio and for net purchases in the investment portfolio of $3,245. Net cash from financing activities totaled $3,581. The major cash inflow from financing activities was a net increase in deposits of $48,817. This was offset by cash outflows for net decreases in FHLB advances and short-term borrowings of $27,163 and $11,897, respectively. Cash was also used for the payment of $3,629 in net cash dividends and net purchases of treasury stock of $2,947. The net result of these cash flows was a decrease of cash and cash equivalents from year-end 1996 to 1997 of $5,764.

   The liquidity needs of the Holding Company, primarily cash dividends, are met through cash, short-term investments and dividends from the Bank. Management is not aware of any trend or event which will result in or that is reasonably likely to occur that would result in the Corporation being unable to meet all current and projected cash needs.

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


TABLE 8
LIQUIDITY MANAGEMENT

(In thousands of dollars)                                   1997         1996         1995
Net income .........................................   $   9,006    $   8,155    $   7,379
Adjustments to reconcile net income to net cash from
  operating activities .............................       3,954        2,468        4,202
                                                       ---------    ---------    ---------
     Net cash from operating activities ............      12,960       10,623       11,581
Net cash used in investing activities ..............     (22,305)    (108,589)     (96,957)
Net cash from financing activities .................       3,581      100,993       86,900
                                                       ---------    ---------    ---------
     Net change in cash and cash equivalents .......      (5,764)       3,027        1,524
Cash and cash equivalents at beginning of year .....      34,762       31,735       30,211
                                                       ---------    ---------    ---------
     Cash and cash equivalents at end of year ......   $  28,998    $  34,762    $  31,735
                                                       =========    =========    =========

MARKET PRICE RANGES FOR COMMON STOCK

                                                         1997 BID
                                                         --------
                       QUARTER                     HIGH                        LOW                  DIVIDEND RATE
                        FIRST                    $ 32.00                   $  30.00                    $ .15
                       SECOND                      36.00                      32.00                      .16
                        THIRD                      38.00                      36.00                      .17
                       FOURTH                      39.25                      38.00                      .17

                                                         1996 BID
                                                         --------

                       QUARTER                     HIGH                        LOW                  DIVIDEND RATE
                        First                    $ 23.63                   $  22.00                    $.135
                       Second                      26.75                      23.63                     .140
                        Third                      28.25                      26.75                     .140
                       Fourth                      30.00                      28.25                     .175

The shares of Common Stock, stated value $1.00 per share, of UNB Corp. are traded on the over-the-counter market primarily with brokers in the Corporation's service area.

The above quoted market prices reflect inter-dealer prices, without adjustments for retail markups, markdowns, or commissions and may not represent actual transactions.

As of December 31, 1997, UNB Corp. had 1,487 shareholders of record.

FIVE YEAR SUMMARY OF SELECTED DATA
(In thousands of dollars, except per share data)

                                                                       Years ended December 31,

                                                    1997              1996             1995              1994             1993
EARNINGS:
     Net interest income                      $   33,040       $    31,363       $   27,953        $   24,191       $   22,721
     Provision for possible loan losses            2,929             3,140            1,750             1,020            2,195
     Income before federal
       income taxes                               13,803            12,428           11,165            10,005            8,895
     Federal income taxes                          4,797             4,273            3,786             3,377            2,911
     Net income                                    9,006             8,155            7,379             6,628            6,338
     Cash dividends declared                       3,762             3,400            3,016             2,742            2,388

PER SHARE DATA:*
     Net income basic                         $     1.56       $      1.42       $     1.28        $     1.16       $     1.18
     Net income diluted                             1.53              1.38             1.26              1.14             1.17
     Cash dividends                                 0.65              0.59             0.53              0.48             0.44
     Book value per share                          13.23             12.33            11.37             10.22             9.83

AVERAGE BALANCES:
     Total assets                             $  810,999       $   756,294       $  644,862        $  534,423       $  490,326
     Total earning assets                        769,144           717,248          600,130           495,710          449,784
     Total deposits                              614,936           500,091          435,777           426,994          404,626
     Net loans                                   620,489           574,495          457,485           385,618          339,468
     Shareholders' equity                         73,791            68,591           61,617            57,894           50,172

FINANCIAL RATIOS:
     Net income as a percentage of:
         Average assets                             1.11%             1.08%            1.14%             1.24%            1.29%
         Average shareholders' equity              12.20             11.89            11.98             11.45            12.63
     Cash dividends as a percentage
       of net income                               41.77             41.69            40.88             41.37            37.68
     Average shareholders' equity as
       a percentage of average assets               9.10              9.07             9.56             10.83            10.23
     Net loans/assets                              75.13             75.22            72.51             67.57            69.17
     Gross loans/deposits**                        92.04             93.12            89.66             81.94            84.88
     Allowance for loan losses/
       total loans                                  1.53              1.35             1.40              1.54             1.73
     Net loans/equity                               8.11x             8.54x            7.83x             6.93x            6.18x
     Deposits/equity                                8.49x             8.42x            8.38x             8.30x            7.25x

YEAR-END BALANCES:
     Total assets                             $  826,313       $   809,979       $  699,644        $  601,084       $  497,821
     Long-term debt                               35,650            62,603           31,360            16,660            8,820
     Total shareholders' equity                   76,520            71,334           65,327            58,640           55,706

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

42