Form 10-K, Exhibit 13
period 1998-12-31
UNB CORP/OH
filed 1999-03-30
CIK 746481

A Family of Financial Services




UNITED
 MORTGAGE LENDING

UNITEDBANK
 AIRCRAFT FINANCE GROUP

UNITED
 BUSINESS LEASING

UNITEDBANC
 FINANCIAL SERVICES

UNITED
PRIVATE INVESTORS GROUP

UNITEDBANK
 A SUBSIDIARY OF UNB CORP.

UNITED
 INSURANCE AGENCY



UNB CORP LOGO

ANNUAL REPORT

  1998

                                                                  NET GAIN



                                    UNB CORP
                        A TRADITION OF CONTINUOUS GROWTH



                               ANNUAL REPORT 1998


                                 TABLE OF CONTENTS                    1

President's Message .........................        2

Chairman's Message...........................        5

Management Teams.............................        6

Board of Directors...........................       10

Community Advisory Boards....................       11

Management...................................       12

Locations....................................       14

Corporate Information........................       15

Report of Management.........................       17

Report of Independent Auditors...............       17

Consolidated Financial Statements............       18

Notes to Consolidated Financial Statements...       22

Management's Discussion and Analysis.........       36

Five Year Summary of Selected Data...........       51



                            SUMMARY OF SELECTED DATA

FINANCIAL HIGHLIGHTS

For The Year                   1998            1997     % of Change
 ................................................................................
Total Interest Income       $66,005         $63,362           4.17%
Total Interest Expense       30,583          30,322           0.86%
Net Income                   10,900           9,006          21.03%

AT YEAR END

 ................................................................................
Assets                     $868,743        $826,313           5.13%
Deposits                    685,494         649,481           5.54%
Total Net Loans             660,261         620,768           6.36%
Investment Securities       134,449         140,838          -4.54%
Shareholders' Equity         71,702          76,520          -6.30%

PER COMMON SHARE*

 ................................................................................
Net Income                    $0.96           $0.78          23.08%
Cash Dividends Paid           0.365           0.325          12.31%
Book Value                     6.46            6.62          -2.42%

PERFORMANCE RATIOS

 ................................................................................
Return on Assets             1.27%           1.11%          14.41%
Total Risk-Based Capital    11.46%          13.28%         -13.70%
Capital Leverage             7.41%           8.24%         -10.07%
Allowance for Loan
   Losses/Total Loans        1.66%           1.53%           8.50%

*Per share data has been adjusted for any stock dividends and splits.

UNB CORP. COMMON STOCK

At Year End                  1998      1997        1996        1995
 ................................................................................
Market Value - Bid          $20.00    $19.63     $15.00      $11.00
Market-to-Book Premium      309.6%    296.7%      243.3%     193.6%


[PHOTO] "EXCELLENT RESULTS WERE THROUGH THE EFFORTS OF THE MANY FINE
         PROFESSIONALS"

To our shareholders,

     We are pleased to report that 1998 was a year of excellent growth and profitability for UNB Corp. After tax profits increased 21% from $9.0 million, or $0.78 per share in 1997, to $10.9 million, or $0.96 per share in 1998. Assets increased 5.1% from $826.3 million as of December 31, 1997, to $868.7 million as of December 31, 1998. The above-mentioned results represent historic returns for your corporation.

     Recently a dear friend lent me his book entitled You Win With People written by one Woodrow "Woody" Hayes, the great coach from Ohio State. I believe strongly that you also create superior corporate performance through people and much of UNB Corp.'s excellent year is a direct result of our personnel elevating their performance in 1998. This drive for excellence will continue to be necessary for success in our turbulent business environment. I believe the quality of our people allows us the ability to move quickly in the marketplace and to out perform our competition in the delivery of products and services.

     UNB Corp. employed a multifaceted approach toward increasing profitability last year by concentrating on expansion, fee income, and consolidation.

     We expanded our market position by the acquisition of our aviation group from Bank One last June. The acquisition of this specialized line of business fits in perfectly with our expertise in fulfilling the financial needs of businesses and high net-worth individuals. With offices in Ohio, California, Florida, and Kansas, the United Aircraft Finance Group enables us to take advantage of opportunities outside our traditional market. We also created a new sub-prime mortgage group which permits us access to new mortgage markets. Both of these activities were very successful in 1998. We also opened our third Financial MarketPlace in-store office in the Wooster Wal*Mart Supercenter. This is our first venture into Wayne County and we are optimistic about our opportunities there, as we have been able to recruit several outstanding people from the Wooster area. We will also announce shortly the opening of a full service banking operation in Green, which we believe will be very successful.

     Fee income was substantially enhanced through our trust group and our mortgage group. Our trust group experienced solid growth with assets under management increasing 24.6% over 1997 to $926.6 million as of December 31, 1998. Within the trust group we also had a superior performance by our investment management group as their returns far exceeded the performance of the Standard & Poor's 500 Index. Our mortgage group continued its dramatic growth by ranking first in Stark County in 1998 for mortgage originations. Again, I believe these excellent results were through the efforts of the many fine professionals we have in these two areas of the corporation.

     A financial services corporation has the responsibility to deliver quality service as efficiently as possible. The increase in product delivery through our telephone banking call center and computer access creates the opportunity to consolidate branches, thus lowering expenses by eliminating overlapping resources. During 1998 we consolidated our Beach we are
                                                            pleased
                                                            to report
                                                                             3

City and Brewster offices as well as the Uniontown and Hartville offices. We must continue to look for additional opportunities to combine operations that will offer greater efficiencies without diminishing customer service.


     As we move closer to the new millennium, you can be assured your corporation is taking significant pro-active steps to prepare for the Year 2000
(Y2K). We have dedicated substantial human capital and financial resources to test, validate, and certify that our systems will be prepared for the required changes to be successful in the new century. During 1998 and throughout the balance of 1999 we will continue testing our systems and those of our third-party vendor alliances while developing contingency plans to comply with the requirements of bank regulators. We are aware that many of our key vendor systems are already Y2K compliant. As we move forward, we will continue to contact our customers to keep them informed of our progress and to determine their level of readiness as well. I feel confident that our efforts with this project will be successful and we will move into the next century in a very positive fashion.

     As you can see, UNB Corp. has made significant strides in developing a "family of financial services." It is our intention, through superior execution, to build a premier financial service organization to serve our customers and marketplace well into the future. Our family of providers include: United National Bank & Trust Co., United Banc Financial Services, Inc., United Mortgage Lending Group, and United Insurance Agency. We also added three new areas in 1998: United Private Investors Group, United Bank Aircraft Finance Group, and United Business Leasing Group. By continuing to add new lines of business, either through product development, acquisitions or third-party alliances, we can continue to further fulfill our customer's financial and investment needs.

     We continue to be very optimistic about the future growth of UNB Corp. and its family of products and services. As we expand our product offerings, improve the efficiency and capacity of our delivery channels, and differentiate ourselves from our competition through superior execution, we believe we can continue to profitably grow market share. We further believe that in the continuing atmosphere of mergers and acquisitions, UNB Corp. and its family of financial services will strive to remain independent and thrive through the efforts of our personnel who continue to be the most important resource of UNB Corp. Even in the technological world of today we continue to believe that excellence in business is achieved primarily through superior performance by a corporation's human capital. We therefore continue to believe that "you win with people."

                                                                THE
                                                             PRESIDENT'S
                                                              MESSAGE
                                                                1998

     Thank you for your continual support.

Respectfully,


/s/ Roger L. Mann

Roger L. Mann, President, Chief Executive Officer, UNB Corp.

                            NET INCOME
                       millions of dollars
                           [BAR CHART]
          -----------------------------------------------
          $6.628    $7.379    $8.155    $9.006    $10.900



           1994      1995      1996      1997      1998
          -----------------------------------------------


           The increase in net income equates to an annualized growth rate of 11.5% over the last five years.

                                                                 [PHOTO]
                                                  "Our stock

                                                       has proved to

                                                      be an outstanding

                                                     investment"

                      CASH DIVIDENDS PER SHARE*
                               dollars
                             [BAR CHART]
          ------------------------------------------------
          $.240      $.265      $.295      $.325     $.365



           1994       1995       1996       1997      1998
          -----------------------------------------------

          The increase in dividends per share equates to an annualized growth rate of 11.0% over the last five years.

                  *Adjusted for any stock dividends and splits


                       UNB CORP. STOCK MARKET
                              VALUE-BID*
                             [BAR CHART]
          -----------------------------------------------
          $9.63     $11.00     $15.00     $19.63   $20.00



          1994       1995       1996       1997      1998
          -----------------------------------------------

          The increase in the stock price equates to an annualized growth rate of 22.5% over the last five years.

                  *Adjusted for any stock dividends and splits

                                                                               5
                                                                 to our

                                                                 shareholders

      As your Chairman, I am pleased to report that by all economic measures, 1998 was another excellent year for UNB Corp. and its shareholders. UNB Corp. has experienced 37 years of consistent profitability, a tradition of continuous growth of which we can all be very proud. In 1998, UNB Corp. once again increased the amount it earned for shareholders. Earnings per share grew 23% from $0.78 per share in 1997 to $0.96 per share in 1998. I'm sure that this consistent solid growth of the investment you made in your Company is very reassuring, especially in light of the tumultuous swings in the stock market we all witnessed last year.

     UNB Corp. maintained the efficient use of capital resources in 1998. The return on equity rose from 12.20% at year-end 1997 to 14.19% at year-end 1998, an increase of 16.3%. We believe it is vital to maintain a balance of the equity return with the return on assets. The Management team has again maintained this balance by growing the ROA from 1.11% in 1997 to 1.27% in 1998, an increase of 14.4%.

     As you are all aware, this past year has been one of serious review for all financial institutions, and the international banks involved in loans to Asian, Russian, and South American countries have been severely punished by the investment community. This, to a lesser extent, has carried over to the large domestic, regional, and independent financial institutions. Our stock price has remained rock solid. While experiencing little advancement, it did not surrender any value. Quite an achievement!

     On October 15, 1998, UNB Corp. executed the third 2-for-1 stock split since 1993. The stock split at $40 per share and ended 1998 at $20 per share. Cash dividends per share grew 12.3% from $0.325 in 1997 to $0.365 in 1998, after adjusting for the stock split. UNB Corp.'s cash dividends as a percentage of income continued to outperform banks in our peer group in 1998.

     Another subject which could have a direct effect on all of us is the ever increasing drum beat from the Media that the computer millennium problem (Y2K) will bring the economic community to its knees. It is vital that the Company be very well prepared for this eventuality. We have dedicated substantial resources to preparedness and are treating this issue with the serious attention it deserves. I know we will be ready! We need your help in allaying any concerns you or your friends might have about our ability to continue to serve your needs or the needs of the depositors and customers without interruption into the year 2000 and beyond.
                                                                        THE
                                                                      CHAIRMAN'S
                                                                       MESSAGE
                                                                        1998

     I am optimistic and excited about the continued growth and profitability of UNB Corp. and its family of financial services in 1999. As Chairman of the Board, and a shareholder, I believe our stock has proved to be an outstanding investment. As an update to a review we did last year, $100 worth of stock bought 15 years ago would now have grown into an investment of $1,640, a handsome return for the confidence you have placed in us over the years.

     Given our outstanding performance in 1998 and the skill demonstrated by our Management team, and with the knowledge of our coming plans, I believe 1999 will be another outstanding year which will sweep us into the next century.

Sincerely,

/s/ Donald W. Schneider
Donald W. Schneider, Chairman of the Board, UNB Corp.

[PHOTO]
Scott E. Dodds, Executive Vice President
Jeffrey H. McHenry, Sales Officer
Michele R. Harris, Operations Officer

     United Bank Mortgage Group finished 1998 as Stark County's #1 mortgage lender once again.* Our philosophy of providing the best service in the mortgage industry enabled us to continue our tradition of growth for yet another year. By delivering quick responses to customers and fast turnaround time on loan approvals, United Bank Mortgage kept customers satisfied and solidified our valuable Realtor referral source. And, through United Banc Financial Services, Inc., we became even more flexible in our lending capabilities. By providing alternative financing options, we are now able to serve a broader segment of our market than ever before.


United Bank

Mortgage Group

   United Banc

Financial Services,

            Inc.

            *As reported by the Credit Bureau of Columbus Companies.

Stephen C. Asper, Vice President
Leo E. Doyle, Executive Vice President                                        7

[PHOTO]

     The United Bank Commercial Group pursued its tradition of continuous growth in 1998 by following new paths, including the airways. In June, United Bank acquired the Aircraft Finance Group, a line of business that fits in well with our closely-held business and high-net worth individual customer base. The Aircraft Finance Group contributed substantially to commercial loan growth in 1998. The Commercial Group also added business leasing to its repertoire of services through a new third-party alliance. United Bank can now offer its business customers leases of virtually any amount for computers, telephone systems, machinery, and more.

                                                            United Bank

                                                             Commercial

                                                                Group

                                                             United Bank

                                                           Aircraft Finance

                                                                Group

[PHOTO]
James J. Pennetti, Executive Vice President
Derek G. WIlliams, Vice President

         United Bank's Retail Group expanded into Wayne County in 1998 when we opened a Financial MarketPlace office inside the Wooster Wal-Mart Supercenter. The third of our in-store facilities, the Wooster Financial MarketPlace gave our sales staff access to thousands of Wal-Mart shoppers every week, and established our presence in Wayne County. Exceptional growth in sales resulted from our Telephone Banking Center last year. Customers are quickly adapting to banking over the phone and applying for loans, home equity lines of credit, and opening deposit accounts. The Retail Group continuously explores new delivery methods to make banking more convenient for customers.

United Bank

Retail

Group

[PHOTO]
James H. Rutledge, Vice President
Robert J. Barnes, Vice President
Robert M. Sweeney, Executive Vice President
Linda M. Zaleski, Vice President

         The United Bank Trust Group carried on its tradition of outstanding growth in 1998. Our success is due in part to our investment philosophy, which is to manage each portfolio individually to satisfy each customer's unique needs. We offer a wide variety of trust services with expertise in all aspects of individual and corporate trust services, including personal trust management, employee benefit plan administration, investment services, and tax consulting. A great factor in our equation for success is the team of individuals we have assembled who provide the knowledge, expertise and personal attention that our customers have come to expect from United Bank.

                                                                 United Bank

                                                                      Trust

                                                                           Group

[PHOTO]

 UNB Corp.

Board of Directors
 1998

1. Roger L. Mann, President and CEO, UNB Corp. CEO, United National Bank & Trust Co.

2.  Donald W. Schneider, Chairman of the Board, President, Schneider Lumber Co.

3.  Louis V. Bockius III, Chairman, Bocko, Inc.

4.  Robert J. Gasser, Consultant, John Gasser & Son Jewelers

5.  Edgar W. Jones, Jr., President, Hal Jones Construction Co.

6.  Nan B. Johnston, Director, Stark County District Library

7. E. Lang D'Atri Vice Chairman of the Board, Attorney at Law, Zollinger, D'Atri, Gruber, Thomas & Co.

8.  Harold M. Kolenbrander, Ph.D., President, Mount Union College

9.  James A. O'Donnell, Retired President, United National Bank & Trust Co.

10. Russel W. Maier, Vice Chairman, Board of Republic Technology International

11. Robert L. Mang, Retired President and CEO, UNB Corp. & United National Bank & Trust Co.

12. E. Scott Robertson, President, Robertson Heating Supply Co.

13. Abner A. Yoder, President, Stark Truss Co.

14. Marc L. Schneider, Treasurer, Schneider Lumber Co.

HONORARY DIRECTORS EMERITI

Robert L. Hammond
F.E. Henry III
Thomas C. Lavery
David W. Reed, Jr.
John D. Regula
James P. Rodman
W.W. Steele, Jr.
George N. Swallow
Leroy L. Zang

ALLIANCE

Carol A. Barnett, Chair
Carol L. Cardinal
W. Jeffrey Egli
Richard L. Elliott
Bradley Goris
Mark M. Henschen
Thomas C. Lavery
David C. McAlister
Richard C. Sherer
George K. Weimer, Jr.

BEACH CITY/BREWSTER

Robert W. Andrews, Chair
Thomas J. Andrews
Dorothy G. Beals
Marion Belloni
Priscilla J. Cunningham
Lee W. Foster, Jr.
Luke W. Grabill
Charles B. Hawk
Milo J. Miller
John D. Regula
Thomas Riegler
C. Waid Spidell
George F. Stertzbach
David E. Stucki
John A. Yoder

CANAL FULTON

George C. Mizarek, Chair
Corita C. Childs
Louis A. DiStefano
Benjamin R. Easterling
David C. Ewing
James E. Kunkle
Gary D. Radabaugh
Sherry L. Ringler
Charles M. Schwendiman
Glen E. Swigart
John H. Workman

LAKE TOWNSHIP

E. Lang D'Atri, Chair
Edmond J. DiGiacomo
Rosalee Haines
Daniel K. Hanlon
Edward W. Heisler
Hall B. Miles, III
Howard Miller, Jr.
Christian D. Ramsburg
Lynn E. Stuhldreher
George N. Swallow
David A. Vanderkaay
Barbara K. Wentz
Jeffrey W. Zellers

MASSILLON

Randall A. Hutsell, Chair
Deborah J. Bachtel
Marilyn L. Fogle
Robert J. Groenke, Jr.
Nancy A. Johnson
Jacque E. Jones
Richard G. Leffler, Jr.
Mark R. Percival
James D. Snively
Walter J. Telesz, M.D.
Robert K. Yund

                                                          Community

                                                       Advisory Boards

                                                            1998

A Tradition
of
Continuous
Growth

The Management
1998


12
UNB CORP.

Roger L. Mann
President
Chief Executive Officer

James J. Pennetti
Vice President
Corporate Treasurer

Robert M. Sweeney
Corporate Secretary

CORPORATE AUDIT
Robert L. Young
Vice President
Chief Internal Auditor

UNITED BANC
FINANCIAL SERVICES, INC.

Roger L. Mann
President
Chief Executive Officer

Charles J. Berry
Treasurer

James J. Pennetti
Secretary

Scott E. Dodds
Executive Vice President

Jeffrey H. McHenry
Sales Officer

UNITED INSURANCE
AGENCY,INC.

Roger L. Mann
President
Chief Executive Officer

Charles J. Berry
Treasurer

James J. Pennetti
Secretary

UNITED NATIONAL BANK
& TRUST CO.

Roger L. Mann
Chief Executive Officer

COMMERCIAL GROUP
Leo E. Doyle
Executive Vice President

AIRCRAFT FINANCE GROUP
Stephan C. Asper
Vice President

COMMERCIAL LENDING
Richard F. Kress
Vice President

Ronald P. Dezenzo
Vice President

Jeffrey A. Ferry
Vice President

Robert P. Nelson
Vice President

William F. Schumacher
Vice President

Edward C. Koch
Assistant Vice President

Randall W. Geis
Business Manager Officer

PRIVATE BANKING
David M. Roberts
Vice President

CREDIT AND LOAN
ADMINISTRATION GROUP

CREDIT ADMINISTRATION
Vicki L. Williamson
Credit Officer

LOAN REVIEW
Paul J. Durbak, Jr.
Assistant Vice President

FINANCIAL GROUP
Charles J. Berry
Senior Vice President
Chief Financial Officer

ACCOUNTING
Loretta M. Higgins
Vice President

Renee K. Wood
Accounting Officer

ASSET & LIABILITY
MANAGEMENT
Vanessa M. Richards
Vice President

Raymond Hannan
Investment Operations Officer

METHOD ANALYST
Sheldon F. Everhart
Vice President

HUMAN RESOURCES GROUP
Jerilynn Ferguson
Vice President

Barbara M. Heinricher
Assistant Vice President

MARKETING GROUP
Stephen J. Badman
Vice President

Sarah H. McIntosh
Marketing Officer

MORTGAGE GROUP
Scott E. Dodds
Executive Vice President

Michele R. Harris
Operations Officer

DIRECT LENDING
Arthur S. Marangi
Retail Lending Officer

INDIRECT LENDING
Daryl L. Marshall
Vice President

RETAIL UNDERWRITING
Paul E. Ibsen
Consumer Loan Officer

RETAIL GROUP
James J. Pennetti
Executive Vice President

ADMINISTRATIVE SERVICES
John J. Kennedy
Vice President

DEPOSIT OPERATIONS
Rebecca A. Geis
Vice President

Betsy J. Cinson
Operations Officer

INFORMATION SYSTEMS
Robert J. Blackburn
Vice President

Richard D. Gamary
Assistant Vice President

Eileen G. Halter
Assistant Vice President

William J. Holland
Data Processing Officer

LOAN OPERATIONS
Paula J. Lightbody
Vice President

RETAIL SALES & SERVICE
Derek G. Williams
Vice President

Cynthia S. Griffith
Assistant Vice President

BUSINESS BANKING
Charleen A. Davidson
Assistant Vice President

Dan M. Friedman
Assistant Vice President

Catherine Dluzyn-Hegarty
Electronic Banking Officer

Kathleen J. Tripp
Personal Banking Officer

SECURITY/COMPLIANCE
Duane J. Shamp
Vice President

Monica J. Graves
CRA Officer

TRUST SERVICES GROUP
Robert M. Sweeney
Executive Vice President

Robert J. Barnes
Vice President
Managing Officer,
Trust Investments

Philip L. Francis
Vice President
Managing Officer,
Alliance

Samuel M. Lincoln
Vice President
Managing Officer,
Employee Benefits

James H. Rutledge
Vice President
Managing Officer,
Personal Trusts

Linda M. Zaleski
Vice President
Administration

J. Michelle Leasure
Assistant Vice President
Personal Trust Officer

Richard J. Reiland, Jr.
Assistant Vice President
Employee Benefits Trust Officer

Connie S. Brodzinski
Personal Trust Officer

Rebecca S. Eberle
Personal Trust Officer

Paul D. Guerra
Business Development Officer

Robert L. Hammond
Trust Investment Officer

Jeffrey D. Roberts
Trust Tax Officer

Kevin E. Sembach
Trust Investment Officer

14

UNITED BANK
FINANCIAL CENTERS

ALLIANCE
Mount Union Office
Velma A. Traphagen
Assistant Vice President
Sales and Service Officer

BREWSTER
Brewster Office
Ruth M. Wisselgren
Assistant Vice President
Sales and Service Officer

CANAL FULTON
Canal Fulton Office
Tracy A. Murray
Sales and Service Officer

CANTON
34th & Cleveland Office
Scott H. Berkeley
Sales and Service Officer

Hillsdale Office
Terri L. King
Sales and Service Officer

Lake Cable Office
Patricia A. Hoopes
Assistant Vice President
Sales and Service Officer

NewMarket Office
Karen J. Mathes
Sales and Service Officer

Raff/West Tusc. Office
Deborah J. Miller
Assistant Vice President
Sales and Service Officer
Joyce A. Midkiff
Operations Officer

Rotunda Office
Regina L. Kinlow-Thompson
Sales and Service Officer

HARTVILLE
Hartville Office
Julie Schlemmer
Sales and Service Officer

MANCHESTER
Manchester Office
Tracy A. Murray
Sales and Service Officer

MASSILLON
Amherst Office
Michelle L. Del Rio
Sales and Service Officer

Downtown Office
Jayne A. Ferrero
Sales and Service Officer

Perry Office
Ruth A. Patterson
Sales and Service Officer

NORTH CANTON
North Canton Office
Dan E. Young
Sales and Service Officer

Portage and Frank Office
Dan E. Young
Sales and Service Officer

UNITED BANK
FINANCIAL
MARKETPLACES

ALLIANCE
Alliance Wal*Mart Office
Toni L. Carpenter
Sales and Service Officer

GREEN
Green Giant Eagle Office
Melissa M. Way
Sales and Service Officer

WOOSTER
Wooster Wal*Mart Office
Stacy S. Radabaugh
Sales and Service Officer

UNITED BANK DRIVE-UP BANKING CENTERS

MASSILLON
Wales Square Office
Michelle L. Del Rio
Sales and Service Officer

NORTH CANTON
Belden Village Office
Dan E. Young
Sales and Service Officer

UNITED BANK TELEPHONE BANKING CENTER

Elizabeth M. Carr
Telephone Banking
Center Manager

UNITED BANK AIRCRAFT FINANCE OFFICES

AKRON/CANTON AIRPORT
Stephan C. Asper
Vice President

SACRAMENTO, CA
Craig A. Richardson
Regional Sales Representative

ORLANDO, FL
David R. Madden
Regional Sales Representative

WICHITA, KS
Lisa J. Stroud
Administrative Assistant

UNITED BANC
FINANCIAL SERVICES

NORTH CANTON
Portage and Frank Office
Todd R. Turner
Branch Manager

CANTON
Whipple Avenue Office
Jeffrey H. McHenry
Sales Officer

GREEN
Green Office
Jeffrey H. McHenry
Sales Officer

Locations

1998

                                                                              15
CORPORATE HEADQUARTERS
220 Market Avenue South
Canton, Ohio 44702
(330) 438-1200 or (800) 773-4862

STOCK SYMBOL

UNBO

INTERNET HOME PAGE

UNB Corp
www.unbcorp.com

United National Bank & Trust Co.
www.united-bank.com

COMPANY NEWS

You can get news about UNB Corp. and its subsidiaries by clicking on PRESS RELEASES under COMPANY NEWS on our home page. You will be connected to PRNewswire where you can search through press releases that have been issued since the beginning of the year. If you do not have internet access, you can call 1-800-758-5804 toll-free and request a fax of a press release. When you call, you will need the Company's six digit extension number which is 127633.

STOCK TRANSFER AGENT

United National Bank & Trust Co.
Attn:  Investment Dept.
P.O. Box 24190
Canton, Ohio 44701

For change of name, address or to replace lost stock certificates, write to United National Bank & Trust Co. at the above address or phone (330) 438-1206 or
(800) 773-4862.

SEC FORM 10-K

Shareholders may receive a copy of
the Corporation's Form 10-K by
visiting the Securities and Exchange
Commission's (SEC) website at
www.sec.gov and choose `Search The
Edgar Database.'

ANNUAL MEETING

The Annual Shareholders Meeting will be held on Tuesday, April 20, 1999, at 11:30 a.m. at the Canton Hilton, 320 Market Avenue South, Canton, Ohio.

INDEPENDENT AUDITORS

Crowe, Chizek and Company LLP
Cleveland, Ohio

UNB CORP. SHAREHOLDER RELATIONS

(330) 438-1206 or
toll-free (800) 773-4862

MARKET PRICE RANGE OF COMMON SHARES

The Corporation's common stock trades on the Over-The-Counter Bulletin Board (OTCBB) under the symbol UNBO. The following table sets forth the high and low bid prices for the Corporation's common stock during the periods indicated:

                           1998 Bid                    1997 Bid

                       High          Low          High          Low
  -----------------------------------------------------------------
  1st Quarter         $19.69        $19.63       $16.00      $15.00
  2nd Quarter          20.00         19.69        18.00       16.00
  3rd Quarter          20.19         20.00        19.00       18.00
  4th Quarter          20.38         20.00        19.62       19.00


The shares of Common Stock, stated value $1.00 per share, of UNB Corp. are traded on the over-the-counter market primarily with brokers in the Corporation's service area.

The above quoted market prices reflect inter-dealer prices, without adjustments for retail markups, markdowns, or commissions and may not represent actual transactions.

SHAREHOLDERS

     As of January 31, 1999, the Corporation had 1,491 shareholders of record and an estimated 1,200 additional beneficial holders whose stock was held in street name by brokerage houses.




                                                               Corporate
                                                              Information

                                                                 1998

                             CONSOLIDATED FINANCIAL

                                   STATEMENTS
                                      1998

REPORT OF MANAGEMENT

   The management of UNB Corp. is responsible for preparing financial statements and establishing and maintaining effective internal controls over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The internal control system contains monitoring mechanisms, and actions are taken to correct deficiencies and safeguard assets.

   The objective of an internal control structure is to provide reasonable, but not absolute, assurance as to the integrity and reliability of financial statements. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls; therefore, the effectiveness of an internal control system may vary over time.

   Management assessed the Corporation's internal controls over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in Statement on Auditing Standards No. 78 "Internal Control in a Financial Statement Audit" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. Based on this assessment, management believes that as of December 31, 1998, UNB Corp. maintained effective internal controls over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.


/s/ Roger L. Mann

Roger L. Mann
President and Chief Executive Officer,
UNB Corp. Chief Executive Officer,
United National Bank & Trust Co.

/s/ Charles J. Berry

Charles J. Berry
Senior Vice President and Chief Financial Officer
United National Bank & Trust Co.



--------------------------------------------------------------------------------

Report of Independent Auditors                        [CROWE CHIZEK LOGO]

Board of Directors and Shareholders
UNB Corp., Canton, Ohio

   We have audited the accompanying consolidated balance sheets of UNB Corp. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of UNB Corp. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP
Cleveland, Ohio,
January 21, 1999

18

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

DECEMBER 31, 1998 AND 1997
(in thousands of dollars, except per share data)                                                       1998                   1997

ASSETS
Cash and cash equivalents (Note 13) ..................................................             $  28,195              $  28,998
Federal funds sold ...................................................................                12,300                  7,500
Interest bearing deposits with banks .................................................                   554                  1,142
Securities, net (Fair value:
     1998-$52,950; 1997-$72,999) (Note 2) ............................................                52,945                 72,993
Mortgage-backed securities (Fair value:
     1998-$81,529; 1997-$67,922) (Note 2) ............................................                81,504                 67,845
Loans held for sale ..................................................................                 6,772                  2,190
Loans:
     Total loans (Notes 3 and 8) .....................................................               671,433                630,418
     Less allowance for loan losses (Note 4) .........................................               (11,172)                (9,650)
                                                                                                   ---------              ---------
         Net loans ...................................................................               660,261                620,768
Premises and equipment, net (Note 5) .................................................                11,152                 11,727
Intangible assets ....................................................................                 4,333                  5,339
Accrued interest receivable and other assets .........................................                10,727                  7,811
                                                                                                   ---------              ---------
              TOTAL ASSETS ...........................................................             $ 868,743              $ 826,313
                                                                                                   =========              =========

LIABILITIES
Deposits:
     Noninterest bearing demand deposits .............................................             $ 102,101              $  82,173
     Interest bearing deposits (Note 6) ..............................................               583,393                567,308
                                                                                                   ---------              ---------
         Total deposits ..............................................................               685,494                649,481
Short-term borrowings (Note 7) .......................................................                61,311                 56,511
FHLB advances  and capital lease (Note 8) ............................................                41,571                 35,650
Accrued taxes, expenses, and other liabilities .......................................                 8,665                  8,151
                                                                                                   ---------              ---------
              Total liabilities ......................................................               797,041                749,793
                                                                                                   ---------              ---------

Commitments and contingencies (Note 13)

SHAREHOLDERS' EQUITY (Note 1)
Common stock - $1.00 stated value, 50,000,000 shares
  authorized; 11,646,362 and 5,821,369 shares issued
  at December 31, 1998 and 1997, respectively ........................................                11,646                  5,821
Paid-in capital ......................................................................                30,872                 31,277
Retained earnings ....................................................................                38,049                 37,123
Treasury stock, 547,446 and 37,154 shares at cost ....................................               (11,149)                (1,440)
Unrealized gain on securities available for sale, net ................................                 2,284                  3,739
                                                                                                   ---------              ---------
              TOTAL SHAREHOLDERS' EQUITY .............................................                71,702                 76,520
                                                                                                   ---------              ---------
                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........................             $ 868,743              $ 826,313
                                                                                                   =========              =========

The accompanying notes are an integral part of these financial statements.

                                                                                                                                19
CONSOLIDATED STATEMENTS OF INCOME

For the three years ended December 31, 1998
(in thousands of dollars, except per share data)                                         1998               1997              1996
INTEREST INCOME:
     Interest and fees on loans:
              Taxable .....................................................            $56,358            $54,549            $50,951
              Tax-exempt ..................................................                140                185                226
     Interest and dividends on investments
       and mortgage-backed securities:
              Taxable .....................................................              8,608              7,746              7,341
              Tax-exempt ..................................................                 29                 52                 58
     Interest on deposits with banks ......................................                 23                 34                110
     Interest on federal funds sold .......................................                847                796                503
                                                                                       -------            -------            -------
              Total interest income .......................................             66,005             63,362             59,189
                                                                                       -------            -------            -------
INTEREST EXPENSE:
     Interest on deposits (Note 6) ........................................             24,791             23,470             21,438
     Interest on short-term borrowings ....................................              2,954              2,767              2,784
     Interest on FHLB advances and capital leases .........................              2,838              4,085              3,604
                                                                                       -------            -------            -------
              Total interest expense ......................................             30,583             30,322             27,826
                                                                                       -------            -------            -------
NET INTEREST INCOME .......................................................             35,422             33,040             31,363
PROVISION FOR LOAN LOSSES (Note 4) ........................................              2,748              2,929              3,140
                                                                                       -------            -------            -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .......................             32,674             30,111             28,223
OTHER INCOME:
     Service charges on deposits ..........................................              2,869              2,493              2,378
     Trust Department income ..............................................              4,316              3,307              2,714
     Other operating income ...............................................              1,900              1,114                897
     Gains on loans originated for sale ...................................              1,056                261               --
     Investment securities gains, net .....................................                793                 22                369
                                                                                       -------            -------            -------
              Total other income ..........................................             10,934              7,197              6,358
                                                                                       -------            -------            -------
OTHER EXPENSES:
     Salaries, wages and benefits (Note 9) ................................             13,205             11,361             10,806
     Occupancy expense ....................................................              1,525              1,322              1,170
     Equipment expense ....................................................              3,746              3,145              2,595
     Other operating expenses (Note 11) ...................................              8,542              7,677              7,582
                                                                                       -------            -------            -------
              Total other expenses ........................................             27,018             23,505             22,153
                                                                                       -------            -------            -------
INCOME BEFORE INCOME TAXES ................................................             16,590             13,803             12,428
PROVISION FOR INCOME TAXES (Note 12) ......................................              5,690              4,797              4,273
                                                                                       -------            -------            -------
NET INCOME ................................................................            $10,900            $ 9,006            $ 8,155
                                                                                       =======            =======            =======
EARNINGS PER SHARE (Note 1):
     Basic ................................................................            $  0.96            $  0.78            $  0.71
     Diluted ..............................................................            $  0.94            $  0.76            $  0.69

The accompanying notes are an integral part of these financial statements.

20

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the three years ended December 31, 1998
(in thousands of dollars, except per share data)

                                                                                                        Accumulated
                                                                                            Compre-        Other           Total
                                               Common    Paid-In     Retained   Treasury    hensive    Comprehensive   Shareholders'
                                                Stock    Capital     Earnings     Stock      Income        Income          Equity
                                                -----    -------     --------     -----      ------        ------          ------

BALANCE, JANUARY 1, 1996 ..................  $  2,874    $ 31,603    $ 30,005                           $    845         $ 65,327
   Net income for year ....................                             8,155              $  8,155                         8,155
   Other comprehensive income:
      Unrealized gain(loss) on securities
         available for sale, net of tax ...                                                     328          328              328
                                                                                           --------
   Comprehensive income ...................                                                $  8,483
                                                                                           ========
   Cash dividends ($0.295 per share) ......                            (3,400)                                             (3,400)
   100% stock dividend ....................     2,881                  (2,881)
   Shares issued through dividend
      reinvestment plan ...................        28         870                                                             898
   Stock options exercised ................         3          24                                                              27
                                             --------    --------     -------                           --------         --------
BALANCE, DECEMBER 31, 1996 ................     5,786      32,497      31,879                              1,173           71,335
   Net income for year ....................                             9,006              $  9,006                         9,006
   Other comprehensive income:
      Unrealized gain(loss) on securities
         available for sale, net of tax ...                                                   2,566        2,566            2,566
                                                                                           --------
   Comprehensive income ...................                                                $ 11,572
                                                                                           ========
   Cash dividends ($0.325 per share) ......                            (3,762)                                             (3,762)
   Shares issued through dividend
      reinvestment plan ...................         4         129                                                             133
   Stock options exercised ................        31         158                                                             189
   Treasury stock purchases ...............                                      $ (4,873)                                 (4,873)
   Treasury stock sold and issued
      for stock options ...................                (1,507)                  3,433                                   1,926
                                             --------    --------    --------    --------               --------         --------
BALANCE, DECEMBER 31, 1997 ................     5,821      31,277      37,123      (1,440)                 3,739           76,520
   Net income for year ....................                            10,900              $ 10,900                        10,900
   Other comprehensive income:
      Unrealized gain(loss) on securities
         available for sale, net of tax ...                                                  (1,455)      (1,455)          (1,455)
                                                                                           --------
   Comprehensive income ...................                                                $  9,445
                                                                                           ========
   Cash dividends ($0.365 per share) ......                            (4,151)                                             (4,151)
   100% stock dividend ....................     5,823                  (5,823)
   Stock award ............................         2          64                                                              66
   Treasury stock purchases ...............                                       (11,582)                                (11,582)
   Treasury stock sold and issued
      for stock options ...................                  (469)                  1,873                                   1,404
                                             --------    --------    --------    --------               --------         --------
BALANCE, DECEMBER 31, 1998 ................  $ 11,646    $ 30,872    $ 38,049    $(11,149)              $  2,284         $ 71,702
                                             ========    ========    ========    ========               ========         ========

The accompanying notes are an integral part of these financial statements.



CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three years ended December 31, 1998
(in thousands of dollars)                                                                   1998             1997             1996

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income .................................................................       $  10,900        $   9,006        $   8,155
     Adjustments to reconcile net income to net cash from
       operating activities:
         Depreciation and amortization ..........................................           1,373            1,046              780
         Provision for loan losses ..............................................           2,748            2,929            3,140
     Net securities gains .......................................................            (793)             (22)            (369)
         Net accretion on securities ............................................              (4)            (797)            (290)
         Amortization of intangible assets ......................................           1,006            1,014            1,023
         Loans originated for sale ..............................................         (67,272)         (18,099)            --
         Proceeds from sale of loan originations ................................          75,175           16,125             --
     Changes in:
         Interest receivable ....................................................             (31)            (249)             (59)
         Interest payable .......................................................            (269)            (459)             414
         Other assets and liabilities, net ......................................            (811)           3,113           (1,381)
         Deferred income tax benefit ............................................            (588)            (644)            (785)
         Deferred income ........................................................              (7)              (3)              (5)
                                                                                        ---------        ---------        ---------
              Net cash from operating activities ................................          21,427           12,960           10,623
                                                                                        ---------        ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net change in interest bearing deposits with banks .........................             588             (985)             358
     Net change in federal funds sold ...........................................          (4,800)            (700)          (2,500)
     Investment and mortgage-backed securities:
         Proceeds from sales of securities available for sale ...................          22,132           14,113           14,009
         Proceeds from maturities of securities held to maturity ................           1,060            6,993           22,035
         Proceeds from maturities of securities available for sale ..............         103,851          169,015           32,978
         Purchases of securities held to maturity ...............................            (607)          (6,878)         (20,903)
         Purchases of securities available for sale .............................        (103,255)        (159,914)         (68,659)
         Purchases of mortgage-backed securities
           available for sale ...................................................         (49,256)         (49,293)         (12,638)
         Principal payments received on
           mortgage-backed securities held to maturity ..........................           5,302            6,383            9,250
         Principal payments received on
           mortgage-backed securities available for sale ........................          25,808           16,336           20,413
     Net increase in loans made to customers ....................................         (19,940)         (12,730)         (98,817)
     Loans purchased ............................................................         (35,374)          (1,494)          (2,251)
     Purchases of premises and equipment, net ...................................            (798)          (2,729)          (2,013)
     Principal payments received under leases ...................................             588              236              149
     Purchases of assets to be leased ...........................................            --               (658)            --
                                                                                        ---------        ---------        ---------
              Net cash from investing activities ................................         (54,701)         (22,305)        (108,589)
                                                                                        ---------        ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits ...................................................          36,013           48,817           53,477
     Cash dividends paid, net of shares issued
       through dividend reinvestment ............................................          (4,151)          (3,629)          (2,502)
     Purchase of treasury stock .................................................         (11,582)          (4,873)
     Sales of treasury stock ....................................................           1,404            1,926
     Proceeds from issuance of stock ............................................              66              189               26
     Net increase/(decrease) in short-term borrowings ...........................           4,800          (11,897)          18,749
     Proceeds from FHLB advances ................................................         105,000           10,000           47,000
     Repayments of FHLB advances ................................................         (99,035)         (37,163)         (15,757)
     Proceeds from capital lease ................................................            --                248             --
     Repayments on capital lease ................................................             (44)             (37)            --
                                                                                        ---------        ---------        ---------
              Net cash from financing activities ................................          32,471            3,581          100,993
                                                                                        ---------        ---------        ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS .........................................            (803)          (5,764)           3,027
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ..................................          28,998           34,762           31,735
                                                                                        ---------        ---------        ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ......................................       $  28,195        $  28,998        $  34,762
                                                                                        =========        =========        =========

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unless otherwise indicated, amounts are in thousands, except per share data.

   PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of UNB Corp. (Corporation) and its wholly owned subsidiaries, the United National Bank & Trust Company (Bank), United Banc Financial Services, Inc., 620 Market Community Urban Development Corp. and United Insurance Agency, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

   INDUSTRY SEGMENT INFORMATION: UNB Corp. is a bank holding company engaged in the business of commercial and retail banking, trust and investment services, and consumer finance, with operations conducted through its main office and branches located throughout Stark, southern Summit and Wayne Counties of Ohio. The majority of the Corporation's income is derived from commercial and retail business lending activities and investments.

   CASH AND CASH EQUIVALENTS: Cash equivalents include cash and noninterest bearing deposits with banks. UNB Corp. reports net cash flows for interest bearing deposits with banks, federal funds sold, customer loan transactions, deposit transactions and short-term borrowings.

   For the years ended December 31, 1998, 1997 and 1996, the Corporation paid interest of $30,852, $30,781 and $27,412, respectively, and income taxes of $6,543, $5,005 and $5,110, respectively.

   INVESTMENT AND MORTGAGE-BACKED SECURITIES: The Corporation classifies debt and equity securities as held to maturity, available for sale or trading. Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Trading securities are purchased principally for sale in the near term and are reported at fair value with unrealized gains and losses included in earnings. During 1998 and 1997, the Corporation held no trading securities.

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

   Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. The effect of changes in impaired loans is included in the 1998, 1997 and 1996 provision for loan losses, and was not material.

   Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet its debt service requirements. Often this is associated with a delay or shortfall in payments of 30 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total and are excluded from reported impaired loans. Such loans include residential first mortgage loans secured by one-to four-family residences, residential construction loans and consumer automobile, boat, home equity and credit card loans with balances less than $300. In addition, loans held for sale and leases are excluded from consideration as impaired. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often also considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Management has classified all impaired loans as nonaccrual loans. Loans which were classified as nonaccrual and have been brought current must remain current for six months before removal from nonaccrual status and are not considered impaired for purposes of these statements. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past-due asset disclosures.

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

   OTHER REAL ESTATE: Other real estate owned is included in other assets on the consolidated balance sheets at the lower of cost or fair value, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry the real estate are charged to expense. Other real estate, net of the valuation reserve totaled $449 and $325 at December 31, 1998 and 1997, respectively.

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

   The accrual of interest on loans is suspended when, in management's opinion, the collection of all or a portion of the loan principal has become doubtful. When a loan is placed on non- accrual status, accrued and unpaid interest at risk is charged against income. Payments received on non-accrual loans are applied against principal until recovery of the remaining balance is reasonably assured. The carrying value of loans classified as impaired is periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in the provision for loan losses.

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

   CONCENTRATIONS OF CREDIT RISK: The Corporation, through its subsidiary Bank, grants residential, consumer, and commercial financing to customers located primarily in Stark County. Commercial loans, commercial real estate loans, aviation loans, mortgage loans and consumer loans comprise 12.0%, 12.4%, 9.8%, 34.9% and 30.9% of total loans, respectively at December 31, 1998. Indirect loans accounted for 68.4% of consumer loans at December 31, 1998.

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

   The basic weighted average shares were 11,409,269, 11,563,136 and 11,525,882 for 1998, 1997 and 1996, respectively. Diluted weighted average shares were 11,638,692, 11,785,936 and 11,814,282 for 1998, 1997 and 1996, respectively.

   The Corporation declared a 100% stock split in the form of a dividend in 1998 which was recorded by a transfer, equal to the stated value of the shares issued, from retained earnings to common stock. All per share data has been adjusted for the stock dividend.

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

   DIVIDEND REINVESTMENT PLAN: The dividend reinvestment plan, effective March 30, 1989, authorized the sale of 1,157,624 shares of the Corporation's authorized but previously unissued common shares to shareholders who chose to invest all or a portion of their cash dividends. New shares totalling 8,448 were issued pursuant to the plan in 1997, after giving effect to the 1998 stock dividend. In addition, in 1998 and 1997, 51,474 and 66,050 treasury shares were purchased to fund dividend reinvestment, respectively. The shares issued were purchased from the Corporation with reinvested dividends at the current market price, which was the average of the closing bid and asked prices for the last business day immediately preceding the purchase date. The number of shares has been adjusted to reflect the 1998 stock dividend. On August 13, 1998, the Board of Directors voted to temporarily suspend the Dividend Reinvestment Plan, effective September 16, 1998.

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

   COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

   FINANCIAL STATEMENT PRESENTATION: Certain previously reported consolidated financial statement amounts have been reclassified to conform to the 1998 presentation.

NOTE 2 - SECURITIES

   The amortized cost and estimated fair value of investment and mortgage-backed securities available for sale and held to maturity, as presented in the consolidated balance sheets are as follows:

                                                                            December 31, 1998
                                                                         Gross         Gross     Estimated
                                                          Amortized    Unrealized    Unrealized     Fair
                                                             Cost         Gains        Losses       Value
                                                        ----------   ----------   ----------    ----------
Securities available for sale:
   U.S. Treasury securities .........................   $    9,058   $       59   $      (14)   $    9,103
   Obligations of U.S. government
    agencies and corporations .......................       25,009          200           (3)       25,206
Securities held to maturity:
   Corporate bonds and other debt securities ........          749            5         --             754
                                                        ----------   ----------   ----------    ----------
      Total debt securities .........................       34,816          264          (17)       35,063
Equity securities available for sale ................       13,550        3,325         --          16,875
Asset-backed securities available for sale ..........          999           13         --           1,012
                                                        ----------   ----------   ----------    ----------
      Total investment securities ...................       49,365        3,602          (17)       52,950
Mortgage-backed securities available for sale .......       79,731          311         (378)       79,664
Mortgage-backed securities held to maturity .........        1,840           26           (1)        1,865
                                                        ----------   ----------   ----------    ----------
      Total mortgage-backed securities ..............       81,571          337         (379)       81,529
                                                        ----------   ----------   ----------    ----------
      Total investment and mortgage-backed securities   $  130,936   $    3,939   $     (396)   $  134,479
                                                        ==========   ==========   ==========    ==========

                                                                            December 31, 1997
                                                                         Gross         Gross     Estimated
                                                          Amortized    Unrealized    Unrealized     Fair
                                                             Cost         Gains        Losses       Value
                                                        ----------   ----------   ----------    ----------
Securities available for sale:
   U.S. Treasury securities .........................   $   17,005   $       42   $       (1)   $   17,046
   Obligations of U.S. government
    agencies and corporations .......................       36,476          119           (4)       36,591
Securities held to maturity:
   Obligations of state and political subdivisions ..          951            2           (1)          952
   Corporate bonds and other debt securities ........          746            5         --             751
                                                        ----------   ----------   ----------    ----------
      Total debt securities .........................       55,178          168           (6)       55,340
Equity securities available for sale ................       11,581        5,081         --          16,662
Asset-backed securities available for sale ..........          999         --             (2)          997
                                                        ----------   ----------   ----------    ----------
      Total investment securities ...................       67,758        5,249           (8)       72,999
Mortgage-backed securities available for sale .......       60,281          527          (97)       60,711
Mortgage-backed securities held to maturity .........        7,134           79           (2)        7,211
                                                        ----------   ----------   ----------    ----------
      Total mortgage-backed securities ..............       67,415          606          (99)       67,922
                                                        ----------   ----------   ----------    ----------
      Total investment and mortgage-backed securities   $  135,173   $    5,855   $     (107)   $  140,921
                                                        ==========   ==========   ==========    ==========

   Mortgage-backed securities consist of fixed and variable rate CMOs and government guaranteed mortgage-backed securities issued by FHLMC, FNMA, and GNMA. CMOs totaled $59,354 and $49,452 and government guaranteed mortgage-backed securities totaled $22,150 and $18,393 at December 31, 1998 and 1997, respectively.

   The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            December 31, 1998
                                                 Estimated    Weighted
                                   Amortized       Fair        Average
                                     Cost         Value         Yield
                                 ----------   ----------   -----------
Securities available for sale:
U.S. Treasuries
   Due in one year or less ...   $    5,020   $    5,025          5.76%
   Due after one year
    through five years .......        4,038        4,078          5.49%
                                 ----------   ----------   -----------
   Total .....................        9,058        9,103          5.64%
                                 ----------   ----------   -----------
U.S. government agencies
 and corporations
   Due in one year or less ...       12,014       12,083          5.25%
   Due after one year
    through five years .......       12,995       13,123          6.37%
                                 ----------   ----------   -----------
   Total .....................       25,009       25,206          5.83%
                                 ----------   ----------   -----------
                                 $   34,067   $   34,309          5.78%
                                 ==========   ==========   ===========
Securities held to maturity:
Corporate bonds and other
 debt securities
   Due after one year
    through five years .......   $      749   $      754          8.53%
                                 ----------   ----------   -----------
   Total .....................   $      749   $      754          8.53%
                                 ==========   ==========   ===========
Asset-backed securities
 available for sale ..........   $      999   $    1,012          7.00%
                                 ==========   ==========   ===========
Mortgage-backed
 and collateralized
 mortgage obligations
 available for sale ..........   $   79,731   $   79,664          6.30%
Mortgage-backed and
 collateralized mortgage
 obligations held
 to maturity .................        1,840        1,865          7.45%
                                 ----------   ----------   -----------
                                 $   81,571   $   81,529          6.33%
                                 ==========   ==========   ===========

   Sales of available for sale securities were as follows:

                                    1998        1997       1996
Debt and mortgage-
 backed securities:
   Proceeds...................   $21,283     $14,113    $13,239
   Gross gains................        20          39          2
   Gross losses...............        12          17         95
Equity Securities:
   Proceeds...................   $   849        --      $   770
   Gross gains................       785        --          462

   At December 31, 1998, there are no holdings of securities of any one issuer, other than the U.S. government and its agencies and corporations, in an amount greater than 10% of shareholders' equity.

   Investments with a carrying value of approximately $102,800 and $103,000 as of December 31, 1998 and 1997, respectively, were pledged to secure public funds or other obligations.

NOTE 3 - LOANS

   Loans are comprised of the following at December 31:

                             1998       1997
Commercial, financial
 and agricultural ....   $ 80,618   $ 84,737
Commercial real estate     83,036     70,896
Aviation .............     65,530       --
Real estate ..........    234,696    260,190
Consumer .............    207,553    214,595
                         --------   --------
   Total loans .......   $671,433   $630,418
                         ========   ========

   Impaired loans are as follows:
                             1998   1997   1996
Loans with no
 allowance for loan losses
 allocated ...............   $660   $281   $ 63
Loans with allowance
 for loan losses allocated    --     --     205
Amount of allowance
 allocated ...............    --     --     135
Average of impaired loans
 year-to-date ............   $829   $335   $309
Interest income recognized
 during impairment .......     55     33     28
Cash-basis interest income
  recognized year-to-date      54     32     28

   Loans with carrying values of $161 and $191 were transferred to foreclosed real estate in 1998 and 1997, respectively.

   Certain directors, executive officers and principal shareholders of UNB Corp. and its subsidiaries are loan customers of the subsidiary bank. A summary of aggregate related party loan activity, for loans aggregating $60 or more to any one related party, is as follows for the year ended December 31:

                            1998        1997
Balance, January 1, .   $  9,156    $ 14,135
New loans ...........      4,751       3,533
Repayments ..........     (4,958)     (6,895)
Other Changes .......      2,884      (1,617)
                        --------    --------
Balance, December 31,   $ 11,833    $  9,156
                        ========    ========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

   Transactions in the allowance for loan losses for the years ended December 31, are summarized as follows:

                              1998        1997        1996
Balance at January 1, .   $  9,650    $  8,335    $  7,242
Provision charged
 to expense ...........      2,748       2,929       3,140
Loans charged off .....     (2,397)     (2,911)     (3,162)
Recoveries on loans
 previously charged off      1,171       1,297       1,115
                          --------    --------    --------
Balance at end of year    $ 11,172    $  9,650    $  8,335
                          ========    ========    ========

NOTE 5 - PREMISES AND EQUIPMENT

   The components of premises and equipment at December 31, are as follows:

                               1998        1997
Land ...................   $  1,642    $  1,742
Buildings ..............      6,179       6,419
Furniture and fixtures .      9,945       9,696
Leasehold improvements .      2,179       1,710
                           --------    --------
   Total premises and
    equipment ..........     19,945      19,567
Accumulated depreciation
    and amortization ...     (8,793)     (7,840)
                           --------    --------
      Premises and
       equipment, net ..   $ 11,152    $ 11,727
                           ========    ========

   At December 31, 1998, the Corporation is obligated for the next five years for rental commitments under non-cancelable operating leases on the main and branch offices and equipment as follows:

1999 ...............................   $1,857
2000 ...............................    1,362
2001 ...............................      767
2002 ...............................      676
2003 ...............................      392
                                       ------
  Total ............................   $5,054
                                       ======

   Rental expense amounted to approximately $1,922, $1,755 and $1,465 in 1998, 1997 and 1996, respectively.

NOTE 6 - INTEREST BEARING DEPOSITS

   Total interest bearing deposits as presented on the consolidated balance sheets are comprised of the following classifications:

                                     December 31,
                                   1998       1997
Interest bearing demand ....   $ 85,128   $ 77,361
Savings ....................    208,976    183,646
Time:
   In denominations
    under $100,000 .........    239,365    257,833
   In denominations of
    $100,000 or more .......     49,924     48,468
                               --------   --------
      Total interest bearing
       deposits ............   $583,393   $567,308
                               ========   ========

   At year-end 1998, stated maturities of time deposits are as follows:

1999 ...................................  $207,061
2000 ...................................    47,470
2001 ...................................    20,829
2002 ...................................     6,719
2003 ...................................     5,984
Thereafter .............................     1,226
                                          --------
   Total ...............................  $289,289
                                          ========

   Related party deposits total $7,253 and $8,003 at year-end 1998 and 1997, respectively.

   Interest expense on deposits is summarized below:

                               Years ended December 31,
                              1998       1997       1996
Interest bearing demand   $  1,256   $  1,226   $  1,409
Savings ...............      6,763      5,496      4,488
Time:
   In denominations
    under $100,000 ....     13,950     14,270     13,266
   In denominations of
    $100,000 or more ..      2,822      2,478      2,275
                          --------   --------   --------
      Total interest
       on deposits ....   $ 24,791   $ 23,470   $ 21,438
                          ========   ========   ========

NOTE 7 - SHORT-TERM BORROWINGS

   Federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan deposits are financing arrangements. Physical control is maintained for securities sold under repurchase agreements. Information concerning all short-term borrowings is summarized as follows, at December 31:

                                      1998       1997
Securities sold under
 repurchase agreements .........   $59,156    $51,289
Federal funds purchased ........     1,850        100
U.S. Treasury tax and loan notes       305      5,122
                                   -------    -------
   Total short-term borrowings .   $61,311    $56,511
                                   =======    =======
Weighted average interest
 rate at period end ............       4.3%       4.8%
                                   -------    -------
Average amount outstanding
 during year ...................   $64,281    $58,731
                                   =======    =======
Approximate weighted average
 interest rate during the year .       4.6%       4.7%
                                   -------    -------
Maximum amount outstanding
 as of any month-end ...........   $67,251    $68,471
                                   =======    =======

NOTE 8 - FHLB ADVANCES AND CAPITAL LEASE

   The Bank has entered into various borrowing agreements with the Federal
Home Loan Bank (FHLB) of Cincinnati. Pursuant to collateral agreements with the FHLB, advances are secured by all stock invested in the FHLB and by qualifying first mortgage loans. Scheduled principal payments on amortizing advances are
shown in the year they are due. At December 31, 1998,   FHLB advances are
comprised of the following:

Maturity                     Interest Rate              Amount
--------                     -------------             -------
1999                         5.50% - 6.15%             $ 5,383
2000                         6.00% - 6.15%               3,593
2001                         6.10% - 6.15%               1,748
2002                         5.95% - 6.25%              30,330
2003                             6.25%                     350
                                                       -------
                                 Total                 $41,404
                                                       =======

   Based on the Bank's investment in FHLB stock at December 31, 1998, the maximum dollar amount of FHLB advance borrowings available to the Bank is $144,532.

   During the second quarter of 1997, the Bank entered into capital lease arrangements in order to finance the acquisition of its computer output to laser disk technology (COLD) which includes computer hardware and related software in the amount of $252. The lease terms call for sixty monthly payments of $5 with the last payment due in March, 2002. The balances outstanding at December 31, 1998 and 1997 were $167 and $210, respectively.

NOTE 9 - RETIREMENT PLANS

   PENSION PLAN -- The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. In general, benefits are based on years of service and the employee's compensation. The Corporation's policy is to fund the plan sufficiently to meet the minimum funding requirement set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Corporation may determine to be appropriate up to the maximum amount that can be deducted for federal tax purposes. Contributions are intended to provide not only for benefits attributed to service date but also for those expected to be earned in the future. For financial reporting purposes, pension expense is calculated using the projected unit cost method. Information about the pension plan was as follows:

                                            1998       1997
Change in benefit obligation:
   Beginning benefit obligation ......   $ 5,358    $ 6,281
   Service cost ......................       392        433
   Interest cost .....................       394        464
   Actuarial loss (gain) .............     1,100       (396)
   Benefits paid .....................      (839)    (1,424)
                                         -------    -------
   Ending benefit obligation .........     6,405      5,358

Change in plan assets, at fair value:
   Beginning plan assets .............     6,881      6,260
   Actual return .....................     1,555      1,459
   Employer contributions ............      --          586
   Benefits paid .....................      (839)    (1,424)
                                         -------    -------
   Ending plan assets ................     7,597      6,881

Funded status ........................     1,192      1,523
Unrecognized net actuarial (gain) loss      (778)      (840)
Unrecognized transition amount .......       (15)       (47)
Unrecognized prior service cost ......        77         84
                                         -------    -------
Prepaid benefit cost .................   $   476    $   720
                                         =======    =======

The components of pension expense and the related actuarial assumptions were as follows:

                               1998      1997      1996
Service cost ..............   $ 392     $ 433     $ 415
Interest costs ............     394       464       399
Expected return on
   plan assets ............    (507)     (506)     (424)
Amortization of
   prior service cost .....     (25)      (25)      (25)
Recognized net actuarial
   (gain) loss ............     (10)     --        --
                              -----     -----     -----
                              $ 244     $ 366     $ 365
                              =====     =====     =====
Discount rate on
   benefit obligation .....    7.50%     7.50%     7.50%
Long-term expected rate
   of return on plan assets    7.50%     7.50%     7.50%
Rate of compensation
   increase ...............    5.00%     5.00%     5.00%

   PROFIT SHARING PLAN -- The UNB Tax-Deferred Savings Plan covers all qualified employees. The annual plan expense is based upon discretionary matching of employees' voluntary pre-tax contributions. The Corporation's contributions are invested in UNB Corp. common stock, and become vested after three years of service. Employee voluntary contributions are fully vested at all times. Employee contributions are invested in a money market fund, a balanced stock or bond fund, or in UNB Corp. common stock based on employee investment elections. The expense related to this plan totaled $239, $264 and $225 in 1998, 1997 and 1996, respectively.

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

   The Corporation's plan is contributory. Retirees under age 65 pay a lower premium than retirees who have attained age 65.

   Information about the postretirement benefit plan was as follows:

                                            1998       1997
Change in benefit obligation:
   Beginning benefit obligation ......   $   851    $ 1,736
   Interest cost .....................        60        122
   Plan amendment ....................        --     (1,064)
   Actuarial gain ....................        50        119
   Benefits paid .....................       (15)       (62)
                                         -------    -------
   Ending benefit obligation .........       946        851

Change in plan assets, at fair value:
   Beginning plan assets .............        --         --
   Employer contributions ............        15         62
   Benefits paid .....................       (15)       (62)
                                         -------    -------
   Ending plan assets ................        --         --

Funded status ........................      (946)      (851)
Unrecognized net actuarial (gain) loss      (378)      (436)
Unrecognized transition obligation ...         5          5
                                         -------    -------
Accrued benefit cost .................   $(1,319)   $(1,282)
                                         =======    =======

   The components of postretirement benefit expense were as follows:

                              1998      1997     1996
Interest costs ...........   $  59     $ 122    $ 110
Amortization of transition
   obligation ............     (53)       25       76
Service cost .............      51       119      106
                             -----     -----    -----
                             $  57     $ 266    $ 292
                             =====     =====    =====

Discount rate on
   benefit obligation ....    7.00%     7.00%    7.00%

   Assumed health care costs trend rates may have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would not have had a material effect at December 31, 1998.

NOTE 10 - STOCK OPTION AND PERFORMANCE UNIT PLAN

   In 1987, the shareholders approved a Stock Option and Performance Unit Plan reserving 764,040 shares of common stock, adjusted for stock dividends and splits, for the granting of options to executive officers and other senior Management personnel. Options are not exercisable for at least four years from the date of grant and are not fully exercisable until six years from the date of grant. The duration of the exercise period is ten years. In 1997, the shareholders approved a Stock Option Plan reserving 1,000,000 shares of common stock, adjusted for stock dividends and splits, for the granting of options to directors and officers of the Corporation and its affiliates. Non-qualified stock options are immediately exercisable. Qualified stock options are partially exercisable one year from the date of grant and become fully exercisable five years from the date of grant. The duration of the exercise period is ten years. As such options are exercised, shareholders' equity will be credited with the proceeds.

   SFAS No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1998, 1997 and 1996.

                                      Stock Options and Performance Unit Plan
1987 Plan                                        Number of Shares
                                      ----------------------------------------
                                       Available                                     Weighted-average           Range of Option
                                       for Grant      Exercised    Outstanding        exercise price            Price per Share
--------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996                 118,488        95,136        550,416               5.47                3.51        9.63
     Granted                             (55,364)         --           55,364              11.00               11.00       11.00
     Forfeited                             1,600          --           (1,600)             11.00               11.00       11.00
     Exercised                              --           9,400         (9,400)              3.88                3.51        6.00
                                         -------       -------        -------
Balance, December 31, 1996                64,724       104,536        594,780               5.99                3.51       11.00
     Granted                             (65,600)         --           65,600              15.00               15.00       15.00
     Forfeited                             2,000          --           (2,000)             15.00               15.00       15.00
     Exercised                              --         185,168       (185,168)              4.16                3.51        9.63
                                         -------       -------        -------
Balance, December 31, 1997                 1,124       289,704        473,212               7.92                3.62       15.00
     Expired                              (1,124)         --            1,124                                               0.00
     Exercised                              --          42,380        (42,380)              8.00                3.62       15.00
                                         -------       -------        -------
Balance, December 31, 1998                     0       332,084        431,956               7.91                3.89       15.00
                                         =======       =======        =======

1997 Plan                                          Number of Shares
                                       -----------------------------------------
                                       Available                                     Weighted-average           Range of Option
                                       for Grant      Exercised    Outstanding        exercise price            Price per Share
--------------------------------------------------------------------------------------------------------------------------------
Balance, March 1, 1998                 1,000,000          --             --
     Granted                             (17,000)         --           17,000              15.69               15.69       15.69
     Exercised                              --           1,400         (1,400)             15.69               15.69       15.69
                                       ---------     ---------      ---------
Balance, December 31, 1998               983,000         1,400         15,600              15.69               15.69       15.69
     Granted                            (101,244)         --          101,244              19.63               19.63       19.63
     Exercised                              --           2,400         (2,400)             17.33               15.69       19.63
                                       ---------     ---------      ---------
Balance, December 31, 1998               881,756         3,800        114,444              19.14               15.69       19.63
                                       =========     =========      =========

                               1998         1997        1996
Net income as reported   $   10,900   $    9,006  $    8,155
Pro forma net income .       10,808        8,946       8,130
Basic earnings per
 share as reported ...   $      .96   $      .78  $      .71
Pro forma basic
 earnings per share ..          .95          .77         .71
Diluted earnings
 per share as reported          .94          .76         .69
Pro forma diluted
 earnings per share ..          .93          .76         .69

   In future years, the pro forma effect of not applying this Standard is expected to increase as additional options are granted.

   Options exerciseable at year-end are as follows:

                                 Number      Weighted-average
                               of options     exercise price
                               ----------     --------------
1996 ......................      274,313          $ 4.33
1997 ......................      296,618            6.42
1998 ......................      304,467            6.85

   The weighted average remaining option life for outstanding options issued under the 1987 Stock Option Plan at year-end 1998 is 4.8 years. The weighted average remaining option life for outstanding options issued under the 1997 Stock Option Plan is 9.0 years at year-end 1998.

   For options granted during 1998 and 1997, the weighted-average fair values at grant date are as follows:

Options granted
 at market price                        1998              1997
1987 Plan
   Exercise price .................      --             $15.00
   Fair value .....................      --               2.29
1997 Plan
Nonqualified Stock Options
   Exercise price .................   $19.63            $15.69
   Fair value .....................     1.78              1.54
Incentive Stock Options
   Exercise price .................   $19.63               --
   Fair value .....................     2.86               --

   The fair value of options granted during 1998, 1997 and 1996 is estimated using the following information:

                                  1998        1997        1996
1987 Plan
   Risk free interest rate...    --          6.32%       5.60%
   Expected life.............    --        6 years     7 years
   Expected volatility of
    stock price..............    --          6.32%       7.80%
   Expected dividends........    --          2.98%       3.09%
1997 Plan
Nonqualified Stock Options
   Risk free interest rate...     5.61%      6.34%       --
   Expected life.............  3 years    3 years        --
   Expected volatility of
    stock price..............     7.17%      5.89%       --
   Expected dividends........     2.25%      2.61%       --
Incentive Stock Options
   Risk free interest rate...     5.82%      --          --
   Expected life.............   6 years      --          --
   Expected volatility of
    stock price..............     6.92%      --          --
   Expected dividends........     2.69%      --          --

NOTE 11 - OTHER OPERATING EXPENSES

   Other operating expenses are summarized as follows:

                                      Years ended December 31,
                                    1998        1997       1996
FDIC deposit insurance .......    $  137      $  132     $  812
Ohio franchise and
 other taxes .................       773         721        807
Stationery, supplies
 and postage .................     1,044       1,042        892
Marketing expense ............       824         611        579
Contributions ................       480         198         50
Professional fees ............       761         888        727
Intangible amortization ......     1,006       1,014      1,023
Other expenses ...............     3,517       3,071      2,692
                                  ------      ------     ------
   Total other
    operating expenses .......    $8,542      $7,677     $7,582
                                  ======      ======     ======

NOTE 12 - INCOME TAXES

   Income taxes consist of the following:

                                       Years ended December 31,
                                    1998        1997       1996
Current tax expense ..........    $6,278      $5,441     $5,058
Deferred tax benefit .........      (588)       (644)      (785)
                                  ------      ------     ------
   Total income taxes ........    $5,690      $4,797     $4,273
                                  ======      ======     ======

   The sources of gross deferred tax assets and gross deferred tax liabilities are as follows at December 31:

                                      1998       1997       1996
Items giving rise to deferred
 tax assets:
   Allowance for loan losses in
    excess of tax reserve ......   $ 3,951    $ 3,281    $ 2,675
   Postretirement benefits .....       532        502        415
   OREO writedown ..............        97         94         94
   Deferred compensation .......       252        421        236
   Intangible amortization .....       364        270        189
   Other .......................        92        186         54
Items giving rise to deferred
 tax liabilities:
   Depreciation ................      (880)      (870)      (805)
   Deferred loan fees and costs       (178)      (278)      (208)
   Loan basis from acquisition .      (202)      (263)      (341)
   FHLB stock ..................      (630)      (443)      (286)
   Pension .....................      (149)      (231)        --
   Unrealized gain on securities
    available for sale .........    (1,230)    (1,926)      (604)
   Other .......................       (87)       (95)       (93)
                                   -------    -------    -------
Net deferred tax asset .........   $ 1,932    $   648    $ 1,326
                                   =======    =======    =======

   Based on prior taxes paid, the deferred tax asset is more likely than not to be realized.

   The difference between the provision for income taxes and amounts computed by applying the statutory income tax rate of 35% for 1998 and 34% for 1997 and 1996 to income before taxes is as follows:

                                     Years ended December 31,
                                    1998      1997      1996
Income taxes computed
 at the statutory tax rate
 on pretax income .............   $5,807     $4,693    $4,225
Add tax effect of:
   Tax exempt income ..........      (50)       (80)      (82)
   Other ......................      (67)       184       130
                                  ------     ------    ------
      Total income taxes ......   $5,690     $4,797    $4,273
                                  ======     ======    ======

   Taxes attributable to net securities gains approximated $278 in 1998, $7 in 1997 and $125 in 1996.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

   RESERVE REQUIREMENTS: The Corporation's subsidiary bank is required to maintain approximately $5,851 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements at December 31, 1998. These funds do not earn interest.

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

                                          1998       1997
Fixed rate commitments to
 extend credit ....................   $ 49,318   $ 47,166
Variable rate commitments
 to extend credit .................    135,342    118,086
Variable rate standby letters
 of credit and financial guarantees     16,272      7,778
Interest rate swaps --
 notional amount ..................     20,805      3,750

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

   INTEREST RATE SWAP: The Corporation has entered into two agreements to assume variable interest payments in exchange for fixed interest payments (interest rate swaps). The notional amounts of the interest rate swaps do not represent amounts exchanged by the parties. The amounts exchanged are determined by reference to the notional amounts and the other terms of the interest rate swaps. The following table summarizes the terms of each swap in effect at December 31, 1998:

                                  Swap #1           Swap #2
Notional amount .........   $ 2.4 million        $18.4 million
Final expiration ........   Nov. 20, 2000        June 18, 2003
Variable rate in effect
   December 31, 1998 ....           5.25%                5.23%
Fixed rate...............           2.88%                5.86%
Market Value,
   December 31, 1998 ....             $58               $(380)

   Variable interest payments received are based on the 3 month
LIBOR rate which is adjusted on a quarterly basis. The income from these agreements for 1998, 1997 and 1996, was approximately $58, $126 and $158, respectively, which was included in interest income.

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

NOTE 14 - DIVIDEND AND REGULATORY CAPITAL REQUIREMENTS

   Dividends paid by the Bank are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiary Bank to the Corporation is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two year's retained earnings. At December 31, 1998, approximately $624 of the Bank's retained earnings were available for dividends to the Corporation under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Corporation's regulatory capital requirements and minimum regulatory guidelines. These restrictions do not presently limit the Corporation from paying normal dividends.

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

   The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                     Tier 1
                               Capital to risk-    capital to
                                weighted assets      average
                               Total     Tier 1      assets
Well capitalized ...........    10%        6%          5%
Adequately capitalized .....     8%        4%          4%
Undercapitalized ...........     6%        3%          3%

   At year-end, actual capital levels (in millions) and minimum required levels are:

                                                                                                             Minimum Required
                                                                                Minimum Required          To Be Well Capitalized
                                                                                   For Capital            Under Prompt Corrective
                                                        Actual                  Adequacy Purposes           Action Regulations
                                                  Amount      Ratio            Amount       Ratio            Amount      Ratio
1998
Total capital (to risk weighted assets)
     Consolidated ..........................       $73.4       11.5%            $51.2        8.0%             $64.0      10.0%
     Bank ..................................       $64.2       10.1%            $50.8        8.0%             $63.4      10.0%
Tier 1 capital (to risk weighted assets)
     Consolidated ..........................       $65.4       10.2%            $25.6        4.0%             $38.4       6.0%
     Bank ..................................       $49.2        7.8%            $25.4        4.0%             $38.1       6.0%
Tier 1 capital (to average assets)
     Consolidated ..........................       $65.4        7.4%            $35.3        4.0%             $44.1       5.0%
     Bank ..................................       $49.2        5.7%            $34.6        4.0%             $43.3       5.0%
1997
Total capital (to risk weighted assets)
     Consolidated ..........................       $75.0       13.3%            $45.2        8.0%             $56.4      10.0%
     Bank ..................................       $62.7       11.3%            $44.5        8.0%             $55.6      10.0%
Tier 1 capital (to risk weighted assets)
     Consolidated ..........................       $67.9       12.0%            $22.6        4.0%             $33.9       6.0%
     Bank ..................................       $42.7        7.7%            $22.2        4.0%             $33.4       6.0%
Tier 1 capital (to average assets)
     Consolidated ..........................       $67.9        8.2%            $33.0        4.0%             $41.2       5.0%
     Bank ..................................       $42.7        5.2%            $32.6        4.0%             $40.7       5.0%

The Corporation and Bank at year-end 1998 and 1997 were categorized as well capitalized.

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

   The estimated fair values of the Corporation's financial instruments at December 31, 1998 and 1997, respectively, are:

                                                             1998              Estimated              1997              Estimated
                                                           Carrying              Fair               Carrying              Fair
                                                             Value               Value                Value               Value
                                                           --------            ---------            ---------          -----------
Financial assets:
     Cash equivalents                                       $ 28,195            $ 28,195             $ 28,998            $ 28,998
     Short-term investments                                   12,854              12,854                8,642               8,642
     Securities                                              134,449             134,479              140,838             140,921
     Loans, net                                              667,033             697,982              622,958             618,800
     Accrued interest receivable                               4,510               4,510                4,479               4,479
Financial liabilities:
     Demand and savings deposits                            (396,205)           (396,205)            (343,180)           (343,180)
     Time deposits                                          (289,289)           (292,134)            (306,301)           (303,710)
     Repurchase agreements                                   (59,156)            (59,156)             (51,288)            (51,288)
     Other short-term borrowings                              (2,155)             (2,155)              (5,222)             (5,222)
     FHLB advances                                           (41,404)            (43,091)             (35,440)            (35,736)
     Accrued interest payable                                 (3,020)             (3,020)              (3,289)             (3,289)
Off-balance-sheet instruments:
     Commitments to extend credit                            184,660             184,660              165,252             165,252
     Standby letters of credit                                16,272              16,272                7,778               7,778
     Interest rate swaps                                          --                (322)                  --                 171

NOTE 16 - PARENT COMPANY

   Condensed financial information of UNB Corp. (parent company only) follows:

CONDENSED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
(in thousands of dollars)                                                   1998      1997
ASSETS
     Cash and cash equivalents .......................................   $ 5,162   $   731
     Interest bearing deposits in subsidiary bank ....................        45       437
     Other securities ................................................      --       8,111
     Marketable equity securities ....................................     7,080     7,365
     Investment in subsidiaries, at equity in underlying
       value of net assets ...........................................    54,031    48,801
     Other assets ....................................................     5,411    11,075
                                                                         -------   -------
         Total assets ................................................   $71,729   $76,520
                                                                         =======   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
     Total liabilities ...............................................   $    27      --
     Shareholders' equity ............................................    71,702   $76,520
                                                                         -------   -------
         Total Liabilities and Shareholders' Equity ..................   $71,729   $76,520
                                                                         =======   =======

CONDENSED STATEMENTS OF INCOME
FOR THE THREE YEARS ENDED DECEMBER 31, 1998

(in thousands of dollars)                                            1998        1997        1996
INCOME
     Cash dividends from subsidiary ..........................   $  4,500    $  7,000    $ 14,010
     Interest on deposits in subsidiary bank .................          2           6           2
     Dividends on marketable equity securities ...............        147         106         100
     Interest on securities and mortgage-backed securities ...        253         222         406
     Income on subordinated debt .............................        707         780          --
     Other interest income ...................................         --           5          75
     Investment securities gains .............................        789           5         461
                                                                 --------    --------    --------
         Total income ........................................      6,398       8,124      15,054
                                                                 --------    --------    --------
EXPENSES
     Other expenses ..........................................        406         278         283
                                                                 --------    --------    --------
         Total expenses ......................................        406         278         283
                                                                 --------    --------    --------
INCOME BEFORE FEDERAL INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ...................      5,992       7,846      14,771
FEDERAL INCOME TAX EXPENSE ...................................        482         258         230
                                                                 --------    --------    --------
INCOME BEFORE EQUITY IN UNDISTRIBUTED NET INCOME
 OF SUBSIDIARIES .............................................      5,510       7,588      14,541
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES ...........      5,390       1,418      (6,386)
                                                                 --------    --------    --------
NET INCOME ...................................................   $ 10,900    $  9,006    $  8,155
                                                                 ========    ========    ========

CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE YEARS ENDED DECEMBER 31, 1998

(in thousands of dollars)                                            1998        1997        1996
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income ..............................................   $ 10,900    $  9,006    $  8,155
     Equity in undistributed net income of subsidiaries ......     (5,390)     (1,418)      6,386
     Net securities gains ....................................       (789)       --          (461)
     Other, net ..............................................        206         280        (465)
                                                                 --------    --------    --------
         Net cash from operating activities ..................      4,927       7,868      13,615
                                                                 --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) / decrease in interest bearing deposits
       in subsidiary bank ....................................        392        (399)         (1)
     Proceeds from sale and maturities of securities .........     23,400      10,095      23,931
     Investment in subsidiary bank subordinated note .........      6,000        --       (13,000)
     Capitalization of United Insurance Agency, Inc. .........       (100)       --          --
     Capitalization of United Banc Financial Services, Inc. ..       --          (500)       --
     Liquidation of United Credit Life Insurance Company .....       --           457        --
     Purchase of securities ..................................    (15,925)    (13,709)    (19,402)
                                                                 --------    --------    --------
         Net cash from investing activities ..................     13,767      (4,056      (8,472)
                                                                 --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Cash dividends ..........................................     (4,151)     (3,762)     (3,400)
     Proceeds from shares issued through dividend reinvestment         --         133         898
     Treasury stock purchased ................................    (11,582)     (4,873)         --
     Treasury stock sales ....................................      1,404       1,926          --
     Proceeds from issuance of stock .........................         66         189          26
                                                                 --------    --------    --------
         Net cash from financing activities ..................    (14,263)     (6,387)     (2,476)
                                                                 --------    --------    --------
NET CHANGE IN CASH AND CASH EQUIVALENTS ......................      4,431      (2,575)      2,667
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...............        731       3,306         639
                                                                 --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR .....................   $  5,162    $    731    $  3,306
                                                                 ========    ========    ========

NOTE 17 - OTHER COMPREHENSIVE INCOME

   Other comprehensive income components and related taxes for the years ended December 31, are as follows:

                                                                        1998       1997      1996
Unrealized holding gains (losses) on available for sale securities   $(1,445)   $ 3,910   $   866
Less reclassification adjustment for gains (losses)
     later recognized in income ..................................       793         22       369
                                                                     -------    -------   -------
Net unrealized gains (losses) ....................................    (2,238)     3,888       497
Tax effect .......................................................      (783)     1,322       169
                                                                     -------    -------   -------
Other comprehensive income .......................................   $(1,455)   $ 2,566   $   328
                                                                     =======    =======   =======

NOTE 18 - PENDING ACCOUNTING CHANGES

   Recent pronouncements by the Financial Accounting Standards Board ("FASB") will have an impact on financial statements issued in current or subsequent periods. Set forth below are summaries of such pronouncements.

   In February 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 increased and revised pension plan disclosures for public companies. The Corporation revised its disclosures included in the financial statements based on the standard.

   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 addresses the accounting for derivative instruments and certain derivative instruments embedded in other contracts, and hedging activities. The statement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This statement is effective for all fiscal years beginning after June 15, 1999.

   In October 1998, the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 will, in 1999, allow mortgage loans that are securitized to be classified as trading, available for sale, or in certain circumstances held to maturity. Currently these must be classified as trading.

   These statements are not expected to have a material effect on the Corporation's consolidation financial position or results of operation.


   NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

   The following is a consolidated summary of quarterly information:

                                                                 In thousands (except for per share data)
                                                                             Quarters Ended
                                                         March 31       June 30     September 30     December 31

1998
Interest income ..................................   $     16,052   $     16,371   $     16,907   $     16,675
Net interest income ..............................          8,675          8,777          9,043          8,927
Provision for loan losses ........................            691            445            325          1,287
Net income .......................................          2,581          2,959          3,086          2,274
Earnings per common share:
   Basic .........................................           0.23           0.26           0.27           0.20
   Diluted .......................................           0.22           0.25           0.27           0.20

1997

Interest income ..................................   $     15,378   $     15,649   $     15,948   $     16,387
Net interest income ..............................          8,134          8,292          8,064          8,550
Provision for loan losses ........................            675            675            887            692
Net income .......................................          2,233          2,408          2,101          2,264
Earnings per common share:
   Basic .........................................           0.19           0.21           0.18           0.20
   Diluted .......................................           0.19           0.20           0.18           0.19

1996

Interest income ..................................   $     13,925   $     14,649   $     14,990   $     15,625
Net interest income ..............................          7,681          7,904          7,915          7,863
Provision for loan losses ........................            630            800            920            790
Net income .......................................          2,022          2,190          1,754          2,189
Earnings per common share:
   Basic .........................................           0.18           0.19           0.15           0.19
   Diluted .......................................           0.17           0.19           0.15           0.18

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
(Dollars in thousands, except per share data)

INTRODUCTION

   The following is management's discussion and analysis of the financial condition and results of the operations of UNB Corp. (the Corporation). It is intended to explain certain financial information regarding UNB Corp. and should be read in conjunction with the Consolidated Financial Statements, related Notes, and the Five Year Summary of Selected Data included in this report.

   UNB Corp. of Canton, Ohio is a locally owned and operated one-bank holding company whose principal subsidiary is the United National Bank and Trust Company (the Bank). The Bank is a full service commercial bank offering a complete range of personal, trust, and business financial products and services through its twenty-one branch network located in Stark, Wayne and southern Summit Counties.

   In 1998, UNB Corp. took measures to activate its affiliate, the United Insurance Agency, Inc. which was chartered on August 23, 1990. During the first quarter of 1999, UNB Corp. will reapply for an insurance license with the State of Ohio and will await approval to be licensed to sell life and property and casualty insurance. Once approval is received, it is not anticipated that the results of operations of this new subsidiary will have a material impact on the earnings of UNB Corp. in 1999.

   During the first quarter of 1998, management decided to not activate United Mortgage Corporation, an affiliate of UNB Corp., which was scheduled to begin operations in the third quarter of 1998. The mortgage function remains in a department of the Bank while several of the department's personnel became employees of United Banc Financial Services, Inc., the finance company affiliate of the Corporation which is, along with the mortgage and indirect consumer lending functions, under the same manager. These employees complement the finance company with greater opportunities for expansion of its product line and growth in fee income through the brokering of non-conforming consumer paper and FHA/VA Government loans.

   During the second quarter of 1998, the Bank made an acquisition of the aircraft financing line of business and $35.4 million in loan balances from a large financial institution headquartered in Ohio. This business unit, now known as the United Bank Aircraft Finance Group, is headquartered in offices at the Akron/Canton Airport of Ohio and includes three regional sales offices located in Wichita, Kansas, the home of many of the country's aircraft manufacturers; Sacramento, California; and Orlando, Florida. This group provides competitive general aviation financing services for high income/net worth individuals and corporations nationwide, including financing and refinancing of new and used aircraft, upgrades, refurbishing and retrofitting. Management feels that the acquisition of this specialized line of business fits well with the Bank's expertise in fulfilling the financial needs of closely-held and family-owned businesses and high net worth individuals.

FORWARD LOOKING STATEMENTS

   Certain statements contained in this report that are not historical facts are forward looking statements that are subject to certain risks and uncertainties. When used herein, the terms "anticipates," "plans," "expects," "believes," "estimate" or "projected" and similar expressions as they relate to UNB Corp. or its management are intended to identify such forward looking statements. UNB Corp.'s actual results, performance or achievements may materially differ from those expressed or implied in the forward looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

RESULTS OF OPERATIONS

   UNB Corp.'s consolidated net income for 1998 was $10,900, which represents a 21.0% increase over 1997 net income of $9,006, which in turn represented a 10.4% increase over 1996 net income of $8,155. Return on average assets was 1.27%, 1.11%, and 1.08% for 1998, 1997 and 1996, respectively. The Corporation's return on average equity, improved to 14.19% in 1998 from 12.20% in 1997 and 11.89% in 1996 brought on by the exceptional growth in net earnings as well as management's strategy to reduce shareholders' equity through the purchase of treasury stock.

[BAR GRAPH]
                      1994      1995     1996       1997       1998
NET INCOME
millions of dollars $6.628    $7.379    $8.155    $9.006    $10.900

[BAR GRAPH]
                      1994      1995     1996       1997       1998

RETURN ON EQUITY
percent             11.45%    11.98%    11.89%    12.20%    14.19%

[BAR GRAPH]
                          1994      1995      1996      1997       1998
BASIC EARNINGS PER SHARE
dollars                  $0.58     $0.64     $0.71     $0.78     $0.96

TABLE 1

NET INTEREST INCOME

                                                                       Years ended December 31,

(In thousands of dollars)                                              1998       1997       1996
Interest income .................................................   $66,005    $63,362    $59,189
Interest expense ................................................    30,583     30,322     27,826
                                                                    -------    -------    -------
Net interest income .............................................    35,422     33,040     31,363
Tax equivalent adjustments* .....................................        50         69         87
                                                                    -------    -------    -------
Net interest income (fully taxable equivalent basis) ............   $35,472    $33,109    $31,450
                                                                    =======    =======    =======
Net interest income (F.T.E.) as percent of average earning assets      4.38%      4.30%      4.38

* The tax equivalent adjustment is computed by stating non-taxable income on a tax equivalent basis using the statutory tax rate of 35% and adjusted for non-deductible interest expense for 1998, 1997 and 1996.

   Basic earnings per share for 1998 were $0.96, an increase of 23.1%, or $0.18 per share, from 1997, whereas 1997 basic earnings per share of $0.78 represented a 9.9%, or $.07 per share, increase from 1996. On a diluted basis, earnings per share for 1998 were $0.94, compared to $0.76 for 1997, and $0.69 for 1996, respectively. The Corporation's stock performance has remained stable amid the turbulence experienced throughout the financial markets in 1998. UNB Corp.'s stock rose from $19.62 at year end 1997 to $20.00 per share at December 31, 1998, an increase of 1.9%. These market prices translate into an increase in market-to-book premium from 296.7% at December 31, 1997 to 309.6% at December 31, 1998, an increase of 4.3% since year end 1997. All per share information has been adjusted for the October 15, 1998, 100% stock split in the form of a dividend.

NET INTEREST INCOME

   Net interest income, the primary source of earnings for the Corporation, is the difference between interest and loan fee income generated on earning assets and the interest expense paid on deposits and borrowed funds (Table 1). For this discussion, net interest income is presented on a fully tax equivalent (FTE) basis which restates interest on tax-exempt securities and loans as if such interest was subject to federal income tax at the statutory rate. For 1998, net interest income (FTE) increased to $35,472 from $33,109 in 1997, an increase of 7.1%. For 1997, net interest income (FTE) increased by $1,659 from $31,450 in 1996, an increase of 5.3%. These annual increases are primarily attributable to the growth in average earning assets of 5.3% and 7.2% for 1997 and 1996, respectively. See Table 2 for a summary of the impact on net interest income (FTE) due to changes in the levels of interest earning assets and interest bearing liabilities and interest rates.

   Net interest margin is the measure of the net yield on average earning assets on a fully taxable basis and is calculated by dividing net interest income on a fully taxable basis by average earning assets. The net interest margin is affected by the level and mix of earning assets and supporting deposits and borrowings and the interest rate spread between them. The Bank's net interest margin increased to 4.38% in 1998 from 4.30% in 1997 while returning to the same net interest margin levels as 1996 (Tables 1 and 4).

   The two most significant impacts on the net interest margin in 1998 have been the change in loan portfolio mix to mitigate the impact of declining interest rates on loan yields and the reduction in the Corporation's cost of funds. Despite the impact of falling treasury rates throughout 1998 and two prime rate reductions totalling 50 basis points in the fourth quarter of the year, the yield on loans declined by only two basis points. This is the result of management's decision to shift the focus of growth from consumer indirect installment and mortgage loans to relatively higher yielding aviation, commercial real estate and variable rate home equity loans. Also impacting net interest margin is the 15 basis point reduction in the cost of interest bearing liabilities from 4.64% in 1997 to 4.49% in 1998. In 1997, the cost of interest interest bearing liabilities increased seven basis points over 1996 levels (Tables 2 and 4).

   While the yield on loans in 1998 declined by only two basis points from 1997 levels, the overall yield on interest earning assets declined by nine basis points between the same periods. Yields on various components of the investment and mortgage-backed securities portfolio declined from 1997 levels, the result of maturities and paydowns rolling off the balance sheet at higher rates than the funds could be reinvested given the decline in market rates experienced throughout 1998.

   During 1998, the Corporation's cost of funds declined 15 basis points, also the result of declining market rates. The cost of every category of interest bearing liabilities declined except for savings deposits which were affected by a change in balance mix from lower cost passbook, statement and money market savings products to the Money Market Access product with its tiered rates pegged to 13 Week U.S. Treasury Bills. This product continued to draw significant new money to the Bank as well as attracting some funds out of the Bank's more traditional savings products, causing the overall cost of savings deposits to increase. Interest rates paid on savings, interest bearing demand accounts and certificates of deposit were reduced several times in early 1998 and again several times in the last quarter of the year, resulting in ten and nine basis point declines, respectively, in the cost of interest bearing transaction and time deposits from 1997 to 1998. The cost of short and long term debt also declined by 11 and 75 basis points, respectively, from 1997 to 1998, the results of reductions in the market rates to which they are tied, as well as the early payoff of several FHLB higher cost advance borrowings in late 1997. Additional FHLB advances of $5,000 and $11,500 were paid off in January and December of 1998, respectively, in order to decrease the cost of long term debt and yield a positive effect on net interest margin in both 1998 and 1999.

   The most significant impact on the decline in net interest margin of eight basis points between 1997 and 1996 was the Corporation's cost of funds which increased seven basis points while the yield on earning assets remained relatively flat. Deposits raised to fund loan

38

growth through the active marketing of Money Market Access and competitive certificate of deposit rates increased their cost over 1996 while the cost of FHLB advances increased due to a $426 prepayment penalty incurred in the early termination of $20,000 in FHLB advances. These prepayments led the way to reduced cost of FHLB borrowings in 1998. These increases in the cost of funds were partially offset by several rate reductions in interest bearing transaction and traditional savings products. See Table 4 for a more detailed analysis on net interest margin including average balances and associated yields.

OTHER INCOME

   Other income for 1998 totaled $10,934, an increase of $3,737 or 51.9%, from 1997. This compares to an increase of $839, or 13.2%, from 1997 to 1996 (Table
3). As competition for loans and deposits has grown with fewer opportunities to increase net interest margin, management has focused on growing fee income from new and existing sources to improve profitability. In 1998, all categories of other income increased over levels achieved in 1997. Service charges on deposits increased $376, or 15.1%, from 1997, brought on by the introduction of three new personal checking package accounts introduced in early 1998. The new accounts offered a variety of financial and travel incentives targeted to customers who prefer a banking relationship full of value and customer service over a no-frills free checking account. Included in the new accounts were new fee schedules and revised interest rate tiers based on account balances. The Gold Club, designed for customers age 50 or better which includes a personal banking officer who arranges and conducts special events and travel trips, was especially successful in attracting new deposit relationships. From 1996 to 1997, service charges increased $115, or 4.8%, brought on by product pricing and fee increases put in place in early 1997.

   In 1998, the Trust Department generated fee income of $4,316, an increase of $1,009, or 30.5%, from 1997. Trust revenues in 1997 increased 21.9% over those of 1996. The performance of the Trust Department was driven by the increase of 24.6% in assets managed to $926,563 at year end 1998, a significant milestone as the Trust Department now manages an asset base greater than that of the Corporation. Growth in managed assets was a result of new customer relationships, the impact of declining interest rates on the market values of debt obligations and record stock market levels. The value of assets managed increased from 1996 to 1997 by 27.9%.

   Other operating income for 1998 was $1,900, an increase of $786, or 70.6%, from 1997. These results show the success of management's strategy to focus its efforts to increase fees as a means of improving profitability. Factors leading to these improved results include a one time gain of $271 recognized on the sale of the MasterCard portfolio and servicing to a national credit card servicer. Through this sale and arrangement, the Bank can now offer its customers MasterCard and Visa cards with lower rates and annual fees without assuming the credit risks inherent in an unsecured credit card portfolio. New sources of other operating income in 1998 included brokerage fees of $336 generated in both the Bank and United Banc Financial Services from the origination and sale of non-conforming consumer and mortgage products and interchange fee income of $220 generated from the Bank's Mastermoney debit card program. These favorable results were partially offset by a decline in fee income of $34 from sales of financial, insurance

TABLE 2
CHANGES IN NET INTEREST DIFFERENTIAL -- RATE/VOLUME ANALYSIS

December 31, 1998, 1997 and 1996
(In thousands of dollars)                                   1998 vs. 1997                        1997 vs. 1996
                                                         Increase (Decrease)                 Increase (Decrease)
                                                          Due To Change In                    Due To Change In
                                                 Volume       Rate       Total       Volume       Rate       Total
                                                --------    --------    --------    --------    --------    --------
Interest income:
   Interest bearing deposits with other banks   $    (11)   $      0    $    (11)   $    (66)   $    (10)   $    (76)
   Federal funds sold .......................         69         (18)         51         270          23         293
   Investment securities:
      Taxable ...............................       (554)        115        (439)       (116)        134          18
      Tax exempt ............................        (26)         (3)        (29)          1         (10)         (9)
   Other investments ........................        223         (91)        132          65         (64)          1
   Mortgage-backed securities ...............      1,483        (314)      1,169         142         244         386
   Loans ....................................      1,893        (142)      1,751       4,104        (562)      3,542
                                                --------    --------    --------    --------    --------    --------
      Total interest income .................      3,077        (453)      2,624       4,400        (245)      4,155

Interest expense:
   Interest bearing demand deposits .........        112         (81)         31          33        (216)       (183)
   Savings ..................................        767         499       1,266         514         494       1,008
   Certificates and other time deposits .....        269        (245)         24       1,123          84       1,207
   Short-term borrowings ....................        256         (69)        187         (17)       --           (17)
   Long-term borrowings .....................       (852)       (395)     (1,247)        445          36         481
                                                --------    --------    --------    --------    --------    --------
      Total interest expense ................        552        (291)        261       2,098         398       2,496
                                                --------    --------    --------    --------    --------    --------
         Net interest income ................   $  2,525    $   (162)   $  2,363    $  2,302    $   (643)   $  1,659
                                                ========    ========    ========    ========    ========    ========

TABLE 3
OTHER INCOME AND OTHER EXPENSE

(In thousands of dollars)                     Years ended December 31,

                                               1998      1997      1996
OTHER INCOME:
     Service charges on deposits ........   $ 2,869   $ 2,493   $ 2,378
     Trust department income ............     4,316     3,307     2,714
     Other operating income .............     1,900     1,114       897
     Gains on loans originated for resale     1,056       261      --
     Investment securities gains, net ...       793        22       369
                                            -------   -------   -------
         Total other income .............   $10,934   $ 7,197   $ 6,358
                                            =======   =======   =======

OTHER EXPENSE:
     Salaries, wages and benefits .......   $13,205   $11,361   $10,806
     Occupancy expense ..................     1,525     1,322     1,170
     Equipment expense ..................     3,746     3,145     2,595
     Other operating expenses ...........     8,542     7,677     7,582
                                            -------   -------   -------
         Total other expenses ...........   $27,018   $23,505   $22,153
                                            =======   =======   =======

products and financial planning services through American Express Financial Advisors, Inc. Other operating income in 1997 showed an increase over 1996 of $217, or 24.2%, with increases in fees of $81 from American Express and $266 in surcharge fees to non-bank ATM customers being the largest contributors to the improved results. These were partially offset by a decrease in insurance premium income of $92 for the unwinding of insurance production in the United Credit Life Company affiliate.

   Two other significant sources of operating income in 1998 were greatly influenced by conditions in the nation's financial markets. Due to the further decline in market interest rates and the overwhelming demand for mortgage refinancings, management's strategy was to sell a majority of the fixed rate long term mortgage loan production in the secondary market on a service released basis to increase other income and reduce the level of fixed rate mortgages and their associated interest rate risk held in the loan portfolio. These gains on sales generated income of $1,056, an increase of $795, or 304.6%, over 1997 results. No gains from the sale of loans in the secondary market were recorded in 1996, due to management's decision to retain originations, which were for the most part adjustable rate or non-conforming fixed rate loans. Also, the substantial price appreciation experienced in the nation's equity markets led management to recognize a portion of the appreciation experienced in the available for sale securities portfolio with the majority of the $793 gain in 1998 coming from UNB Corp.'s parent company's available for sale equity portfolio.

OTHER EXPENSE

   Total other expense of $27,018 in 1998 was an increase over 1997 of $3,513, or 14.9%. From 1996 to 1997, other expenses increased by $1,352, or 6.1% (Table
3).

   Total employee compensation, including salaries, wages and benefits, grew $1,844, or 16.2%, from 1997. From 1996 to 1997, the increase was 5.1%. The major reasons for this increase in 1998 were increased salary expense, related payroll taxes and group insurance primarily due to annual merit increases and a full year's impact of additional personnel costs for the addition in 1997 of three new branches and United Banc Financial Services, Inc. During 1998, staffing additions were made in the Trust Department, the Home Equity Department, in the new in-store branch facility in Wooster, through the acquisition of the United Bank Aircraft Finance Group and for the new office of United Banc Financial Services which is dedicated to generating brokerage income through the origination and sale of non-conforming loans. During 1998, the expense related to the Corporation's ROE incentive model and associated payroll taxes increased by $456, or 38.4% from 1997, a result of the excellent earnings performance achieved in 1998. In addition to salary related increases, pension expense for 1998 increased by $178, or 183.6% over 1997. These were partially offset by a reduction in post-retirement benefit expenses of $215 from 1997.

   Occupancy expenses increased by $203, or 15.4%, from 1997 to 1998. From 1996 to 1997, they increased by $152, or 13.0%. The increase in 1998 was primarily due to a full year's impact of the opening of three new branch facilities, new offices for the mortgage loan department and the new office of United Banc Financial Services in 1997. In 1998 new facilities were added for an in-store branch in the Wooster Wal*Mart, a brokerage office for United Banc Financial Services and four regional facilities for the United Bank Aircraft Finance Group.

   Equipment expense increased $601, or 19.1%, for 1998, compared to 1997, the result of $213 in increased depreciation on furniture, fixtures and equipment for the new facilities opened in 1998. In addition, increases in automated services and equipment expense were the result of additional outside technical and software support as well $130 in expenses related to remediation efforts for Year 2000 compliance. Equipment expenses in 1997 increased by $550, or 21.2%, from 1996, the result of a full year's impact of the costs of new technology including mainframe and wide area network equipment, teller and platform systems and related software and computer to laser disk technology installed in 1997.

   Other operating expense increased $865 from 1997 to 1998, an increase of 11.3%. The major categories comprising other operating expense are found in Note
11. In 1998, marketing expenses increased for marketing efforts related to the new Gold, Blue and Silver Club Checking products, rollout of the new Equity 100 home equity product, continued promotion of the Money Market Access

40

account to nonbank customers, national promotion of the United Bank Aircraft Finance Group, the opening and continued promotion of in-store branch facilities and new commercial loan programs including a new leasing product and commercial courier services. Other significant increases were found in contributions which increased $282, or 142.4% from 1997, with $245 of the increase the result of donations of bank facilities, specifically the closed Beach City branch and the Massillon facility acquired in the purchase from the Resolution Trust Corporation of First Savings and Loan Company, F.A. in 1991, to the respective municipalities in which they are located. Other expenses increased by $446, or 14.5%, from 1997 to 1998, with the majority of the increases found in loan related expenses and miscellaneous expenses related to the change in the articles of incorporation to increase the number of authorized shares from 15 million to 50 million which was presented to shareholders for a vote and approved in October, 1998. From 1996 to 1997, other operating expense increased $95, or 1.3%. In 1997, FDIC premiums decreased $680 due to the special assessment paid in 1996 to the Federal Deposit Insurance Corporation (FDIC) of $593 to recapitalize the Savings Association Insurance Fund (SAIF) which insures approximately $116 million in deposits which the Bank acquired in "Oakar transactions" from the Resolution Trust Company (RTC) in the First Savings and Loan Company, F.A. of Massillon and the Transohio Federal Savings Bank acquisitions. Contributions increased by $148 from 1996 to 1997 for a funding of the United National Bank & Trust Co. charitable trust account, the balance of which will be used to fund future charitable obligations of the Bank. The increases of $150 in stationery, supplies and postage from 1996 to 1997 are attributable to the new branches opened in 1997.

TABLE 4
AVERAGE BALANCE SHEET AND RELATED YIELDS

Years ended December 31, 1998, 1997 and 1996
(In thousands of dollars)                          1998                            1997                             1996
                                       Average                          Average                         Average
                                       Balance   Interest   *Rate*      Balance    Interest  *Rate*     Balance   Interest   *Rate*
                                       -------   --------   ------      -------    --------  ------     -------   --------   ------
INTEREST EARNING ASSETS:
   Interest bearing deposits .......   $    507   $    23    4.54%      $    755  $     34    4.50%     $  2,204   $   110    4.99%
   Federal funds sold ..............     15,832       847    5.35%        14,550       796    5.47%        9,592       503    5.24%
   Investment securities:
      Taxable ......................     44,828     2,751    6.14%        53,909     3,190    5.92%       55,923     3,172    5.67%
      Tax-exempt ...................        708        38    5.37%         1,186        67    5.65%        1,166        76    6.52%
      Other securities .............     18,936       934    4.93%        14,554       802    5.51%       13,424       801    5.97%
   Mortgage-backed securities ......     77,808     4,923    6.33%        54,676     3,754    6.87%       52,521     3,368    6.41%
   Loans (net of unearned
     interest) .....................    651,320    56,539    8.68%       629,514    54,788    8.70%      582,418    51,246    8.80%
                                       --------   -------   -----       --------  --------   -----      --------   -------   -----
   Total interest earning
     assets ........................    809,939    66,055    8.16%       769,144    63,431    8.25%      717,248    59,276    8.26%
                                       --------   -------   -----       --------  --------   -----      --------   -------   -----
NONEARNING ASSETS:
   Cash and due from banks .........     30,745                           25,668                          23,427
   Other nonearning assets .........     24,702                           25,212                          23,542
   Allowance for loan losses .......    (10,270)                          (9,025)                         (7,923)
                                       --------                         --------                        --------
      Total assets .................   $855,116                         $810,999                        $756,294
                                       ========                         ========                        ========
INTEREST BEARING LIABILITIES:
   Demand deposits .................   $ 79,669   $ 1,257    1.58%      $ 72,770  $  1,226    1.68%     $ 71,078   $ 1,409    1.98%
   Savings deposits ................    197,971     6,762    3.42%       174,789     5,496    3.14%      157,662     4,488    2.85%
   Time deposits ...................    295,555    16,772    5.67%       290,854    16,748    5.76%      271,351    15,541    5.73%
   Short-term debt .................     64,281     2,954    4.60%        58,731     2,767    4.71%       59,097     2,784    4.71%
   Long-term debt ..................     43,676     2,838    6.50%        56,317     4,085    7.25%       50,183     3,604    7.18%
                                       --------   -------   -----       --------  --------   -----      --------   -------   -----
      Total interest bearing
        liabilities ................    681,152    30,583    4.49%       653,461    30,322    4.64%      609,371    27,826    4.57%
                                       --------   -------   -----       --------  --------   -----      --------   -------   -----
NONINTEREST BEARING LIABILITIES:
   Demand deposits .................     89,305                           76,523                          71,263
   Other liabilities ...............      7,822                            7,224                           7,069
   Shareholders' equity ............     76,837                           73,791                          68,591
                                       --------                         --------                        --------
      Total liabilities and equity .   $855,116                         $810,999                        $756,294
                                       ========                         ========                        ========
Net interest income ................              $35,472                         $ 33,109                         $31,450
                                                  =======                         ========                         =======
Net yield on earning assets ........                         4.38%                            4.30%                           4.38%
                                                            =====                            =====                           =====

* Average rates of all categories including tax-free income are stated on a fully taxable equivalent basis.

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

   The allowance for loan losses on December 31, 1998, was $11,172 or 1.66%, of outstanding loans, compared to $9,650, or 1.53%, at year end 1997. The provision for loan losses charged to operating expense was $2,748 in 1998, compared to $2,929 in 1997, and $3,140 in 1996. The reduction in expense for 1998 was a result of slower, more selective loan growth in 1998, specifically in the consumer installment area, coupled with a decrease in net charge-offs. Net charge-offs for 1998 were $1,226, a decrease of $388, or 24.0%, from 1997 levels of $1,614. Net charge-offs for 1997 decreased $433, or 21.2%, from 1996. Net charge-offs as a percentage of average loans outstanding for 1998 was 0.19% compared to 0.26% in 1997 and 0.35% for 1996. The consumer loan portfolio experienced the greatest reduction in net charge-offs with a decrease of $476, or 29.3%, from 1997. This portfolio also experienced a significant reduction in net charge-offs in 1997 of $314, or 17.3%, from 1996. These reductions in losses in 1998 and 1997 are the result of adherence to stricter underwriting guidelines put in place in mid-1996 as well as better trend analyses resulting in earlier detection of delinquent accounts and more proactive collection efforts on potential problem credits and more selective loan growth in the consumer portfolio. Although net charge-offs have improved over the last two years, management remains cautious in its expectations for consumer net charge-offs in 1999 due to the continued record levels of consumer debt outstanding and bankruptcy filings and significant levels of consumer loan delinquencies and losses experienced throughout the financial services industry. Management is also cautious regarding commercial loan customer Year 2000 readiness as well as a lack of history on the performance of the new aviation loan portfolio.

   Impaired loans totaled $660 at December 31, 1998, compared to $281 at year end 1997, an increase of $379. There were no allowances for loan losses allocated to impaired loans at year end 1998 or 1997, as all had sufficient collateral to cover their impaired balances. Non-performing loans consist of loans past due 90 days or more and loans which have been placed on nonaccrual status. Non-performing loans at year end 1998 were $1,487 compared to

[BAR GRAPH]
                           1994      1995      1996      1997      1998
TOTAL ASSETS
millions of dollars      $601.1    $699.6    $810.0    $826.3    $868.7

$945 at year end 1997, and $838 at year end 1996. The increase in non-performing loans between year end 1998 and 1997 was 57.4%, with the two most significant categories of non-performing loans being mortgage loans and commercial loans at 52.5% and 25.0% of total non-performing loans, respectively. The ratio of non-performing loans to total loans was 0.22% for 1998 versus 0.15% for 1997, and 0.14% for 1996. This ratio, while increased by 46.7% from 1997 year end, still compares very favorably to that of the Corporation's peer group at 0.85% at September 30, 1998.

   The 1999 Profit Plan assumes aggressive loan growth in the commercial loan and aviation loan portfolios. The loan loss provision for 1999 should cover the growth in these portfolios, anticipated declines in net chargeoffs from 1998 levels and a sufficient allocation to alleviate concerns over commercial loan customers' year 2000 preparedeness. Management believes the provision for 1999 will decline from 1998 levels, yet be sufficient to maintain the current level of the reserve to loan ratio throughout 1999.

INCOME TAXES

   The provision for income taxes for 1999 was $5,690, an increase from $4,797 and $4,273 in 1997 and 1996, respectively. The Corporation's effective tax rates were 34.3%, 34.8% and 34.4% for the years of 1998, 1997 and 1996, respectively. The reduction in effective tax rate between 1997 and 1998 is mainly the result of the tax effect of the donations of two buildings made in 1998. This effect was partially offset by a greater percentage of earnings taxed at the marginal tax rate of 35% as well as lower tax-exempt income generated from the loan and investments portfolios in 1998 as well as in 1997.

YEAR 2000 COMPLIANCE

   The Year 2000 issue is the result of many computer programs being written using two digits rather than four to define an applicable year. The Corporation's hardware, date-driven automated equipment, or computer programs that have date sensitive software, may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities.

   UNB Corp. and its subsidiaries have conducted a comprehensive review of all information and non-information technology systems to identify potential Year 2000 compliance problems and to test hardware and software for compliance. This effort is led by a Year 2000 Compliance Committee which reports directly to the Board of Directors on a monthly basis. The Committee also reports the Corporation's progress to its primary regulator, the Office of the Comptroller of the Currency.

   The Corporation is currently in the testing phase of the project for both information and non-information technology systems. The Committee is monitoring this phase closely and it anticipates that testing will be completed by mid-year 1999. Further, the Corporation is progressing in its efforts at remediation of non-compliant systems either through the replacement or upgrading of these systems.

42

The Committee believes that all internal systems will be Year 2000 compliant by mid-year 1999.

   The Committee is addressing Year 2000 compliance in the area of fiduciary (trust) activities. Systems, software, and product vendors have been contacted regarding their Year 2000 status. They have either reported a status of compliant, or have scheduled a release update within the first quarter of 1999, which will be compliant or, in instances where these vendors are not yet compliant, their progress is being monitored regularly. Test plans are being developed for the software systems, and will be implemented on a timeline geared to the priority status of each product. Analysis of the issuing entities for the Trust Department's managed asset holdings is well under way, with the compliance status requests for equities, corporate and municipal bonds, limited partnerships and closely-held securities made by December 31, 1998. The Trust Investment Selection Committee has completed an initial review of both the approved equities and corporate bond holdings, and has scheduled further reviews throughout the first and second quarters of 1999, to assess the risk of holding individual issues. Customer awareness information was developed and sent to clients beginning in 1998 and will continue throughout 1999.

   The Committee continues to address Year 2000 compliance with its vendors, suppliers, and other third parties to assess their readiness and is reviewing these contacts and their results. This has been and will continue to be an on-going process, until all parties can fully declare their compliance.

   In the area of Customer Risk Mitigation, the Committee has presented the Year 2000 issue to its commercial loan customers through an informational letter. The letter was intended to bring the customers' focus to the Year 2000 topic as a management issue of significant concern to their businesses. The Committee has completed its initial assessment of Year 2000 risk in the commercial loan portfolio through a questionnaire directed to major borrowers. The questionnaire had an 85% response rate, representing 67% of the commercial loans and commitments. The questionnaires are being certified and integrated with other risk components to assign Year 2000 risk ratings within the existing loan portfolio. The ratings will be used in a risk-based monitoring effort to measure the impact of the borrowers' Year 2000 readiness on the Bank's asset quality and to make appropriate adjustments to the Loan Loss Reserve throughout 1999.

   The Committee oversees the development and implementation of a corporate wide contingency plan encompassing all core business processes. Completion and validation of this plan are scheduled for June 30, 1999. The plan will be subject to further review during the third and fourth quarters of 1999.

   The Committee has formulated a comprehensive internal and external communications plan to educate and to inform employees and customers on the Year 2000 challenge. The external strategy is to provide customers with information on a continuous basis regarding the Year 2000 Readiness Plan through brochures, quarterly statement stuffers, our web site, a telephone hotline and seminars.

   To date, a quarterly Year 2000 Readiness Statement Brochure has been developed and is available in all branches. It will also be mailed to all customers in their checking and savings account statements. We have established a Y2K telephone hotline to aid in answering customer or employee questions. A Y2K page has been added to our web site to provide the public with information designed to educate them, or their businesses, on Year 2000 readiness issues and concerns.

   Internally management's plan is to educate and inform employees about Year 2000 issues and concerns by providing at least monthly updates on the Corporation's readiness plan, and preparing question and answer materials to address customer concerns and questions regarding the Corporation's preparedness for the Year 2000. Management's objective internally will be to train employees to be able to address most Y2K questions and concerns directly.

   Although the Corporation intends to conduct normal operations during the entire period before and after the date changeover, the Committee is developing a liquidity contingency plan to minimize any disruption to the Corporation's business caused by potential customer behavior, such as excessive deposit withdrawals, business failures by commercial customers or similar events. The plan identifies a range of possible occurrences, and establishes responses and solutions that can be implemented by the Committee.

   The first phase of the liquidity contingency plan, which is the monitoring of levels of currency, deposits, and loans, commenced as of the first business day of 1999 and will continue throughout the year. The next phase will include updating borrowing agreements and pledging collateral with the Corporation's primary lenders to allow immediate access to funding if it becomes necessary. The final phase will include executing a number of predetermined strategies for staffing and supplying additional cash to the Corporation's branches during the weeks immediately before the date changeover.

   Based on current information, the Corporation believes that internal systems will be Year 2000 compliant before January 1, 2000, through either the modification of existing hardware and software, or through the purchase and installation of new hardware and software. The Committee currently anticipates that the Corporation will spend approximately $500 to $750 on the Year 2000
project. At this time, management does not believe that there will be   a
significant negative impact on earnings due to this issue. The Year 2000 problem could have a material impact on the operation of the Corporation if not properly addressed, but management anticipates that the problem will be resolved and thus will not have a significant impact on the Corporation's delivery of products and services to its customers, or on its operations.

FINANCIAL CONDITION

   Total assets were $868,743 at December 31, 1998, compared to $826,313 at December 31, 1997, an increase of $42,430, or 5.1%, over 1997. At December 31, 1998, earning assets were $825,508, an increase of $43,420, or 5.6%, over 1997 year end and were 95.0% of total assets at year end for 1998, compared to 94.6% at year end 1997. The composition of earning assets changed slightly from 1997 to 1998, with securities and loans comprising 16.3% and 82.2 % of earning assets, respectively, in 1998 compared to 18.0% and 80.9%, respectively, at year end 1997.

   At December 31, 1998, federal funds sold were $12,300, an increase of $4,800 from December 31, 1997. Total securities decreased by $6,389, or 4.5%, from 1997. Total loans, including loans held for sale, increased $45,597, or 7.2%, over 1997 with growth concentrated in aviation and commercial real estate loans and the home equity segment of consumer loans.

   Earning asset growth was funded mainly through growth in deposits of $36,013, or 5.5%, from year end 1997. Short-term borrowings, including securities sold under agreement to repurchase, increased $4,800, or 8.5%, from year-end 1997. FHLB advances increased by $5,965 or 16.8% from 1997 year end.

Advances of $25,000 were used as the major source of funding for the aircraft loan purchase, however outstanding balances at year end do not reflect these additions because liquidity raised through deposits in excess of loan growth was used to prepay relatively higher rate Federal Home Loan Bank advances of $5,000 in January, 1998, and $11,538 in December, 1998.

LOANS

   At December 31, 1998, total loans outstanding were $671,433, an increase of $41,015, or 6.5%, over year end 1997. This compares with a growth in total loans of $12,816, or 2.1%, in 1997 over 1996. The product mix in the loan portfolio shows consumer loans, mortgage loans, commercial loans, aviation loans and commercial real estate loans comprising, 30.9%, 34.9%, 12.0%, 9.8% and 12.4%, respectively, at December 31, 1998, compared with 34.0%, 41.3%, 13.5%, 0.0% and 11.2%, respectively, at December 31, 1997.

   The focus of loan growth shifted significantly in 1998. Past strengths in various market niches were taken advantage of in new ways with the focus of growth in outstanding balances shifting away from areas with inherent interest rate and credit risk to take advantage of opportunities to enter new markets and re-emphasize old ones. The most significant event was the purchase of the aircraft financing line of business and $35.4 million in outstanding loan balances. This area, now known as the United Bank Aircraft Finance Group, has taken off with growth in loans outstanding to $65,530, an increase of 85.1% from the balances purchased in June. The loans purchased and new volume are both fixed rate and fixed rate with floating rate conversion features which provide lending alternatives which reduce interest rate risk and provide a relatively attractive rate of return to other lending alternatives.

   The commercial real estate portfolio also experienced significant growth in 1998 to $83,036, or a 17.1% increase, from year end 1997. Within this portfolio, risk is managed by stressing credit quality, securing adequate loan-to-value ratios and targeting owner occupied real estate transactions. Growth in commercial loans was also stressed in 1998, however competition for loan balances and pressure on yields in the Bank's geographic market have led to a decline in balances of $4,119, or 4.9%, from 1997 levels. For 1999, although the economy is expected to grow at a nominal rate, aggressive growth has been targeted for both loan categories to be achieved through increased calling efforts to increase market share, without sacrificing credit quality. Through the new commercial courier services begun in 1998, it is anticipated that the Bank will be able to expand commercial business into new geographic markets where traditional branch facilities do not exist. Additional loan fee income is anticipated through a new leasing product begun in 1998, which is offered through BankVest, a third-party vendor, which enables the Bank to offer small to medium-size leases to business customers taking advantage of the tax benefits leasing products provide.

   Within the consumer loan portfolio, management continued to stress growth in the direct installment and home equity products while de-emphasizing indirect lending. As a result, consumer balances declined by $7,042, or 3.3%, from year end 1997. Within the category, renewed marketing efforts and a new, dedicated sales staff were successful in promoting the home equity line of credit known as Equity100 which grew by $11,692, or 42.6%, from year end 1997. New product features include Equity100 with Equi-lock which allows customers to lock in a rate and fixed term on all or a portion of their outstanding balance while the remaining unused commitment can continue to be used like a regular line of credit. Card access was also added to a customer's line of credit through the Equity100 MasterMoney card, which is used like a regular credit card and is accepted everywhere MasterCard is accepted. Card access gives customers credit card convenience and all benefits of home equity loans such as low rates and tax deductible interest. Also impacting the consumer loan category was the sale of $1,995 in MasterCard balances to MBNA America, Inc., a national credit card processor. Through MBNA, the Bank can offer its customers expanded credit card products without incurring the credit risk of unsecured credit card loans. While management has reduced the amount of indirect paper acquired, the Bank continues to benefit from its vast dealer network which has provided the Bank with loan volume which it is processing on a pass through basis to national sub-prime lenders. This allows the Bank to earn fee income without credit risk, while maintaining Bank liquidity. Included in the consumer loan portfolio are $3,327 in loans outstanding, net of unearned income, for United Banc Financial Services. These loans include consumer loans, retail contracts, and home equity and personal home owner loans secured by real estate.

   Due to the significant decline in mortgage rates throughout 1998, the Bank experienced overwhelming demand for new and refinanced mortgage loans. One of the main tenets of management's asset and liability policy is to limit exposure to interest rate risk inherent in long-term, relatively lower yielding, fixed rate loans. This translated to management's strategy of selling a majority of eligible mortgage loan originations into the secondary market on a servicing released basis. For this reason, the residential mortgage loan portfolio decreased to $234,696 at December 31, 1998, an decrease of $25,494, or 9.8%, from year end 1997. In addition to the mortgage products offered in the Bank, a special department of United Banc Financial Services is offering alternative mortgage financing for borrowers with special needs which do not meet the requirements of the conforming secondary market. Beginning in 1999, these products will include FHA/VA mortgage loans. These loans are being sold to

TABLE 5
TOTAL LOANS

                                                    Years ended December 31,           Increase or (Decrease)

(In thousands of dollars)                                1998              1997        Dollars      Percentage
Commercial .......................................    $ 80,618          $ 84,737        $ (4,119)      -4.9%
Commercial Real Estate ...........................      83,036            70,896          12,140       17.1%
Aviation .........................................      65,530              --            65,530      100.0%
Real Estate ......................................     234,696           260,190         (25,494)      -9.8%
Consumer .........................................     207,553           214,595          (7,042)      -3.3%
                                                      --------          --------        --------     ------
     Total loans and leases ......................    $671,433          $630,418        $ 41,015        6.5%
                                                      ========          ========        ========     ======

44

specialized investors on a pass through basis, thus allowing the Corporation to provide mortgage products to a new customer base without adding additional credit risk.

   Management has set aggressive goals for loan growth in 1999, continuing its focus on the aviation, commercial and commercial real estate products, based on their relative yields and repricing features versus the overall loan portfolio. In consumer loans, resources will continue to be directed toward growth in direct consumer and home equity products. Due to relatively low residential mortgage rates, emphasis will continue on sales of originations in the secondary market, enhancing non-interest income through gains on sales and limiting exposure to interest rate risk.

SECURITIES

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

   The Corporation's investment portfolios consist primarily of U.S. Treasury and Agency Securities, corporate bonds and other debt securities, various types of Mortgage-Backed Securities and Collateralized Mortgage Obligations, common stocks and short-term money market instruments. At December 31, 1998, the Corporation's investment portfolio was $134,449 versus $140,838 at December 31, 1997, a 4.5% decrease.

   The Bank purchases securities which are eligible to be pledged against the deposited funds of public entities and for use as collateral for repurchase agreements. At year end 1998, there were $102,800 of securities pledged for these purposes compared to $103,000 at year end 1997.

   During the first and second quarters of 1998, the Bank followed a strategy to reduce originations in the indirect installment loan and fixed rate mortgage loan portfolios and invest those funds in shorter duration securities. After the Bank acquired the aircraft lending unit late in the second quarter, excess liquidity was used to support growth in this product line and the investment portfolio remained flat through the end of the year.

   In the first quarter, the Corporation realized a gain of $785 on the sale of $1,931 in securities held in its portfolio. The parent company also liquidated $7,051 in securities at a gain of $2 in the second quarter as part of a strategy approved by the Board of Directors to provide ongoing funding for the repurchase of outstanding UNB Corp. common stock.

   In 1999, under the terms of its Year 2000 Liquidity Contingency Plan, the Bank expects that a significant portion of purchases will be concentrated in very short term securities. Changes in tax laws affecting the parent company's portfolio, and continuation of the Corporation's share repurchase plan, will limit purchases in that portfolio for the year.

[BAR GRAPH]
                           1994      1995      1996      1997      1998
NET LOANS
million of dollars       $403.3    $511.5    $609.3    $620.8    $660.3

[BAR GRAPH]
                           1994      1995      1996      1997     1998
TOTAL DEPOSITS
million of dollars       $486.8    $547.2    $600.7    $649.5   $658.5


TABLE 6
SECURITIES

                                                                    Years ended December 31,           Increase or (Decrease)

(In thousands of dollars)                                                 1998              1997        Dollars      Percentage
U.S. Treasury .................................................     $    9,103       $    17,046       $   (7,943)      -46.6%
U.S. Government agencies and corporations .....................         25,206            36,591          (11,385)      -31.1%
Mortgage-backed securities ....................................         81,504            67,845           13,659        20.1%
Obligations of state and political subdivisions ...............             --               951             (951)     -100.0%
Corporate bonds and other securities ..........................         18,636            18,405              231         1.3%
                                                                    ----------       -----------       ----------      ------
     Total securities                                               $  134,449       $   140,838       $   (6,389)       -4.5%
                                                                    ==========       ===========       ==========      ======

DEPOSITS

   Growth of the Corporation's core deposits, as a primary source of funding of earning asset growth, is a key management strategy. This is the reason management has devoted significant resources to develop and promote its deposit products through the value added in their many features and benefits, through exceptional service to deposit customers, and through various alternative methods of delivery which differentiate them from those of the competition. To this end, the Corporation has been very successful, as demonstrated by the growth in deposits in 1998. Total deposits at December 31, 1998, were $685,494, an increase of $36,013, or 5.5% from year end 1997.

   Noninterest bearing checking account balances increased to $102,101 at December 31, 1998, an increase of 24.3% over year end 1997, led by growth in business checking balances. Interest bearing checking accounts increased by $7,767, or 10.0%, from year end 1997 spurred on by aggressive marketing and promotional efforts in the introduction of three new personal checking package accounts in early 1998. The new accounts, Gold Club, Blue Club and Silver Club checking offer customers a variety of financial and travel services and discounts. Savings balances which include passbook, statement, money market savings and Money Market Access accounts grew to $208,976, an increase of 13.8% from year end 1997. Balances in Money Market Access, the variable rate account with tiered balances tied to the 13-week Treasury Bill rate, grew by $32,434, or 49.7%, for the year. This growth was partially offset by a decline in passbook and statement savings accounts of $8,626, or 9.2%, from year end 1997. Certificates of Deposit declined in 1998 to $289,289, a decrease of 5.6% over year end 1997. The decline in certificate balances was due to reduced marketing efforts and a pricing strategy which placed rates close to the average of local market competition. Included in these balances are approximately $14,921 in brokered certificates with remaining maturities of less than one year, one and two years issued through Merrill Lynch. Depositors aversion to extending maturities on deposits as well as the ability to raise deposits at relatively attractive rates with longer maturities in the national markets will influence the Bank's decisions regarding the future use of brokered deposits to fund balance sheet growth.

   Core deposit growth remains a primary objective of the Bank's deposit strategy for 1999. Changes in the Corporation's retail delivery systems are directed toward improving the availability and convenience of the deposit products and services offered. During 1998, the Bank opened its third Financial MarketPlace inside the Wooster Wal*Mart Supercenter to give the Bank its first presence in Wayne County. To date it has shown strong results in new deposits and loans. The Bank's strategic plan for optimization of the retail delivery network has proceeded in 1998. This plan has included two branch consolidations and the conversion of two branch offices to drive-up and ATM facilities only. In addition several other branch transformations will occur to accommodate a more customer-friendly sales and service environment. The Bank's telephone banking center handles hundreds of customer calls to open new deposit accounts as well as to take applications for personal loans and home equity lines of credit. The center has been so successful that plans are being developed to expand and enhance telephone banking operations in 1999 to provide enhanced customer service as well as to increase customer relationships. In addition to enhancements to the retail delivery network, a new asset management account will be introduced in 1999 which will provide services similar to asset management accounts offered by full service brokerage companies. Features will include premium interest rates, an ability to deposit dividends, transfer money between other bank accounts, write checks and make payments for brokerage transactions.

   As always, the level and direction of interest rates, as well as competitive pressure from the local market and national non-bank financial institutions offering non-traditional alternative forms of investments, will play a key role in the levels of growth and deposit mix in 1999.

TABLE 7
DEPOSITS

                                                                    Years ended December 31,           Increase or (Decrease)

(In thousands of dollars)                                                 1998              1997         Dollars     Percentage
Noninterest bearing .........................................       $  102,101       $    82,173       $  19,928         24.3%
Interest bearing
     Demand .................................................           85,128            77,361           7,767         10.0%
     Savings ................................................          208,976           183,646          25,330         13.8%
     Time ...................................................          289,289           306,301         (17,012)        -5.6%
                                                                    ----------       -----------       ---------       ------
         Total deposits .....................................       $  685,494       $   649,481       $  36,013          5.5%
                                                                    ==========       ===========       =========       ======

46

CAPITAL RESOURCES

   Total shareholders' equity was $71,702 at December 31, 1998, compared to $76,520 at December 31, 1997, a reduction of $4,818, or 6.3%. This decrease was primarily the result of net treasury stock purchases of $10,178. Other reductions to shareholders' equity were from dividends paid to shareholders of $4,151 and reductions in unrealized gains, net of deferred tax, on available for sale securities from year end 1997 to year end 1998 of $1,455. These reductions were partially offset by net income for the period of $10,900 and $66 in new stock issued for executive compensation. The book value per share of stock was $6.46 at year end 1998, compared to $6.62 at year end 1997, a 2.4% reduction.

   The treasury stock transactions reflect the reaffirmation of the commitment by the Board of Directors of the Corporation to repurchase up to $16.4 million of its stock. The Board feels that the stock is an excellent value compared to other market opportunities, and acknowledges the positive impact it has on return on equity. The Board has authorized up to $5 million in treasury stock to be held temporarily for use in funding various plans of the Corporation which require the issuance of its stock. These plans include the internal benefit plans of the Corporation which include the employee stock purchase plan, the 401-K plan, and the stock option plans of 1987 and 1997.

   Cash dividends paid to shareholders of UNB Corp. during the year ended December 31, 1998 totaled $4,151 or $0.37 per share. This compared to $3,762, or $0.33 per share, for the year ended December 31, 1997. The 1998 dividends per share represent an increase of 12.1% over 1997. Dividends paid in 1998 represented a payout ratio of 38.1% of net income compared to 41.8% in 1997. Both ratios are within the guidelines established by UNB Corp.'s Board of Directors for a dividend payout ratio of 35% to 50% of net income. For 1998, in addition to cash dividends paid, the Board of Directors approved a 100% stock split in the form of a dividend to shareholders which was paid on October 15, 1998 to shareholders of record on October 1, 1998. The Board felt a split was advantageous at that time to provide the stock with additional liquidity and to help sustain its past performance levels. Including dividends and appreciation, the stock returned 3.79% to shareholders in 1998. At year end 1998, the market value of the stock was 309.6% of the year end book value compared to 296.7% at year end 1997.

   As discussed in Note 14 to the Consolidated Financial Statements, the Corporation's primary source of funds for the payment of dividends is its Bank subsidiary. In 1998, the Bank paid $4,500 in dividends to the Corporation. In 1997, the Bank paid $8,000 in dividends to the Corporation. The Bank, which is limited by regulation as to the amount of dividend it can pay, remains within these regulatory guidelines. Currently this restriction will not preclude the Bank from paying sufficient dividends to fund, as needed, the usual quarterly dividends paid to the Corporation's shareholders.

   Under regulations issued by the Federal Reserve and Comptroller of the Currency, banks and bank holding companies are required to maintain certain minimum capital ratios in order to be considered "well capitalized." These guidelines require a minimum total risk-based capital ratio of 10%, a Tier 1 capital ratio of 6% and leverage ratio of 5%. All of the Corporation's assets, which include various risk-weighted percentages of assets on the balance sheet, as well as off-balance sheet exposures, are expressed as a percentage of risk-adjusted assets and compared to its capital. Tier 1 capital consists of shareholders' equity and other items such as mandatory convertible debt and the allowance for loan losses. As of December 31, 1998, UNB Corp. had a total risk-based capital ratio of 11.46%, with a Tier 1 capital ratio of 10.21%, compared to 13.28% and 12.02%, respectively, at December 31, 1997. Both of these risk-based capital ratios are well above minimum regulatory requirements. In addition to risk-based capital, a leverage ratio test must also be met. This ratio evaluates capital adequacy on the basis of Tier 1 capital-to-total assets (unadjusted for risk). On December 31, 1998, UNB Corp.'s leverage ratio was 7.41%, which substantially exceeds the Corporation's minimum regulatory requirement. For additional information on the Corporation and Bank's capital ratios, refer to Note 14 - Dividend and Regulatory Capital Requirements.

   On August 13, 1998, the Board of Directors voted to temporarily suspend the Dividend Reinvestment Plan, effective September 16, 1998. The Board felt that capital was growing at a rate faster than could be utilized efficiently to maximize future shareholder value. The Board of Directors has the option to reinstate the plan should opportunities arise to efficiently use the capital generated. As an alternative investment for shareholders' dividends,

[BAR GRAPH]
                          1994      1995      1996      1997      1998
SHAREHOLDER'S EQUITY
PER SHARE dollars        $5.11     $5.68     $6.17     $6.62     $6.46

* Adjusted for any stock dividends and splits

                         1994       1995      1996      1997      1998
CASH DIVIDENDS PER SHARE*
dollars                  $.24      $.265     $.295     $.325     $.365

* Adjusted for any stock dividends and splits

[BAR GRAPH]
                         1994       1995      1996      1997      1998
MARKET VS. BOOK VALUE
PER SHARE dollars
Market                   $9.63     $11.00    $15.00    $19.63    $20.00
Book Value               $5.11     $ 5.68    $ 6.17    $ 6.62    $ 6.46

* Adjusted for any stock dividends and splits a money market account called the Shareholder Preferred Account was offered to shareholders which pays a rate of interest indexed to the average 13-week Treasury Bill discount rate.

   On October 1, 1998, the Corporation held a special shareholders' meeting to have shareholders vote on a proposed amendment to the Corporation's articles of incorporation to increase the number of authorized shares of UNB Corp. common stock. The additional authorized shares would be used for future stock splits, stock dividends, possible acquisitions and other corporate purposes. The adoption required the affirmative vote of the holders of 66-2/3% of the outstanding shares of the Corporation. The proposed amendment was approved.

   On October 15, 1998, the Board of Directors of UNB Corp. approved a shareholder rights plan. Under the plan, a dividend of one common share purchase right for each outstanding common share was declared. The dividend was payable on October 26, 1998, to the shareholders of record on that date. The shareholder rights plan allows UNB Corp. to issue "rights" to its shareholders (one right per share) to purchase shares under certain circumstances. The plan is designed to prevent an acquirer from exceeding a prescribed ownership level in the Corporation. If the prescribed level is exceeded, the rights that were previously issued to all shareholders to buy Corporate shares at a specified price become exercisable (that is, are triggered) and allow shareholders other than the party that triggered the rights to purchase Corporate shares at 50% of market value. This dramatically dilutes the acquirer's ownership level and voting power and makes it prohibitively expensive for the acquirer to complete its acquisition of the Corporation. The description and terms of the Rights are set forth in a Rights Agreement dated as of October 15, 1998, between UNB Corp. and United National Bank & Trust Company, as Rights Agent.

QUANTATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

   The Corporation's primary market risk exposure is interest rate risk, which is defined as the potential loss of income or capital as a result of changes in interest rates. The differences in the cash flows and repricing characteristics that occur in various assets and liabilities that are available in the banking industry mean that some level of interest rate risk will always be present, but the Corporation has the responsibility to manage that risk to minimize the negative impact on both the earnings and capital. Evaluating the Corporation's exposure to changes in interest rates includes assessing both the management process used to control interest rate risk and the calculated level of risk. The Corporation maintains the appropriate policies, procedures, management information systems and internal controls as required by the Joint Agency Policy Statement on Risk. The Asset and Liability Management Committee meets regularly to monitor the Corporation's exposure to interest rate risk and to assess new strategies to manage that risk.

   The Corporation uses a number of methods to calculate and measure interest rate risk. The asset/liability gap compares the dollar amounts of assets and liabilities that will mature or reprice in a given time period to determine the level and direction of interest rate sensitivity. The Corporation is considered asset sensitive if more assets than liabilities mature or reprice in the specified time frame and liability sensitive if more liabilities than assets mature or reprice in that same period. Asset sensitivity, or a positive gap, indicates that the Corporation's exposure is to falling rates, since more assets than liabilities could reprice or be reinvested at lower levels. Liability sensitivity, or a negative gap, means that the Corporation's exposure is to rising rates since more liabilities than assets could reprice at higher rates.

   The Corporation makes a number of assumptions when calculating its gap position. The most significant assumption is the assignment of deposit balances without a stated maturity date to specific time frames. Since these deposits are subject to withdrawal on demand, and have rates that can be changed at any time, they could be considered immediately repriceable and assigned to the shortest maturity, resulting in a significant level of liability sensitivity. However, actual practice indicates that balances are withdrawn and replaced over a much longer time frame, and rates are modified less frequently and in smaller increments than changes which occur in financial market rates. To compensate for these extremes, the Corporation uses multiple deposit distribution assumptions to provide a range of interest rate risk measurements that it uses as a guide for managing various assets and liabilities. As of December 31, 1998, the Corporation's modified twelve month cumulative gap indicated a slightly liability sensitive position. As illustrated here, one of the shortcomings of the gap analysis is that the use of a static balance sheet results in a measure of interest rate risk at one specific point in time. Another limitation is the implied assumption that assets and liabilities in the same time period will reprice by the same magnitude.

   Simulation analysis provides a more dynamic interpretation of the impact of rates on the Corporation's forecasted income and net present value of assets, liabilities and capital. The Corporation makes certain assumptions regarding the level of interest rates, prepayments on assets with imbedded options including loans and asset backed securities, and the behavior of deposits without contractual maturity dates. These assumptions, in addition to actual rates and maturity and repricing dates on loans, investments and deposits, are incorporated into a computer model which calculates forecasted net income and discounts the projected cash flows of rate sensitive assets and liabilities to determine the present value of the Corporation's capital. The model then applies a predetermined immediate parallel increase or decrease in the level of interest rates to forecast the impact on both net interest income and capital one year forward. While this methodology provides a more comprehensive appraisal of interest rate risk, it is not necessarily indicative of actual or expected financial performance. Changes in interest rates that affect the entire yield curve equally at a single point in time are not typical. The residential mortgage prepayment assumptions are based on industry medians and could differ from the Corporation's actual results due to non-financial prepayment incentives and other local factors. Moreover, the model does not include any interim changes in strategy the Corporation might instate in response to shifts in interest rates.

   At December 31, 1998, the Corporation's interest rate shock analysis forecasted an increase in net interest income 2.05% in response to a decrease of 200 basis points in market rates and a decrease in net interest income of 2.36% based on a corresponding 200 basis point increase in market rates. The forecasted changes in the market value of equity were 3.47% and -0.56% for the same period. Although the model results indicate that the Corporation would benefit from a decrease in rates, it may not fully predict the potential for residential mortgage loans to refinance in the current volatile interest rate environment. The resulting decrease in income would offset some portion of the projected reduction in interest expense.

48

   Interest rate risk can be managed by using a variety of techniques, including selling existing assets or repaying liabilities, pricing loans and deposits to attract preferred maturities, developing alternative sources of funding or structuring new products to hedge existing exposures. In addition to these balance sheet strategies, the Corporation can also use derivative financial instruments such as interest rate swaps, caps, and floors to minimize the potential impact of adverse changes in interest rates. In general, the Corporation views wholesale funding as a cost effective method of extending deposit maturities beyond the terms preferred by the majority of customers, loan sales or securitizations as a method of reducing the duration of specific asset categories, and derivative products as a means to offset existing balance sheet positions that exhibit higher than acceptable risk.

   The table on Quantitative Disclosure of Market Risk provides information about the Corporation's financial instruments that are sensitive to changes in interest rates. The expected maturity dates for residential mortgage loans and securities backed by or indexed to residential mortgage loans were calculated by adjusting the contractual maturity for prepayments corresponding to median industry data. Installment loan prepayment speeds were based on historical experience. Deposit accounts without contractual maturity dates were stratified by expected decay rates according to historical analysis.

   During 1998, the Corporation continued its strategy to gradually restructure the balance sheet by shifting funds from indirect installment loans to variable rate loans. Late in the second quarter, the Corporation purchased a $35,400 pool of primarily variable rate aircraft loans, and continued to increase that portfolio with new originations throughout the third and fourth quarters. As rates declined throughout the year, mortgage loan customers refinanced existing variable rate loans into fixed rate products that were sold in the secondary market, limiting the overall growth potential of this portfolio.

UNB CORP.
QUANTITIVE DISCLOSURE OF MARKET RISK
AS OF DECEMBER 31, 1998

                                                        One Year                  Two Years                        Three Years
                                                 Balance        Rate        Balance         Rate             Balance        Rate
                                                ====================================================================================
ASSETS
Short Term Investments                          $ 12,854        5.42%
Securities                                        21,123        6.44%      $ 9,112            6.26%         $ 3,816           6.29%
Collateralized Mortgage Obligations
  and Mortgage Backed Securities(1)               31,532        6.77%       23,771            6.67%          10,850           6.69%
Fixed Rate Loans (2) (3)                         102,534        8.13%       60,987            9.03%          43,583           8.81%
Variable Rate Loans (4) (5) (6)                   55,634        8.42%       38,194            8.43%          53,868           8.43%

LIABILITIES
Interest Bearing Demand & Savings (7)             31,544        3.13%       32,293            3.23%          37,488           2.86%
Time Deposits                                    207,068        5.36%       47,470            5.74%          20,830           5.89%
Repurchase Agreements                             59,156        4.11%
Short Term Borrowings                              2,155        5.50%
FHLB Advances                                      5,502        5.90%        3,720            6.14%           1,502           6.14%
Capital Leases                                        53        8.15%           53            8.15%              53           8.15%

OFF-BALANCE SHEET
Interest Rate Swap (8)                             1,250                     1,200
Average Pay Rate (Fixed)                                        2.88%                         2.88%
Average Receive Rate (Variable)                                 5.57%                         5.57%
Interest Rate Swap (9)                             2,978                     2,602                            2,271
Average Pay Rate (Fixed)                                        5.86%                         5.86%                           5.86%
Average Receive Rate (Variable)                                 5.47%                         5.47%                           5.47%

(1) Expected cash flows on Collateralized Mortgage Obligations and Mortgage-Backed Securities are revised monthly based on median estimates of prepayment speeds developed by major broker dealers as published by Bloomberg Financial Markets.

(2) For residential mortgage loans, prepayments are revised monthly based on the median prepayment speeds developed by major broker dealers as published by Bloomberg Financial Markets. The prepayment rates are assigned based on the interest rate on the loan and the number of months elapsed since the loan was originated.

(3) For installment loans, prepayments are revised monthly based on actual historical cash flows and equate to approximately 12% to 24%.

(4) Substantially all of the variable rate commercial loans are repriced based on the prime rate.

(5) Variable rate commercial real estate loans are based on prime or the three year constant maturity treasury rate.

(6) Substantially all the variable rate residential mortgage loans reprice based on the one year or three year constant maturity treasury rate subject to various periodic and lifetime caps and floors.

   The Corporation has two pay-fixed amortizing interest rate swaps executed as hedges against fixed rate mortgages held in the portfolio, one executed in 1993 and the other in the second quarter of 1998. The net cash flow and market value of the swaps move inversely with those of the fixed rate loans in the portfolio, which reduces the Corporation's exposure to changing interest rates. If rates rise, the Corporation receives net cash flow from the swaps which compensates for the opportunity loss of holding an asset with a below market yield. Alternatively, the increase in the market value of the swap would somewhat balance the loss on the mortgage loans if the loans were sold. If rates fall, the net cash flow given up is offset by the increased value of assets with an above market yield. The gain that would be realized on the sale of the loans would counteract the loss on the termination of the interest rate swap.

   The Corporation entered into the second swap in response to the investment in long term fixed rate mortgages which were retained in the portfolio. The swap, which has a fixed rate of 5.86% and a variable rate of 3 month LIBOR, will amortize and reprice quarterly over a five year period. Short- and intermediate-term Treasury rates on which the swap yield curve is based have declined approximately 65 basis points since the swap was executed, resulting in a negative market value at December 31, 1998 of $380. The first swap had a market value of $58 at year end.

   The Corporation is evaluating the potential impact of the issuance of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" on both existing and future interest rate swap transactions. Since the gain or loss on the underlying assets may not be recognized as an offset to the gain or loss on the interest rate swap, the volatility of reported income could increase.

   For 1999, the Corporation anticipates continued growth in the variable rate commercial loan categories, and plans to maintain mortgage and consumer loan portfolios at their existing levels. Funding for this increase is expected to come from a combination of wholesale and retail sources, although the Corporation recognizes that customer uncertainty about the impact of the Year 2000 may limit deposit growth later in 1999.

UNB CORP.
QUANTITIVE DISCLOSURE OF MARKET RISK
AS OF DECEMBER 31, 1998

                                                    Four Years                 Five Years
                                              Balance        Rate          Balance     Rate
                                             =================================================
ASSETS
Short Term Investments
Securities                                   $ 1,363           6.69%      $ 1,118        6.72%
Collateralized Mortgage Obligations
  and Mortgage Backed Securities(1)            4,735           6.69%        1,815        6.79%
Fixed Rate Loans (2) (3)                      24,892           8.81%       23,584        8.38%
Variable Rate Loans (4) (5) (6)               24,072           8.27%       22,037        8.31%

LIABILITIES
Interest Bearing Demand & Savings (7)         30,223           3.25%       48,154        2.84%
Time Deposits                                  6,719           6.06%        5,984        5.80%
Repurchase Agreements
Short Term Borrowings
FHLB Advances                                 30,330           5.95%          350        6.25%
Capital Leases                                     8           8.15%            0        0.00%

OFF-BALANCE SHEET
Interest Rate Swap (8)
Average Pay Rate (Fixed)
Average Receive Rate (Variable)
Interest Rate Swap (9)                         1,978                        8,526
Average Pay Rate (Fixed)                                       5.86%                     5.86%
Average Receive Rate (Variable)                                5.47%                     5.47%

                                                    More than 5 Years                     Total                   Fair
                                                   Balance       Rate            Balance         Rate             Value
                                                  =====================================================================
ASSETS
Short Term Investments                                                          $ 12,854           5.42%       $ 12,854
Securities                                        $ 16,413        5.44%           52,945           6.11%         52,950
Collateralized Mortgage Obligations
  and Mortgage Backed Securities(1)                  8,801        5.77%           81,504           6.63%         81,529
Fixed Rate Loans (2) (3)                           111,356        8.60%          366,935           8.61%        368,902
Variable Rate Loans (4) (5) (6)                    117,464        8.19%          311,270           8.26%        324,667

LIABILITIES
Interest Bearing Demand & Savings (7)              114,393        2.00%          294,095           2.82%        270,248
Time Deposits                                        1,227        5.44%          289,298           5.66%        292,134
Repurchase Agreements                                                             59,156           4.11%         59,156
Short Term Borrowings                                                              2,155           5.50%          2,155
FHLB Advances                                            0        0.00%           41,404           5.97%         43,091
Capital Leases                                           0        0.00%              167           8.15%            189

OFF-BALANCE SHEET
Interest Rate Swap (8)                                                             2,450                             58
Average Pay Rate (Fixed)
Average Receive Rate (Variable)
Interest Rate Swap (9)                                                            18,355                           (380)
Average Pay Rate (Fixed)
Average Receive Rate (Variable)

(7) For deposits without contractual maturity dates, decay rates are calculated annually by individual product type based on the current age of the accounts.

(8) At quarter-end December, 1998, the notional principal amount of the interest rate swap was $2,450 and the market value was $58. The notional amount will amortize quarterly according to a predetermined schedule until its maturity on 11/26/00. The Company pays a fixed rate of 2.88% and receives a variable rate of three month LIBOR reset quarterly, which at quarter-end was 5.25%

(9) At quarter-end December, 1998, the notional principal amount of the interest rate swap was $18,355 and the market value was $(380). The notional amount will amortize quarterly according to a predetermined schedule until its maturity on 6/18/03. The Company pays a fixed rate of 5.86% and receives a variable rate of three month LIBOR reset quarterly, which at quarter-end was 5.22609%.

50

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

   Management's internal guideline for measuring the Bank's overall liquidity level includes all deposits and FHLB advance borrowings. In this way, management acknowledges what has become an industry norm, dependence on advance borrowings as a source of balance sheet funding considered less volatile than deposits. Advances with varying maturities and flexible repayment options are considered more stable than the most stable of bank deposits, certificates of deposit, which are liable to early withdrawal and are difficult to attract in longer maturity ranges even at rates competitive to other market instruments. The Corporation's gross loan to deposit (including FHLB advances) ratio at December 31, 1998 was 92.4%, a slight increase from 92.0% at 1997 year end.

   At December 31, 1998, cash and cash equivalents equaled $28,195, or 3.2%, of total assets. The change in cash and cash equivalents is shown in the Consolidated Statement of Cash Flows and arises from operating, investing and financing activities. These activities are summarized for the three years ended December 31, 1998 in Table 8. During 1998, the Corporation generated net cash flows from operating activities of $21,427, including $10,900 in net profits. The major portion of cash flows from investing activities were concentrated in a net use of cash of $55,314 to fund purchases and additions to the loan portfolio. Cash provided by net reductions in the investment and mortgage-backed portfolio was $5,035. Sources of cash inflows from financing activities were a net increase in deposits of $36,013, net proceeds from FHLB advances of $5,965 and a net increase in short-term borrowings of $4,800. This was offset by cash outflows for the payment of $4,151 in net cash dividends and net purchases of treasury stock of $10,178. The net result of these cash flows was a decrease of cash and cash equivalents from year end 1997 to 1998 of $803.

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

TABLE 8
LIQUIDITY MANAGEMENT

(In thousands of dollars)                                                              1998              1997             1996
Net income ...............................................................       $   10,900        $    9,006       $    8,155
Adjustments to reconcile net income to net cash from
  operating activities ...................................................           10,527             3,954            2,468
                                                                                 ----------        ----------       ----------
     Net cash from operating activities ..................................           21,427            12,960           10,623
Net cash used in investing activities ....................................          (54,701)          (22,305)        (108,589)
Net cash from financing activities .......................................           32,471             3,581          100,993
                                                                                 ----------        ----------       ----------
     Net change in cash and cash equivalents .............................             (803)           (5,764)           3,027
Cash and cash equivalents at beginning of year ...........................           28,998            34,762           31,735
                                                                                 ----------        ----------       ----------
     Cash and cash equivalents at end of year ............................       $   28,195        $   28,998       $   34,762
                                                                                 ==========        ==========       ==========

FIVE YEAR SUMMARY OF SELECTED DATA
(In thousands of dollars, except per share data)

                                                                             Years ended December 31,

                                                    1998              1997             1996              1995             1994
EARNINGS:
     Net interest income ..................   $   35,422       $    33,040       $   31,363        $   27,953       $   24,191
     Provision for possible loan losses ...        2,748             2,929            3,140             1,750            1,020
     Income before federal
       income taxes .......................       16,590            13,803           12,428            11,165           10,005
     Federal income taxes .................        5,690             4,797            4,273             3,786            3,377
     Net income ...........................       10,900             9,006            8,155             7,379            6,628
     Cash dividends declared ..............        4,151             3,762            3,400             3,016            2,742

PER SHARE DATA:*
     Basic ................................   $     0.96       $     0.78        $    0.71         $    0.64        $    0.58
     Net income fully diluted .............         0.94             0.77             0.69              0.63             0.56
     Cash dividends .......................        0.365             0.325            0.295             0.265            0.240
     Book value per share .................         6.46             6.62             6.17              5.68             5.11

AVERAGE BALANCES:
     Total assets .........................   $  855,116       $   810,999       $  756,294        $  644,861       $  534,423
     Total earning assets .................      809,939           769,144          717,248           600,130          495,710
     Total deposits .......................      662,500           614,936          500,091           435,777          426,994
     Net loans ............................      641,050           620,489          574,495           457,485          385,618
     Shareholders' equity .................       76,837            73,791           68,591            61,617           57,894

Financial ratios:
     Net income as a percentage of:
         Average assets ...................         1.27%             1.11%            1.08%             1.14%            1.24%
         Average shareholders' equity .....        14.19             12.20            11.89             11.98            11.45
     Cash dividends as a percentage
       of net income ......................        38.08             41.77            41.69             40.88            41.37
     Average shareholders' equity as
       a percentage of average assets .....         8.99              9.10             9.07              9.56            10.83
     Net loans/assets .....................        76.00             75.13            75.22             72.51            67.57
     Gross loans/deposits** ...............        92.37             92.04            98.57             93.48            81.94
     Allowance for loan losses/
       total loans ........................         1.66              1.53             1.35              1.40             1.54
     Net loans/equity .....................         9.21x             8.11x            8.54x             7.83x            6.93%
     Deposits/equity ......................         9.56x             8.49x            8.42x             8.38x            8.30x

Year end balances:
     Total assets .........................   $  868,743       $   826,313       $  809,979        $  699,644       $  601,084
     Long-term debt .......................       41,571            35,650           62,603            31,360           16,660
     Total shareholders' equity ...........       71,702            76,520           71,334            65,327           58,640

Note: This summary should be read in conjunction with the related consolidated financial statements and notes included herein.

 * Per share data has been adjusted for any stock dividends and splits.

** Deposits include FHLB advances.

                                                                          ANNUAL
                                                                          REPORT
                                                                            1998

                                    UNB CORP
                                  TRADITION OF
                                   CONTINUOUS
                                     GROWTH