Form 10-K405, Exhibit 13
period 2000-12-31
UNB CORP/OH
filed 2001-03-28
CIK 746481

Exhibit 13
Exhibit 13-Annual Report
Exhibit 21-List of Subsidiaries
Exhibit 23.1-Consent of Independent Auditors

Exhibit 13

[UNB CORP LOGO]

Vision, Change and Growth.

2000 Annual Report

Our
    vision

UNB Corp. is a premier performing, regional financial services holding company headquartered in Canton, Ohio. As a corporation, we are: client driven, dedicated to providing value added products and services, committed to delivering superior execution, and devoted to operating with integrity.

With our heritage dating back to 1854 and a strong tradition of continuous growth, UNB Corp. has a long history of asset growth and quality, increased earnings per share and dividend payments.

We believe that our strong management team, vision for the future, superior financial performance, and favorable growth prospects make UNB Corp. a compelling investment opportunity.

Here are just a few highlights to consider:

•	Operating earnings per diluted share rose to $1.28 in 2000, a 12.3% increase over 1999.

•	Operating net income rose to $13.6 million, an 8.8% increase over 1999.

•	UNB Corp. stock finished the year selling at approximately 9.5 times operating earnings, a comparatively low P/E multiple.

•	Our dividend yield was 3.7% at year-end 2000.

•	Adjusted for the impact of securities gains, return on average equity of 18.85% and return on average assets of 1.35% — two key measures of banking performance — are both above our peer group.

•	In its July 2000 issue, U.S. Banker magazine rated UNB Corp. the 10th best performer among the nation’s 200 largest community banks and first among the 11 Ohio banks surveyed.

Financial Highlights

For The Year	2000	1999	% of Change

Total Interest Income	$80,676	$67,770	19.04%

Total Interest Expense	42,740	31,440	35.94%

Net Income	14,270	14,055	1.53%

At Year-End

Assets	$1,053,947	$970,529	8.60%

Deposits	827,641	764,234	8.30%

Total Net Loans	859,255	761,646	12.82%

Securities	130,891	133,677	(2.08%)

Shareholders’ Equity	75,928	70,674	7.43%

Per Common Share*

Net Income	$1.36	$1.30	4.61%

Cash Dividends Paid	0.48	0.47	2.13%

Book Value	7.27	6.57	10.65%

Performance Ratios

Return on Average Assets	1.41%	1.56%	(9.62%)

Return on Average Equity	19.76%	19.95%	(0.95%)

Total Risk-Based Capital	9.99%	10.38%	(3.76%)

Leverage Ratio	6.97%	7.02%	(0.71%)

Allowance for Loan Losses/Total Loans	1.46%	1.70%	(14.12%)

*Per share data has been adjusted for any stock dividends and splits.

UNB Corp. Common Stock

At Year-End	2000	1999	1998	1997

Market Value	$12.13	$13.06	$20.00	$19.63

Market-to-Book Premium	166.8%	198.8%	309.6%	296.7%

Letter to Shareholders	4

Five Year Summary of Selected Data	13

Management’s Discussion and Analysis	14

Forward-Looking Statements	15

Consolidated Financial Statements	32

Notes to Consolidated Financial Statements	37

Report of Independent Auditors	56

Report of Management	57

Board of Directors	58

Community Advisory Boards	59

Management	60

Locations	64

fact: Dinosaurs ruled the world for 160

million years before they became extinct.

[GRAPHIC]

UNB is
not a
dinosaur.

[GRAPHIC]

Letter to Shareholders

Forget about banking the way it used to be. Because now everything is changing and banks that are not prepared to adapt risk extinction.

While the often dire predictions linked to the new millennium failed to materialize, the year 2000 did bring with it challenges for the financial services industry. Mergers and acquisitions among financial institutions eager to expand into new markets; banks, thrifts, insurance companies, securities firms and mutual funds crossing traditional barriers; clients being bombarded with pitches promising them more service, convenience and options; and new technology changing the way people bank — all continue to force banks to rethink the way they do business.

The changes are unprecedented, but so are the opportunities. Some banks will shrink from the challenge and disappear, while others will seize the opportunity and thrive. Frankly, we welcome this new environment because we recognize that change will lead the way to the growth we envision.

We believe today’s dynamic financial services market offers the ideal climate for undertaking new initiatives aimed at enhancing shareholder value, franchise value and increasing client satisfaction.

Our fundamental growth strategies are to anticipate and meet client needs, expand our products and services, and acquire financial services companies or related business lines that can broaden our market penetration and product mix. In seeking acquisition candidates, we are interested only in those that will either give us a presence in new geographic markets or supplement our product line with niche offerings, preferably in areas that enhance fee income.

Increasing fee-based income is critical to our continued growth. As stagnant margins limit our earnings from interest income, we must cultivate new sources of revenue. Non-interest income is the primary option.

In 2000, non-interest income (excluding securities gains) rose to $11.6 million and now accounts for 24.0% of our operating revenue. Over the next five years, we hope to boost non-interest income to 40.0% of our operating revenue by aggressively promoting fee-based products and services.

We laid the groundwork for further expansion into fee-based lines of businesses by receiving financial holding company status from the Board of Governors of the Federal Reserve Bank. This designation paves the way for us to capitalize on new banking reform legislation that permits us to diversify into non-traditional, fee-driven businesses like insurance, brokerage services and financial planning.

Though we are changing with the times, we believe there is still considerable growth potential in our traditional businesses, including retail deposits, home equity loans, commercial banking, mortgage lending, aircraft loans, and trust and investment management. In fact, our assets surpassed the $1 billion milestone in 2000, finishing the year at $1.05 billion, up 8.6% over 1999.

[PHOTO]

Roger L. Mann — Chairman of the Board, President
and Chief Executive Officer

Vision and leadership

With so many changes swirling about today’s financial services landscape, it would be easy to simply let them dictate our future. Doing so, however, would hardly ensure continued success. Instead, we are determined not only to embrace change, but to make it happen by seeking new opportunities to strengthen financial performance.

For that, we need leaders who understand that the financial services industry is no longer business as usual — people with the vision to develop strategies that keep us moving forward. Fortunately, we already have them — and we are adding more at every opportunity.

In 2000, following the retirement of former chairman of the board, Donald W. Schneider, along with Abner A. Yoder, and Harold M. Kolenbrander, Ph.D., we added three new board members: Roger L. DeVille, president of DeVille Developments and Roger DeVille Construction; George M. Smart, chairman and president of Phoenix Packaging Corp.; and Jane Murphy Timken, an attorney with Black, McCuskey, Souers & Arbaugh.

Our three new directors personify the qualities we expect from our board and executives — namely, expertise in specific market areas and exceptional experience building client relationships. As we position our company for perpetual change, we need a well-rounded leadership team that gives us exposure to new ideas and opens our eyes to new opportunities.

Take our niche in aircraft financing, for example. Acquired three years ago, our Aircraft Finance Group now boasts a loan portfolio of $138.7 million, up 20.3% in 2000. Since aircraft manufacturers are facing their largest order backlog in history, prospects for future growth are even brighter. Our nationwide aircraft personnel and distribution system have been an excellent addition to our Corporation.

Given our success with aircraft financing, we are eager to explore other non-traditional niches.

[GRAPHIC]

fact: Americans will inherit more than $40 trillion by 2050.

The transfer of wealth between generations that is beginning to take place will put a substantial amount of wealth in the hands of some who have not had a lot of experience with wealth management.

Of course, inheritances are not the only route to riches. Americans are also making more money than ever before. Forty percent of U.S. households now have incomes of at least $50,000, and one out of seven families earns over $100,000 (up from one out of 12 in 1990).

While greater wealth means more choices, it also requires more decisions. The newly prosperous will seek assistance with investment management, trust services, estate planning and financial planning. By providing clients with the high-touch, professional financial planning expertise they demand, UNB plans to grow aggressively its strong base of assets under management.

Adapting to market changes

Though the longest economic expansion in history may be slowing, there is no question it has left unprecedented prosperity in its wake. Despite 2000’s bear market, most people are far better off today than they were a decade ago.

One of the ways we are positioning ourselves to accommodate the complex needs of today’s more affluent clients is by expanding our Private Banking Group. This service — in essence, a bank within a bank — gives high net-worth individuals an unmatched level of personal attention. Eligible clients have a private banker who serves as the primary contact for all aspects of their financial needs.

We also continue to emphasize our trust, investment management, and brokerage services because they dovetail perfectly with the evolving needs of our clients, while providing the fee-based income that is so important to our profitability.

In 2000, trust assets were $1.06 billion, and trust fees increased 12.0% to $5.5 million. Meanwhile, our new Brokerage Group increased their fees by 23.5% over 1999.

In the commercial area, we are responding to the growing influence of small businesses by enhancing our Business Banking Group, which meets the unique needs of smaller businesses. Our Corporate Banking Group works exclusively with large companies and serves as relationship managers to meet all of our clients’ corporate financial needs.

Also, our Corporate and Business Banking Officers are focusing their efforts beyond loans, seeking to establish a total financial relationship with clients. “Lending officer” does not begin to describe the scope of services they provide, they are client relationship managers responsible for coordinating all of the resources a business client might need.

[GRAPHIC]

fact: There are 23,471,000 small businesses in the United States.

Facts indicate, the dynamics of business ownership are changing daily. Our Corporate Bankers and Business Banking Group see the evidence every day. But with this boom has come a number of unexpected challenges:

Cash flow, employee benefits, financial management, and other issues many business owners never considered when first starting their businesses. For family-owned businesses, one concern looms even larger — succession planning. Few businesses have planned appropriately to ensure succession of leadership; UNB Corp. provides expertise to assist in this planning.

The growth of small businesses presents a huge opportunity for UNB. Of course, we want business owners to continue looking to us for financing, but with trust and investment management, corporate banking and business banking expertise, we are building relationships that add more value to the bottom line — both ours and our clients’.

Competing for the client

Heightened competition means that conducting transactions promptly and professionally is not nearly enough. Rather, we must be adept at identifying client needs and be aggressive in fulfilling them.

Toward that end, we refined our corporation in 2000 to make sales and service the foundation of our business. Now, instead of being organized along business lines, UNB Corp. is divided into four broad areas: Corporate Sales, Retail Sales, Trust and Corporate Support. This structure underscores the significance of a responsive sales and service culture to our long-term growth.

We also enhanced our retail sales efforts by further implementing a training program, known as Generations. Under the guidance of Cohen Brown, an internationally recognized sales and service training organization, Generations aims to change how our retail team interacts with clients, giving them the insight and confidence they need to expand client relationships through consultative selling.

Another example of our intense client focus can be found in our new client relationship management system. Just implemented, this sophisticated database software allows us to track every client interaction and maintain highly personal service in today’s high-tech banking climate.

In addition, we are continuing to transform our retail outlets into full-service financial planning and sales centers. Currently, six of our 21 centers feature the new look, including those opened in Green and Wooster in 2000. The central goal is to change the focus from transactions to a consultative sales environment by creating an interior that highlights a broad array of financial services rather than one that is dominated by a teller line.

2000 also marked the introduction of online banking at www.united-bank.com. Online banking allows clients to take care of most transactions from any Internet-ready computer, making it easier than ever to do business with us. Early in 2001, we redesigned our bank website to make it more client friendly and feature-rich. This follows last year’s overhaul of our corporate site, www.unbcorp.com, which now includes a wealth of information aimed specifically at shareholders and potential investors.

[GRAPHIC]

fact: 60% of consumers select a bank based on convenience.

As laws governing financial services become more liberal, the choices available to consumers become more numerous. So how do they decide where to turn for financial advice? Convenience is often the overriding consideration.

Consequently, those financial service providers who manage to keep things simple will be the ones who manage to attract more business. At UNB Corp., we are making it easy for clients to simplify their lives by offering a comprehensive menu of products and services that allows them to consolidate their business with us.

What is more, we are investing in the technology and training required to continue to elevate service, while also encouraging a consultative sales culture that creates long-term loyalty by anticipating client needs. The end result is convenience for our clients and a lifetime financial partnership. That is how we plan to keep our competitive edge.

Solid investment potential

Though we are proud of our flexibility in adapting to change, we are equally proud that some things have stayed the same — most notably, our commitment to superior asset quality. By any measure, our loan portfolio remains in excellent shape.

We experienced strong growth in both retail and commercial lending last year. Home equity balances, for instance, soared 23.4% to $78.6 million. In addition, we began offering VA/FHA loans, allowing us to penetrate a niche that accounts for up to 15% of all home loans originated in our market area.

Another thing that has not changed at UNB Corp. is our long tradition of community support. Corporate philanthropy and volunteerism are fundamental to our philosophy. We were honored in 2000 to be presented the Medical Mutual of Ohio Pillar Award for Community Service, given annually to businesses that make outstanding contributions to their communities.

But while we recognize our special obligation to the communities we serve, we see ourselves as much more than a local bank. Rather, we feel our favorable growth prospects position us as a strong regional financial services company — one that presents an attractive opportunity even for investors well outside our market area.

The bottom line? We are taking the steps necessary to enhance shareholder value and increase client satisfaction in this era of change. The dinosaurs became extinct despite ruling an era that spanned 160 million years. In that context, our 147-year heritage hardly seems impressive. So instead of dwelling on what banking used to be, we are helping to define what it will become. We are determined to do whatever it takes to ensure that we not only survive, but thrive.

Thank you for your continued support.

/s/ Roger L. Mann

Roger L. Mann
Chairman of the Board,
President and Chief Executive Officer,
UNB Corp.

FIVE YEAR SUMMARY OF SELECTED DATA
(In thousands of dollars, except per share data)

	Years ended December 31,

	2000		1999		1998		1997		1996

Earnings:

Net interest income	$37,936		$36,330		$34,277		$31,927		$30,296

Provision for possible loan losses	1,046		2,425		2,748		2,929		3,140

Income before federal income taxes	21,813		21,587		16,590		13,803		12,428

Federal income taxes	7,543		7,532		5,690		4,797		4,273

Net income	14,270		14,055		10,900		9,006		8,155

Cash dividends declared	5,048		5,093		4,151		3,762		3,400

Per share data:*

Basic	$1.36		$1.30		$0.96		$0.78		$0.71

Diluted	1.35		1.28		0.94		0.77		0.69

Cash dividends	0.48	0	0.47	0	0.36	5	0.32	5	0.29	5

Book value per share	7.27		6.57		6.46		6.62		6.17

Average balances:

Total assets	$1,008,993		$900,266		$855,116		$810,999		$756,294

Total earning assets	968,698		859,232		809,939		769,144		717,248

Total deposits	706,815		616,754		662,500		614,936		500,091

Net loans	833,856		705,042		641,050		620,489		574,495

Shareholders’ equity	72,226		70,452		76,837		73,791		68,591

Financial ratios:

Net income as a percentage of:

Average assets	1.41%		1.56%		1.27%		1.11%		1.08%

Average shareholders’ equity	19.76		19.95		14.19		12.20		11.89

Cash dividends as a percentage of net income	35.37		36.24		38.08		41.77		41.69

Average shareholders’ equity as a percentage
of average assets	7.16		7.83		8.99		9.10		9.07

Net loans/assets	81.53		78.48		76.00		75.13		75.22

Gross loans/deposits**	99.56		95.90		92.37		92.04		98.57

Allowance for loan losses/total loans	1.46		1.70		1.66		1.53		1.35

Net loans/equity	11.32x		10.78x		9.21x		8.11x		8.54x

Deposits/equity	10.90x		10.81x		9.56x		8.49x		8.42x

Year-end balances:

Total assets	$1,053,947		$970,529		$868,743		$826,313		$809,979

Other borrowings	61,188		54,332		41,571		35,650		62,603

Total shareholders’ equity	75,928		70,674		71,702		76,520		71,334

Note:	This summary should be read in conjunction with the related consolidated financial statements and notes included herein.

*	Per share data has been adjusted for any stock dividends and splits.

**	Deposits include FHLB advances.

Form 10-K

A copy of Form 10-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge, to shareholders, upon written request to the Investor Relations Department of UNB Corp., P.O. Box 24190, Canton, Ohio 44701.

Management’s
                    discussion and analysis

(Dollars in thousands, except per share data)

Introduction

      The following is management’s discussion and analysis of the financial condition and results of operations of UNB Corp. (the Corporation). It is intended to explain certain financial information regarding UNB Corp. and should be read in conjunction with the Consolidated Financial Statements, related Notes, and the Five Year Summary of Selected Data included in this report.

      UNB Corp. of Canton, Ohio is a financial services holding company with wholly owned subsidiaries United National Bank & Trust Co. (the Bank), United Banc Financial Services, Inc., and United Insurance Agency, Inc.

      On September 8, 2000, UNB Corp.’s election to become a financial holding company was acknowledged by the Board of Governors of the Federal Reserve System. This new designation was created by the passage of the Gramm-Leach-Bliley Act of 1999, and authorizes financial holding companies to engage in any activity that is financial in nature, or is incidental to financial activities. Achieving this status will enable UNB Corp. to broaden its products and service offerings to clients and to create new areas for growth.

      United Bank, UNB Corp’s principal subsidiary, is a full service commercial bank offering a complete range of personal, trust, and business financial products and services through its 21 retail centers located in Stark, Wayne and Summit counties.

      The State of Ohio granted a license to UNB Corp.’s affiliate United Insurance Agency, Inc., in 1999. The license allows the affiliate to engage in the issuance of life, accident and health, mortgage loan, property and casualty, surety, marine insurances and variable annuities. It is not anticipated that the results of operations of this affiliate will have a material impact on the earnings of UNB Corp. in 2001.

      The Corporation’s stock is listed on the NASDAQ National Market (Nasdaq: UNBO).

Forward-Looking Statements

      Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” “estimate” or “projected” and similar expressions as they relate to UNB Corp., or its management, are intended to identify such forward looking statements. UNB Corp.’s actual results, performance or achievements may materially differ from those expressed or implied in the forward looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

Results of Operations

      UNB Corp.’s consolidated net income for 2000 was $14,270, which represents a 1.5% increase over 1999 net income of $14,055, which in turn represented a 28.9% increase over 1998 net income of $10,900. Return on average assets was 1.41%, in 2000, compared with 1.56% and 1.27% for 1999 and 1998, respectively. The Corporation’s return on average equity was 19.76% in 2000, as compared with 19.95% in 1999 and 14.19% in 1998. The performance of the last two years was attributed to growth in net earnings and efficiency improvements.

      Basic earnings per share for 2000 were $1.36, an increase of 4.6%, or $0.06 per share versus 1999. In 1999, basic earnings per share of $1.30 were a 35.4%, or $.34 per share, increase from 1998. On a diluted basis, earnings per share for 2000 were $1.35, compared with $1.28 for 1999 and $0.94 for 1998.

      The Corporation’s stock declined from $13.06 per share at year-end 1999, to $12.13 per share at December 31, 2000, a reduction of 7.1%. Reduced market price caused the market-to-book premium to decline from 198.8% at December 31, 1999 to 166.8% at December 31, 2000, a reduction of 16.1% since year-end 1999. The market-to-book premium was also impacted by the increase in the book value from $6.57 in 1999 to $7.27 in 2000. All per share information has been adjusted for the October 15, 1998, 100% stock split.

Net Interest Income

      Net interest income, the primary source of earnings for the Corporation, is the difference between interest and loan fee income generated on earning assets and the interest expense paid on deposits and borrowed funds (Table 1). For this discussion, net interest income is presented on a fully tax equivalent (FTE) basis which restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. For 2000, net interest income increased to $38,027 from $36,376 in 1999, an increase of 4.5%. For 1999, net interest income increased by $2,049 from $34,327 in 1998, an increase of 6.0%. These increases in net interest income were primarily attributable to the growth in average earning assets of 12.7% and 6.1% for 2000 and 1999, respectively. See Table 2 for a summary of the impact on net interest income due to changes in the levels of interest earning assets, interest earning liabilities and interest rates.

      Net interest margin, the measure of the net yield on average earning assets on a fully taxable basis, is calculated by dividing net interest income on a fully taxable basis by average earning assets. The net interest margin is affected by the level and mix of earning assets, the proportion funded by non-interest versus interest-bearing liabilities, and the interest rate spread between them. The Corporation’s net interest margin decreased by 30 basis points to 3.93% in 2000 from 4.23% in 1999, and was 31 basis points below the 1998 net interest margin level of 4.24%. The impact of the net interest margin decline was more than offset by the growth in average earning assets (Tables 1, 2 and 4).

      In 2000, the yield on interest earning assets improved 45 basis points from 1999 levels. In the securities portfolio, yields increased due to the ability to switch securities from shorter-term, lower yielding maturities preferred in 1999 to meet year-end Y2K liquidity needs, to securities with longer-term, higher yielding maturities. Rising market rates directly affected the yields on interest bearing deposits and Federal Funds sold, which increased by 113 and 119 basis points, respectively. In 2000, yields on the loan portfolio increased by 36 basis points from 1999 levels. The increase was attributed in part to rising market rates through the year, and on the Bank’s shift to higher yielding aviation, commercial and commercial real estate loans. The rate environment in 2000 also made adjustable rate home equity loans an attractive growth option.

      The Corporation’s cost of funds during 2000 increased 83 basis points from 1999 levels. The cost of all categories of interest bearing liabilities increased. With the rise of market rates during the year, the discretionary rates paid on interest bearing demand deposits and certificate of deposit balances were increased throughout 2000. Savings deposits increased by 118 basis points over 1999’s rates. Leading the rate increase in the savings deposit category was the Money Market Access account, a tiered savings product tied to the 13-week Treasury bill. The rate was impacted by the steady rise in the Treasury rate, beginning in the second quarter of 1999 and

[Graphs inserted here]

RETURN ON AVERAGE EQUITY
dollars

1996	11.89%

1997	12.20%

1998	14.19%

1999	19.95%

2000	19.76%

NET INCOME
millions of dollars

1996	$8.155

1997	$9.006

1998	$10.900

1999	$14.055

2000	$14.270

BASIC EARNINGS PER SHARE*
dollars

1996	$0.71

1997	$0.78

1998	$0.96

1999	$1.30

2000	$1.36

* Adjusted for any stock dividends and splits

continuing through the latter part of 2000. The cost of time deposits increased 56 basis points in 2000, and was impacted by management’s decision to increase selected certificate of deposit rates during the year, to raise funds for loan growth.

      The cost of short-term and other borrowings increased by 122 and 39 basis points, respectively, from 1999 to 2000. The increase in the cost of short-term borrowings was the result of increases in the market rates to which they are tied. The cost of other borrowings increased from prior year due to the rate increases on FHLB Debt and bank borrowings, used to fund loan growth, and to fund the Corporation’s buyback of its common stock.

      The decline in net interest margin from 1998 to 1999, from 4.24% to 4.23%, resulted from the decline in the yields of earning assets, primarily loans, exceeding the 18 basis point decline in the cost of funds. The yields on the securities portfolio declined from 1998 due to the preference for shorter-term, lower yielding maturities in anticipation of year-end Y2K liquidity needs. Yields on loan portfolio assets declined by 20 basis points from 1998, due to the declining market rates early in 1999 that impacted new volume rates, and the Bank’s temporary lower introductory rates offered on home equity products and aircraft loans to increase loan volumes. While the rate environment in the first half of 1999 encouraged the sale of mortgages loan originations, rising market rates in the second half of 1999 increased the desirability of retaining new mortgage volumes. The Corporation’s cost of funds declined 18 basis points from 1998 levels. The cost of all interest bearing liabilities decreased, with the exception of savings deposits. The increase in savings deposits was affected by the cost of the Money Market Access product, which is tied to the 13-week Treasury bill, which began a steady rise in the second quarter of 1999. The cost of short-term and other borrowings declined by 32 and 51 basis points, respectively. The decrease was the result in the decline of the markets rates to which they are tied. See Table 4 for a more detailed analysis on net interest margin including average balances and associated yields.

Other Income

      Other income for 2000 totaled $12,627, a decrease of $2,542 or 16.8%, from 1999. This compares to an increase of $3,090, or 25.6%, from 1998 to 1999 (Table 3). Excluding gains from the sale of securities, other income for 2000 was $11,619, which was $587, or 5.3%, above 1999. Other income, net of securities gains, declined 2.3%, from 1998 to 1999.

TABLE 1
NET INTEREST INCOME

	Years ended December 31,

(In thousands of dollars)	2000	1999	1998

Interest income	$80,676	$67,770	$64,860

Interest expense	42,740	31,440	30,583

Net interest income	37,936	36,330	34,277

Tax equivalent adjustments*	91	46	50

Net interest income (fully taxable equivalent basis)	$38,027	$36,376	$34,327

Net interest income (FTE) as percent of average earning assets	3.93%	4.23%	4.24%

*	The tax equivalent adjustment is computed by stating non-taxable income on a tax equivalent basis using the statutory tax rate of 35% and adjusted for non-deductible interest expense for 2000, 1999 and 1998.

      Despite management’s pricing strategy aimed at eliminating many of the Bank’s low balance, high service charge producing deposit accounts, service charges on deposits fell by only $33, or 1.2%, from 1999 levels. In 2000, management focused on growing deposit accounts with higher minimum balances and multiple account relationships, which qualified the accounts for waived service charges. The features of these deposit products have afforded clients greater value and client service over the no-frills free checking accounts of other institutions.

      In 2000, the Trust department continued its 30-year history of solid growth, generating $5,474 in fee income, an increase of $587, or 12.0% over 1999. Fee income increased 13.2% from 1998 to 1999. At year-end, assets under management were $1,055,965, less than a 1.0% decrease from 1999. Much of 2000’s income growth was attributable to new client relationships in personal trusts, employee benefit plans and investment management. The Trust department’s emphasis on professionalism and personalized service has enabled it to attract and hire highly experienced trust professionals. The addition in 2000 of a Trust Business Development Officer is indicative of management’s commitment to future growth in trust services.

      Other operating income for 2000 was $3,103, an increase of $231, or 8.0%, from 1999. Credit card merchant fees led the growth in the other income category with increases of $266, or 29.6%, over 1999 fees. Income from sales of financial products and planning services increased by 23.5% in 2000. The Bank established United Financial Advisors, an in-house full service investment brokerage, providing comprehensive financial planning, managed assets plans and other products and services through Linsco/Private Ledger. United Financial Advisors ranked in the top ten nationally among banks and credit unions using the Linsco/Private Ledger as broker dealer. Management

TABLE 2
CHANGES IN NET INTEREST DIFFERENTIAL — RATE/VOLUME ANALYSIS

December 31, 2000, 1999 and 1998

(In thousands of dollars)	2000 vs. 1999			1999 vs. 1998
	Increase (Decrease)			Increase (Decrease)
	Due To Change In			Due To Change In

	Volume	Rate	Total	Volume	Rate	Total

Interest income:

Interest bearing deposits with other banks	$(8)	$10	$2	$22	$5	$27

Federal funds sold	(5)	115	110	(301)	(65)	(366)

Securities:

Taxable	(523)	129	(394)	(553)	(145)	(698)

Tax-exempt	150	1	151	(21)	2	(19)

Other securities	(138)	162	24	(72)	44	(28)

Mortgage-backed securities	101	301	402	6	(193)	(187)

Loans	10,007	2,649	12,656	5,506	(1,329)	4,177

Total interest income	9,584	3,367	12,951	4,587	(1,681)	2,906

Interest expense:

Interest bearing demand deposits	(48)	202	154	(19)	(256)	(275)

Savings	1,374	2,823	4,197	618	228	846

Certificates and other time deposits	3,343	1,897	5,240	1,483	(1,011)	472

Short-term borrowings	122	860	982	170	(212)	(42)

Other borrowings	540	187	727	85	(229)	(144)

Total interest expense	5,331	5,969	11,300	2,337	(1,480)	857

Net interest income	$4,253	$(2,602)	$1,651	$2,250	$(201)	$2,049

TABLE 3
OTHER INCOME AND OTHER EXPENSE

(In thousands of dollars)	Years ended December 31,

	2000	1999	1998

Other Income:

Service charges on deposits	$12,744	$2,777	$2,869

Trust department income	5,474	4,887	4,316

Other operating income	3,103	2,872	3,045

Gains on loans originated for resale	298	496	1,056

Securities gains, net	1,008	4,137	793

Total other income	$12,627	$15,169	$12,079

Other Expense:

Salaries, wages and benefits	$13,213	$13,389	$13,205

Occupancy expense	1,767	1,691	1,525

Equipment expense	3,840	3,837	3,746

Other operating expenses	8,884	8,570	8,542

Total other expenses	$27,704	$27,487	$27,018

strongly believes that United Financial Advisors will create long-term relationships, which will generate a predictable and reliable stream of fee income in the future. Additional increases in other income from MasterMoney debit card interchange, surcharges on foreign ATM transactions, and other miscellaneous fees were partially offset by a 41.8% decrease in loan brokerage income from 1999.

      Gains from sales of loans originated for resale declined $198, or 39.9%, in 2000 and $560, or 53.0%, in 1999, primarily due to a decrease in refinancing activities for residential mortgages resulting from the rising rate environment.

      Securities gains recognized in 2000 had a relatively small impact on other income, with $1,008 recognized on the sale of equity securities available for sale, a decrease of $3,129, or 75.6%, from 1999. In 1999, a significant portion of the proceeds came from the sale of equity securities held in the Parent company that were used to fund additional purchases of treasury stock.

Other Expense

      Total other expenses of $27,704 remained relatively flat, increasing 0.8% from 1999. From 1998 to 1999, other expenses increased by 1.7% (Table 3). The corporation’s efficiency ratio, which measures the amount of overhead needed to generate core earnings, declined to 55.9% from 58.0% in 1999, and 59.3% in 1998. The company continues to focus on this important measurement and expects to achieve further improvement in 2001.

      Total employee compensation declined by $176, or 1.3%, from 1999. Reductions in expenses related to the ROE Incentive model and other employee benefits were partially offset by an increase in salaries associated with annual merit increases and staff additions. From 1998 to 1999, the increase was 1.4%. In 1999, increases in staff, along with health and pension benefit increases, more than offset the decline in the ROE Incentive Plan payouts, compared to 1998.

      Occupancy expenses increased by $76, or 4.5%, from 1999 to 2000. The increase in 2000 was primarily due to the opening of two new full-service financial centers in Wooster and Green. From 1998 to 1999, occupancy expenses increased by $166, or 10.9%. From 1998 to 1999, the increase reflected a full year’s impact of new facilities added in 1998, which included an in-store branch in the Wooster Wal*Mart, a brokerage office for United Banc Financial

TABLE 4
AVERAGE BALANCE SHEET AND RELATED YIELDS

Years ended December 31, 2000, 1999 and 1998

(In thousands of dollars)	2000			1999			1998

	Average			Average			Average
	Balance	Interest*	Rate*	Balance	Interest*	Rate*	Balance	Interest*	Rate*

Interest earning assets:

Interest bearing deposits	$804	$52	6.47%	$936	$50	5.34%	$507	$23	4.54%

Federal funds sold	9,696	591	6.10%	9,802	481	4.91%	15,832	847	5.35%

Securities:

Taxable	26,827	1,659	6.18%	35,402	2,053	5.80%	44,828	2,751	6.14%

Tax-exempt	2,920	170	5.82%	336	19	5.65%	708	38	5.37%

Other securities	15,050	930	6.18%	17,526	906	5.17%	18,936	934	4.93%

Mortgage-backed securities	79,545	5,138	6.46%	77,910	4,736	6.08%	77,808	4,923	6.33%

Loans (net of unearned interest)	833,856	72,227	8.66%	717,320	59,571	8.30%	651,320	55,394	8.50%

Total interest earning assets	968,698	80,767	8.34%	859,232	67,816	7.89%	809,939	64,910	8.01%

Nonearning assets:

Cash and due from banks	26,845			29,646			30,745

Other nonearning assets	26,331			23,666			24,702

Allowance for loan losses	(12,881)			(12,278)			(10,270)

Total assets	$1,008,993			$900,266			$855,116

Interest bearing liabilities:

Demand deposits	$74,738	1,136	1.52%	$78,465	982	1.25%	$79,669	1,257	1.58%

Savings deposits	250,746	11,805	4.71%	215,642	7,608	3.53%	197,971	6,762	3.42%

Time deposits	381,331	22,484	5.90%	322,647	17,244	5.34%	295,555	16,772	5.67%

Short-term borrowings	70,862	3,894	5.50%	68,105	2,912	4.28%	64,281	2,954	4.60%

Other borrowings	53,608	3,421	6.38%	45,008	2,694	5.99%	43,676	2,838	6.50%

Total interest bearing liabilities	831,285	42,740	5.14%	729,867	31,440	4.31%	681,152	30,583	4.49%

Noninterest bearing liabilities:

Demand deposits	97,335			92,336			89,305

Other liabilities	8,147			7,611			7,822

Shareholders’ equity	72,226			70,452			76,837

Total liabilities and equity	$1,008,993			$900,266			$855,116

Net interest income		$38,027			$36,376			$34,327

Net yield on earning assets			3.93%			4.23%			4.24%

* Average interest and rates of all categories including tax-free income are stated on a fully tax equivalent basis.

Services and four regional facilities for the United Bank Aircraft Finance Group. In addition, occupancy increases were incurred for the new loan production office in Wooster and were impacted due to lost rental income.

      Equipment expense remained relatively flat at $3,840, compared to $3,837 in 1999. An increase in equipment maintenance contracts and services supporting wide area networks were offset by decreases in depreciation and equipment rental expenses. The increase of 1999’s equipment expense compared to 1998, was the result of increased depreciation on furniture, fixtures and equipment for the new facilities occupied in 1999, and increases in equipment maintenance contracts.

      Other operating expenses increased $314 from 1999 to 2000, an increase of 3.7%. The categories comprising other operating expense are reported in Note 11, to the Consolidated Financial Statements. During 2000, increases in taxes and insurance, professional fees, marketing expenses, and expenses associated with loans were partially offset by reductions in office expenses, contributions and amortization of intangibles. Marketing expenses and professional fees increased as a result of the Corporation’s campaign to increase investor awareness and events surrounding openings of new financial centers. The decline in contributions was due to the majority of corporate contributions being funded directly from the Bank’s charitable trust. From 1998 to 1999, other operating expenses increased by $28, or 0.3%.

Provision and Allowance for Loan Losses

      UNB Corp. maintains an allowance for loan losses considered sufficient to absorb probable losses in the loan portfolios. The amount of the provision for loan losses charged to operating expense is the amount necessary, in the opinion of management, to maintain the balance in the allowance for loan losses at an adequate level. Adequacy of the allowance is assessed based on historical experience, changes in portfolio size and mix and the relative quality of the loan portfolio. Information about specific borrower situations, including their financial position and collateral values, are also important as well as assessments of current economic conditions, and other factors and estimates, which are subject to change over time. While management’s periodic analysis of the allowance for loan losses may dictate portions of the allowance be allocated to specific problem loans, the entire amount is available for any loan charge-offs that may occur.

      The allowance for loan losses on December 31, 2000 was $12,760, or 1.46% of outstanding loans, compared to $13,174, or 1.70% of outstanding loans at year-end 1999. The provision for loan losses charged to operating expense was $1,046 in 2000, compared to $2,425 in 1999 and $2,748 in 1998. The reduction in expense was possible due to the fact that asset growth was concentrated within the product lines that historically have had, for UNB Corp., high credit quality characteristics, specifically commercial, commercial real estate and the home equity segment of the consumer loan portfolio. Net charge-offs for 2000 were $1,460, an increase of $1,037, from 1999 levels of $423. Net charge-offs for 1999 decreased $803, or 65.5%, from 1998. Although the ratio of net charge-offs as a percentage of average loans was higher in 2000 than in 1999, it still ranked second lowest within a ten year period. This continues an exceptional positive trend over the past three years at 0.18%, 0.06% and 0.19% for 2000, 1999 and 1998, respectively. The commercial loan and consumer loan portfolios experienced increases in net charge-offs in 2000, compared with net charge-offs reductions, from 1998 to 1999, of 64.5% and 62.6%, respectively. There were no losses recorded for commercial real estate or home equity products in 2000 or 1999. Management remains cautious in its expectations for consumer net charge-offs due to industry trends in consumer loan delinquencies and losses and continued record levels of consumer debt and bankruptcy filings. In addition, national trends indicate increased delinquencies in home equity products, whose popularity and features have made them alternate sources of financing of consumer purchases. Management also remains cautious due to a possible economic downturn, which could adversely impact the commercial loan portfolio, and the lack of history on the credit performance of the aircraft loan portfolio, which contains a significant portion of relatively newer loans.

      Impaired loans totaled $3,859 at December 31, 2000 compared to $951 at year-end 1999, an increase of $2,908. Impaired loans of $2,516 required an allocation of $909 of the allowance for loan losses at December 31, 2000. The allowance for loan losses allocated to impaired loans at year-end 1999 was $665. There were no allocations for impaired loans in the 1998 allowance, as the loans had sufficient collateral to cover their impaired balances. Non-performing loans consist of loans past due 90 days or more and loans that have been placed on non-accrual status. Non-performing loans at year-end 2000 were $3,141 compared to $1,989 at year-end 1999 and $1,487 at year-end 1998. The increase of 57.9% in non-performing loans between year-end 2000 and 1999 resulted from the impact of two aircraft loans, the balances of which were 49.9% of the total non-performing loan balance, and are included in the impaired loan totals, as well. A specific reserve for any collateral deficiency has been allocated to these loans, and management does not anticipate any adverse effect on 2001 earnings, as a result of their liquidation. For year-end 1999, the 33.8% increase over 1998’s non-performing loans was impacted by an increase in non-performing mortgage loans. The ratio of non-performing loans to total loans was 0.36% for 2000 versus 0.26% for 1999 and 0.22% for 1998. This ratio, which showed an increase of 38.5% from 1999 year-end, still compares very favorably to that of the Corporation’s peer group at 0.57%.

      2001 profit plan assumes the majority of loan growth in the home equity, commercial real estate, commercial and aircraft loan portfolios. Based on that loan growth and anticipated net charge-offs for 2001, the loan loss provision for 2001 should maintain the loan loss reserve ratio within a +/-5 basis point range from year-end 2000.

Income Taxes

      The provision for income taxes for 2000 was $7,543, compared with $7,532 and $5,690, in 1999 and 1998, respectively. The Corporation’s effective tax rates were 34.6%, 34.9% and 34.3% for the years 2000, 1999 and 1998, respectively. The decrease in the effective tax rate between 2000 and 1999 was mainly a result of higher tax-exempt income generated in 2000 from the loan and securities portfolios. The effective rate increase in 1999 from 1998 was due to lower tax-exempt income, compared to 1998.

[Graph inserted here]

Total Assets
millions of dollars

1996	$810.0

1997	$826.3

1998	$868.7

1999	$970.5

2000	$1053.9

Financial Condition

      Total assets were $1,053,947 at December 31, 2000 compared to $970,529 at December 31, 1999, an increase of $83,418, or 8.6%, over 1999. Earning assets grew from $909,736 to $1,006,339, or 10.6%, at December 31, 2000. Earning assets increased $84,228, or 10.2%, from 1998 to 1999. Earning assets as a percentage of total assets were 95.5% at year-end 2000 compared to 93.7% at year-end 1999, due to reduced cash balances at December 31, 2000, compared to 1999 year-end balances, which were held for possible Y2K issues. The composition of earning assets changed, with securities and loans comprising 13.0% and 87.0% of earning assets, respectively, in 2000 compared to 14.8% and 85.2%, respectively, at year-end 1999.

      At December 31, 2000, the Corporation was in a Federal Funds purchased position of $15,020 compared to $8,820 at December 31, 1999, an increase of $6,200. The increase in this position was the result of short-term funding needs. Total securities decreased by $2,786, or 2.1%, from 1999. Total loans, including loans held for sale, increased $99,957, or 12.9%, over 1999 with growth concentrated in commercial real estate, aircraft, commercial and home equity loans.

      Earning asset growth was funded through the growth in deposits of $63,407, or 8.3%, from year-end 1999. Short-term borrowings increased $7,872 or 10.6%, from year-end 1999. Other borrowings, including FHLB advances and bank borrowings, increased by $6,856, or 12.6% from 1999 year-end. FHLB advances were also used throughout the year to fund loan growth. Bank borrowings of $12,996 were used by the Parent Company to fund growth and to purchase Treasury stock; and by United Banc Financial Services, Inc. to fund loan volume. Capital leases declined by $53 from year-end 1999.

Loans

      At December 31, 2000, total loans outstanding were $872,015, an increase of $97,195, or 12.5%, over year-end 1999. This compares with a growth in total loans of $103,387, or 15.4%, in 1999 over 1998. The loan portfolio was a product mix of consumer loans, mortgage loans, commercial loans, aircraft loans and commercial real estate loans representing 27.4%, 29.8%, 12.9%, 15.9% and 14.0%, respectively, at December 31, 2000, compared with 29.1%, 30.4%, 12.7%, 14.9% and 12.9%, respectively, at December 31, 1999. Detailed information on the loan portfolio can be found in Table 5.

      Management’s efforts to grow selected segments of the loan portfolio were successful in 2000. Its strategy was to take advantage of the Bank’s lending resources and expertise, while reducing the effects of interest rate risk found in longer term fixed rate loans. Other considerations in the size and composition of the loan portfolio included maintaining the residential and installment portfolios at adequate levels to pledge as collateral against borrowing facilities.

      The portfolios with the most significant growth in 2000 were home equity, aircraft, commercial and commercial real estate, with increases of 23.4%, 20.3%, 13.7% and 21.4%, respectively.

      The Aircraft Finance Group of the Bank has been able to use an exceptional level of personal service and relationships with current clients to promote repeat business in an industry with high growth potential due to increases in fleet sizes and corporate flight departments. Since the purchase of this business unit in 1998, the growth in outstandings has been over 292.8%. This portfolio is diversified, encompassing a wide range of borrowers, without significant concentration in any one industry. Through the use of Internet web access, national toll-free numbers, advertising, relationships with dealers and brokers, direct mail and trade shows, this group plans to show continued growth in balances while maintaining high credit quality.

      United Bank’s Corporate Banking has enjoyed continued growth in both the commercial and commercial real estate portfolios, 13.7% and 21.4%, respectively, in 2000. This growth has been attained while maintaining high credit quality reflected through low delinquencies and charge-offs. The growth was achieved through the expansion of its product line, which includes Business Manager, an accounts receivable management product, equipment leasing and bond financing, all of which serve unique needs of the business community.

      The year 2000 saw the Private Banking deposit balances grow by 25.0% and loans outstanding by over 19.0%. Relocating to the Portage and Frank Financial Center, the group is strategically located relative to the client base and in the fastest growing area of Stark County.

      For 2000, consumer loan balances increased by $14,097 or 6.3% from year-end 1999. Within the consumer loan portfolio, management maintained a volume preference for mostly real estate secured loans and variable rate loans, reflected in the growth of the home equity portfolio, in 2000. This strategy also served to maintain a delinquency ratio well below industry standards. Throughout 2000, management was committed to booking shorter term, higher yielding used autos loans, and to maintaining a flat growth level for indirect consumer products.

      Included in the consumer loan portfolio were $7,448 in loans outstanding, net of unearned income, for United Banc Financial Services, an increase of $1,803 over year-end 1999. These loans include consumer loans, retail contracts, and home equity and personal home owner loans, secured by real estate.

      Mortgage balances grew by $24,743, or 10.5%, from year-end 1999. In addition to traditional mortgage products offered, the Mortgage Lending Division offers alternative mortgage financing for borrowers with special needs which do not meet the requirements of the conforming secondary market. Beginning in 2000, these products included FHA mortgage loans. These loans are being sold to specialized investors, thus allowing the Corporation to provide mortgage products to a new client base without adding additional credit risk. Brokerage fees of $358 were generated in 2000 from these activities, compared to $738 in 1999.

TABLE 5
TOTAL LOANS

	Years ended December 31,		Increase

(In thousands of dollars)	2000	1999	Dollars	Percentage

Commercial	$112,263	$98,775	$13,488	13.7%

Commercial Real Estate	121,677	100,205	21,472	21.4%

Aircraft	138,696	115,301	23,395	20.3%

Real Estate	260,088	235,345	24,743	10.5%

Consumer	239,291	225,194	14,097	6.3%

Total loans and leases	$872,015	$774,820	$97,195	12.5%

      For 2001, management has set goals stressing continued loan growth in the commercial, commercial real estate, aircraft and home equity products. In all segments of the portfolio, growth with high credit quality and acceptable yields will be stressed, while limiting exposure to interest rate risk.

Securities

      The securities portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment and other on- and off- balance sheet positions. The portfolio’s scheduled maturities and the expected cash flows from the mortgage-backed securities represent a significant source of liquidity for the Corporation.

      The Corporation’s security portfolios consist primarily of U.S. Treasury and Agency Securities, various types of mortgage-backed securities and collateralized mortgage obligations, common stocks and short-term money market instruments. At December 31, 2000, the Corporation’s security portfolio was $130,891 versus $133,677 at December 31, 1999, a 2.1% decrease. Securities purchased in the Bank portfolio during the year were generally longer term instruments, with higher yields, than securities held in 1999. In 1999, shorter maturities yielded current cash flows or stable market values to provide liquidity, if needed, during the fourth quarter of 1999, and into the first quarter of 2000.

      The Bank purchases securities which are eligible to be pledged against the deposited funds of public entities and for use as collateral for repurchase agreements. At year-end 2000 there were $110,400 of securities pledged for these purposes compared to $119,800 at year-end 1999.

      In 2000, the Corporation realized a gain of $1,008 on the sale of equities held by the Parent company. In 1999, the Bank’s securities with January 2000 maturities were sold to minimize the potential impact of Year 2000 problems, such as market volatility or payment delays. Management also felt it was prudent to liquidate $2,166 of equity securities held by the Parent company that had experienced significant market appreciation, realizing a gain of $4,127.

      In 2001, the Bank anticipates increased purchases of state and political subdivision securities to provide a tax benefit for the Corporation and to begin extending the duration of the portfolio from its current level of less than two years.

      Under the requirements of Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, the securities in the Corporation’s portfolio are classified as either available for sale or held to maturity. Securities classified as available for sale are marked-to-market at the end of each quarter, with the unrealized gain or loss, net of deferred tax, shown as an adjustment to shareholders’ equity. At year-end 2000, the adjustment to shareholders’ equity for the net unrealized gain on the portfolio was $1,104 compared to a net unrealized gain of $961 at year-end 1999.

TABLE 6
SECURITIES

	Years ended December 31,		Increase or (Decrease)

(In thousands of dollars)	2000	1999	Dollars	Percentage

U.S. Treasury	$998	$3,995	$(2,997)	(75.0%)

U.S. Government agencies and corporations	31,604	29,444	2,160	7.3%

Mortgage-backed securities	78,721	81,842	(3,121)	(3.8%)

Obligations of state and political subdivisions	4,265	1,908	2,357	123.5%

Corporate bonds and other securities	15,303	16,488	(1,185)	(7.2%)

Total securities	$130,891	$133,677	$(2,786)	(2.1%)

Deposits

      In 2000, deposits continued to be the Corporation’s primary source of funding for its growth in earning assets. Through the unique features of the Bank’s deposit products and the emphasis on client service, management has worked to differentiate these products from those of the competition. At December 31, 2000 total deposits were $827,641, an increase of $63,407, or 8.3%, from year-end 1999.

      Non-interest bearing checking account balances increased to $108,351 at December 31, 2000, up 19.3% from year-end 1999. Interest bearing checking accounts increased by $2,339, or 3.0%, from year-end 1999.

      Savings balances, which include passbook and statement, money market savings and Money Market Access accounts grew by $50,182, or 23.1% from year-end 1999. Increases in Money Market Access, a tiered variable rate account tied to the 13-week Treasury bill rate, were partially offset by a decline in passbooks, statement savings accounts and money market accounts. Certificates of deposit decreased in 2000 by $6,675, or 1.8%, over year-end 1999.

      As always, core deposit growth remains a primary objective of the Bank’s deposit strategy. A reorganization of the retail network occurred in 2000, geared toward improving the availability and convenience of the deposit products and services offered, while potentially leading to deposit growth. Two new financial centers, in the cities of Green and Wooster, were opened in the spring of 2000, expanding our presence in Wayne and Summit counties. The Telephone Banking Center has again grown to accommodate our newly opened Internet Banking Branch. In addition to the resources spent on facilities and web technology, a new Client Relationship Management System was implemented that will allow prospecting for potential clients and enhancing our current client relationships.

      The level and direction of interest rates, as well as the ability to meet the competitive pressures from the local market competition and national non-bank financial institutions offering alternative forms of investments will play a key role in the level of growth and changes to deposit mix in 2001.

Capital Resources

      Total shareholders’ equity was $75,928 at December 31, 2000 compared to $70,674 at December 31, 1999, an increase of $5,254 or 7.4%. This increase was influenced by 2000 net income of $14,270. This increase was partially offset by reductions in shareholder’s equity as a result of $5,048 in cash dividends paid, and a net increase in treasury stock of $4,111. The book value per share of stock was $7.27 at year-end 2000 compared to $6.57 at year-end 1999.

      In 2000, the Corporation continued its stock repurchase program initiated in 1997. During the first quarter of 2000, the Corporation completed the repurchase of 8.0% of the shares outstanding, the maximum approved under Board of Director’s August 11, 1994 repurchase authorization. On April 20, 2000, the Board approved the repurchase of an additional 5% of the shares outstanding, totalling 527,515 shares. The Board continues to believe that the stock is an

TABLE 7
DEPOSITS

	Years ended December 31,		Increase or (Decrease)

(In thousands of dollars)	2000	1999	Dollars	Percentage

Noninterest bearing	$108,351	$90,790	$17,561	19.3%

Interest bearing

Demand	79,894	77,555	2,339	3.0%

Savings	267,486	217,304	50,182	23.1%

Time	371,910	378,585	(6,675)	(1.8%)

Total deposits	$827,641	$764,234	$63,407	8.3%

excellent investment opportunity and acknowledges the impact of the 2000 buy back activity on the year’s return on equity and earnings per share results. The Board has also authorized up to $5 million in treasury stock to be held temporarily for use in funding various plans of the Corporation. These internal benefit plans of the Corporation include the employee stock purchase plan, the 401-K plan, and the Stock Option Plans of 1987 and 1997.

      Cash dividends paid to shareholders during 2000 totaled $5,048 or $0.48 per share. This compared to $5,093, or $0.47 per share, for 1999. The 2000 dividends paid per share represented an increase of 2.1% over 1999. Dividends paid in 2000 represented a payout ratio of 35.4% of net income compared to 36.2% in 1999. Both ratios are within the guidelines established by UNB Corp.’s Board of Directors for a dividend payout ratio of 25.0% to 40.0% of net income. In 1998, in addition to cash dividends paid, the Board of Directors approved a stock split in the form of a 100% stock dividend; this was paid to shareholders October 15, 1998.

      The Corporation’s primary source of funds for the payment of dividends is its Bank subsidiary. In 2000, the Bank paid $5,560 in dividends to the Corporation. In 1999, the Bank paid $5,650 in dividends to the Corporation. The Bank, which is limited by regulation as to the amount of dividends it can pay, remains within these regulatory guidelines. Currently this restriction will not preclude the Bank from paying sufficient dividends to fund, as needed, the usual quarterly dividends paid to the Corporation’s shareholders.

      Under regulations issued by the Federal Reserve Board and Comptroller of the Currency, banks and bank holding companies are required to maintain certain minimum capital ratios in order to be considered “well capitalized”. These guidelines require a minimum total risk-based capital ratio of 10%, a Tier 1 capital ratio of 6% and a leverage ratio of 5%. All of the Corporation’s assets, which include various risk-weighted percentages of assets on the balance sheet, as well as off-balance sheet exposures, are expressed as a percentage of risk-adjusted assets and compared to its capital. Tier 1 capital consists of shareholders’ equity and other items such as mandatory convertible debt and the allowance for loan losses. As of December 31, 2000, UNB Corp. had a total risk-based capital ratio of 10.0%, with a Tier 1 capital ratio of 8.6%, compared to 10.4% and 8.9%, respectively, at December 31, 1999. In addition to risk-based capital, a leverage ratio test must also be met. This ratio evaluates capital adequacy on the basis of Tier 1 capital-to-total assets (unadjusted for risk). On December 31, 2000, UNB Corp.’s leverage ratio was 7.0%, which substantially exceeds the minimum regulatory requirement. For additional information on the Corporation and Bank’s capital ratios, refer to Note 14 — Dividend and Regulatory Capital Requirements.

      On June 17, 1999, the Board of Directors voted to reinstate a new UNB Corp. Dividend Reinvestment and Stock Purchase Plan, effective with the third quarter 1999 dividend. The 1999 Plan authorized the sale of 1 million shares of the Corporation’s authorized, but previously not issued, common stock to shareholders who chose to invest all or a portion of their cash dividends. The plan permits shareholders who become participants in the Plan to make optional cash investments of not less than $500 or more than $5,000 per month for investment in Common Stock. Stock distributed through the Plan in 2000 was either purchased on the open market, or issued from temporary treasury stock.

[Graph inserted here]

Shareholder’s Equity
Per Share*
dollars

1996	$6.17

1997	$6.62

1998	$6.46

1999	$6.57

2000	$7.27

* Adjusted for any stock dividends and splits

[Graph inserted here]

CASH DIVIDENDS
PER SHARE*
dollars

1996	$.295

1997	$.325

1998	$.365

1999	$.470

2000	$.480

* Adjusted for any stock dividends and splits

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

      The Corporation uses a dynamic computer model to generate earnings simulations, duration and net present value forecasts and gap analysis, each of which measures interest rate risk from a different perspective. The model incorporates a large number of assumptions, including the absolute level of future interest rates, the slope of the yield curve, various rate spread relationships, prepayment speeds, repricing opportunities, cash flow characteristics of instruments without contractual maturity dates and changes in the volumes of multiple loan, investment and deposit categories. Management believes that individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process and the inherent limitations of the various methodologies results in a sophisticated estimate, not a precise calculation of exposure. The Asset and Liability Management Committee reviews updated interest rate risk position information monthly in addition to regular weekly monitoring of changes in balance sheet volume, pricing and mix.

      At December 31, 2000, assuming an immediate, parallel 200 basis point shift in market yields, the Corporation’s net interest income for the next twelve months was calculated to increase by approximately 10.0% if rates fell and decrease by 10.6% if rates rose. This position will allow the Corporation to take advantage of lower interest rates that are expected to occur in 2001. The net present value of equity is defined as the difference between the present value of the Corporation’s assets and liabilities. In general, the present value of fixed rate financial instruments declines as market rates increase and increases as rates fall. Using the yield scenario defined above, the net present value of equity was forecasted to decline by 3.6% in a rising rate environment and to rise by 5.1% in a falling rate scenario. The duration of total assets was 31 months, compared to a duration of total liabilities of 7 months. The decrease in the duration of liabilities resulted from strong growth in variable rate deposit accounts, which replaced longer-term borrowings and deposits. The Corporation will implement strategies to lengthen the maturities of low cost liabilities during 2001 to improve performance in future periods.

[Graph inserted here]

MARKET VS BOOK VALUE
PER SHARE*
dollars

	M	B
1996	$15.00	$6.17

1997	$19.63	$6.62

1998	$20.00	$6.46

1999	$13.06	$6.57

2000	$12.13	$7.27

* Adjusted for any stock dividends and splits

UNB Corp.
Quantitative Disclosure of Market Risk
As of December 31, 2000

	One Year		Two Years		Three Years
	Balance	Rate	Balance	Rate	Balance	Rate

Assets

Securities	$31,914	6.00%	$8,732	6.14%	$2,986	6.92%

Collateralized Mortgage Obligations and Mortgage-backed securities(1)	24,041	6.54%	17,420	6.50%	16,759	6.48%

Fixed Rate Loans (2) (3)	118,628	8.27%	80,099	8.88%	55,778	9.27%

Variable Rate Loans (4) (5) (6)	208,927	9.36%	54,782	8.38%	56,138	8.45%

Liabilities

Interest Bearing Demand & Savings (7)	212,086	5.47%	26,249	1.69%	12,862	1.66%

Time Deposits	219,122	6.08%	120,909	6.57%	27,765	6.36%

Repurchase Agreements	66,828	5.82%

Short-term Borrowings	15,151	6.63%

FHLB Advances	9,524	6.54%	31,159	5.99%	1,235	6.58%

Bank borrowings	12,996	7.49%

Off-Balance Sheet

Interest Rate Swap (8)	2,271		1,978		8,526

Average Pay Rate (Fixed)		5.86%		5.86%		5.86%

Average Receive Rate (Variable)		6.55%		6.55%		6.55%

(1)	Expected cash flows on Collateralized Mortgage Obligations and Mortgage-backed securities are revised monthly based on median estimates of prepayment speeds developed by major broker dealers as published by Bloomberg Financial Markets.

(2)	For residential mortgages, prepayments are revised monthly based on the median estimates of prepayment speeds developed by major broker dealers as published by Bloomberg Financial Markets. The prepayment rates are assigned based on the interest rate on the loan and the number of months elapsed since the loan was originated.

(3)	For installment loans, prepayments are revised monthly based on actual historical cash flow and equate to approximately 12% to 24%.

(4)	Substantially all of the variable rate commercial loans are repriced based on the prime rate.

(5)	Variable rate commercial real estate loans are based on prime or the three year constant maturity treasury rate.

(6)	Substantially all the variable rate mortgage loans are reprice based on the one-year or three-year constant maturity treasury rate subject to various periodic and lifetime caps and floors.

Four Years		Five Years		More than 5 Years		Total		Fair
Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Value

$2,921	6.79%			$5,617	6.46%	$52,170	6.17%	$52,179

5,937	6.51%	$5,649	6.50%	8,915	6.80%	78,721	6.52%	78,728
41,005	8.57%	31,557	7.25%	143,679	8.17%	470,746	8.40%	464,717

29,562	7.77%	23,661	8.06%	31,632	7.77%	404,702	8.77%	409,931

14,207	2.58%	20,539	2.26%	61,437	2.38%	347,380	4.19%	341,130

1,409	5.47%	1,397	6.09%	1,308	6.08%	371,910	6.26%	369,447

						66,828	5.82%	66,809

						15,151	6.63%	15,151

660	6.69%	5,548	6.70%			48,126	6.18%	48,230

						12,996	7.49%	12,996

						12,775		(21)

(7)	For deposits without contractual maturity dates, decay rates were derived from an econometric analysis of the historical behavior of aggregate and individual deposits for each major category.

(8)	At year-end, December 2000, the notional principal amount of the swap was $12,775 and the market value was ($21). The notional amount will amortize quarterly according to a predetermined schedule until its maturity on 6/18/03. The Corporation pays a fixed rate of 5.86% and receives a variable rate of three month LIBOR reset quarterly, which at year end was 6.55%.

      The Corporation has a variety of strategic options available that are designed to manage interest rate risk. These may include Federal Home Loan Bank advances and brokered deposits, loan sales and securitizations, and derivative products such as interest rate swaps, caps and floors; as well as changes in the pricing, maturity and mix of the Corporation’s existing balance sheet. Any strategy to counteract an undesirable level of interest rate risk is evaluated in terms of its effectiveness and cost and presented to the Asset and Liability Management Committee for its approval prior to implementation. In general, the Corporation views wholesale funding as a cost effective method of extending deposit maturities beyond the terms preferred by the majority of customers, loan sales or securitizations as a method of shortening asset terms, and derivative products as a means to offset existing balance sheet positions that exhibit higher than acceptable risk. These strategies supplement the ongoing changes in pricing on deposits and loans that form the basis of the Corporation’s risk management efforts.

      The Corporation currently has an interest rate swap that was executed as a hedge against fixed rate mortgage loans held in the portfolio. At year-end, the Corporation was paying a fixed rate of 5.86% and receiving a variable rate of 6.55% on the $12,775 remaining notional principal balance of the swap. The swap resets to three month LIBOR on its quarterly anniversary date, and amortizes quarterly according to a predetermined schedule. At year-end, the swap had a market value of ($21).

Liquidity Management

      Management ensures that the liquidity position of the Corporation is adequate to meet the credit needs and cash demands of its borrowers and depositors in a timely and cost-effective manner. Through the Bank’s Asset and Liability Management Committee, management actively analyzes and manages the Corporation’s liquidity. Principal sources of liquidity for the Corporation and the Bank are cash and cash equivalents, federal funds sold, short-term money market investments and the cash flows provided by maturities and amortizations in the loan and securities portfolios. The ability to raise funds in the market place is provided through the Bank’s branch network, in addition to the availability of Federal Home Loan Bank (FHLB) advance borrowings, brokered deposits, Federal funds purchased, securities sold under agreement to repurchase and bank borrowings.

      Management’s internal guidelines for measuring the Bank’s overall liquidity level includes deposits and FHLB advances. In this way, Management acknowledges what has become an industry norm, dependence on advances as a source of balance sheet funding considered less volatile than deposits. Advances with varying maturities and flexible repayment options are considered more stable than bank deposits or certificates of deposit, which are subject to early withdrawal and are difficult to attract in longer maturity ranges even at rates competitive to other market instruments. The Corporation’s gross loan to deposit (including FHLB advances) ratio at December 31, 2000 was 99.6%, an increase from 95.9%, at 1999 year-end.

      At December 31, 2000, cash and cash equivalents equaled $32,155, or 3.1%, of total assets. The change in cash and cash equivalents is shown in the Consolidated Statement of Cash Flows and arises from operating, investing and financing activities. These activities are summarized for the three years ended December 31, 2000 in Table 8. During 2000, the Corporation generated net cash flows from operating activities of $10,831, including $14,270 in net profits. Net cash flows from investing activities were concentrated in a net use of cash of $98,953 to fund additions to the loan portfolio. Cash provided from gains on security sales and net reductions in the investment and mortgage-backed portfolio was $4,129. Sources of cash inflows from financing activities were a net increase in deposits of $63,407, net proceeds from FHLB advances of $2,412, proceeds from bank borrowings of $4,500 and a net increase in short-term borrowings of $7,872. This was offset by cash outflows for the payment of $5,048 in cash dividends and net purchases of treasury stock of $4,111. The net result of these cash flows was a decrease of cash and cash equivalents from year-end 1999 to 2000 of $16,199.

      The liquidity needs of the Holding Company, primarily cash dividends and treasury stock purchases, are met through cash and investments in the Holding Company and dividends from the Bank. Management is not aware of any trend or event which will result in or that is reasonably likely to occur that would result in the Corporation being unable to meet all current and projected cash needs.

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

      In management’s opinion, changes in interest rates affect the financial condition of UNB Corp. to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not move concurrently. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policy. A financial institution’s ability to be relatively unaffected by changes in interest rates is a good indicator of its capability to perform in a volatile economic environment. In an effort to protect itself from the effects of interest rate volatility, UNB Corp. reviews its interest rate risk position monthly, monitoring its exposure and taking necessary steps to minimize any detrimental effects on the Corporation’s profitability.

TABLE 8
LIQUIDITY MANAGEMENT

(In thousands of dollars)	2000	1999	1998

Net income	$14,270	$14,055	$10,900

Adjustments to reconcile net income to net cash from operating activities	(3,439)	5,711	10,527

Net cash from operating activities	10,831	19,766	21,427

Net cash used in investing activities	(96,006)	(90,144)	(54,701)

Net cash from financing activities	68,976	90,537	32,471

Net change in cash and cash equivalents	(16,199)	20,159	(803)

Cash and cash equivalents at beginning of year	48,354	28,195	28,998

Cash and cash equivalents at end of year	$32,155	$48,354	$28,195

Consolidated
               financial statements

Consolidated Balance Sheets

December 31, 2000 and 1999
(in thousands of dollars, except per share data)	2000	1999

Assets

Cash and cash equivalents	$32,155	$48,354

Interest bearing deposits with banks	—	568

Securities, net (Fair value: 2000–$52,179; 1999–$51,831)	52,170	51,835

Mortgage-backed securities (Fair value: 2000–$78,728; 1999–$81,848)	78,721	81,842

Loans held for sale	3,433	671

Loans:

Total loans	872,015	774,820

Less allowance for loan losses	(12,760)	(13,174)

Net loans	859,255	761,646

Premises and equipment, net	11,026	10,657

Intangible assets	2,432	3,336

Accrued interest receivable and other assets	14,755	11,620

Total assets	$1,053,947	$970,529

Liabilities

Deposits:

Noninterest bearing demand deposits	$108,351	$90,790

Interest bearing deposits	719,290	673,444

Total deposits	827,641	764,234

Short-term borrowings	81,979	74,107

Other borrowings	61,188	54,332

Accrued taxes, expenses, and other liabilities	7,211	7,182

Total liabilities	978,019	899,855

Commitments and contingencies

Shareholders’ equity

Common stock — $1.00 stated value, 50,000,000 shares
authorized; 11,646,274 and 11,646,310 shares issued
at December 31, 2000 and 1999, respectively	11,646	11,646

Paid-in capital	28,949	29,008

Retained earnings	56,233	47,011

Treasury stock, 1,209,382 and 894,081 shares at cost	(22,004)	(17,952)

Unrealized gain on securities available for sale, net	1,104	961

Total shareholders’ equity	75,928	70,674

Total liabilities and shareholders’ equity	$1,053,947	$970,529

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Income

For the three years ended December 31, 2000
(in thousands of dollars, except per share data)

	2000	1999	1998

Interest income:

Interest and fees on loans:

Taxable	$71,977	$59,404	$55,213

Tax-exempt	194	126	140

Interest and dividends on securities and mortgage-backed securities:

Taxable	7,727	7,695	8,608

Tax-exempt	135	14	29

Interest on deposits with banks	52	50	23

Interest on federal funds sold	591	481	847

Total interest income	80,676	67,770	64,860

Interest expense:

Interest on deposits	35,425	25,834	24,791

Interest on short-term borrowings	3,894	2,912	2,954

Interest on other borrowings	3,421	2,694	2,838

Total interest expense	42,740	31,440	30,583

Net interest income	37,936	36,330	34,277

Provision for loan losses	1,046	2,425	2,748

Net interest income after provision for loan losses	36,890	33,905	31,529

Other income:

Service charges on deposits	2,744	2,777	2,869

Trust Department income	5,474	4,887	4,316

Other operating income	3,103	2,872	3,045

Gains on loans originated for sale	298	496	1,056

Securities gains, net	1,008	4,137	793

Total other income	12,627	15,169	12,079

Other expenses:

Salaries, wages and benefits	13,213	13,389	13,205

Occupancy expense	1,767	1,691	1,525

Equipment expense	3,840	3,837	3,746

Other operating expenses	8,884	8,570	8,542

Total other expenses	27,704	27,487	27,018

Income before income taxes	21,813	21,587	16,590

Provision for income taxes	7,543	7,532	5,690

Net Income	$14,270	$14,055	$10,900

Earnings per share:

Basic	$1.36	$1.30	$0.96

Diluted	$1.35	$1.28	$0.94

The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Changes in Shareholders’ Equity

For the three years ended December 31, 2000
(in thousands of dollars, except per share data)

						Accumulated
						Other	Total
	Common	Paid-In	Retained	Treasury	Comprehensive	Comprehensive	Shareholders'
	Stock	Capital	Earnings	Stock	Income	Income	Equity

Balance, January 1, 1998	$5,821	$31,277	$37,123	$(1,440)		$3,739	$76,520

Net income for year			10,900		$10,900		10,900

Other comprehensive income:

Unrealized gain(loss) on securities available for sale, net of tax					(1,455)	(1,455)	(1,455)

Comprehensive income					$9,445

Cash dividends ($0.365 per share)			(4,151)				(4,151)

100% stock dividend (5,823,193)
shares)	5,823		(5,823)

Stock award executive
compensation (3,700 shares)	2	64					66

Treasury stock purchases
(622,786 shares)				(11,582)			(11,582)

Treasury stock sold and issued for
stock options and dividend
reinvestment (112,494 shares)		(469)		1,873			1,404

Balance, December 31, 1998	11,646	30,872	38,049	(11,149)		2,284	71,702

Net income for year			14,055		14,055		14,055

Other comprehensive income:

Unrealized gain(loss) on securities available for sale, net of tax					(1,323)	(1,323)	(1,323)

Comprehensive income					$12,732

Cash dividends ($0.47 per share)			(5,093)				(5,093)

Treasury stock purchases
(483,220 shares)				(9,557)			(9,557)

Treasury stock sold and issued for
stock options and dividend
reinvestment (136,585 shares)		(1,864)		2,754			890

Balance, December 31, 1999	11,646	29,008	47,011	(17,952)		961	70,674

Net income for year			14,270		14,270		14,270

Other comprehensive income:

Unrealized gain(loss) on securities available for sale, net of tax					143	143	143

Comprehensive income					$14,413

Cash dividends ($0.48 per share)			(5,048)				(5,048)

Treasury stock purchases
(327,794 shares)				(4,218)			(4,218)

Treasury stock sold and issued for
stock options and dividend
reinvestment (12,494 shares)		(59)		166			107

Balance, December 31, 2000	$11,646	$28,949	$56,233	$(22,004)		$1,104	$75,928

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

For the three years ended December 31, 2000
(in thousands of dollars)	2000	1999	1998

Cash flows from operating activities:

Net income	$14,270	$14,055	$10,900

Adjustments to reconcile net income to net cash from operating activities:

Depreciation and amortization	1,381	1,482	1,373

Provision for loan losses	1,046	2,425	2,748

Net securities gains	(1,008)	(4,137)	(793)

Net amortization/(accretion) on securities	(115)	11	(4)

Amortization of intangible assets	904	997	1,006

Loans originated for sale	(13,041)	(25,144)	(67,272)

Proceeds from sale of loan originations	10,577	31,741	75,175

Changes in:

Interest receivable	(1,546)	(233)	(31)

Interest payable	(92)	322	(269)

Other assets and liabilities, net	(2,080)	(683)	(811)

Deferred income tax expense/(benefit)	541	(1,065)	(588)

Deferred income	(6)	(5)	(7)

Net cash from operating activities	10,831	19,766	21,427

Cash flows from investing activities:

Net change in interest bearing deposits with banks	568	(14)	588

Net change in federal funds sold	—	12,300	(4,800)

Investment and mortgage-backed securities:

Proceeds from sales of securities available for sale	1,527	9,311	22,132

Proceeds from maturities of securities held to maturity	2,155	500	1,060

Proceeds from maturities of securities available for sale	54,137	165,428	103,851

Purchases of securities held to maturity	(4,268)	(2,429)	(607)

Purchases of securities available for sale	(53,458)	(168,339)	(103,255)

Purchases of mortgage-backed securities available for sale	(19,454)	(42,633)	(49,256)

Principal payments received on mortgage-backed securities held to
maturity	157	1,254	5,302

Principal payments received on mortgage-backed securities available for
sale	23,333	39,771	25,808

Net increase in loans made to customers	(98,953)	(104,369)	(19,940)

Loans purchased	—	—	(35,374)

Purchases of premises and equipment, net	(1,750)	(987)	(798)

Principal payments received under leases	—	63	588

Net cash from investing activities	(96,006)	(90,144)	(54,701)

Cash flows from financing activities:

Net increase in deposits	63,407	78,740	36,013

Cash dividends paid	(5,048)	(5,093)	(4,151)

Purchase of treasury stock	(4,218)	(9,557)	(11,582)

Sales of treasury stock	107	890	1,404

Proceeds from issuance of stock	—	—	66

Net increase in short-term borrowings	7,872	12,796	4,800

Proceeds from FHLB advances	11,700	92,900	105,000

Repayments of FHLB advances	(9,287)	(88,591)	(99,035)

Proceeds from bank borrowings	4,500	8,500	—

Repayments of bank borrowings	(4)	—	—

Repayments on capital lease	(53)	(48)	(44)

Net cash from financing activities	68,976	90,537	32,471

Net change in cash and cash equivalents	(16,199)	20,159	(803)

Cash and cash equivalents at beginning of year	48,354	28,195	28,998

Cash and cash equivalents at end of period	$32,155	$48,354	$28,195

The accompanying notes are an integral part of these financial statements.

Note 1 – Summary of Significant Accounting Policies

Unless otherwise indicated, amounts are in thousands, except per share data.

      Principles of Consolidation: The consolidated financial statements include the accounts of UNB Corp. (Corporation) and its wholly owned subsidiaries, the United National Bank & Trust Co. (Bank), United Banc Financial Services, Inc. and United Insurance Agency, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

      Industry Segment Information: UNB Corp. is a financial holding company engaged in the business of commercial and retail banking, trust and investment services, and consumer finance, with operations conducted through its main office and branches located throughout Stark, Wayne and southern Summit counties of Ohio. The Aircraft Finance Group of the Bank maintains a local sales office in Stark county as well as three regional offices in Sacramento, California; Orlando, Florida; and Wichita, Kansas which generate loans nationally. The majority of the Corporation’s income is derived from commercial and retail business lending activities and investments.

      Operating Segments: FAS No. 131 requires disclosures about an enterprise’s operating segments in financial reports issued to shareholders. The Statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. The Corporation’s business activities are currently confined to one segment which is community banking.

      Cash and Cash Equivalents: Cash equivalents include cash and noninterest bearing deposits with banks. UNB Corp. reports net cash flows for interest bearing deposits with banks, federal funds sold, customer loan transactions, deposit transactions and short-term borrowings.

      For the years ended December 31, 2000, 1999 and 1998, the Corporation paid interest of $42,832, $31,118 and $30,852, respectively, and income taxes of $7,485, $8,085, and $6,489, respectively.

      Investment and Mortgage-backed Securities: The Corporation classifies debt and equity securities as held to maturity, available for sale or trading. Securities classified as held to maturity are those management has the positive intent and ability to hold to maturity. Securities classified as available for sale are those management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are purchased principally for sale in the near term and are reported at fair value with unrealized gains and losses included in earnings. Other securities such as Federal Home Loan Bank stock are carried at cost. During 2000 and 1999, the Corporation held no trading securities.

      Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

      Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Residential mortgage loans originated by the Bank and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. To mitigate interest rate risk, the Bank generally obtains fixed price commitments on loans held for sale. The Bank sells the servicing rights on loans sold and incurs no recourse obligation in connection with loan sales or servicing activities. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

      Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

      A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

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

      Other Real Estate: Other real estate owned is included in other assets on the consolidated balance sheets at the lower of cost or fair value, less estimated costs to sell. Any reduction in fair value is reflected in a valuation allowance account established by a charge to income. Costs incurred to carry the real estate are charged to expense. Other real estate, net of the valuation reserve totaled $394 and $325 at December 31, 2000 and 1999, respectively.

      Goodwill and Identified Intangibles: Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is expensed on the straight-line method over no more than 10 years. Identified intangibles represent the value of depositor relationships purchased and are expensed on accelerated methods over 8 to 10 years.

      Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

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

      Concentrations of Credit Risk: The Corporation, through its Bank and finance company subsidiaries, grants residential, consumer, and commercial financing to customers located primarily in Stark County. Commercial loans, commercial real estate loans, aviation loans, mortgage loans and consumer loans comprise 12.9%, 14.0%, 15.9%, 29.8% and 27.4% of total loans, respectively, at December 31, 2000. Indirect loans accounted for 57.5% of consumer loans at December 31, 2000.

      Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

      Derivatives designated as hedges include interest rate swaps which are entered into primarily for asset-liability management. Gains and losses on interest rate swaps are recognized as cash payments occur. The notional amount is used to calculate amounts to be paid but typically does not represent loss exposure.

      Earnings and Dividends Per Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

      The basic weighted average shares were 10,527,260, 10,851,858 and 11,409,269 for 2000, 1999 and 1998, respectively. Diluted weighted average shares were 10,608,461, 10,981,835 and 11,638,692 for 2000, 1999 and 1998, respectively.

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

      Dividend Reinvestment Plan: On June 17, 1999 the Board of Directors voted to reinstate a new UNB Corp. Dividend Reinvestment and Stock Purchase Plan, effective with the third quarter, 1999 dividend. A temporary suspension of the dividend reinvestment plan of March 30, 1989 was undertaken by the Board on August 13, 1998, effective September 16, 1998. The 1999 Plan authorized the sale of 1,000,000 shares of the Corporation’s authorized but previously unissued common stock to shareholders who chose to invest all or a portion of their cash dividends. The Plan also permits shareholders who become participants in the Plan to make optional cash investments of not less than $500 or more than $5,000 per month for investment in common stock. In 2000, dividend reinvestment shares purchased on the open market totaled 53,650 and 5,796 shares were purchased from temporary treasury. During 2000, shares purchased for optional cash investments on the open market totaled 12,378 and 859 shares were purchased from temporary treasury. In 1999, 16,827 and 18,745 common shares were purchased on the open market to fund the dividend reinvestment and the optional cash investment, respectively. In 1998, under the Dividend Reinvestment Plan of March 30, 1989, 51,474 treasury shares were purchased to fund dividend reinvestment. Under the 1999 Plan, shares purchased in the open market are issued to the Plan at the weighted average purchase price plus applicable brokerage commissions, if any. The price of the newly issued shares under the 1999 Plan for dividend reinvestment is the average of the daily high and low sale prices reported on the Nasdaq National Market during the five trading days immediately preceding the record date for dividend reinvestment, or the purchase date for optional cash investment. Under the 1989 Plan, shares issued were purchased from the Corporation at the current market price, which was the average of the closing bid and asked prices for the last business day immediately preceding the purchase date.

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

      New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect on earnings. An additional $21 in expenses would have been recognized.

      Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

      Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

      Financial Statement Presentation: Certain previously reported consolidated financial statement amounts have been reclassified to conform to the 2000 presentation.

Note 2 – Securities

The amortized cost and estimated fair value of investment and mortgage-backed securities available for sale and held to maturity, as presented in the consolidated balance sheets were as follows:

	December 31, 2000

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities available for sale:

U.S. Treasury securities	$999	$—	$(1)	$998

Obligations of U.S. government agencies and corporations	31,473	146	(15)	31,604

Securities held to maturity:

Obligations of state and political subdivisions	4,265	10	(1)	4,274

Total debt securities	36,737	156	(17)	36,876

Equity securities available for sale	12,518	2,518	(728)	14,308

Asset-backed securities available for sale	999	—	(4)	995

Total investment securities	50,254	2,674	(749)	52,179

Mortgage-backed securities available for sale	78,506	268	(484)	78,290

Mortgage-backed securities held to maturity	431	7	—	438

Total mortgage-backed securities	78,937	275	(484)	78,728

Total investment and mortgage-backed securities	$129,191	$2,949	$(1,233)	$130,907

	December 31, 1999

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities available for sale:

U.S. Treasury securities	$4,005	$—	$(10)	$3,995

Obligations of U.S. government agencies and corporations	29,635	4	(195)	29,444

Securities held to maturity:

Obligations of state and political subdivisions	1,908	—	(4)	1,904

Corporate bonds and other debt securities	250	—	—	250

Total debt securities	35,798	4	(209)	35,593

Equity securities available for sale	12,326	3,653	(713)	15,266

Asset-backed securities available for sale	999	—	(27)	972

Total investment securities	49,123	3,657	(949)	51,831

Mortgage-backed securities available for sale	82,487	12	(1,245)	81,254

Mortgage-backed securities held to maturity	588	6	—	594

Total mortgage-backed securities	83,075	18	(1,245)	81,848

Total investment and mortgage-backed securities	$132,198	$3,675	$(2,194)	$133,679

      Mortgage-backed securities consist of fixed and variable rate CMOs and government guaranteed mortgage-backed securities issued by FHLMC, FNMA, and GNMA. CMOs totaled $61,936 and $58,319 and government guaranteed mortgage-backed securities totaled $16,785 and $23,523 at December 31, 2000 and 1999, respectively.

      The amortized cost and estimated fair value of debt securities at December 31, 2000, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2000

		Estimated	Weighted
	Amortized	Fair	Average
	Cost	Value	Yield

Securities available for sale:

U.S. Treasuries

Due in one year or less	$999	$998	5.40%

Total	999	998	5.40%

U.S. government agencies and corporations

Due in one year or less	22,576	22,576	6.09%

Due after one year through five years	8,897	9,028	6.91%

Total	31,473	31,604	6.32%

	$32,472	$32,602	6.30%

Securities held to maturity:

Obligations of state and political subdivisions

Due in one year or less	$3,070	$3,070	4.71%

Due after one year through five years	1,195	1,204	5.00%

Total	$4,265	$4,274	4.80%

Asset-backed securities available for sale	$999	$995	6.85%

Mortgage-backed and collateralized mortgage obligations available for sale	$78,506	$78,290	6.47%

Mortgage-backed and collateralized mortgage obligations held to maturity	431	438	7.82%

	$78,937	$78,728	6.48%

      Sales of available for sale securities were as follows:

	2000	1999	1998

Debt and mortgage-backed securities:

Proceeds	$—	$3,018	$21,283

Gross gains	—	10	20

Gross losses	—	––	12

Equity Securities:

Proceeds	$1,527	$6,293	$849

Gross gains	1,008	4,177	785

Gross losses	—	50	—

      At December 31, 2000, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies and corporations, in an amount greater than 10% of shareholders’ equity.

      Securities with a carrying value of approximately $110,400 and $119,800 as of December 31, 2000 and 1999, respectively, were pledged to secure public funds or other obligations.

Note 3 – Loans

      Loans were comprised of the following at December 31:

	2000	1999

Commercial, financial and agricultural	$112,263	$98,775

Commercial real estate	121,677	100,205

Aircraft	138,696	115,301

Real estate	260,088	235,345

Consumer	239,291	225,194

Total loans	$872,015	$774,820

      Impaired loans were as follows:

	2000	1999	1998

Loans with no allowance for loan losses allocated	$1,343	$282	$660

Loans with allowance for loan losses allocated	2,516	669	––

Amount of allowance allocated	909	665	––

Average of impaired loans year-to-date	3,093	759	829

Interest income recognized during impairment	210	67	55

Cash-basis interest income recognized year-to-date	206	67	54

      Loans with carrying values of $69 and $161 were transferred to foreclosed real estate in 2000 and 1998, respectively. There were no loans transferred to foreclosed real estate in 1999.

      Certain directors, executive officers and principal shareholders of UNB Corp. and its subsidiaries are loan customers of the subsidiary Bank. A summary of aggregate related party loan activity, for loans aggregating $60 or more to any one related party, is as follows for the year ended December 31:

2000

Balance, January 1,	$17,972

New loans	1,707

Repayments	(361)

Other Changes	(8,027)

Balance, December 31,	$11,291

Note 4 – Allowance for Loan Losses

      Transactions in the allowance for loan losses for the years ended December 31, are summarized as follows:

	2000	1999	1998

Balance at January 1,	$13,174	$11,172	$9,650

Provision charged to expense	1,046	2,425	2,748

Loans charged off	(2,266)	(1,407)	(2,397)

Recoveries on loans previously charged off	806	984	1,171

Balance at end of year	$12,760	$13,174	$11,172

Note 5 – Premises and Equipment

      The components of premises and equipment at December 31, were as follows:

	2000	1999

Land	$1,616	$1,618

Buildings	6,228	6,102

Furniture and fixtures	11,406	10,612

Leasehold improvements	2,860	2,463

Total premises and equipment	22,110	20,795

Accumulated depreciation and amortization	(11,084)	(10,138)

Premises and equipment, net	$11,026	$10,657

      At December 31, 2000, the Corporation is obligated for the next five years for rental commitments under non-cancelable operating leases on the main and branch offices and equipment as follows:

2001	$1,526

2002	965

2003	545

2004	357

2005	299

Total	$3,692

      Rental expense amounted to approximately $1,987, $1,997 and $1,922 in 2000, 1999 and 1998, respectively.

Note 6 – Interest Bearing Deposits

      Total interest bearing deposits as presented on the consolidated balance sheets were comprised of the following classifications:

	December 31,

	2000	1999

Interest bearing demand	$79,894	$77,555

Savings	267,486	217,304

Time:

In denominations under $100,000	300,016	313,633

In denominations of $100,000 or more	71,894	64,952

Total interest bearing deposits	$719,290	$673,444

      Time deposits in denominations under $100,000 included brokered deposits of $24,713 and $44,780 at year-end 2000 and 1999, respectively.

      At year-end 2000, stated maturities of time deposits were as follows:

2001	$219,122

2002	120,909

2003	27,765

2004	1,409

2005	1,397

Thereafter	1,308

Total	$371,910

      Related party deposits total $9,556 and $8,950 at year-end 2000 and 1999, respectively.

      Interest expense on deposits is summarized below:

	Years ended December 31,

	2000	1999	1998

Interest bearing demand	$1,136	$982	$1,256

Savings	11,805	7,608	6,763

Time:

In denominations under $100,000	18,574	14,238	13,950

In denominations of $100,000 or more	3,910	3,006	2,822

Total interest on deposits	$35,425	$25,834	$24,791

Note 7 – Short-Term Borrowings

      Federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan deposits are financing arrangements. Physical control is maintained for securities sold under repurchase agreements. Information concerning all short-term borrowings maturing in less than one year is summarized as follows, at December 31:

	2000	1999

Securities sold under repurchase agreements	$66,828	$65,189

Federal funds purchased	15,020	8,820

U.S. Treasury tax and loan notes	131	98

Total short-term borrowings	$81,979	$74,107

Weighted average interest rate at period end	5.9%	4.7%

Average amount outstanding during year	$70,862	$68,105

Approximate weighted average interest rate during the year	5.5%	4.3%

Maximum amount outstanding as of any month end	$81,979	$74,997

Note 8 – Other Borrowings

      Other borrowings consist of Federal Home Loan Bank borrowings, two bank borrowing arrangements and a capital lease. The Bank has entered into various borrowing agreements with the Federal Home Loan Bank (FHLB) of Cincinnati. Pursuant to collateral agreements with the FHLB, advances are secured by stock invested in the FHLB and by qualifying first mortgage loans. Scheduled principal payments on amortizing advances are shown in the year they are due. At December 31, 2000, FHLB advances were comprised of the following:

Maturity	Interest Rate	Amount

2001	6.15% - 7.32%	$9,524

2002	5.95% - 7.32%	31,159

2003	6.25% - 7.32%	1,235

2004	6.28% - 7.32%	660

2005	6.86% - 7.32%	5,548

	Total	$48,126

      Based on the Bank’s investment in FHLB stock at December 31, 2000, the maximum dollar amount of FHLB advance borrowings available to the Bank is $166,704. Current borrowings with the FHLB are secured by a blanket pledge of one-to-four family mortgages held in the loan portfolio of $64,970 and FHLB stock with a value of $2,406.

      The Corporation has maximum borrowing arrangements of $18 million with a national financial institution consisting of two lines of credit. The outstanding balance at December 31, 2000 was $12,996. United Banc Financial Services, Inc. (UBFS) arranged an $8 million line of credit to partially pay off its line of credit with United National Bank & Trust Co. and fund loan growth. The interest on each draw is variable and is priced off an index plus a spread. The loan agreement calls for quarterly interest payments and is secured by a first security agreement on UBFS receivables, the unconditional guarantee of UNB Corp., and an intercreditor agreement with United National Bank & Trust Co. The outstanding balance on this facility matures in 2001 and consists of the following:

Interest Rate	Amount

7.50%	$3,500

7.44%	1,000

7.94%	1,000

7.44%	500

      The Parent Company arranged an unsecured $10 million line of credit for liquidity purposes and to facilitate additional investments in subsidiaries. At December 31, 2000, the outstanding balance was $6,996 with an interest rate of 7.37%. The interest rate is priced off the Federal Funds Rate plus 0.90% per annum and is paid monthly. The debt matures in 2001.

      In 1997, the Bank entered into capital lease arrangements in order to finance the acquisition of its computer output to laser disk technology (COLD) which included computer hardware and related software in the amount of $252. The lease terms call for sixty monthly payments of $5 with the last payment due in March, 2002. The balances outstanding at December 31, 2000 and 1999 were $66 and $119, respectively.

Note 9 – Retirement Plans

      Pension Plan — The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. In general, benefits are based on years of service and the employee’s compensation. The Corporation’s policy is to fund the plan sufficiently to meet the minimum funding requirement set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Corporation may determine to be appropriate up to the maximum amount that can be deducted for federal tax purposes. Contributions are intended to provide not only for benefits attributed to service date but also for those expected to be earned in the future. For financial reporting purposes, pension expense is calculated using the projected unit cost method. Information about the pension plan was as follows:

	2000	1999

Change in benefit obligation

Beginning benefit obligation	$7,088	$6,405

Service cost	635	539

Interest cost	522	472

Actuarial loss	341	216

Benefits paid	(733)	(544)

Ending benefit obligation	7,853	7,088

Change in plan assets, at fair value:

Beginning plan assets	9,636	7,597

Actual return	(342)	2,583

Employer contributions	—	—

Benefits paid	(733)	(544)

Ending plan assets	8,561	9,636

Funded status	708	2,548

Unrecognized net actuarial (gain) loss	(1,080)	(2,583)

Unrecognized transition amount	—	—

Unrecognized prior service cost	64	71

Prepaid (accrual) benefit cost	$(308)	$36

      The components of pension expense and the related actuarial assumptions were as follows:

	2000	1999	1998

Service cost	$635	$539	$392

Interest costs	522	472	394

Expected return on plan assets	(713)	(562)	(507)

Amortization of prior service cost	7	(8)	(25)

Recognized net actuarial (gain) loss	(106)	(1)	(10)

	$345	$440	$244

Discount rate on benefit obligation	7.50%	7.50%	7.50%

Long-term expected rate of return on plan assets	7.50%	7.50%	7.50%

Rate of compensation increase	5.00%	5.00%	5.00%

      Profit Sharing Plan — The UNB Tax-Deferred Savings Plan covers all qualified employees. The annual plan expense is based upon discretionary matching of employees’ voluntary pre-tax contributions. The Corporation’s contributions are invested in UNB Corp. common stock, and become vested after three years of service. Employee voluntary contributions are fully vested at all times. Employee contributions are invested in a money market fund, a balanced stock or bond fund, or in UNB Corp. common stock based on employee investment elections. The expense related to this plan totaled $355, $373 and $239 in 2000, 1999 and 1998, respectively.

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

      The Corporation’s plan is contributory. Retirees under age 65 pay a lower premium than retirees who have attained age 65.

      Information about the postretirement benefit plan was as follows:

	2000	1999

Change in benefit obligation:

Beginning benefit obligation	$1,046	$946

Interest cost	73	66

Actuarial gain	(466)	51

Benefits paid	(19)	(17)

Ending benefit obligation	634	1,046

Change in plan assets, at fair value:

Beginning plan assets	—	—

Contributions	19	17

Benefits paid	(19)	(17)

Ending plan assets	—	—

Funded status	(634)	(1,046)

Unrecognized net actuarial (gain) loss	(855)	(350)

Unrecognized transition obligation	4	5

Accrued benefit cost	$(1,485)	$(1,391)

      The components of postretirement benefit expense were as follows:

	2000	1999	1998

Interest costs	$73	$66	$59

Amortization of transition obligation	(23)	(28)	(53)

Service cost	63	51	51

	$113	$89	$57

Discount rate on benefit obligation	8.00%	7.00%	7.00%

      Assumed health care costs trend rates may have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would not have had a material effect at December 31, 2000.

Note 10 — Stock Option and Performance Unit Plan

      In 1987, the shareholders approved a Stock Option and Performance Unit Plan reserving 764,040 shares of common stock, adjusted for stock dividends and splits, for the granting of options to executive officers and other senior management personnel. Options are not exercisable for at least four years from the date of grant and are not fully exercisable until six years from the date of grant. The duration of the exercise period is ten years. In 1997, the shareholders approved a Stock Option Plan reserving 1,000,000 shares of common stock, adjusted for stock dividends and splits, for the granting of options to directors and employees of the Corporation and its affiliates. Non-qualified stock options granted to directors are immediately exercisable. Stock options granted to employees of the Corporation and its affiliates are partially exercisable one year from the date of grant and become fully exercisable five years from grant date. The duration of the exercise period is ten years. As such options are exercised, shareholders’ equity will be credited with the proceeds.

      SFAS No. 123 requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard’s fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 2000, 1999 and 1998.

Stock Options and Performance Unit Plan
1987 Plan	Number of Shares

	Available			Weighted-average	Range of Option
	for Grant	Exercised	Outstanding	exercise price	Price per Share

Balance, January 1, 1998	1,124	289,704	473,212	7.92	3.62	15.00

Expired	(1,124)	—	—

Exercised	—	42,380	(42,380)	8.00	3.62	15.00

Balance, December 31, 1998	—	332,084	430,832	7.91	3.89	15.00

Forfeited	—	—	(2,000)	15.00	15.00	15.00

Exercised	—	132,030	(132,030)	6.10	3.89	11.00

Balance, December 31, 1999	—	464,114	296,802	8.68	4.20	15.00

Exercised	—	5,496	(5,496)	4.20	4.20	4.20

Balance, December 31, 2000	—	469,610	291,306	8.76	4.76	15.00

1997 Plan	Number of Shares

	Available			Weighted-average	Range of Option
	for Grant	Exercised	Outstanding	exercise price	Price per Share

Balance, January 1, 1998	983,000	1,400	15,600	15.69	15.69	15.69

Granted	(101,244)	—	101,244	19.63	19.63	19.63

Exercised	—	2,400	(2,400)	17.33	15.69	19.63

Balance, December 31, 1998	881,756	3,800	114,444	19.14	15.69	19.63

Granted	(122,163)	—	122,163	20.03	20.00	20.25

Forfeited	2,694	—	(2,694)	19.76	19.63	20.00

Balance, December 31, 1999	762,287	3,800	233,913	19.60	15.69	20.25

Granted	(195,822)	—	195,822	13.04	12.69	13.06

Forfeited	500	—	(500)	13.06	13.06	13.06

Balance, December 31, 2000	566,965	3,800	429,235	16.61	12.69	20.25

	2000	1999	1998

Net income as reported	$14,270	$14,055	$10,900

Pro forma net income	14,103	13,931	10,808

Basic earnings per share as reported	$1.36	$1.30	$.96

Pro forma basic earnings per share	1.34	1.28	.95

Diluted earnings per share as reported	1.35	1.28	.94

Pro forma diluted earnings per share	1.33	1.27	.93

      In future years, the pro forma effect of not applying this Standard is expected to increase as additional options are granted.

      Options exerciseable at year-end are as follows:

	Number	Weighted-average
	of options	exercise price

1998	304,467	$6.85

1999	244,646	9.23

2000	365,548	11.43

      The weighted average remaining option life for outstanding options issued under the 1987 Stock Option Plan at year-end 2000 is 3.4 years. The weighted average remaining option life for outstanding options issued under the 1997 Stock Option Plan is 8.2 years at year-end 2000.

      For options granted during 2000 and 1999, the weighted-average fair values at grant date are as follows:

Options granted
at market price	2000	1999

1997 Plan

Nonqualified Stock Options-

Immediate Vesting

Exercise price	$12.69	$20.25

Fair value	1.58	1.90

Nonqualified Stock Options-

Delayed Vesting

Exercise price	$13.06	$20.00

Fair value	2.54	2.42

      The fair value of options granted during 2000, 1999 and 1998 is estimated using the following information:

	2000	1999	1998

1997 Plan

Nonqualified Stock Options-

Immediate Vesting

Risk free interest rate	6.55%	5.40%	5.61%

Expected life	3 years	3 years	3 years

Expected volatility of stock price	14.46%	8.35%	7.17%

Expected dividends	2.13%	1.98%	2.25%

Nonqualified Stock Options-

Delayed Vesting

Risk free interest rate	6.54%	4.96%	5.82%

Expected life	6 years	6 years	6 years

Expected volatility of stock price	12.74%	7.40%	6.92%

Expected dividends	2.37%	2.47%	2.69%

Note 11 — Other Operating Expenses

      Other operating expenses are summarized as follows:

	Years ended December 31,

	2000	1999	1998

FDIC deposit insurance	$165	$242	$137

Ohio franchise and other taxes	1,104	775	774

Stationery, supplies and postage	999	965	1,044

Marketing expense	1,132	1,006	824

Professional fees	1,307	1,164	928

Intangible amortization	904	997	1,006

Other expenses	3,273	3,421	3,829

Total other operating expenses	$8,884	$8,570	$8,542

Note 12 — Income Taxes

      Income taxes consist of the following:

	Years ended December 31,

	2000	1999	1998

Current tax expense	$7,002	$8,597	$6,278

Deferred tax benefit	541	(1,065)	(588)

Total income taxes	$7,543	$7,532	$5,690

      The sources of gross deferred tax assets and gross deferred tax liabilities are as follows at December 31:

	2000	1999	1998

Items giving rise to deferred tax assets:

Allowance for loan losses in excess of tax reserve	$4,466	$4,637	$3,951

Postretirement benefits	583	561	532

OREO writedown	97	94	97

Deferred compensation	174	381	252

Intangible amortization	531	440	364

Other	168	184	92

Items giving rise to deferred tax liabilities:

Depreciation	(832)	(869)	(880)

Deferred loan fees and costs	(276)	(206)	(178)

Loan basis from acquisition	(134)	(160)	(202)

FHLB stock	(1,018)	(813)	(630)

Pension	(63)	(19)	(149)

Unrealized gain on securities available for sale	(595)	(518)	(1,230)

Other	(10)	(3)	(87)

Net deferred tax asset	$3,091	$3,709	$1,932

      Based on prior taxes paid, the deferred tax asset is more likely than not to be realized.

      The difference between the provision for income taxes and amounts computed by applying the statutory income tax rate of 35% for 2000, 1999 and 1998 to income before taxes is as follows:

	Years ended December 31,

	2000	1999	1998

Income taxes computed at the statutory tax rate	$7,635	$7,555	$5,807

Add tax effect of:

Tax-exempt income	(95)	(42)	(50)

Other	3	19	(67)

Total income taxes	$7,543	$7,532	$5,690

      Taxes attributable to securities gains approximated $353, $1,448 and $278 in 2000, 1999 and 1998, respectively.

Note 13 — Commitments and Contingencies

      Reserve Requirements: The Corporation’s subsidiary Bank is required to maintain approximately $7,378 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements at December 31, 2000. These funds do not earn interest.

      Financial Instruments with Off-Balance-Sheet Risk: The Corporation is a party to financial instruments in the normal course of business to meet the financial needs of its customers. The contract or notional amounts of these instruments are not included in the consolidated financial statements. The exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to make loans is represented by the contractual amounts of these instruments. The Corporation does not anticipate any material losses from these transactions. The contract or notional amounts of these instruments on December 31, were as follows:

	2000	1999

Fixed rate commitments to extend credit	$145,298	$66,916

Variable rate commitments to extend credit	104,058	155,598

Variable rate standby letters of credit and financial guarantees	12,966	17,848

Interest rate swap— notional amount	12,775	16,577

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

      Interest Rate Swap: The Corporation entered into two agreements to receive variable interest payments in exchange for fixed interest payments (interest rate swaps). One of the interest rate swaps matured on November 20, 2000. The notional amount of the interest rate swap does not represent amounts exchanged by the parties. The amounts exchanged are determined by reference to the notional amounts and the other terms of the interest rate swap.

      The following table summarizes the terms of the swap in effect at December 31, 2000:

Notional amount	$12.8 million

Final expiration	June 18, 2003

Variable rate in effect December 31, 2000	6.55%

Fixed rate	5.86%

Market Value, December 31, 2000	$(21)

      Variable interest payments received are based on the three month LIBOR rate which is adjusted on a quarterly basis. In 2000 and 1998, income from the swap agreements was approximately $107 and $58, respectively, all of which was included in interest income. The expense from the swap agreements in 1999 was approximately $62.

      Contingencies: The nature of the Corporation’s business results in a certain amount of litigation. Management, after reviewing with counsel all actions and proceedings pending against or involving UNB Corp. and its subsidiaries, considers the aggregate liability or loss, if any, resulting from them will not be material to the Corporation’s consolidated financial position.

      Note 14 — Dividend and Regulatory Capital Requirements

      Dividends paid by the Bank are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the subsidiary Bank to the Corporation is subject to restrictions by regulatory authorities. These restrictions generally limit dividends to the current and prior two year’s retained earnings. At December 31, 2000, approximately $19,397 of the Bank’s retained earnings were available for dividends to the Corporation under these guidelines. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Corporation’s regulatory capital requirements and minimum regulatory guidelines. These restrictions do not presently limit the Corporation from paying normal dividends.

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

	Capital to risk-		Tier 1
	weighted assets		capital to
			average
	Total	Tier 1	assets

Well capitalized	10%	6%	5%

Adequately capitalized	8%	4%	4%

Undercapitalized	6%	3%	3%

      At year-end, actual capital levels (in millions) and minimum required levels are:

					Minimum Required
			Minimum Required		To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations

	Amount	Ratio	Amount	Ratio	Amount	Ratio

2000

Total capital (to risk weighted assets)

Consolidated	$83.7	10.0%	$67.0	8.0%	$83.8	10.0%

Bank	$86.6	10.5%	$66.4	8.0%	$83.0	10.0%

Tier 1 capital (to risk weighted assets)

Consolidated	$72.4	8.6%	$33.5	4.0%	$50.3	6.0%

Bank	$69.2	8.4%	$33.2	4.0%	$49.8	6.0%

Tier 1 capital (to average assets)

Consolidated	$72.4	7.0%	$41.5	4.0%	$51.9	5.0%

Bank	$69.2	6.7%	$41.4	4.0%	$51.4	5.0%

1999

Total capital (to risk weighted assets)

Consolidated	$77.2	10.4%	$59.5	8.0%	$74.4	10.0%

Bank	$76.0	10.3%	$58.8	8.0%	$73.5	10.0%

Tier 1 capital (to risk weighted assets)

Consolidated	$66.5	8.9%	$29.7	4.0%	$44.6	6.0%

Bank	$59.7	8.1%	$29.4	4.0%	$44.1	6.0%

Tier 1 capital (to average assets)

Consolidated	$66.5	7.0%	$37.9	4.0%	$47.4	5.0%

Bank	$59.7	6.4%	$37.6	4.0%	$47.0	5.0%

Note 15 — Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      Cash and short-term investments — For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

      Securities — For securities and mortgage-backed securities, fair values are based on quoted market prices or dealer quotes.

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

      Short-term borrowings, bank borrowings and FHLB advances — The fair value of borrowings is estimated by discounting future cash flows using the rates currently offered for other-borrowings with similar remaining maturities.

      Interest rate swap — The fair value of the interest rate swap reflects the amount the Corporation would receive or pay to terminate the swap at the reporting date based on a dealer quote.

      Below are the estimated fair values of the Corporation’s financial instruments at December 31, 2000 and 1999, respectively:

	2000	Estimated	1999	Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial assets:

Cash equivalents	$32,155	$32,155	$48,354	$48,354

Short-term investments	—	—	568	568

Securities	130,891	130,907	133,677	133,679

Loans, net	862,688	861,888	762,317	752,609

Accrued interest receivable	6,263	6,263	4,689	4,689

Financial liabilities:

Demand and savings deposits	(455,731)	(449,481)	(385,649)	(351,328)

Time deposits	(371,910)	(369,447)	(378,585)	(377,686)

Repurchase agreements	(66,828)	(66,809)	(65,189)	(65,205)

Other short-term borrowings	(15,151)	(15,151)	(8,918)	(8,918)

FHLB advances	(48,126)	(48,230)	(45,713)	(45,621)

Bank borrowings	(12,996)	(12,996)	(8,500)	(8,500)

Accrued interest payable	(3,250)	(3,250)	(3,342)	(3,342)

Off-balance-sheet instruments:

Commitments to extend credit	249,356	249,356	222,514	222,514

Standby letters of credit	12,966	12,966	17,848	17,848

Interest rate swap	—	(21)	—	349

Note 16 — Parent Company

      Condensed financial information of UNB Corp. (parent company only) follows:

CONDENSED BALANCE SHEETS
December 31, 2000 and 1999
(in thousands of dollars)

	2000	1999

Assets

Cash and cash equivalents	$392	$1,376

Marketable equity securities	3,378	5,051

Investment in subsidiaries, at equity in underlying value of net assets	72,400	62,652

Other assets	6,820	5,614

Total assets	$82,990	$74,693

Liabilities and shareholders’ equity

Other borrowings	$6,996	$4,000

Other liabilities	66	19

Total liabilities	7,062	4,019

Shareholders’ equity	75,928	70,674

Total liabilities and shareholders’ equity	$82,990	$74,693

CONDENSED STATEMENTS OF INCOME
For the three years ended December 31, 2000
(in thousands of dollars)

	2000	1999	1998

Income

Cash dividends from subsidiary	$5,560	$5,650	$4,500

Interest on deposits in subsidiary bank	—	2	2

Dividends on marketable equity securities	106	114	147

Interest on securities and mortgage-backed securities	4	8	253

Income on subordinated debt	420	420	707

Securities gains	1,008	4,127	789

Miscellaneous income	7	10	—

Total income	7,105	10,331	6,398

Expenses

Other expenses	1,501	656	406

Total expenses	1,501	656	406

Income before federal income taxes and equity in undistributed net income of subsidiaries	5,604	9,675	5,992

Federal income tax expense	(10)	1,381	482

Income before equity in undistributed net income of subsidiaries	5,614	8,294	5,510

Equity in undistributed net income of subsidiaries	8,656	5,761	5,390

Net income	$14,270	$14,055	$10,900

CONDENSED STATEMENTS OF CASH FLOWS
For the three years ended December 31, 2000
(in thousands of dollars)

	2000	1999	1998

Cash flows from operating activities:

Net income	$14,270	$14,055	$10,900

Equity in undistributed net income of subsidiaries	(8,656)	(5,761)	(5,390)

Net securities gains	(1,008)	(4,127)	(789)

Other, net	(686)	(112)	206

Net cash from operating activities	3,920	4,055	4,927

Cash flows from investing activities:

Net (increase)/decrease in interest bearing deposits in subsidiary bank	—	45	392

Proceeds from sale and maturities of securities	1,527	6,293	23,400

Investment in subsidiary bank subordinated note	—	—	6,000

Capitalization of United Insurance Agency, Inc.	—	—	(100)

Additional capitalization of United National Bank & Trust Co.	(200)	(4,000)	—

Purchase of premises and equipment, net	(68)	—	—

Purchase of securities	—	(419)	(15,925)

Net cash from investing activities	1,259	1,919	13,767

Cash flows from financing activities:

Cash dividends	(5,048)	(5,093)	(4,151)

Treasury stock purchased	(4,218)	(9,557)	(11,582)

Treasury stock sales	107	890	1,404

Proceeds from issuance of stock	—	—	66

Proceeds from bank borrowing	3,000	4,000	—

Repayment on bank borrowing	(4)	—	—

Net cash from financing activities	(6,163)	(9,760)	(14,263)

Net change in cash and cash equivalents	(984)	(3,786)	4,431

Cash and cash equivalents at beginning of year	1,376	5,162	731

Cash and cash equivalents at end of year	$392	$1,376	$5,162

Note 17 — Other Comprehensive Income

      Other comprehensive income components and related taxes for the years ended December 31, were as follows:

	2000	1999	1998

Unrealized holding gains/(losses) on available for sale securities	$1,228	$2,102	$(1,445)

Less reclassification adjustment for gains later recognized in income	1,008	4,137	793

Net unrealized gains/(losses)	220	(2,035)	(2,238)

Tax effect	77	(712)	(783)

Other comprehensive income	$143	$(1,323)	$(1,455)

Note 18 — Quarterly Financial Data (Unaudited)

      The following is a consolidated summary of quarterly information:

	In thousands (except for per share data)

	Quarters Ended

	March 31	June 30	September 30	December 31

2000

Interest income	$18,911	$19,817	$20,653	$21,295

Net interest income	9,243	9,444	9,523	9,726

Provision for loan losses	115	255	128	548

Net income	3,695	3,741	3,607	3,227

Earnings per common share:

Basic	0.35	0.36	0.35	0.31

Diluted	0.34	0.35	0.34	0.31

1999

Interest income	$15,993	$16,415	$17,174	$18,188

Net interest income	8,844	9,064	9,185	9,237

Provision for loan losses	730	558	561	576

Net income	4,522	3,327	3,397	2,809

Earnings per common share:

Basic	0.41	0.31	0.32	0.26

Diluted	0.40	0.30	0.31	0.26

1998

Interest income	$15,765	$16,079	$16,614	$16,402

Net interest income	8,388	8,485	8,750	8,654

Provision for loan losses	691	445	325	1,287

Net income	2,581	2,959	3,086	2,274

Earnings per common share:

Basic	0.23	0.26	0.27	0.20

Diluted	0.22	0.25	0.27	0.20

Report of Independent Auditors

[CROWE CHIZEK LOGO]

Board of Directors and Shareholders
UNB Corp., Canton, Ohio

      We have audited the accompanying consolidated balance sheets of UNB Corp. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of UNB Corp. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP
Cleveland, Ohio,
January 19, 2001

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

      Management assessed the Corporation’s internal controls over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 2000. This assessment was based on criteria for effective internal control over financial reporting described in Statement on Auditing Standards No. 78 “Internal Control in a Financial Statement Audit” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. Based on this assessment, management believes that as of December 31, 2000, UNB Corp. maintained effective internal controls over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.

/s/ Roger L. Mann	/s/ James J. Pennetti

Roger L. Mann Chairman of the Board, President and Chief Executive Officer, UNB Corp.	James J. Pennetti Executive Vice President and Treasurer, UNB Corp.

UNB Corp. Board of Directors

Roger L. Mann
Chairman of the Board,
President and Chief Executive Officer, UNB Corp.
Chief Executive Officer, United National Bank & Trust Co.

E. Lang D’Atri
Vice Chairman of the Board
Attorney at Law, Zollinger, D’Atri, Gruber, Thomas & Co.

Louis V. Bockius III
Chairman, Bocko, Inc.

Roger L. DeVille
President, DeVille Developments

Robert J. Gasser
President, John Gasser & Son Jewelers

Nan B. Johnston
Director/Clerk-Treasurer, Stark County District Library

Edgar W. Jones, Jr.
President, Hal Jones Construction Co.

Russell W. Maier
Retired Chairman & Chief Executive Officer, Republic
Engineered Steels, Inc.

Robert L. Mang
Retired President and Chief Executive Officer,
UNB Corp. & United National Bank & Trust Co.

E. Scott Robertson
President, Co-Owner, Robertson Heating Supply Co.

Marc L. Schneider
President & Chief Operating Officer, Schneider Lumber Co.

George M. Smart
Chairman of the Board and President, Phoenix Packaging
Corporation

Jane Murphy Timken
Attorney at Law
Black, McCuskey, Souers & Arbaugh

Honorary Directors Emeriti

F. E. Henry III
Harold M. Kolenbrander, Ph.D.
Thomas C. Lavery
James A. O’Donnell
John D. Regula
James P. Rodman
Donald W. Schneider
W.W. Steele, Jr.
Joseph J. Sommer
George N. Swallow
Abner A. Yoder

Community Advisory Boards

Alliance
Carol A. Barnett, Chair
W. Jeffrey Egli
Richard L. Elliott
Bradley Goris
Mark M. Henschen
Thomas C. Lavery
David C. McAlister
Richard C. Sherer
George K. Weimer, Jr.

Beach City/Brewster
John D. Regula, Chair
Robert W. Andrews
Thomas J. Andrews
Dorothy G. Beals
Marion Belloni
Priscilla J. Cunningham
Lee W. Foster, Jr.
Luke W. Grabill
Charles B. Hawk
Milo J. Miller
Thomas Riegler
C. Waid Spidell
George F. Stertzbach
David E. Stucki
Ruth M. Wisselgren

Canal Fulton
George C. Mizarek, Chair
Corita C. Childs
Louis A. DiStefano
Benjamin R. Easterling
Gary D. Radabaugh
Sherry L. Ringler
Charles M. Schwendiman
John H. Workman

Lake Township
George N. Swallow, Chair
E. Lang D’Atri
Edmond J. DiGiacomo
Rosalee Haines
Daniel K. Hanlon
Edward W. Heisler
Hall B. Miles, III
Howard Miller, Jr.
Christian D. Ramsburg
Lynn E. Stuhldreher
David A. Vanderkaay
Barbara K. Wentz
Jeffrey W. Zellers

Massillon
Randall A. Hutsell, Chair
Deborah J. Bachtel
Robert J. Groenke, Jr.
Melville Herncane
Jacque E. Jones
Richard G. Leffler, Jr.
Mark R. Percival
James D. Snively
Walter J. Telesz, M.D.
Robert K. Yund

Green
Paul L. Miller, Chair
Keith R. Anstine
Boyd C. Elliott
Craig A. Greenlee
Betty J. Konen
Robert E. Olson
Rosalie H. Swickard
John F. Warmus

Wayne County
Bryan K. Fehr, Chair
William F. Anfang III
Jerry L. Clark
Janet D. Conrad
James A. Howey
David C. Knowlton
Roger S. Redman DVM
Robert D. Rogers
Robert A. Walton

Management

UNB Corp.
Roger L. Mann
Chairman of the Board
President
Chief Executive Officer

James J. Pennetti Executive Vice President Treasurer Director Investor Relations

Robert M. Sweeney Secretary

United Banc Financial Services, Inc.
Roger L. Mann
Chairman of the Board
President
Chief Executive Officer

Scott E. Dodds Executive Vice President

James J. Pennetti Secretary/Treasurer

Todd R. Turner Assistant Vice President

United Insurance Agency, Inc.
Roger L. Mann
Chairman of the Board
President
Chief Executive Officer

United National Bank & Trust Co.
Roger L. Mann
Chairman of the Board
Chief Executive Officer

Corporate Sales

Leo E. Doyle Executive Vice President

Aircraft Finance Group Stephan C. Asper Vice President

Corporate Banking Richard F. Kress Vice President

Ronald P. Dezenzo Vice President

Jeffrey A. Ferry Vice President

Robert P. Nelson Vice President

William F. Schumacher Vice President

Stefan J. Garcia Assistant Vice President

Randall W. Geis Assistant Vice President

Edward R. Madison Assistant Vice President

Credit Administration Vicki L. Williamson Assistant Vice President

Private Banking David M. Roberts Vice President

Sarah Howes McIntosh Assistant Vice President

Human Resources

Jerilynn Ferguson Senior Vice President

Barbara M. Heinricher Assistant Vice President

Management

Corporate Support

James J. Pennetti Executive Vice President

Asset & Liability Management Vanessa M. Richards Vice President

Raymond M. Hannan Investment Operations Officer

Administrative Services John J. Kennedy Vice President

Betsy J. Cinson Purchasing Officer

Deposit Operations Rebecca A. Geis Vice President

Finance Denise A. Ryder Vice President

Renee K. Wood Accounting Officer

Information Systems Robert J. Blackburn Senior Vice President

Sheldon F. Everhart Vice President

Richard D. Gamary Assistant Vice President

Eileen G. Halter Assistant Vice President

Belinda L. Cole Electronic Banking Operations Officer

William J. Holland Data Processing Officer

Loan Support Paula J. Lightbody Vice President

Rebecca L. Kintz Loan Operations Officer

Marketing Sandy K. Upperman Vice President

Retail Sales

Scott E. Dodds Executive Vice President

Community Reinvestment Act Monica J. Graves Assistant Vice President

Indirect Lending Todd R. Turner Assistant Vice President

Paul E. Ibsen Consumer Loan Officer

Mortgage Lending Operations Michele R. Harris Assistant Vice President

Sales Timothy H. Bahler (Wayne County) Vice President

Jeffrey H. McHenry (Stark/Summit Counties) Assistant Vice President

Retail Operations Derek G. Williams Vice President

Toni L. Carpenter Assistant Vice President

Management

Business Banking Charleen A. Davidson Assistant Vice President

Dan M. Friedman Assistant Vice President

Bridget C. Dix Business Banking Officer

Dan E. Young Business Banking Officer

Catherine Dluzyn-Hegarty Business Services Officer/Public Funds

Gold Club Travel Kathleen J. Tripp Personal Banking Officer

Financial Center Operations Patricia A. Hoopes Assistant Vice President Client Relationship Manager

Kriste L. Brown Operations Officer/ Client Relationship Manager

Karen J. Mathes Operations Officer/ Client Relationship Manager

Joyce A. Midkiff Operations Officer Client Relationship Manager

Tracy A. Murray Operations Officer/ Client Relationship Manager

Ruth A. Patterson Operations Officer/ Client Relationship Manager

Tanzia R. Reynolds Operations Officer/ Client Relationship Manager

Julie Schlemmer Operations Officer/ Client Relationship Manager

Elizabeth M. Carr Telephone Banking Officer

Retail Sales/Direct Lending Arthur S. Marangi Vice President

Cynthia S. Griffith Assistant Vice President

Financial Center Sales Deborah J. Miller Assistant Vice President Client Relationship Manager

Velma A. Traphagen Assistant Vice President Client Relationship Manager

Scott H. Berkeley Sales Officer/ Client Relationship Manager

Michelle L. Del Rio Sales Officer/ Client Relationship Manager

R. Steven Drabick Sales Officer/ Client Relationship Manager

Shirley J. Ehrich Sales Officer/ Client Relationship Manager

Management

Jayne A. Ferrero Sales Officer/ Client Relationship Manager

Terri L. King Sales Officer/ Client Relationship Manager

Melissa M. Way Sales Officer/ Client Relationship Manager

Loan Review

Paul J. Durbak, Jr. Assistant Vice President

Christopher L. Gemma Collections Officer

United Financial Advisors

Paul D. Guerra Senior Financial Advisor Officer

Trust

Robert M. Sweeney Executive Vice President

Robert J. Barnes Vice President Managing Officer, Trust Investments

Philip L. Francis Vice President Managing Officer, Alliance

James H. Rutledge Vice President Managing Officer, Personal Trusts

Linda M. Zaleski Vice President Managing Officer Employee Benefits

J. Michelle Leasure Assistant Vice President Personal Trust Officer

Richard J. Reiland, Jr. Assistant Vice President Employee Benefits Trust Officer

Jeffrey D. Roberts Assistant Vice President Tax Officer

Sharon A. Bing Trust Operations Officer

Connie S. Brodzinski Personal Trust Officer

Robert R. Denny Personal Trust Officer

Rebecca S. Eberle Personal Trust Officer

Richard E. Esber Trust Business Development Officer

Kevin E. Sembach Trust Investments Officer

Mark E. Wilhelm Trust Investments Officer

Locations

United Bank Financial Centers

Alliance
Mount Union Office

Brewster
Brewster Office

Canal Fulton
Canal Fulton Office

Canton
NewMarket Office
Rotunda Office
Raff Rd.Office
Hillsdale Office
Lake Cable Office
34th & Cleveland Office

Green
Town Park Center Office

Hartville
Hartville Office

Massillon
Downtown Office
Amherst Office
Perry Office

North Canton
North Canton Office
Portage and Frank Office

Wooster
Milltown Office

United Bank Financial Marketplaces

Alliance
Alliance Wal*Mart Office

Green
Green Giant Eagle Office

Wooster
Wooster Wal*Mart Office

United Bank Drive-Up Banking Center

North Canton
Belden Village Office

United Bank Telephone Banking Center

United Bank Aircraft Finance Offices

Canton, OH
Kevin R. Buckland
Aircraft Operations Supervisor

Sacramento, CA
Craig A. Richardson
Regional Sales Representative

Orlando, FL
David R. Madden
Regional Sales Representative

Wichita, KS
Stephan C. Asper
Vice President
Regional Sales Representative

United Bank Financial Advisors

North Canton
Whipple Avenue Office

United Banc Financial Services, Inc.

North Canton
Portage and Frank Office

United Bank Mortgage Lending

North Canton
Portage and Frank Office

United Bank Private Banking

North Canton
Portage and Frank Office

Corporate Information

Corporate Offices

UNB Corp.
220 Market Avenue South
Canton, Ohio 44702
(330) 438-1118 or (800) 773-4862 ext. 118

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

Annual Meeting

The annual meeting of shareholders will take place Tuesday, April 24, 2001, at 12:30 p.m. at the Kent State University — Stark Conference Center, 6000 Frank Avenue NW, Canton, Ohio.

Form 10-K

UNB Corp.’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000, is available to shareholders upon written request to the Investor Relations Department at the Corporate Offices or by visiting the Securities and Exchange Commission’s (SEC) web site at www.sec.gov.

Company News

You can get news about UNB Corp. and its subsidiaries by clicking on corporate news on our home page www.unbcorp.com or contact our Investor Relations Department at the address/telephone number listed below.

Investor Relations

Investors requesting financial information or with questions about UNB Corp. may contact:

James J. Pennetti
Executive Vice President
Treasurer
Director Investor Relations
(330) 438-1118
(800) 773-4862 ext. 1118

Internet

Information on UNB Corp. is available at our World Wide Web site at the following address:

www.unbcorp.com

Shareholders

As of January 31, 2001, the Corporation had 1,527 shareholders of record and an estimated 1,415 additional beneficial holders whose stock was held in nominee name.

[UNB CORP. LOGO]

www.unbcorp.com